AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 18, 2010

REGISTRATION NO. 333-164649

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT No. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WINDSTREAM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	4813	20-0792300
(State of other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(IRS Employer Identification Number)

4001 Rodney Parham Road

Little Rock, Arkansas 72212-2442

(501) 748-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John P. Fletcher, Esq.

Executive Vice President and General Counsel

Windstream Corporation

4001 Rodney Parham Road

Little Rock, Arkansas 72212-2442

Tel. (501) 748-7000

Fax (501) 748-7400

(Name, address, including zip code and telephone number, including area code of agent for service)

Copies to:

Robert B. Pincus, Esq. Skadden, Arps, Slate, Meagher & Flom LLP One Rodney Square, 7th Floor Wilmington, DE 19801 Telephone: (302) 651-3000 Fax: (302) 651-3001	Donald G. Henry, Esq. Iowa Telecommunications Services, Inc. 403 W. Fourth Street North Newton, IA 50208 Telephone: (641) 787-2000 Fax: (641) 787-2468	Steven J. Dickinson, Esq. Fredrikson & Byron, P.A. 200 South Sixth Street, Suite 4000 Minneapolis, MN 55402 Telephone: (612) 492-7331 Fax: (612) 492-7077

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective and all other conditions to the merger as described in the enclosed proxy statement/prospectus are satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)                ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)     ☐

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

Dear Shareholders:

The board of directors of Iowa Telecommunications Services, Inc. (“Iowa Telecom”) has unanimously approved and adopted an agreement and plan of merger, dated as of November 23, 2009, among Iowa Telecom, Windstream Corporation (“Windstream”) and Buffalo Merger Sub, Inc., a wholly-owned subsidiary of Windstream (“Merger Sub”), pursuant to which Iowa Telecom will merge with and into Merger Sub. As a result of the merger, Windstream will acquire Iowa Telecom. We are sending you the accompanying proxy statement/prospectus to ask you to attend a special meeting of the shareholders of Iowa Telecom or to vote your shares by proxy on the proposal to approve and adopt the merger agreement. Information about the Iowa Telecom special meeting is contained in this proxy statement/prospectus.

If the merger is completed, at the effective time of the merger, each outstanding share of Iowa Telecom common stock will be converted into the right to receive $7.90 in cash, without interest, and 0.804 shares of Windstream common stock. Windstream common stock is listed on the NASDAQ Global Select Market (“NASDAQ”) under the trading symbol “WIN.” Based on the closing price of Windstream common stock on February 17, 2010, the latest practicable trading date before the printing of this proxy statement/prospectus, the 0.804 shares of Windstream common stock and $7.90 in cash represented approximately $16.35 in value for each share of Iowa Telecom common stock. Because the exchange ratio of the stock component of the merger consideration will not be adjusted for changes in the market price of Windstream common stock, the value of the merger consideration at the time of the merger may be significantly different. Based on the number of shares of Iowa Telecom common stock outstanding as of February 18, 2010, the aggregate number of shares of Windstream common stock to be issued by Windstream in the merger is estimated to be 26,483,849 shares.

Pursuant to the merger agreement, you will continue to receive Iowa Telecom’s quarterly dividend of $0.405 per share for all calendar quarters prior to the calendar quarter in which the effective time of the merger occurs, and you will receive a pro-rated portion of Iowa Telecom’s $0.405 per share quarterly dividend for the portion of the calendar quarter ending on the effective time of the merger, less a pro-rated portion of the then-current per share Windstream quarterly dividend for the portion of such quarter prior to the effective time of the merger. After the merger, you will receive the same per share dividends with respect to the portion of the merger consideration payable in Windstream common stock as other Windstream stockholders, including for the quarter in which the merger occurs.

Your board of directors has unanimously determined that the merger agreement is advisable and in the best interests of Iowa Telecom and its shareholders and unanimously recommends that you vote “FOR” the approval and adoption of the merger agreement. The merger cannot be completed unless the merger agreement is approved and adopted by the affirmative vote of a majority of the shares of Iowa Telecom common stock voting at the special meeting. No vote of Windstream stockholders is required to complete the merger.

The proxy statement/prospectus provides you with detailed information about the proposed merger. You may obtain additional information about us and Windstream from documents we and Windstream have filed with the Securities and Exchange Commission. See “Where You Can Find More Information” beginning on page 104 of the proxy statement/prospectus. We strongly encourage you to read the proxy statement/prospectus carefully. Before deciding how to vote on the merger, you should consider the “Risk Factors” beginning on page 21 of the proxy statement/prospectus.

Very truly yours,

Alan L. Wells,

Chairman and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the shares of common stock to be issued by Windstream under the proxy statement/prospectus or passed upon the adequacy or accuracy of the proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The proxy statement/prospectus is dated February 19, 2010, and is being first mailed to shareholders on or about February 22, 2010.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about Windstream Corporation and Iowa Telecommunications Services, Inc. from documents previously filed with the Securities and Exchange Commission that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing, by telephone or by e-mail from the appropriate company with the following contact information:

Iowa Telecommunications Services, Inc.:	Windstream Corporation:

Investor Relations 403 W. Fourth Street North Newton, Iowa 50208 (641) 787-2089 InvestorRelations@iowatelecom.com	Investor Relations 4001 Rodney Parham Road Little Rock, Arkansas 72212 (866) 320-7922 windstream.investor.relations@windstream.com

If you would like to request any documents, please do so by March 18, 2010 in order to receive them before the special meeting.

See “Where You Can Find More Information” beginning on page 104 for more information about the documents referred to in this proxy statement/prospectus.

In addition, if you have questions about the merger you may contact Iowa Telecom’s proxy solicitor, Georgeson Inc., at: 199 Water Street, 26th Floor, New York, New York 10038, or toll free: (888)  219-8292.

ABOUT THIS DOCUMENT

This proxy statement/prospectus forms a part of a registration statement on Form S-4 (Registration No. 333-164649) filed by Windstream with the Securities and Exchange Commission. It constitutes a prospectus of Windstream under Section 5 of the Securities Act of 1933, as amended, and the rules thereunder, with respect to the shares of Windstream common stock to be issued to Iowa Telecom shareholders in the merger. In addition, it constitutes a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, and the rules thereunder, and a notice of meeting with respect to the Iowa Telecom special meeting of shareholders at which Iowa Telecom shareholders will consider and vote on the proposal to approve and adopt the merger agreement.

You should rely only on the information contained in or incorporated by reference into this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated February 19, 2010. You should not assume that the information contained in this document is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this document is accurate as of any date other than the date of such incorporated document. Neither our mailing of this document to Iowa Telecom shareholders nor the issuance by Windstream of common stock in connection with the merger will create any implication to the contrary.

INFORMATION INCLUDED IN THE PROXY STATEMENT/PROSPECTUS REGARDING WINDSTREAM AND IOWA TELECOM WAS PROVIDED BY WINDSTREAM AND IOWA TELECOM, RESPECTIVELY. NEITHER COMPANY WARRANTS THE ACCURACY OF INFORMATION PROVIDED BY THE OTHER COMPANY.

Iowa Telecommunications Services, Inc.

403 W. Fourth Street North

Newton, Iowa 50208

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON MARCH 25, 2010

TO THE SHAREHOLDERS OF IOWA TELECOMMUNICATIONS SERVICES, INC.:

Notice is hereby given that a special meeting of shareholders of Iowa Telecommunications Services, Inc. will be held at 403 W. Fourth Street North, Newton, Iowa, on March 25, 2010, at 10 a.m., local time, to consider and act upon the following matters:

1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 23, 2009 (referred to in the proxy statement/prospectus as the “merger agreement”), by and among Windstream Corporation, a Delaware corporation (“Windstream”), Buffalo Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Windstream (“Merger Sub”), and Iowa Telecommunications Services, Inc., an Iowa corporation (“Iowa Telecom”), pursuant to which Iowa Telecom will merge with and into Merger Sub (referred to in the proxy statement/prospectus as the “merger”), after which Merger Sub will survive the transaction and continue to be a wholly-owned subsidiary of Windstream and the separate corporate existence of Iowa Telecom will cease.

2. To transact such other business as may properly come before the special meeting or any adjournments thereof, including, without limitation, any proposal to adjourn, postpone or continue the special meeting.

Iowa Telecom’s board of directors has fixed the close of business on February 18, 2010, as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting or any adjournments, postponements or continuations thereof.

The accompanying proxy statement/prospectus describes the terms and conditions of the merger agreement and includes, as Annex A, a copy of the merger agreement. We urge you to read the enclosed materials carefully for a complete description of the merger. The accompanying proxy statement/prospectus is a part of this notice.

You are cordially invited to attend the special meeting. Your proxy is being solicited by Iowa Telecom’s board of directors. Even if you plan to attend the special meeting, we urge you to submit a valid proxy promptly. If your shares of Iowa Telecom common stock are registered in your own name you may submit your proxy by filling out and signing the proxy card, and then mailing your signed proxy card in the enclosed envelope. If your shares are held in “street name” you should follow the directions your broker or other intermediary provides.

If you are an Iowa Telecom shareholder who holds shares directly and you fail to respond with a vote, your shares will not be voted and will not be counted towards the quorum requirement. If you hold shares through a broker or other intermediary and you fail to instruct your broker or other intermediary how to vote on the proposal to approve and adopt the merger agreement, your shares will be counted for purposes of determining the existence of a quorum but will have no effect on the outcome of the vote. If you respond by abstaining from voting, your shares will be counted for purposes of determining the existence of a quorum but will have no effect on the outcome of the vote. If you return a properly executed proxy card but do not indicate how you want to vote on the proposal, your proxy will be counted as a vote in favor of the proposal.

Your vote is very important. We urge you to review the enclosed materials and return your proxy card. Your board of directors unanimously recommends that shareholders vote “FOR” the approval and adoption of the merger agreement.

By Order of the Board of Directors,

Donald G. Henry

Vice President, General Counsel and Secretary

Newton, Iowa

February 19, 2010

i

ii

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following are some questions that you, as a shareholder of Iowa Telecom, may have regarding the merger and the answers to those questions. Iowa Telecom urges you to read carefully the remainder of this document because the information in this section does not provide all the information that might be important to you with respect to the merger. Additional important information is also contained in the annexes to, and the documents incorporated by reference into, this document.

Q:	What is the proposed transaction?

A:	You are being asked to vote to approve and adopt an agreement and plan of merger among Windstream, Merger Sub and Iowa Telecom. In this proxy statement/prospectus, we refer to the agreement and plan of merger as the “merger agreement.” In the merger, Iowa Telecom will merge with and into Merger Sub, a newly formed corporation and wholly-owned subsidiary of Windstream. Merger Sub will survive the merger and the separate corporate existence of Iowa Telecom will cease. Immediately following the merger, Merger Sub will change its name to “Windstream Iowa Communications, Inc.”

Q:	What will I be entitled to receive pursuant to the merger agreement?

A:	In the merger, you will be entitled to receive $7.90 in cash, without interest, and 0.804 shares of Windstream common stock for each share of Iowa Telecom common stock outstanding immediately prior to completion of the merger.

You will not be entitled to receive any fractional shares of Windstream common stock. Instead, you will be entitled to receive cash, without interest, for any fractional share of Windstream common stock you might otherwise have been entitled to receive based on the sum of (i) $7.90 and (ii) the product of 0.804 and the average of the per share closing prices of Windstream common stock on the ten (10) consecutive trading days immediately preceding the date that is two (2) business days before the date of the effective time of the merger.

Q:	Will I continue to receive my Iowa Telecom dividend until the closing of the merger occurs?

A:	Pursuant to the merger agreement, you will continue to receive Iowa Telecom’s quarterly dividend of $0.405 per share for all calendar quarters prior to the calendar quarter in which the effective time occurs, and you will receive a pro-rated portion of Iowa Telecom’s $0.405 per share quarterly dividend for the portion of the calendar quarter ending on the effective time of the merger, less a pro-rated portion of the then-current per share Windstream quarterly dividend for the portion of such quarter prior to the effective time of the merger. For an example, see “The Merger Agreement—Dividend-Related Payments” beginning at page 76. After the merger, you will receive the same per share dividends with respect to the portion of the merger consideration payable in Windstream common stock as other Windstream stockholders, including for the quarter in which the merger occurs.

Q:	What does the Iowa Telecom board of directors recommend?

A:	The Iowa Telecom board of directors has unanimously approved and adopted the merger agreement and has also unanimously determined that the merger agreement is advisable and in the best interests of Iowa Telecom and its shareholders. Accordingly, the Iowa Telecom board unanimously recommends that Iowa Telecom shareholders vote “FOR” the approval and adoption of the merger agreement at the special meeting.

Q:	Who is entitled to vote at the special meeting?

A:	Holders of record of Iowa Telecom common stock at the close of business on February 18, 2010, which is the date the Iowa Telecom board of directors has fixed as the record date for the special meeting, are entitled to vote at the special meeting.

Q:	What vote is required to approve and adopt the merger agreement?

A:	The approval and adoption of the merger agreement by the shareholders of Iowa Telecom requires that the number of votes cast in favor of the proposal to approve and adopt the merger agreement at the special meeting exceeds the number of votes cast in opposition to the proposal to approve and adopt the merger agreement.

No vote of the stockholders of Windstream is required.

Q:	What if I don’t vote on the proposal to approve and adopt the merger agreement?

If you are an Iowa Telecom shareholder who holds shares directly and you fail to respond with a vote, your shares will not be voted and will not be counted towards the quorum requirement. If you hold shares through a broker or other intermediary and you fail to instruct your broker or other intermediary how to vote on the proposal to approve and adopt the merger agreement, your shares will be counted for purposes of determining the existence of a quorum but will have no effect on the outcome of the vote. If you respond by abstaining from voting, your shares will be counted for purposes of determining the existence of a quorum but will have no effect on the outcome of the vote. If you return a properly executed proxy card but do not indicate how you want to vote on the proposal, your proxy will be counted as a vote in favor of the proposal.

Q:	What other matters will be voted on at the Iowa Telecom special meeting?

A:	At this time, we do not anticipate a vote on any other matter at the special meeting.

Q:	Do I have appraisal rights?

A:	No. Iowa Telecom shareholders have no appraisal or dissenters’ rights under the Iowa Business Corporation Act (the “IBCA”) in connection with the merger. See “Comparison of Rights of Common Stockholders of Windstream and Common Shareholders of Iowa Telecom—Appraisal Rights” on page 102.

Q:	What are the material United States federal income tax consequences of the merger to me?

A:	It is expected that the merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code, and the consummation of the merger is conditioned on the receipt by each of Windstream and Iowa Telecom of opinions from their respective counsel to the effect that the merger will so qualify. Assuming that the merger qualifies as a reorganization, Iowa Telecom shareholders generally will recognize gain (but not loss) in an amount not to exceed the cash portion of the merger consideration for U.S. federal income tax purposes and will recognize gain or loss with respect to any cash received in lieu of a fractional share of Iowa Telecom common stock in the merger. See “The Merger—Material United States Federal Income Tax Consequences” beginning on page 70.

Q:	When do you expect the merger to be completed?

A:	We expect to complete the merger promptly after Iowa Telecom shareholders approve and adopt the merger agreement at the special meeting and after the satisfaction or waiver of all other conditions to the merger, including the receipt of all regulatory approvals that are required to be obtained pursuant to the merger agreement. We currently expect the closing of the merger to occur mid-2010.

Q:	What do I need to do to vote my shares at the special meeting?

A:	After carefully reading and considering the information included and incorporated by reference in this proxy statement/prospectus, please submit your proxy as soon as possible so that your shares may be voted at the special meeting. If your shares of Iowa Telecom common stock are registered in your own name you may submit your proxy by filling out and signing the proxy card, and then mailing your signed proxy card in the enclosed envelope.

If your shares are held in “street name,” you should follow the directions your broker or other intermediary provides in order to ensure your shares are voted at the special meeting.

Your proxy card will instruct the persons named on the proxy card to vote your shares at the special meeting as you direct. If you return a properly executed proxy card and do not indicate how you want to vote, your proxy will be voted “FOR” the approval and adoption of the merger agreement. If you are an Iowa Telecom shareholder who holds shares directly and you fail to respond with a vote, your shares will not be voted and will not be counted towards the quorum requirement. If you hold shares through a broker or other intermediary and you fail to instruct your broker or other intermediary how to vote on the proposal to approve and adopt the merger agreement, your shares will be counted for purposes of determining the existence of a quorum but will have no effect on the outcome of the vote. If you respond by abstaining from voting, your shares will be counted for purposes of determining the existence of a quorum but will have no effect on the outcome of the vote.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	You may change your vote at any time before your proxy is voted at the special meeting. If your shares of Iowa Telecom common stock are registered in your own name, you can do this by: (i) delivering a notice of revocation or delivering a later-dated proxy to Iowa Telecommunications Services, Inc., 403 W. Fourth Street North, Newton, Iowa 50208, Attn: Donald G. Henry, Secretary; (ii) submitting a proxy card with a later date at the special meeting; or (iii) appearing at the special meeting and voting in person. Please note that simply attending the meeting will not revoke your proxy, as you must deliver a notice of revocation or vote at the special meeting in order to revoke a prior proxy. Your last vote is the vote that will be counted.

If you have instructed a broker or other intermediary to vote your shares, you must follow the directions you received from your broker or other intermediary to change your vote.

Q:	Should I send in my stock certificates with my proxy card?

A:	No. After the merger is completed, you will receive a letter of transmittal with instructions for the surrender of your Iowa Telecom common stock certificates. Please do not send in your stock certificates with your proxy.

Q:	Who can help answer my questions?

A:

If you have any questions about the merger or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact Iowa Telecom’s proxy solicitor, Georgeson Inc., at: 199 Water Street, 26th Floor, New York, New York 10038, or toll free: (888) 219-8292.

Q:	Where can I find more information about Iowa Telecom and Windstream?

A:	You can find more information about Iowa Telecom and Windstream from various sources described under the heading “Where You Can Find More Information” on page 104.

SUMMARY

This summary highlights certain information from this proxy statement/prospectus. It does not contain all of the information that is important to you. You should read carefully the entire proxy statement/prospectus and the additional documents referred to in it to fully understand the merger. See “Where You Can Find More Information” beginning on page 104.

The Companies (See Page 35)

Windstream (See Page 35)

Windstream Corporation

4001 Rodney Parham Road

Little Rock, Arkansas 72212

Telephone: (501) 748-7000

Windstream, a Delaware corporation, is one of the largest providers of telecommunications services in rural communities in the United States, and based on the number of telephone lines in service, is the fifth largest local telephone company in the country. Windstream is a customer-focused telecommunications company that provides phone, high-speed Internet and digital television services. Windstream also offers a wide range of internet protocol (“IP”)-based voice and data services and advanced phone systems and equipment to businesses and government agencies. As of September 30, 2009, Windstream had approximately 2.9 million customers primarily located in rural areas in 16 states. Windstream’s strategy is to enhance the value of these customer relationships by providing one-stop shopping for all of its customers’ communications needs and delivering superior customer service.

Windstream’s facilities-based telecommunications services are offered in the following 16 states: Alabama, Arkansas, Florida, Georgia, Kentucky, Mississippi, Missouri, Nebraska, New Mexico, New York, North Carolina, Ohio, Oklahoma, Pennsylvania, South Carolina and Texas. Windstream also serves as a competitive service provider in four states on both a facilities-based and resale basis, and, where necessary, has negotiated interconnection agreements with the appropriate incumbent local exchange carriers.

As of September 30, 2009, Windstream had approximately 2.9 million access lines, approximately 1,050,500 high-speed Internet customers and approximately 322,700 digital satellite television customers. For the twelve months ended September 30, 2009, Windstream generated revenues of approximately $3,019.7 million and operating income of approximately $999.0 million.

Merger Sub (See Page 37)

Buffalo Merger Sub, Inc.

4001 Rodney Parham Road

Little Rock, Arkansas 72212

Telephone: (501) 748-7000

Merger Sub is a Delaware corporation and a direct wholly-owned subsidiary of Windstream. Merger Sub was organized on November 20, 2009 solely for the purpose of effecting the merger with Iowa Telecom. It has not carried on any activities other than in connection with the merger agreement.

Iowa Telecom (See Page 37)

Iowa Telecommunications Services, Inc.

403 W. Fourth Street North

Newton, Iowa 50208

Telephone: (641) 787-2000

Iowa Telecom, an Iowa corporation, is a telecommunications service provider that offers local telephone, long distance, Internet, broadband and network access services to business and residential customers. Iowa Telecom and its subsidiaries serve over 428 communities and employ approximately 800 people. Iowa Telecom’s headquarters are in Newton, Iowa.

The Merger (See Page 41)

Subject to the terms and conditions of the merger agreement, at the effective time of the merger, Iowa Telecom will be merged with and into Merger Sub. Merger Sub will survive the merger as a direct, wholly owned subsidiary of Windstream. Immediately following the merger, Merger Sub will change its name to “Windstream Iowa Communications, Inc.”

The Merger Agreement (See Page 75)

A copy of the merger agreement, which is incorporated by reference herein in its entirety, is attached to this proxy statement/prospectus as Annex A. Windstream and Iowa Telecom urge you to read the merger agreement in its entirety.

Merger Consideration (See Page 75)

In the merger, each Iowa Telecom shareholder will be entitled to receive a combination of $7.90 in cash, without interest, and 0.804 shares of Windstream common stock for each share of Iowa Telecom common stock outstanding immediately prior to completion of the merger, with cash paid in lieu of fractional shares. The cash and Windstream common stock payable in the merger are referred to collectively as the “merger consideration” in this proxy statement/prospectus.

The exchange ratio is fixed and will not be adjusted for changes in the market value of the common stock of Windstream or Iowa Telecom. Accordingly, the implied value of the consideration to Iowa Telecom shareholders will fluctuate between now and the completion of the merger in response to changes in the market value of Windstream’s common stock. Based on the closing price of Windstream common stock on the NASDAQ Global Select Market (“NASDAQ”) on February 17, 2010, the latest practicable date before the date of this document, the merger consideration represented approximately $16.35 in value for each share of Iowa Telecom common stock.

Dividend-Related Payments (See Page 76)

While not part of the merger consideration, pursuant to the merger agreement, Windstream will deposit with Iowa Telecom’s transfer agent an amount equal to certain dividends declared by the Iowa Telecom board of directors prior to the closing of the merger that have not yet been paid to shareholders of Iowa Telecom as of the closing of the merger. This will consist of an amount equal to any dividends declared and not paid by Iowa Telecom with respect to prior calendar quarters and a “Final Interim Dividend” with respect to the quarter in which the effective time of the merger occurs in an aggregate amount per share of Iowa Telecom common stock not to exceed (A) (1) Iowa Telecom’s regular quarterly cash dividend of $0.405 per share multiplied by (2) a fraction, the numerator of which is the number of days elapsed from and including the first day of the quarter in which the effective time of the merger occurs through and including the day on which the effective time of the merger occurs, and the denominator of which is the number of days in the quarter in which the effective time of the merger occurs, minus (B) (1) 0.804, multiplied by (2) a fraction, the numerator of which is the number of days elapsed from and including the first day of the quarter in which the effective time of the merger occurs through and including the day on which the effective time of the merger occurs and the denominator of which is the number of days in the quarter in which the effective time of the merger occurs, multiplied by (3) the per share amount of Windstream’s regular quarterly cash dividend (currently, $0.25). For an example, see “The Merger Agreement—Dividend-Related Payments” beginning at page 76.

This payment will permit Iowa Telecom shareholders effectively to continue to receive the regular Iowa Telecom dividend for all periods through the effective time of the merger, assuming Windstream pays its dividend for the quarter in which the closing occurs.

Restricted Stock and Stock Options (See Page 77)

At the effective time of the merger, each restricted stock award issued by Iowa Telecom granted subject to vesting or other lapse restrictions that is outstanding as of immediately prior to the effective time will be converted into the merger consideration, as described above under “Merger Consideration.” Such merger consideration will be subject to the same vesting schedule, forfeiture provisions and other terms and conditions as set forth in the Iowa Telecom 2005 Stock Incentive Plan and the agreement granting such restricted stock, and the holders of the restricted stock will receive the merger consideration, without interest and net of withholding for applicable taxes, only once vested in accordance with such terms and conditions.

At the effective time of the merger, all outstanding Iowa Telecom stock options, whether or not then exercisable, will be cancelled and exchanged for the merger consideration, as described above under “Merger Consideration,” reduced by the exercise price applicable to the option and any applicable withholding taxes.

Record Date (See Page 38)

The close of business on February 18, 2010 is the record date for determining if you are entitled to vote at the special meeting. On that date, there were 32,940,111 shares of Iowa Telecom common stock outstanding.

The Special Meeting (See Page 38)

The Iowa Telecom special meeting will take place at 403 W. Fourth Street North, Newton, Iowa, on March 25, 2010, at 10 a.m., local time. At the special meeting, the holders of Iowa Telecom common stock will be asked to approve and adopt the merger agreement.

Required Vote (See Page 38)

The approval and adoption of the merger agreement requires that the number of votes cast in favor of the proposal to approve and adopt the merger agreement at the special meeting exceeds the number of votes cast in opposition to the proposal to approve and adopt the merger agreement. Each share of Iowa Telecom common stock is entitled to one vote at the special meeting.

Beneficial Ownership of Iowa Telecom Stock by Directors and Executive Officers (See Page 38)

On the record date, directors and executive officers of Iowa Telecom beneficially owned and had the right to vote 1,049,657 shares of Iowa Telecom common stock entitling them to cast approximately 3.2% of the number of votes entitled to be cast at the special meeting.

Recommendation of the Iowa Telecom Board; Iowa Telecom’s Reasons for the Merger (See Page 48)

Iowa Telecom’s board of directors has unanimously adopted and approved the merger agreement. Iowa Telecom’s board of directors has also unanimously determined that the merger agreement is advisable and in the best interests of Iowa Telecom and its shareholders and unanimously recommends that you vote “FOR” the approval and adoption of the merger agreement. In reaching its decision, Iowa Telecom’s board of directors considered a number of factors that are described in more detail in “The Merger—Recommendation of the Iowa Telecom Board; Iowa Telecom’s Reasons for the Merger” beginning on page 48.

Opinion of Financial Advisor to Iowa Telecom (See Page 51)

In connection with the merger, Iowa Telecom’s financial advisor, J.P. Morgan Securities, Inc., referred to as J.P. Morgan, delivered its opinion to the Iowa Telecom board of directors as to the fairness, from a financial point of view, as of the date of such opinion, and based upon and subject to the various factors, assumptions and limitations set forth in such opinion, of the merger consideration to be received by the holders of Iowa Telecom common stock. The full text of J.P. Morgan’s written opinion, dated November 23, 2009, is attached to this proxy statement/prospectus as Annex B and sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken. J.P. Morgan’s opinion is directed to the board of directors of Iowa Telecom, addresses only the fairness, from a financial point of view, of the consideration to be paid to the holders of common stock of Iowa Telecom in the proposed merger, and does not address any other aspect of the merger. The opinion of J.P. Morgan does not constitute a recommendation as to how any shareholder should vote with respect to the proposed merger.

Interests of Certain Persons in the Merger (See Page 59)

Certain of Iowa Telecom’s directors and executive officers may have financial interests in the merger that are different from, or in addition to, the interests of Iowa Telecom’s shareholders generally. Iowa Telecom’s board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, and in recommending to the Iowa Telecom shareholders that the merger agreement be approved and adopted.

These differing financial interests take a variety of forms. These interests include:

•

Alan L. Wells, Iowa Telecom’s President and Chief Executive Officer, is a party to an employment agreement that provides for payment of severance and other benefits in the event his employment is terminated for certain qualifying reasons and additional benefits would be due if such termination occurs in connection with the merger.

•

The other executive officers of Iowa Telecom including Donald G. Henry, Iowa Telecom’s Vice President, General Counsel and Secretary; Dennis R. Kilburg, Iowa Telecom’s Vice President of Engineering; Craig A. Knock, Iowa Telecom’s Vice President, Chief Financial Officer and Treasurer; and Brian T. Naaden, Iowa Telecom’s Vice President and Chief Information Officer, are each a party to a change of control agreement with Iowa Telecom that provides for the payment of severance and other benefits in the case of a qualifying termination of employment prior to or within a period following the merger.

•

Certain of Iowa Telecom’s executive officers who are terminated following the merger are expected to become parties to consulting agreements and/or may be entitled to certain benefits relating to restricted stock and short term incentive awards. As of the date of this proxy statement/prospectus, neither the parties to, nor the specific terms and conditions of, the consulting agreements have been determined. General terms of the consulting agreements, as outlined in the merger agreement, include a consulting fee of each person’s annual base compensation as in effect on the day immediately preceding the closing date of the merger for a period of one year in exchange for services totaling approximately 40 hours per month. In the aggregate, the value of the consulting arrangements will not exceed $1,400,000.

•

Certain executive officers may become entitled to distribution of their accrued account balances in Iowa Telecom’s deferred compensation plan, either solely as a result of the completion of the merger or as a result of their termination of employment following the merger.

•

Certain of Iowa Telecom’s officers may hold options or shares of restricted stock of Iowa Telecom that will entitle them to payments based upon the treatment of such options and shares of restricted stock in the merger.

•	Windstream has agreed to cause Alan L. Wells to be appointed to its board of directors effective as of the closing of the merger.

For additional details about these and other interests, please see “The Merger—Interests of Certain Persons in the Merger” beginning on page 59.

Windstream’s Reasons for the Merger (See Page 67)

Windstream’s board of directors has unanimously approved and adopted the merger agreement. In evaluating the merger, Windstream’s board of directors consulted with Windstream’s management, as well as with Windstream’s legal and financial advisors, and, in reaching its conclusions, Windstream’s board of directors considered several material factors that are described in more detail in “The Merger—Windstream’s Reasons for the Merger” beginning on page 67.

Conditions to the Merger (See Page 87)

As more fully described in this document and in the merger agreement, the completion of the merger is conditioned on the satisfaction or, where legally permissible, waiver of a number of conditions, including, among others, receipt of the requisite approval of Iowa Telecom shareholders, the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the receipt of required regulatory approvals from the Federal Communications Commission (the “FCC”), the Iowa Utilities Board (the “IUB”), the Minnesota Public Utilities Commission (the “MPUC”) and the Missouri Public Service Commission (the “MPSC”), the correctness of all representations and warranties made by the parties in the merger agreement and performance by the parties of their obligations under the merger agreement (subject in each case to certain materiality standards) and the receipt of legal opinions by each company regarding the qualification of the merger as a reorganization for U.S. federal income tax purposes.

Neither Windstream nor Iowa Telecom can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

The completion of the merger is not conditioned on Windstream obtaining financing of any kind.

Restrictions on Solicitation (See Page 82)

The merger agreement contains restrictions on the ability of Iowa Telecom to solicit or engage in discussions or negotiations with a third party with respect to a proposal to acquire a significant interest in Iowa Telecom’s equity or assets. Notwithstanding these restrictions, before Iowa Telecom shareholders approve and adopt the merger agreement, the merger agreement provides that, under specified circumstances, if Iowa Telecom receives a proposal from a third party to acquire a significant interest in the company that Iowa

Telecom’s board of directors determines in good faith may reasonably be expected to lead to a proposal that is superior to the merger, Iowa Telecom may furnish information to, and engage in negotiations regarding a transaction with, such third party (but may not terminate the merger agreement in order to enter into any such transaction). Iowa Telecom’s board of directors may not withdraw, modify or change its approval or recommendation of the merger agreement or the merger unless it has received a proposal superior to the merger and certain other conditions are met, including providing Windstream with notice of such proposal and an opportunity to revise the terms of the merger.

Termination (See Page 89)

Windstream and Iowa Telecom may mutually agree to terminate the merger agreement before completing the merger, even after Iowa Telecom shareholders have approved and adopted the merger agreement.

In addition, either Windstream or Iowa Telecom may decide to terminate the merger agreement if:

•

a court of competent jurisdiction has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger, and such order, decree, ruling or other action shall have become final and non-appealable;

•	Iowa Telecom shareholders fail to approve and adopt the merger agreement at the special meeting;

•	subject to certain restrictions, the other party is in breach of the merger agreement; or

•

subject to certain restrictions, the merger is not consummated by June 23, 2010 (which date can be extended by Windstream or Iowa Telecom to September 23, 2010, if the closing has not occurred because of failure to obtain approval from one or more regulatory authorities).

Windstream may also terminate the merger agreement if Iowa Telecom’s board of directors withdraws or materially modifies or changes its recommendation of the merger agreement.

Termination Fee (See Page 90)

The merger agreement provides that, upon termination of the merger agreement under certain circumstances, Iowa Telecom may be obligated to pay Windstream a termination fee of $25 million. See the section entitled “The Merger Agreement—Termination Fee” beginning on page 90 for a complete discussion of the circumstances under which a termination fee will be required to be paid.

Material United States Federal Income Tax Consequences (See Page 70)

It is expected that the merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code, and the consummation of the merger is conditioned on the receipt by each of Windstream and Iowa Telecom of opinions from their respective counsel to the effect that the merger will so qualify. Assuming that the merger qualifies as a reorganization, Iowa Telecom shareholders generally will recognize gain (but not loss) in an amount not to exceed the cash portion of the merger consideration for U.S. federal income tax purposes and will recognize gain or loss with respect to any cash received in lieu of a fractional share of Iowa Telecom common stock in the merger.

Tax matters are very complicated, and the tax consequences of the merger for a particular shareholder of Iowa Telecom will depend on the facts and circumstances of each holder’s own situation. For a description of material federal income tax consequences of the merger, please see the information set forth in “The Merger—Material United States Federal Income Tax Consequences” beginning on page 70. We also urge each shareholder of Iowa Telecom to consult the shareholder’s own tax advisor for a full understanding of the tax consequences of the merger.

Comparison of Rights of Common Stockholders of Windstream and Common Shareholders of Iowa Telecom (See Page 95)

After the merger, Iowa Telecom shareholders will become Windstream stockholders and their rights as stockholders will be governed by the certificate of incorporation and bylaws of Windstream and the general corporation law of the State of Delaware. There are a number of differences between the certificate of incorporation and bylaws of Windstream, the articles of incorporation and bylaws of Iowa Telecom and the corporation law of the State of Delaware and the corporation law of the State of Iowa. These differences are summarized under the heading “Comparison of Rights of Common Stockholders of Windstream and Common Shareholders of Iowa Telecom.”

Appraisal Rights (See Page 102)

Under Iowa law, record holders of Iowa Telecom common stock are not entitled to appraisal rights or dissenters’ rights in connection with the merger.

Litigation (See Page 68)

On November 24, 2009, a purported shareholder of Iowa Telecom filed a petition styled as a class action lawsuit in the Iowa District Court for Jasper County. The petition alleges that Iowa Telecom’s board members breached their fiduciary duties in agreeing to the merger and that Windstream aided and abetted in the breaches of fiduciary duties. The petition asserts, among other things, that the consideration to be paid to Iowa Telecom’s shareholders is insufficient. The lawsuit seeks to enjoin the merger. On December 15, 2009, Iowa Telecom moved to dismiss this petition. Windstream moved to dismiss the petition on January 4, 2010. Those motions remain pending. The plaintiff filed a motion for expedited discovery on December 22, 2009. A hearing was held on the plaintiff’s motion for expedited discovery on January 15, 2010. The Court decided that it would defer a decision on the motion for expedited discovery until it decided Iowa Telecom’s and Windstream’s motions to dismiss.

On December 4, 2009, a second purported shareholder of Iowa Telecom filed a petition styled as a class action lawsuit in the Iowa District Court for Jasper County. Two additional substantially similar petitions were filed in the Iowa District Court for Jasper County on December 23 and December 29, 2009, respectively. Each of these petitions contains substantially similar allegations to the above-described petition.

On December 11, 2009, a purported shareholder filed a complaint in the United States District Court for the Southern District of Iowa. This complaint names Iowa Telecom’s individual board members, Iowa Telecom and Windstream as defendants and asserts that Iowa Telecom’s board members breached their fiduciary duties in agreeing to the merger. It also seeks to enjoin the merger. On December 17, 2009, the plaintiff in this action moved for expedited discovery. Windstream and Iowa Telecom both responded in opposition to this motion. A hearing was held on the plaintiff’s motion for expedited discovery on January 12, 2010. On January 21, 2010, the Court granted in part and denied in part the plaintiff’s motion for expedited discovery, ordering that Windstream’s and Iowa Telecom’s motions to dismiss would be heard before any discovery would begin, but that production of documents would occur on an expedited basis if the Court denies the motions to dismiss.

On December 16, 2009, another complaint was filed in the United States District Court for the Southern District of Iowa by a purported shareholder, seeking to enjoin the merger. It contains allegations substantially similar to the petitions filed in the Iowa District Court for Jasper County, alleging that the individual board members of Iowa Telecom’s board of directors breached their fiduciary duties in agreeing to the merger and that Windstream aided and abetted in the breaches of fiduciary duties.

On January 4, 2010, Iowa Telecom and Windstream moved to dismiss both complaints in the United States District Court. Those motions remain pending. On December 18, 2009, the plaintiffs in the two United States District Court cases moved to consolidate those two actions and for the appointment of their attorneys as co-lead class counsel. The motion to consolidate the two cases was granted on January 12, 2010.

Iowa Telecom, its directors and Windstream believe each of these lawsuits is without merit. However, in order to eliminate the uncertainty, distraction, burden and expense of further litigation and to permit the merger to proceed without possible delays from litigation, Iowa Telecom and Windstream have entered into a memorandum of understanding with counsel to the various plaintiffs to settle the aforementioned actions in exchange for including additional disclosures in this proxy statement. This memorandum of understanding is subject to the terms and conditions set forth therein, including satisfactory confirmatory discovery by plaintiffs and approval of the settlement by the Iowa District Court for Jasper County. The settlement would result in all the above actions being dismissed with prejudice and would become effective only upon consummation of the merger.

Comparative Market Price Information (See Page 20)

On December 10, 2009, Windstream voluntarily moved its stock exchange listing from the New York Stock Exchange (“NYSE”) to the NASDAQ in order to take advantage of the lower costs charged by the NASDAQ. Windstream common stock is currently listed on the NASDAQ under the trading symbol “WIN.” Iowa Telecom common stock is listed on the NYSE under the trading symbol “IWA.” On November 23, 2009, the last full trading day prior to the public announcement of the execution of the merger agreement, the closing price of Iowa Telecom common stock was $12.69 per share and the closing price of Windstream common stock was $10.13 per share. On February 17, 2010, the most recent practicable date prior to the printing of this proxy statement/prospectus, the closing price of Iowa Telecom common stock was $16.45 per share and the closing price of Windstream common stock was $10.51 per share. We urge you to obtain current market quotations.

Listing and Trading of Windstream Common Stock (See Page 74)

Shares of Windstream common stock received by Iowa Telecom shareholders pursuant to the merger will be listed on the NASDAQ.

After completion of the merger, shares of Windstream common stock will continue to be traded on the NASDAQ, but shares of Iowa Telecom common stock will no longer be listed or traded.

Regulatory/Third Party Matters (See Page 73)

Completion of the merger is conditioned upon the receipt of approvals of the FCC, IUB, MPUC and MPSC. Pursuant to the merger agreement, Windstream and Iowa Telecom filed the applications required for the transfer of control of the relevant franchises, licenses and similar instruments issued under the rules and regulations of the FCC on December 21, 2009, the IUB on December 21, 2009, the MPUC on December 18, 2009, and the MPSC on December 18, 2009. The IUB has scheduled a hearing to consider the application on May 4, 2010.

In addition, as a condition to the merger, the HSR Act requires Iowa Telecom and Windstream to observe the HSR Act’s notification and waiting period. The HSR Act provides for an initial 30-calendar-day waiting period following the necessary filings by the parties to the merger which were completed on December 30, 2009 by the filing of notification and report forms with the U.S. Department of Justice (“DOJ”) and the Federal Trade Commission (“FTC”). On January 8, 2010, the DOJ and FTC granted early termination of the waiting period under the HSR Act.

Dividend Practices (See Page 100)

Windstream’s board of directors has adopted a current dividend practice for the payment of quarterly cash dividends at a rate of $0.25 per share of Windstream’s common stock. This practice can be changed at any time at the discretion of Windstream’s board of directors and Windstream’s common stockholders have no contractual or other legal right to dividends.

Iowa Telecom also currently declares and pays regular quarterly dividends to its shareholders. The current dividend practice of the Iowa Telecom board of directors is to declare quarterly cash dividends on Iowa Telecom common stock at a rate of $0.405 per share. Dividends are paid on Iowa Telecom common stock as and when declared by its board of directors.

Under the terms of the merger agreement, from November 23, 2009 to the earlier of the effective time of the merger or the date the merger agreement is terminated in accordance with its terms, Windstream and Iowa Telecom will: (i) exercise commercially reasonable efforts to cause the record dates for their respective regular quarterly cash dividends to correspond to the record dates for regular quarterly cash dividends paid by the other, and (ii) exercise commercially reasonable efforts to cause the dates upon which their respective regular quarterly cash dividends are paid to correspond to the days on which regular quarterly cash dividends are payable by the other. Other than in accordance with the preceding sentence, neither Windstream nor Iowa Telecom may make any change in the policies regarding the record date or payment date for dividends.

SELECTED SUMMARY HISTORICAL FINANCIAL DATA

Windstream and Iowa Telecom are providing the following financial information to aid you in your analysis of the financial aspects of the merger. This information is only a summary and you should read it in conjunction with the historical consolidated financial statements of each of Windstream and Iowa Telecom and the related notes contained in the annual and quarterly reports and other information that each of Windstream and Iowa Telecom has previously filed with the SEC and which are incorporated herein by reference. See “Where You Can Find More Information” beginning on page 104.

Historical results are not necessarily indicative of the results to be expected for any future period.

SELECTED SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF WINDSTREAM

The summary below sets forth historical financial data for Windstream. This data should be read in conjunction with Windstream’s audited consolidated historical financial statements and related notes included in Windstream’s Annual Report on Form 10-K for the year ended December 31, 2008 and Windstream’s unaudited consolidated historical financial statements and related notes included in its Quarterly Report on Form 10-Q for the period ended September 30, 2009. See “Where You Can Find More Information” beginning on page 104.

	Year Ended December 31,					Nine Months Ended September 30,
(Millions, except per share amounts)	2004	2005	2006	2007	2008	2008	2009 (a)
						Unaudited	Unaudited
Revenues and sales	$2,933.5	$2,923.5	$3,033.3	$3,245.9	$3,171.5	$2,394.0	$2,242.2

Operating income	667.6	633.8	898.8	1,149.9	1,132.4	855.8	722.4
Other income, net	13.7	11.6	8.7	11.1	2.1	9.1	(0.8)
Gain on sale of directory publishing business and other assets	—	—	—	451.3	—	—	—
Loss on extinguishment of debt	—	—	(7.9)	—	—	—	—
Intercompany interest income (expense)	(15.2)	23.3	31.9	—	—	—	—
Interest expense	(20.4)	(19.1)	(209.6)	(444.4)	(416.4)	(311.9)	(295.0)

Income from continuing operations before income taxes	645.7	649.6	721.9	1,167.9	718.1	553.0	426.6
Income taxes	259.4	267.9	276.3	251.5	283.2	208.9	167.6

Income from continuing operations	386.3	381.7	445.6	916.4	434.9	344.1	259.0
Discontinued operations, including tax expense	—	—	—	0.7	(22.2)	(12.5)	—
Income before extraordinary item and cumulative effect of accounting change	386.3	381.7	445.6	917.1	412.7	331.6	259.0
Extraordinary item, net of income taxes	—	—	99.7	—	—	—	—
Cumulative effect of accounting change, net of income taxes	—	(7.4)	—	—	—	—	—

Net Income	$386.3	$374.3	$545.3	$917.1	$412.7	$331.6	$259.0

	Year Ended December 31,					Nine Months Ended September 30,
(Millions, except per share amounts)	2004	2005	2006	2007	2008	2008	2009 (a)
						Unaudited	Unaudited
Basic and diluted earnings (loss) per share: (b)
Income from continuing operations	$0.96	$0.95	$1.02	$1.93	$0.98	$0.77	$0.59
Loss from discontinued operations	—	—	—	—	(0.05)	(0.03)	—
Extraordinary item	—	—	0.23	—	—	—	—
Cumulative effect of accounting change	—	(0.02)	—	—	—	—	—

Net income	$0.96	$0.93	$1.25	$1.93	$0.93	$0.74	$0.59

Dividends declared per common share	$—	$—	$0.45	$1.00	$1.00	$0.75	$0.75

Balance sheet data
Total assets	$5,079.2	$4,935.8	$8,030.7	$8,241.2	$8,009.3	$8,060.2	$7,768.1
Total long-term debt (including current maturities)	$282.9	$260.8	$5,488.4	$5,355.5	$5,382.5	$5,395.7	$5,223.1
Total equity	$3,706.8	$3,489.2	$469.8	$699.8	$252.3	$540.6	$189.8

(a)	Operating results for the nine months ended September 30, 2009 are not necessarily indicative of the results that may be expected for the year ended December 31, 2009.
(b)	Basic and diluted earnings per share amounts have been retrospectively adjusted to conform with new authoritative guidance for determining whether instruments granted in share-based payment transactions are participating securities, which was adopted by Windstream effective January 1, 2009. For further information on this authoritative guidance and its impact on Windstream, see Notes to Unaudited Interim Consolidated Financial Statements included in Windstream’s Report on Form 10-Q for the period ended September 30, 2009. The effect of adopting this guidance was immaterial to all periods presented.

Notes to Selected Historical Consolidated Financial Data:

•

Explanations for significant events affecting Windstream’s historical operating trends during the periods January 1, 2006 through September 30, 2009 are provided in Management’s Discussion and Analysis of Financial Condition and Results of Operations in Windstream’s Annual Report on Form 10-K for the year ended December 31, 2008 and Windstream’s Quarterly Report on Form 10-Q for the period ended September 30, 2009.

•

During 2005, Windstream incurred $4.5 million of severance and employee benefit costs related to a workforce reduction in its wireline operations. Windstream also incurred $31.2 million of incremental costs, principally consisting of investment banker, audit and legal fees, related to the then-pending spin off from Alltel Corporation. These transactions decreased net income by $34.1 million. Effective July 1, 2005, Windstream prospectively reduced depreciation rates for its regulated operations in Florida, Georgia, North Carolina and South Carolina to reflect the results of studies of depreciable lives completed by Windstream in the second quarter of 2005. The depreciable lives were lengthened to reflect the estimated remaining useful lives of wireline plant based on expected future network utilization and capital expenditure levels required to provide service to its customers. The effects of this change during the year ended December 31, 2005 resulted in a decrease in depreciation expense of $21.8 million and an increase in net income of $12.8 million. Effective December 31, 2005,

Windstream adopted authoritative guidance for accounting for conditional asset retirement obligations. The cumulative effect of this accounting change resulted in a one-time non-cash charge of $7.4 million, net of income tax benefit of $4.6 million.

•

During 2004, Windstream reorganized its operations and support teams and also announced its plans to exit its competitive service operations in the Jacksonville, Florida market due to the continued unprofitability of these operations. In connection with these activities, Windstream recorded a restructuring charge of $13.6 million consisting primarily of severance and employee benefit costs related to a workforce reduction. Effective April 1, 2004, Windstream prospectively reduced depreciation rates for its regulated operations in Nebraska, reflecting the results of a triennial study of depreciable lives completed by Windstream in the second quarter of 2004, as required by the Nebraska Public Service Commission. The effects of this change during the year ended December 31, 2004 resulted in a decrease in depreciation expense of $19.1 million.

SELECTED SUMMARY HISTORICAL FINANCIAL DATA OF IOWA TELECOM

The summary below sets forth historical financial data for Iowa Telecom. This data should be read in conjunction with Iowa Telecom’s audited consolidated historical financial statements and related notes included in Iowa Telecom’s Annual Report on Form 10-K for the year ended December 31, 2008 and Iowa Telecom’s unaudited consolidated historical financial statements and related notes included in its Quarterly Report on Form 10-Q for the period ended September 30, 2009. See “Where You Can Find More Information” beginning on page 104.

	Year Ended December 31,					Nine Months Ended September 30,
(Thousands, except per share amounts)	2004	2005	2006	2007	2008 (b)	2008 (b)	2009 (a)
Statement of Operations Data:
Revenues & sales	$228,119	$231,640	$234,085	$251,401	$246,965	$181,945	$188,403
Operating costs & expenses:
Cost of services & selling general and administrative expenses	93,184	105,826	108,670	120,473	122,805	90,011	101,509
Depreciation & amortization	47,941	48,600	47,736	48,992	53,694	39,006	44,730

Total operating costs & expenses	141,125	154,426	156,406	169,465	176,499	129,017	146,239

Operating income	86,994	77,214	77,679	81,936	70,466	52,928	42,164
Other income (expense):
Interest and dividend income	4,057	1,078	953	928	938	729	1,742
Interest expense	(55,654)	(31,089)	(31,708)	(31,885)	(31,444)	(23,194)	(23,541)
Other, net	(21,193)	(813)	(572)	(719)	429	821	576

Total other expense, net	(72,790)	(30,824)	(31,327)	(31,676)	(30,077)	(21,644)	(21,223)

Earnings before income taxes	14,204	46,390	46,352	50,260	40,389	31,284	20,941
Income tax expense	—	—	12,309	20,945	17,345	13,311	8,938

Net income	14,204	46,390	34,043	29,315	23,044	17,973	12,003
Net loss attributable to noncontrolling interest	—	—	—	—	105	—	195
Gain on redemption of redeemable convertible preferred stock	57,681	—	—	—	—	—	—
Preferred dividend	(2,056)	—	—	—	—	—	—

Net income attributable to Iowa Telecommunications Services, Inc. common stockholders	$69,829	$46,390	$34,043	$29,315	$23,149	$17,973	$12,198

Per Share Data:
Net income per share (a):
Basic	$2.97	$1.49	$1.07	$0.91	$0.71	$0.55	$0.35
Diluted	$2.64	$1.46	$1.05	$0.90	$0.70	$0.54	$0.35
Cash dividends declared	$0.175	$1.62	$1.62	$1.62	$1.62	$1.215	$1.215

Balance Sheet Data (at end of period)
Cash & cash equivalents	$2,874	$26,782	$13,613	$21,919	$11,605	$7,465	$12,091
Property, plant and equipment, net	331,736	315,499	298,975	278,665	290,846	291,443	313,706
Total assets	852,784	864,522	859,529	831,559	859,928	858,084	923,150
Long-term debt	477,778	477,778	477,778	477,778	489,003	489,316	566,940
Stockholders’ equity	275,962	280,531	267,699	242,967	202,744	222,116	180,943

	Year Ended December 31,					Nine Months Ended September 30,
(Thousands, except per share amounts)	2004	2005	2006	2007	2008 (b)	2008 (b)	2009 (a)

Cash Flow Data:
Net cash provided by operating activities	$76,635	$97,321	$89,493	$100,201	$88,556	$65,971	$63,629
Net cash provided by (used in) investing activities	5,722	(30,235)	(44,423)	(26,903)	(67,204)	(59,479)	(96,294)
Net cash provided by (used in) financing activities	(116,332)	(43,178)	(58,239)	(64,992)	(31,666)	(20,946)	33,151

Other Financial Data:
Interest expense	$55,654	$31,089	$31,708	$31,885	$31,444	$23,194	$23,541
Capital expenditures	34,803	30,141	28,122	26,903	28,166	20,122	16,251

(a)	Basic and diluted earnings per share amounts have been retrospectively adjusted to conform with new authoritative guidance for determining whether instruments granted in share-based payment transactions are participating securities, which was adopted by Iowa Telecom effective January 1, 2009. For further information on this authoritative guidance and its impact on Iowa Telecom, see Notes to Condensed Consolidated Financial Statements (Unaudited) included in Iowa Telecom’s Report on Form 10-Q for the period ended September 30, 2009. The effect of adopting this guidance was immaterial to all periods presented.
(b)	The Statement of Operations and Balance Sheet data have been retrospectively adjusted to conform with new authoritative guidance which established new accounting and reporting standards for noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary, which was adopted by Iowa Telecom effective January 1, 2009. For further information on this authoritative guidance and its impact on Iowa Telecom, see Notes to Condensed Consolidated Financial Statements (Unaudited) included in Iowa Telecom’s Report on Form 10-Q for the period ended September 30, 2009. The effect of adopting this guidance was immaterial to all periods presented.

Notes to Selected Historical Consolidated Financial Data:

•

Explanations for significant events affecting Iowa Telecom’s historical operating trends during the periods January 1, 2006 through September 30, 2009 are provided in Management’s Discussion and Analysis of Financial Condition and Results of Operations in Iowa Telecom’s Annual Report on Form 10-K for the year ended December 31, 2008 and Iowa Telecom’s Quarterly Report on Form 10-Q for the period ended September 30, 2009.

•

During 2004, Iowa Telecom reached a rate settlement agreement with the Iowa Utilities Board and recognized $7.1 million of revenues that Iowa Telecom had collected in prior periods subject to refund pending such agreement. In addition, Other, net includes $22.4 million of costs associated with Iowa Telecom’s initial public offering and related debt refinancing.

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

The following table sets forth for the periods presented certain per share information for Windstream and Iowa Telecom on a historical basis. The historical per share information for Windstream and Iowa Telecom has been derived from, and should be read in conjunction with, the historical consolidated financial statements of Windstream and Iowa Telecom incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 104.

The unaudited pro forma Iowa Telecom equivalent information was calculated by multiplying the corresponding Windstream unaudited pro forma combined information by the exchange ratio of 0.804. The exchange ratio does not include the $7.90 per share cash portion of the merger consideration. This data shows how each share of Iowa Telecom common stock would have participated in income from continuing operations, cash dividends and book value of Windstream if the two companies had been combined for accounting and financial reporting purposes for all periods presented. These amounts, however, are not intended to be indicative of the historical results that would have been achieved had the two companies been combined for all periods presented or of the future results of the combined company.

WINDSTREAM

	For the Nine Months Ended September 30, 2009	For the Year Ended December 31, 2008
Windstream Historical
Basic earnings per common share from continuing operations (a)	$0.59	$0.98
Diluted earnings per common share from continuing operations (a)	$0.59	$0.98
Cash dividends declared per share	$0.75	$1.00
Book value per share	$0.44	$0.57

(a)	December 31, 2008 basic and diluted earnings per share amounts have been retrospectively adjusted to conform with new authoritative guidance for determining whether instruments granted in share-based payment transactions are participating securities, such guidance having been adopted by Windstream effective January 1, 2009. For further information on this authoritative guidance and its impact on Windstream, see Notes to Unaudited Interim Consolidated Financial Statements included in Windstream’s Report on Form 10-Q for the period ended September 30, 2009. The effect of adopting this guidance is immaterial to all periods presented.

IOWA TELECOM

	For the Nine Months Ended September 30, 2009	For the Year Ended December 31, 2008
Iowa Telecom Historical
Basic net income per share (a)	$0.35	$0.71
Diluted net income per share (a)	$0.35	$0.70
Cash dividends declared per share	$1.215	$1.62
Book value per share (b)	$5.65	$6.44

(a)

December 31, 2008 basic and diluted earnings per share amounts have been retrospectively adjusted to conform with new authoritative guidance for determining whether instruments granted in share-based payment transactions are participating securities, such guidance having been adopted by Iowa Telecom effective January 1, 2009. For further information on this authoritative guidance and its impact on Iowa Telecom, see Notes to Condensed Consolidated Financial Statements (Unaudited) included in Iowa Telecom’s Report on Form 10-Q for the period ended September 30, 2009. The effect of adopting this guidance is immaterial to all periods presented.

(b)	December 31, 2008 book value per share has been retrospectively adjusted to conform with new authoritative guidance which established new accounting and reporting standards for noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary, which was adopted by Iowa Telecom effective January 1, 2009. For further information on this authoritative guidance and its impact on Iowa Telecom, see Notes to Condensed Consolidated Financial Statements (Unaudited) included in Iowa Telecom’s Report on Form 10-Q for the period ended September 30, 2009. The effect of adopting this guidance was immaterial to all periods presented.

WINDSTREAM AND IOWA TELECOM

	For the Nine Months Ended September 30, 2009	For the Year Ended December 31, 2008
Pro Forma Combined
Basic earnings per common share from continuing operations	$0.58	$0.95
Diluted earnings per common share from continuing operations	$0.58	$0.95
Cash dividends declared per share (a)	$0.75	$1.00
Book value per share (b)	$0.99	—

Iowa Telecom Pro Forma Per Share Equivalents (c)
Basic earnings per common share from continuing operations	$0.47	$0.76
Diluted earnings per common share from continuing operations	$0.47	$0.76
Cash dividends per share	$0.60	$0.80
Book value per share	$0.80	—

(a)	The pro forma combined cash dividends declared per share represent Windstream’s historical cash dividends per common share.
(b)	The pro forma combined book value per share was calculated by dividing pro forma total combined Windstream by pro forma equivalent common shares as of September 30, 2009.
(c)	The Iowa Telecom pro forma per share equivalent amounts are calculated by multiplying the pro forma combined per common share amounts by a fraction equal to 0.804. This computation does not include the benefit to Iowa Telecom shareholders of the $7.90 per share cash portion of the merger consideration. See “The Merger Agreement—Merger Consideration” beginning on page 75.

COMPARATIVE STOCK PRICES AND DIVIDENDS

On December 10, 2009, Windstream voluntarily moved its stock exchange listing from the NYSE to the NASDAQ Global Select Market. Windstream common stock is traded on The NASDAQ Global Select Market under the symbol “WIN.” Iowa Telecom common stock is traded on NYSE under the symbol “IWA.” The following table sets forth the dividends declared on Windstream and Iowa Telecom common stock, respectively, and the high and low intra-day sales prices per share for Windstream and Iowa Telecom common stock, each as reported on the NYSE Composite Transaction Tape and The NASDAQ Global Select Market, as applicable, for the periods indicated.

	Windstream Common Stock			Iowa Telecom Common Stock
Fiscal Year	High	Low	Dividends	High	Low	Dividends
2007
First Quarter	$15.63	$13.75	$0.25	$20.74	$18.75	$0.405
Second Quarter	$15.30	$14.47	$0.25	$23.84	$19.70	$0.405
Third Quarter	$15.10	$12.46	$0.25	$23.13	$16.55	$0.405
Fourth Quarter	$14.40	$12.38	$0.25	$20.99	$15.00	$0.405

2008
First Quarter	$13.10	$10.40	$0.25	$18.92	$14.50	$0.405
Second Quarter	$15.00	$11.31	$0.25	$19.92	$16.31	$0.405
Third Quarter	$12.94	$10.70	$0.25	$20.99	$16.55	$0.405
Fourth Quarter	$11.13	$6.37	$0.25	$18.86	$11.54	$0.405

2009
First Quarter	$9.48	$6.28	$0.25	$14.95	$9.94	$0.405
Second Quarter	$9.13	$7.85	$0.25	$13.55	$11.14	$0.405
Third Quarter	$10.34	$7.71	$0.25	$13.50	$11.02	$0.405
Fourth Quarter	$11.65	$9.62	$0.25	$17.73	$11.46	$0.405

2010
First Quarter (through February 17, 2010)	$11.24	$9.87	$0.25	$17.08	$15.95

The following table sets forth the closing prices per share of Windstream common stock and Iowa Telecom common stock as reported by the NYSE Composite Transaction Tape and The NASDAQ Global Select Market, as applicable, and the market value of a share of Iowa Telecom common stock on an equivalent value per share basis on November 23, 2009, the last full trading day prior to the public announcement of the merger, and February 17, 2010, the latest practicable date prior to the date of this proxy statement/prospectus, as determined by (1) multiplying the closing price per share of Windstream common stock, by the exchange ratio of 0.804 and (2) adding $7.90, which is the cash portion of the merger consideration.

	Windstream Closing Share Price	Iowa Telecom Closing Share Price	Equivalent Value per Share of Iowa Telecom Common Stock
November 23, 2009	$10.13	$12.69	$16.04
February 17, 2010	$10.51	$16.45	$16.35

You are urged to obtain current market quotations for shares of Windstream common stock and Iowa Telecom common stock before making a decision with respect to the merger.

No assurance can be given as to the market prices of Windstream common stock or Iowa Telecom common stock at the closing of the merger. Because the exchange ratio will not be adjusted for changes in the market price of Windstream common stock, the market value of the shares of Windstream common stock that holders of Iowa Telecom common stock will receive at the effective time of the merger may vary significantly from the market value of the shares of Windstream common stock that holders of Iowa Telecom common stock would have received if the merger were consummated on the date of the merger agreement or on the date of this proxy statement/prospectus.

RISK FACTORS

In addition to the other information included and incorporated by reference into this document, including the matters addressed in the section entitled “Special Note Concerning Forward-Looking Statements,” you should carefully consider the following risks before deciding whether to vote for adoption and approval of the merger agreement. In addition, you should read and consider the risks associated with each of the businesses of Windstream and Iowa Telecom because these risks will also affect the combined company. These risks can be found in Windstream’s and Iowa Telecom’s respective Annual Reports on Form 10-K for fiscal year 2008, as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed with the Securities and Exchange Commission (the “SEC”) and incorporated by reference into this document. You should also read and consider the other information in this document and the other documents incorporated by reference into this document. See the section entitled “Where You Can Find More Information” beginning on page 104.

Risks Related to the Merger

The exchange ratio for the stock portion of the merger consideration will not be adjusted in the event that the price of Windstream common stock declines before the merger is completed. As a result, the value of the shares of Windstream common stock at the time Iowa Telecom shareholders receive them could be less than the value of those shares today.

In the merger, Iowa Telecom shareholders will be entitled to receive for each share of Iowa Telecom common stock owned by them a combination of $7.90 in cash and 0.804 shares of Windstream common stock. Windstream and Iowa Telecom will not adjust the exchange ratio for the portion of the merger consideration to be paid in Windstream common stock as a result of any change in the market price of Windstream common stock between the date of this proxy statement/prospectus and the date Iowa Telecom shareholders receive shares of Windstream common stock in exchange for their shares of Iowa Telecom common stock. The market price of Windstream common stock will likely be different, and may be lower, on the date Iowa Telecom shareholders receive their shares of Windstream common stock than the market price of Windstream common stock on the date of this proxy statement/prospectus. Differences in the market price of Windstream common stock may be the result of changes in the business, operations or prospects of Windstream, market reactions to the proposed merger, regulatory considerations, general market and economic conditions or other factors.

Regulators may impose conditions that could prevent completion of the merger or reduce the anticipated benefits from the merger. As a result, the price of Windstream common stock may be adversely affected.

As a condition to Windstream’s and Iowa Telecom’s respective obligations to complete the merger, the approval of various regulatory authorities, including, without limitation, the FCC and the IUB, MPUC and MPSC, must be obtained. Any of these regulators could object to the merger and/or impose conditions or restrictions on their approvals that are materially adverse to Windstream and the combined company. Depending on their nature and extent, any objections, conditions or restrictions of regulatory authorities may jeopardize or delay completion of the merger or may lessen the anticipated potential benefits of the merger.

Under the terms of the merger agreement, Iowa Telecom and Windstream are obligated to use all reasonable efforts to resolve any such objections to permit the merger. However, in no event will Windstream be required to agree to any term, condition or restriction in order to obtain any regulatory approvals if such term, condition or restriction (i) would have or would reasonably be expected to have a material adverse effect on Windstream or Iowa Telecom, (ii) would prevent Windstream from consummating the merger on the material terms set forth in the merger agreement, or (iii) would constitute a breach of or a default under any credit agreement to which Windstream is a party in connection with its outstanding indebtedness.

Windstream may waive its rights and take actions that it is not otherwise required to take in connection with receipt of the necessary regulatory approvals, in order to proceed with the completion of the merger. If

Windstream were to proceed with the merger despite the imposition of these conditions or restrictions, Windstream’s business, operating and financial results and the price of its common stock could be adversely affected.

Windstream may not realize the anticipated synergies, cost savings and growth opportunities from the merger.

Windstream expects to achieve approximately $31 million in annual operating expense savings and $4 million in annual capital expenditure savings as a result of the merger, excluding integration charges. However, Windstream’s ability to realize the anticipated synergies, cost savings and growth opportunities will depend upon the successful integration of Iowa Telecom’s business with that of Windstream. Even if Windstream successfully integrates Iowa Telecom’s business, there can be no assurance that this integration will result in the realization of the full benefit of the anticipated synergies, cost savings or growth opportunities or that these benefits will be realized within the expected time frames. For example, the elimination of duplicative costs may not be possible or may take longer than anticipated, benefits from the merger may be offset by costs incurred in integrating Windstream and Iowa Telecom and regulatory authorities may impose adverse conditions on Windstream’s and Iowa Telecom’s combined businesses in connection with granting approval for the merger.

Failure to quickly and efficiently integrate Iowa Telecom’s technology, products and services could reduce Windstream’s profitability, affect its stock price, and either delay or prevent realization of many of the potential benefits of the merger.

In order to obtain the benefits of the merger, Windstream must make Iowa Telecom’s technology, products and services operate together with Windstream’s technology, products and services. Windstream cannot assure you that it will be able to do so quickly and effectively. Windstream may be required to spend additional time and money on operating compatibility, which would otherwise be spent on developing and selling its own products and services. If Windstream does not integrate operations effectively or uses too many resources on integration issues, it could harm the combined companies’ business, financial condition and results of operations.

Windstream’s management may be required to dedicate significant time and effort to the integration of Iowa Telecom into Windstream which could divert their attention from other business concerns.

It is possible that the integration process could result in the diversion of Windstream’s management’s attention, the disruption or interruption of, or the loss of momentum in, Windstream’s ongoing business or inconsistencies in standards, controls, procedures and policies, any of which could adversely affect Windstream’s ability to maintain relationships with its customers and employees or Windstream’s ability to achieve the anticipated benefits of the merger, or could reduce the earnings or otherwise adversely affect Windstream’s business and financial results.

Windstream expects to incur significant non-recurring expenses related to the merger.

Windstream is developing a plan to integrate the operations of Iowa Telecom after the merger. In connection with that plan, Windstream anticipates that certain non-recurring charges, such as branding, severance and billing system conversion costs, will be incurred in connection with this integration. Windstream cannot identify the timing, nature and amount of all such charges as of the date of this proxy statement/prospectus. However, any such charge could affect Windstream’s results of operations in the period in which such charges are recorded.

The market price of Windstream common stock may decline as a result of the merger.

The market price of Windstream common stock may decline as a result of the merger if the integration of Windstream and Iowa Telecom is unsuccessful or takes longer than expected, the perceived benefits of the merger are not achieved as rapidly or to the extent anticipated by financial analysts or investors, or the effect of the merger on Windstream’s financial results is not consistent with the expectations of financial analysts or investors.

The price of Windstream common stock and Windstream’s results of operations may be affected by factors different from those affecting the price of Iowa Telecom common stock and Iowa Telecom’s results of operations.

Holders of Iowa Telecom common stock will be entitled to receive cash and Windstream common stock in the merger and will thus become holders of Windstream common stock. Windstream’s business is different in certain ways from that of Iowa Telecom, and Windstream’s results of operations, as well as the price of Windstream common stock, may be affected by factors different from those affecting Iowa Telecom’s results of operations and the price of Iowa Telecom common stock. The price of Windstream common stock may fluctuate significantly following the merger, including as a result of factors over which Windstream has no control. For a discussion of Windstream and Iowa Telecom’s businesses and certain factors to consider in connection with such businesses, including Risk Factors for Iowa Telecom, see “Risk Factors—Risks Related to Windstream after the Merger” beginning on page 25 and Iowa Telecom’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which is incorporated by reference in this proxy statement/prospectus.

Iowa Telecom shareholders will have reduced ownership and voting interests after the merger and will exercise less influence over management of Windstream than currently exercised over management of Iowa Telecom.

After the effective time of the merger, Iowa Telecom shareholders will own in the aggregate a significantly smaller percentage of Windstream than they currently own of Iowa Telecom. Following completion of the merger, Iowa Telecom shareholders are expected to own less than six percent of the outstanding shares of Windstream common stock based on the number of shares of Iowa Telecom common stock and Windstream common stock outstanding on the record date. Consequently, Iowa Telecom shareholders, as a general matter, will have less influence over the management and policies of Windstream than they currently exercise over the management and policies of Iowa Telecom.

Iowa Telecom shareholders will have substantively different rights with respect to their holdings following the merger.

Upon consummation of the merger, the Iowa Telecom shareholders, who presently hold stock in an Iowa corporation, will become stockholders of Windstream, a Delaware corporation. There are material differences between the rights of Iowa Telecom shareholders under the Iowa Telecom governing documents and the rights of Windstream stockholders under the Windstream governing documents. See “Comparison of Rights of Common Stockholders of Windstream and Common Shareholders of Iowa Telecom” beginning on page 95.

Certain executive officers of Iowa Telecom, including one who is a director of Iowa Telecom, may have potential conflicts of interest in recommending that Iowa Telecom shareholders vote in favor of the approval and adoption of the merger agreement.

The interests of certain of the executive officers of Iowa Telecom, including one who is a director of Iowa Telecom, may be different from those of Iowa Telecom shareholders generally, and such executive officers of Iowa Telecom may participate in arrangements that are different from, or in addition to, those of Iowa Telecom shareholders. These interests are described more fully under “The Merger—Interests of Certain Persons in the Merger.” As a result of these interests, such executive officers of Iowa Telecom may be more likely to support the approval and adoption of the merger agreement than if they did not have these interests. Iowa Telecom shareholders should consider whether these interests may have influenced those individuals to recommend the approval and adoption of the merger agreement.

As of the close of business on the record date for the special meeting of Iowa Telecom shareholders, Iowa Telecom directors and executive officers beneficially owned and were entitled to vote, in the aggregate, approximately 3.2% of the shares of Iowa Telecom common stock then outstanding.

The merger agreement limits Iowa Telecom’s ability to pursue alternatives to the merger, and in certain instances requires payment of a termination fee, which could deter a third party from proposing an alternative transaction to the merger.

While the merger agreement is in effect, subject to certain limited exceptions, Iowa Telecom is prohibited from soliciting, initiating, encouraging or entering into certain transactions, such as a merger, sale of assets or other business combination, with any third party. As a result of these limitations, Iowa Telecom may lose opportunities to enter into a more favorable transaction. If the merger is not consummated and the board of directors of Iowa Telecom determines to seek another merger or business combination, Iowa Telecom cannot assure you that it will be able to find a transaction providing the same or greater shareholder value as the merger. See “The Merger Agreement—Covenants—No Solicitation” beginning on page 82.

Moreover, under specified circumstances, Iowa Telecom could be required to pay Windstream a termination fee of $25 million in connection with the termination of the merger agreement. See “The Merger Agreement—Termination Fee” beginning on page 90. This termination fee could deter a third party from proposing an alternative to the merger.

Iowa Telecom, its directors, and Windstream are defendants in purported class action lawsuits seeking to enjoin the Iowa Telecom merger.

On November 24, 2009, a purported shareholder of Iowa Telecom filed a petition styled as a class action lawsuit in the Iowa District Court for Jasper County. The petition alleges that Iowa Telecom’s board members breached their fiduciary duties in agreeing to the merger and that Windstream aided and abetted in the breaches of fiduciary duties. The petition asserts, among other things, that the consideration to be paid to Iowa Telecom’s shareholders is insufficient. The lawsuit seeks to enjoin the merger. On December 15, 2009, Iowa Telecom moved to dismiss this petition. Windstream moved to dismiss the petition on January 4, 2010. Those motions remain pending. The plaintiff filed a motion for expedited discovery on December 22, 2009. A hearing was held on the plaintiff’s motion for expedited discovery on January 15, 2010. The Court decided that it would defer a decision on the motion for expedited discovery until it decided Iowa Telecom’s and Windstream’s motions to dismiss. In addition, on December 4, 2009, a second purported shareholder of Iowa Telecom filed a petition styled as a class action lawsuit in the Iowa District Court for Jasper County. Two additional substantially similar petitions were filed in the Iowa District Court for Jasper County on December 23 and December 29, 2009, respectively. Each of these petitions contains substantially similar allegations to the above-described petition.

On December 11, 2009, a purported shareholder filed a complaint in the United States District Court for the Southern District of Iowa. This complaint names Iowa Telecom’s individual board members, Iowa Telecom and Windstream as defendants and asserts that Iowa Telecom’s board members breached their fiduciary duties in agreeing to the merger. It also seeks to enjoin the merger. On December 17, 2009, the plaintiff in this action moved for expedited discovery. Windstream and Iowa Telecom both responded in opposition to this motion. A hearing was held on the plaintiff’s motion for expedited discovery on January 12, 2010. On January 21, 2010, the Court granted in part and denied in part the plaintiff’s motion for expedited discovery, ordering that Windstream’s and Iowa Telecom’s motions to dismiss would be heard before any discovery would begin, but that production of documents would occur on an expedited basis if the Court denies the motions to dismiss. On December 16, 2009, another complaint was filed in the United States District Court for the Southern District of Iowa by a purported shareholder seeking to enjoin the merger. That complaint, like the petitions in the Iowa District Court for Jasper County, seeks to enjoin the merger and asserts that Iowa Telecom’s board members breached their fiduciary duties in agreeing to the merger and that Windstream aided and abetted in the breaches of fiduciary duties. On January 4, 2010, Iowa Telecom and Windstream moved to dismiss both complaints in the United States District Court. Those motions remain pending. On December 19, 2009, the plaintiffs in the two United States District Court cases moved to consolidate those two actions and for the appointment of their attorneys as co-lead class counsel. The motion to consolidate the two cases was granted on January 12, 2010.

Iowa Telecom, its directors and Windstream believe each of these lawsuits is without merit and deny that any of them has committed or threatened to commit any violations of law or breaches of duty to shareholders or anyone else. However, in order to eliminate the uncertainty, distraction, burden and expense of further litigation and to permit the merger to proceed without possible delays from litigation, which Iowa Telecom and its directors believe is in the best interests of Iowa Telecom’s shareholders, Iowa Telecom and Windstream have entered into a memorandum of understanding with counsel to the various plaintiffs to settle the aforementioned actions in exchange for including additional disclosures in this proxy statement. This memorandum of understanding is subject to the terms and conditions set forth therein, including satisfactory confirmatory discovery by plaintiffs and approval of the settlement by the Iowa District Court for Jasper County. The settlement would result in all of the above actions being dismissed with prejudice and would become effective only upon the consummation of the merger.

In the event the settlement is not concluded for any reason, Iowa Telecom, its directors and Windstream intend to vigorously defend against these lawsuits. The defense of these lawsuits may divert the time and attention of Windstream’s and Iowa Telecom’s management away from business operations, and negative developments with respect to the lawsuits could cause a decline in the price of Windstream’s stock or the stock price of Iowa Telecom. The outcome of the lawsuits cannot be predicted and ultimately may have a material adverse effect on the ability of Windstream and Iowa Telecom to consummate the merger.

Risks Related to Windstream after the Merger

Windstream faces intense competition in its businesses from many sources that could reduce its market share or adversely affect its financial performance.

Substantial and increasing competition exists in the wireline communications industry. Windstream’s independent local exchange carrier (“ILECs”) subsidiaries’ operations have experienced, and will continue to experience, competition in their local service areas. Sources of competition to its local service business include, but are not limited to, wireless communications providers, cable television companies, resellers of local exchange services, interexchange carriers, satellite transmission service providers, electric utilities, competitive access service providers, including, without limitation, those utilizing an Unbundled Network Elements-Platform or UNE-P, voice-over-Internet protocol (“VoIP”) providers, and providers using other emerging technologies.

Many of Windstream’s current and potential competitors (a) have substantially larger operational and financial resources, (b) own larger and more diverse networks, (c) are subject to less regulation and (d) have superior brand recognition.

Competition could adversely affect Windstream in several ways, including (1) the loss of customers and resulting revenue and market share, (2) the possibility of customers reducing their usage of Windstream’s services or shifting to less profitable services, (3) Windstream’s need to lower prices or increase marketing expenses to remain competitive and (4) Windstream’s inability to diversify by successfully offering new products or services.

Windstream may not be able to compete successfully with cable operators that are subject to less stringent industry regulations.

Windstream faces competition from cable television companies providing voice service offerings. Voice offerings of cable operators are offered mainly under competitive local exchange carrier certificates obtained in states where they offer services and therefore are subject to fewer service quality or service reporting requirements. In addition, the rates or prices of the voice service offerings of cable companies are not subject to regulation. In contrast, Windstream’s voice service rates or prices, in Windstream’s capacity as an ILEC, are subject to regulation by various state public service commissions. Unlike cable operators, Windstream is also subject to “carrier of last resort” obligations, which generally obligates it to provide basic voice services to any person regardless of the profitability of such customer. As a result of these disadvantages, Windstream may not be able to compete successfully with cable companies in the offering of voice services.

Competition from wireless carriers is likely to continue to cause access line losses, which could adversely affect Windstream’s operating results and financial performance.

Wireless competition has contributed to a reduction in Windstream’s access lines, and generally has caused pricing pressure in the industry. As wireless carriers continue to expand and improve their network coverage while lowering their prices, some customers choose to stop using traditional wireline phone service and instead rely solely on wireless service. Windstream anticipates that this trend toward solely using wireless services will continue, particularly if wireless prices continue to decline and the quality of wireless services improves. In the future, it is expected that the number of access lines served by Windstream will continue to be adversely affected by wireless substitution and that industry-wide pricing pressure will continue. Windstream may not be able to compete successfully with these wireless carriers.

Windstream could be harmed by rapid changes in technology.

The communications industry is experiencing significant technological changes, particularly in the areas of VoIP, data transmission and wireless communications. Rapid technological developments in wireless, personal communications services, digital microwave, satellite, high-speed Internet radio services, local multipoint distribution services, meshed wireless fidelity, or WiFi, and other wireless technologies could result in the development of products or services that compete with or displace those offered by traditional local exchange carriers. For example, wireless companies are developing the next generation of wireless networks, including networks using long-term evolution (or LTE) and Worldwide Interoperability for Microwave Access (or WIMAX) technologies, that purport to support greater data transmission speeds over wireless networks. These new wireless technologies could result in greater competition and product substitution for Windstream’s high-speed Internet services. Furthermore, the proliferation of replacement technologies impacting Windstream’s wireline business could require Windstream to make significant additional capital investment in order to compete with other service providers that may enjoy network advantages that will enable them to provide services more efficiently or at a lower cost. Alternatively, Windstream may not be able to obtain timely access to new technology on satisfactory terms or incorporate new technology into its systems in a cost effective manner, or at all. If Windstream cannot develop new services and products to keep pace with technological advances, or if such services and products are not widely embraced by its customers, Windstream’s results of operations could be adversely impacted.

Windstream provides services to its customers over access lines, and if Windstream continues to lose access lines like it has historically, its revenues, earnings and cash flows from operations could be adversely affected.

Windstream’s business generates revenue by delivering voice and data services over access lines. Windstream has experienced net access line loss over the past few years. The number of access lines Windstream served declined by approximately 5.2 percent during each of the twelve month periods ended December 31, 2008 and September 30, 2009, respectively, due to a number of factors, including increased competition and wireless and high-speed Internet substitution. Windstream expects to continue to experience net access line loss in its markets. Windstream’s inability to retain access lines could adversely affect its revenues, earnings and cash flow from operations.

Windstream is subject to various forms of regulation from the FCC and state regulatory commissions in the states in which it operates, which limits its pricing flexibility for regulated voice and high-speed Internet products, subjects Windstream to service quality, service reporting and other obligations, and exposes it to the reduction of revenue from changes to the universal service fund or the inter-carrier compensation system.

As a provider of wireline communication services, Windstream has operating authority from each of the 16 states in which it currently conducts local service operations, and Windstream is subject to various forms of regulation from the regulatory commissions in each of these states (and will, upon consummation of the merger, be subject to regulation of the regulatory commissions in Iowa and Minnesota) as well as from the FCC. State regulatory commissions have jurisdiction over local and intrastate services including, to some extent, the rates that Windstream charges customers and other telecommunications companies, and service quality standards. The FCC has primary jurisdiction over interstate services including the rates that Windstream charges other telecommunications companies that use its network and other issues related to interstate service. These regulations restrict Windstream’s ability to adjust rates to reflect market conditions and affect its ability to compete and respond to changing industry conditions.

Future revenues, costs, and capital investment in Windstream’s wireline business could be adversely affected by material changes to these regulations, including, but not limited to, changes in rules governing inter-carrier compensation, state and federal Universal Service Funds (“USF”) support, unbundled network element (“UNE”) and UNE-P pricing and requirements, and VoIP regulation. Federal and state communications laws may be amended in the future, and other laws may affect Windstream’s business. In addition, certain laws and regulations applicable to Windstream and its competitors may be, and have been, challenged in the courts and could be changed at any time. Windstream cannot predict future developments or changes to the regulatory environment or the impact such developments or changes would have.

In addition, these regulations could create significant compliance costs for Windstream. Delays in obtaining certifications and regulatory approvals could cause Windstream to incur substantial legal and administrative expenses, and conditions imposed in connection with such approvals could adversely affect the rates that Windstream is able to charge its customers. Windstream’s business also may be affected by legislation and regulation imposing new or greater obligations related to assisting law enforcement, bolstering homeland security, minimizing environmental impacts, or addressing other issues that impact its business. For example, existing provisions of the Communications Assistance for Law Enforcement Act require communications carriers to ensure that their equipment, facilities, and services are able to facilitate authorized electronic surveillance. Windstream’s compliance costs could increase if future legislation, regulations or orders continue to increase its obligations.

Changes to regulations could materially reduce Windstream’s revenues from inter-carrier compensation.

Windstream’s local exchange subsidiaries currently receive compensation from other telecommunications providers, including long distance companies, for origination and termination of interexchange traffic through network access charges that are established in accordance with state and federal laws. In 2008, Windstream recognized $315.9 million in inter-carrier compensation, a 3 percent reduction from 2007 levels. In the nine months ended September 30, 2009, Windstream recognized $202.1 million in inter-carrier compensation revenues, a 16 percent reduction compared to the same period in 2008. This reduction in inter-carrier compensation revenue was primarily the result of decreases in minutes of use associated with wireless and cable voice competition and efforts by carriers to mask traffic to avail their traffic of lower inter-carrier compensation rates. Windstream expects inter-carrier revenues to continue to be unfavorably impacted by these trends in 2010.

On November 5, 2008, the FCC issued a further notice of proposed rulemaking (“FNPRM”) that sought comment on proposals that would change the rules governing inter-carrier compensation. Proposals considered by the FNPRM would significantly reduce inter-carrier compensation revenues over a ten-year period, classify

VoIP/PSTN traffic as an “information service,” and adopt measures to ensure proper billing of “phantom traffic”. Adoption of the FCC’s proposed plan could materially reduce Windstream’s inter-carrier compensation revenue. Windstream does not know whether the FCC’s proposed plan, or a substantially similar plan, will be adopted.

In 2008, Windstream received approximately 8% of its revenues from state and federal USF support, and any adverse regulatory developments with respect to these funds could adversely affect its profitability.

Windstream receives state and federal USF revenues to support the high cost of providing affordable telecommunications services in rural markets. Such support payments constituted approximately 8 percent of its revenues for the year ended December 31, 2008 and 7 percent for the nine months ended September 30, 2009. A portion of such fees are based on relative cost and access line counts, and Windstream expects receipt of such fees to decline as it continues to reduce costs and lose access lines. Pending regulatory proceedings could, depending on the outcome, materially reduce its USF revenues.

In addition, the FCC is currently conducting a rulemaking proceeding to consider changes to the rules governing inter-carrier compensation. Windstream strongly supports regulatory reform. At this time, Windstream cannot predict the ultimate outcome of these proceedings or the impact on its revenues and expenses.

Windstream is required to make contributions to state and federal USF programs each year. Current state and federal regulations allow Windstream to recover these contributions by including a surcharge on its customers’ bills. If state and/or federal regulations change, and Windstream becomes ineligible to receive support, such support is reduced, or Windstream becomes unable to recover the amounts it contributes to the state and federal USF programs from its customers, its earnings and cash flows from operations would be directly and adversely affected.

Windstream’s substantial debt could adversely affect its cash flow and impair its ability to raise additional capital on favorable terms.

As of December 31, 2008 and September 30, 2009, Windstream had approximately $5.4 billion and $5.2 billion in long-term debt outstanding, respectively. In the fourth quarter of 2009, Windstream incurred an additional $1.1 billion in long-term debt (for more information, see “The Companies—Windstream Corporation” beginning at page 35). Windstream may also incur additional long-term debt to meet future financing needs, subject to certain restrictions under its existing indebtedness. On a pro forma basis to give effect to the recent acquisitions of D&E Communications, Inc., Lexcom, Inc. and Nuvox, Inc., and the pending transaction with Iowa Telecom, including the benefit of expected synergies from these transactions, Windstream expects its leverage ratio (defined as total debt divided by operating income before depreciation and amortization) to be virtually unchanged from Windstream’s leverage ratio as of September 30, 2009. However, Windstream’s substantial amount of debt could have negative consequences to its business. For example, Windstream’s substantial amount of debt could:

•	increase Windstream’s vulnerability to general adverse economic and industry conditions;

•

require Windstream to dedicate a substantial portion of cash flows from operations to interest and principal payments on outstanding debt, thereby limiting the availability of cash flows to fund future capital expenditures, working capital and other general corporate requirements;

•	limit Windstream’s flexibility in planning for, or reacting to, changes in its business and the telecommunications industry;

•	place Windstream at a competitive disadvantage compared with competitors that have less debt; and

•	limit Windstream’s ability to borrow additional funds, even when necessary to maintain adequate liquidity.

In addition, Windstream’s ability to borrow funds in the future will depend in part on the satisfaction of the covenants in its credit facilities and its other debt agreements. If Windstream is unable to satisfy the financial covenants contained in those agreements, or is unable to generate cash sufficient to make required debt payments, the lenders and other parties to those arrangements could accelerate the maturity of some or all of its outstanding indebtedness.

Windstream may not generate sufficient cash flows from operations, or have future borrowings available under its credit facilities or from other sources sufficient to enable it to make its debt payments or to fund dividends and other liquidity needs in the future. Windstream may not be able to refinance any of its debt, including its credit facilities, on commercially reasonable terms or at all. If Windstream is unable to make payments or refinance its debt, or obtain new financing under these circumstances, Windstream would have to consider other options, such as selling assets, issuing additional equity or debt, or negotiating with its lenders to restructure the applicable debt. Windstream’s credit agreement and the indentures governing its senior notes may restrict, or market or business conditions may limit, its ability to do some of these things on favorable terms or at all.

As of February 4, 2010, Moody’s Investors Service (“Moody’s”), Standard & Poor’s Corporation (“S&P”) and Fitch Ratings (“Fitch”) had granted Windstream the following senior secured and senior unsecured credit ratings:

Description	Moody’s	S&P	Fitch
Senior secured credit rating	Baa3	BB+	BBB-
Senior unsecured credit rating	Ba3	B+	BB+
Corporate / long-term issuer credit rating	Ba2	BB-	BB+
Outlook	Stable	Stable	Negative

Factors that could affect Windstream’s short- and long-term credit ratings would include, but are not limited to, a material decline in Windstream’s operating results, increased debt levels relative to operating cash flows resulting from future acquisitions, increased capital expenditure requirements, or changes to its dividend policy. If Windstream’s credit ratings were to be downgraded from current levels, it would incur higher interest costs on its borrowings, and its access to the public capital markets could be adversely affected.

Windstream may experience negative impacts in connection with various recent transactions.

In addition to the proposed acquisition of Iowa Telecom, Windstream has recently completed acquisitions of NuVox, Inc., D&E Communications, Inc. and Lexcom, Inc. For more information, see “The Companies—Windstream Corporation” beginning at page 35.

Windstream expects to achieve substantial synergies, cost savings and growth opportunities as a result of such acquisitions. However, Windstream’s ability to realize the anticipated synergies, cost savings and growth opportunities will depend upon the successful integration of the respective businesses with that of Windstream. Even if Windstream successfully integrates these businesses, there can be no assurance that this integration will result in the realization of the full benefit of the anticipated synergies, cost savings or growth opportunities or that these benefits will be realized within the expected time frames. Despite Windstream’s efforts to retain quality employees, Windstream might lose some employees in connection with these acquisitions. Windstream cannot assure you that the combined companies will be able to attract, retain and integrate employees following these acquisitions. It is possible that the integration process of the respective acquisitions could result in the diversion of Windstream’s management’s attention, the disruption or interruption of, or the loss of momentum in, Windstream’s ongoing business or inconsistencies in standards, controls, procedures and policies, any of which could adversely affect Windstream’s ability to maintain relationships with its customers and employees or Windstream’s ability to achieve the anticipated benefits of these acquisitions, or could reduce the earnings or otherwise adversely affect Windstream’s business and financial results. The market price of Windstream common stock may decline as a result of these acquisitions if the integration of the businesses is unsuccessful or takes longer than expected, the perceived benefits of these acquisitions are not achieved as rapidly or to the extent anticipated by financial analysts or investors, or the effect of these acquisitions on Windstream’s financial results is not consistent with the expectations of financial analysts or investors.

Windstream is dependent upon other ILECs for facilities and service in operating territories in which it is not the incumbent.

As a result of Windstream’s acquisition of Nuvox, Inc., Windstream has an expanded operating presence in territories where it will depend upon the ILEC to install and maintain the vast majority of the facilities used to serve its customers (“CLEC territories”). These facilities include certain digital transmission lines, unbundled network elements and other network components. The prices for these network components are negotiated with the ILEC or purchased pursuant to the ILEC’s special access tariff terms and conditions. The terms, conditions and prices included in these tariffs may be changed but must be approved by the appropriate regulatory agency before they go into effect. In addition, interconnection agreements with the ILEC must be negotiated whenever Windstream enters a new CLEC territory or an existing agreement expires. If interconnection agreements with the ILECs cannot be negotiated on favorable terms, or at all, may invoke binding arbitration by state regulatory agencies. The arbitration process is expensive and time consuming, and the results of arbitration may be unfavorable to Windstream. The inability to obtain interconnection on favorable terms would be detrimental to operations in the CLEC territories.

Access to the ILEC-provisioned facilities and services is essential for providing communication services in the CLEC territories. Because of this dependence, communications services in these territories are susceptible to changes in the availability and pricing of ILEC facilities and services. If the ILECs become legally entitled to deny or limit access to network elements such as UNEs, or if state commissions allow ILECs to increase their rates for these elements or services, Windstream may not be able to effectively compete in these territories. In addition, if the ILECs do not adequately maintain or timely install these facilities, which they are legally obligated to do, Windstream’s service to customers may be adversely affected. As a result, Windstream’s business, results of operations and financial condition could be materially impacted as Windstream may have difficulty retaining existing customers and attracting new ones.

Windstream’s operations require substantial capital expenditures.

Windstream requires substantial capital to maintain, upgrade and enhance its network facilities and operations. During 2008, Windstream incurred $317.5 million in capital expenditures. In addition, Windstream’s current dividend practice utilizes a significant portion of its cash generated from operations and therefore limits its operating and financial flexibility and its ability to significantly increase capital expenditures. While Windstream has historically been able to fund capital expenditures from cash generated from operations, the other risk factors described in this section could materially reduce cash available from operations or significantly increase its capital expenditure requirements, and these outcomes could cause capital not to be available when needed. This could adversely affect Windstream’s business.

Unfavorable changes in financial markets could adversely affect Windstream’s pension plan investments resulting in material funding requirements to meet pension obligations.

Windstream’s pension plan invests in marketable securities, including marketable debt and equity securities denominated in foreign currencies, which are exposed to changes in the financial markets. As of December 31, 2008, the fair market value of these investments, totaling $654.0 million, declined 34.7 percent from approximately $1,001.0 million at December 31, 2007, primarily due to declines in the market value of assets held. As a result of the decline in fair market value of these investments, Windstream expects to make future cash contributions to the plan, the amount and timing of which will depend on various factors including the finalization of funding regulations, future investment performance, changes in future discount rates and changes in demographics of the population participating in Windstream’s qualified pension plan. Returns generated on plan assets have historically funded a large portion of the benefits paid under Windstream’s pension plan. Continued returns below its currently estimated long term rate of return of 8 percent could significantly increase Windstream’s contribution requirements, which could adversely affect Windstream’s cash flows from operations.

As of September 30, 2009, the fair market value of Windstream’s pension plan investments increased 9.8 percent to $718.3 million. This increase was primarily due to increases in the value of assets held of $133.9 million and contributions of $2.5 million, partially offset by routine benefit payments of $37.3 million, lump sum distributions of $32.1 million and administrative expenses.

Windstream’s relationships with other communications companies are material to its operations and their financial difficulties may adversely affect Windstream.

Windstream originates and terminates calls for long distance carriers and other interexchange carriers over its network in exchange for access charges that represent a significant portion of Windstream’s revenues. Should these carriers go bankrupt or experience substantial financial difficulties, Windstream’s inability to timely collect access charges from them could have a negative effect on Windstream’s business and results of operation.

Disruption in Windstream’s networks and infrastructure may cause Windstream to lose customers and incur additional expenses.

To be successful, Windstream will need to continue to provide its customers with reliable service over its networks. Some of the risks to its networks and infrastructure include: physical damage to access lines, breaches of security, capacity limitations, power surges or outages, software defects and disruptions beyond its control, such as natural disasters and acts of terrorism. From time to time in the ordinary course of business, Windstream will experience short disruptions in its service due to factors such as cable damage, inclement weather and service failures of its third party service providers. Windstream could experience more significant disruptions in the future. Windstream could also face disruptions due to capacity limitations if changes in its customers’ usage patterns for its high-speed Internet services result in a significant increase in capacity utilization, such as through increased usage of video or peer-to-peer file sharing applications. Disruptions may cause interruptions in service or reduced capacity for customers, either of which could cause Windstream to lose customers and incur expenses, and thereby adversely affect its business, revenue and cash flows.

Weak economic conditions may decrease demand for Windstream’s services.

Windstream could be sensitive to economic conditions and downturns in the economy. Downturns in the economy and vendor concentration in the markets Windstream serves could cause its existing customers to reduce their purchases of its basic and enhanced services and make it difficult for Windstream to obtain new customers.

Key suppliers may experience financial difficulties that may impact Windstream’s operations.

Windstream purchases a significant amount of equipment from key suppliers to maintain, upgrade and enhance its network facilities and operations. Should these suppliers experience financial difficulties, it could adversely affect Windstream’s business through increased prices to source purchases through alternative vendors or unanticipated delays in the delivery of equipment and services purchased.

Adverse developments in Windstream’s relationship with its employees could adversely affect its business, financial condition or results of operations.

As of September 30, 2009, approximately 1,730 Windstream employees, or 25 percent of all of Windstream’s employees, at various sites were covered by collective bargaining agreements. Windstream’s relationship with these unions generally has been satisfactory, but occasional work stoppages have occurred.

Within the last six years, one work stoppage occurred at its facility in Lexington, Kentucky, which involved approximately 350 employees and lasted approximately 120 days. Any work stoppages in the future could have a material adverse effect on Windstream’s business, financial condition or results of operations.

Windstream is currently party to twenty-one (21) collective bargaining agreements and one (1) National Pension Agreement with several unions, which expire at various times. In addition, the proposed Employee Free Choice Act, if enacted, could increase organizational activity at locations where employees are currently not represented by a labor organization. Of its existing collective bargaining agreements, one (1) agreement, covering a total of 104 Kentucky employees as of December 14, 2009, is due to expire in the first quarter of 2010, and remains subject to renewal negotiations. Historically, Windstream has generally succeeded in negotiating new collective bargaining agreements without work stoppages; however, no assurances can be given that Windstream will succeed in negotiating new collective bargaining agreements to replace the expiring ones without work stoppages. Increases in organizational activity or any future work stoppages could have a material adverse effect on its business, financial condition or results of operations.

Windstream cannot assure you that it will continue paying dividends at the current rate.

Windstream’s board of directors has adopted a current dividend practice for the payment of quarterly cash dividends at a rate of $0.25 per share of Windstream’s common stock. This practice can be changed at any time at the discretion of the board of directors, and Windstream’s common stockholders should be aware that they have no contractual or other legal right to dividends. In addition, the other risk factors described in this section could materially reduce the cash available from operations or significantly increase Windstream’s capital expenditure requirements, and these outcomes could cause capital not to be available when needed in an amount sufficient to support Windstream’s current dividend practice. The amount of dividends that Windstream may distribute is also limited by restricted payment and leverage covenants in Windstream’s credit facilities and indentures, and, potentially, the terms of any future indebtedness that Windstream may incur. The amount of dividends that Windstream may distribute is also subject to restrictions under Delaware law. If Windstream’s board of directors were to adopt a change in its current dividend practice that resulted in a reduction in the amount of dividends, such change could have a material and adverse effect on the market price of Windstream’s common stock.

In addition, the American Jobs and Growth Tax Relief Reconciliation Act of 2003 designated qualifying dividend payments on capital stock as long term capital gains, which capped the federal tax rate on these payments at fifteen percent (15%). The provisions of this act are set to expire in 2010, and, if not renewed, dividends will become taxable as ordinary income to the shareholder at their current federal tax rate. This could adversely affect the market price of Windstream’s common stock by decreasing the after-tax yield of holding the stock.

Risks associated with Windstream’s data center migration.

Windstream currently outsources the data center for its information technology (“IT”) systems and internet service provider systems to a third party under a contract ending June 30, 2010. The third party service provider has provided notice that this contract will not be renewed, and Windstream will be required to relocate each of these data centers to a new location and service provider. The data center services to be migrated include managed mainframe services, output processing, IT support services and data storage. These data center services support most of Windstream’s IT systems including billing, financial reporting, customer service, and assignment and provisioning. While this data center migration will be a complex process, Windstream believes that it has sufficient time and resources to complete a successful migration. However, Windstream’s inability to complete this migration successfully could result in a material disruption in its ability to service customers, process bills and perform other support services and could thereby adversely affect its business, revenue and cash flows.

SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, including information included or incorporated by reference in this proxy statement/prospectus, contains certain forward-looking statements, within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Generally, the words “will,” “may,” “should,” “continue,” “believes,” “expects,” “intends,” “anticipates”, “estimates” or similar expressions identify forward-looking statements; and any statements regarding the benefits of the merger, or Windstream’s or Iowa Telecom’s expected financial condition, results of operations and business are also forward-looking statements. Without limiting the generality of the preceding sentence, the statements contained in the sections “Risk Factors,” “The Merger—Background of the Merger,” “The Merger—Recommendation of the Iowa Telecom Board; Iowa Telecom’s Reasons for the Merger,” “The Merger—Windstream’s Reasons for the Merger” and “The Merger—Financial Forecasts” including, without limitation, any forecasts, projections and descriptions of anticipated cost savings or other synergies referred to therein, and certain statements incorporated by reference from documents filed with the SEC by Windstream and Iowa Telecom including, without limitation, any statements contained herein or therein regarding the possible or assumed future results of operations of Windstream’s and Iowa Telecom’s businesses, the markets for Windstream’s and Iowa Telecom’s services and products, anticipated capital expenditures, regulatory developments, competition or the effects of the merger, and other statements contained or incorporated by reference herein regarding matters that are not historical facts constitute forward-looking statements.

These forward-looking statements involve known and unknown risks and uncertainties that are difficult to predict. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following factors:

•	Windstream’s and Iowa Telecom’s ability to complete the merger;

•	failure of Iowa Telecom shareholders to approve and adopt the merger agreement;

•	Windstream’s ability to successfully integrate operations and to realize the synergies from the merger;

•	failure to obtain, delays in obtaining or adverse conditions contained in any required regulatory approvals;

•	Windstream’s and Iowa Telecom’s ability to effectively manage their regulatory compliance and service quality;

•	Windstream’s and Iowa Telecom’s ability to sell product offerings or enhanced services;

•	changes in accounting policies or practices;

•	changes in rates or traffic that are subject to access charges;

•	adverse changes in economic conditions, nationally and in the regions in which Windstream and Iowa Telecom operate;

•	the extent, timing, and overall effects of competition in the communications business;

•	continued access line loss;

•	the impact of new, emerging or competing technologies;

•	the adoption of inter-carrier compensation and/or universal service reform proposals by the FCC or the U.S. Congress that results in a significant loss of revenue to Windstream;

•	material changes in the communications industry generally that could adversely affect vendor relationships with equipment and network suppliers and customer relationships with wholesale customers;

•	material changes in communications technology;

•	the potential for adverse changes in the ratings given to Windstream’s debt securities by nationally accredited ratings organizations;

•	the availability and cost of financing in the corporate debt markets;

•	the effects of work stoppages;

•	unexpected results of litigation;

•

unexpected or unfavorable rulings by regulatory authorities in proceedings regarding universal service funds, inter-carrier compensation or other matters that could reduce revenues or increase expenses;

•	the impact of equipment failure, natural disasters or terrorist acts;

•	the effects of federal and state legislation, rules, and regulations governing the communications industry;

•	changes in Windstream’s and Iowa Telecom’s ability to manage their operations, costs and capital expenditures, to pay dividends and to reduce or refinance debt;

•	the effects of any unfavorable outcome with respect to any of Windstream’s or Iowa Telecom’s current or future legal, governmental, or regulatory proceedings, audits or disputes;

•	increased medical, retiree and pension expenses and related funding requirements;

•	Windstream’s and Iowa Telecom’s ability to successfully renegotiate expiring union contracts;

•	changes in income tax rates and tax laws;

•	unexpected adverse results relating to the relocation of Windstream’s data center; and

•	those factors listed under the heading “Risk Factors.”

In addition to these factors, actual future performance, outcomes and results may differ materially because of other, more general, factors including (without limitation) general industry and market conditions and growth rates, economic conditions, and governmental and public policy changes. Forward-looking statements, therefore, should be considered in light of all of the information included or referred to in this proxy statement/prospectus, including the cautionary information set forth under the heading “Risk Factors” beginning on page 21.

Any forward-looking statements in this proxy statement/prospectus are not guarantees of future performance, and actual results, developments and business decisions may differ from those contemplated by those forward-looking statements, possibly materially. Windstream and Iowa Telecom disclaim any duty to update any forward-looking statements. See also “Where You Can Find More Information” beginning on page 104.

THE COMPANIES

Windstream Corporation

Windstream, a Delaware corporation, is one of the largest providers of telecommunications services in rural communities in the United States, and based on the number of telephone lines in service, is the fifth largest local telephone company in the country. Windstream is a customer-focused telecommunications company that provides phone, high-speed Internet and digital television services. Windstream also offers a wide range of internet protocol (“IP”)-based voice and data services and advanced phone systems and equipment to businesses and government agencies. As of September 30, 2009, Windstream had approximately 2.9 million customers primarily located in rural areas in 16 states. Windstream’s strategy is to enhance the value of these customer relationships by providing one-stop shopping for all of its customers’ communications needs and delivering superior customer service.

Windstream’s facilities-based telecommunications services are offered in the following 16 states: Alabama, Arkansas, Florida, Georgia, Kentucky, Mississippi, Missouri, Nebraska, New Mexico, New York, North Carolina, Ohio, Oklahoma, Pennsylvania, South Carolina and Texas. Windstream also serves as a competitive service provider in four states on both a facilities-based and resale basis, and, where necessary, has negotiated interconnection agreements with the appropriate incumbent local exchange carriers.

As of September 30, 2009, Windstream had approximately 2.9 million access lines, approximately 1,050,500 high-speed Internet customers and approximately 322,700 digital satellite television customers. For the twelve months ended September 30, 2009, Windstream generated revenues of approximately $3,019.7 million and operating income of approximately $999.0 million.

Windstream is incorporated in Delaware. Windstream’s principal executive offices are located at 4001 Rodney Parham Road, Little Rock, Arkansas 72212, and its telephone number is (501) 748-7000. Windstream’s website is located at www.windstream.com. Information on Windstream’s website is not incorporated into this proxy statement/prospectus.

Windstream common stock is traded on the NASDAQ under the trading symbol “WIN.”

For a further discussion of Windstream’s business, we urge you to read Windstream’s Form 10-K, incorporated by reference herein. See “Where You Can Find More Information” beginning on page 104.

Recent Financial Results Announcement

On February 18, 2010, Windstream announced its fourth quarter 2009 unaudited financial results. Net income during the fourth quarter of 2009 (unaudited) was $75.5 million, or $0.17 per share, as compared to $81.1 million, or $0.19 per share for the same period of 2008 (unaudited). Net income for the year ended December 31, 2009 (unaudited), was $334.5 million, or $0.76 per share, as compared to $412.7 million, or $0.93 per share for the year ended December 31, 2008. The decline in net income during 2009 was primarily due to declines in revenues attributable to access line losses and due to increases in pension expense, franchise right amortization and merger and integration costs relative to the acquisitions discussed further below. These unfavorable factors were partially offset by increases in revenues attributable to growth in high-speed Internet customers and the impact of expense savings initiatives.

Other Recent Windstream Developments

Lexcom Acquisition. On December 1, 2009, Windstream closed its previously announced acquisition of Lexcom, Inc. (“Lexcom”). In connection with such closing, Windstream paid approximately $141 million in cash net of working capital acquired. As of September 30, 2009, Lexcom provided service to approximately 23,000 access lines, 9,000 high-speed Internet customers and 12,000 cable TV customers in North Carolina.

D&E Communications Acquisition. On November 10, 2009, Windstream closed its previously announced acquisition of D&E Communications, Inc. (“D&E Communications”). In connection with such closing, Windstream issued approximately 9.4 million shares of Windstream common stock and paid approximately $74.0 million in cash as part of the transaction. Windstream also repaid outstanding debt of D&E Communications of approximately $164.0 million, net of cash acquired. As such, the aggregate cash cost of the D&E Communications merger was approximately $238.0 million. As of September 30, 2009, D&E Communications provided service to approximately 114,000 incumbent local exchange carrier access lines, 47,000 competitive local exchange carrier access lines and 46,000 high-speed Internet customers in central Pennsylvania.

NuVox Acquisition. On February 8, 2010, Windstream closed its previously announced acquisition of NuVox, Inc. (“NuVox”). In connection with such closing, Windstream issued approximately 18.7 million shares of its common stock, paid approximately $280.0 million in cash, and repaid approximately $180.0 million of outstanding NuVox indebtedeness, net of cash acquired.

Sale of Windstream Supply LLC Assets. On August 21, 2009, Windstream sold its out-of-territory product distribution operations to Walker and Associates of North Carolina, Inc., which primarily included inventory and customer accounts. For the year ended December 31, 2008, and the nine months ended September 30, 2009, the out-of-territory product distribution operations generated revenues of $76.0 million and $38.5 million, respectively, and minimal operating income. In conjunction with this transaction, Windstream recognized a gain of $0.4 million for the three and nine month periods ended September 30, 2009.

Financing Matters

On October 8, 2009, Windstream completed the private placement of $400.0 million aggregate principal amount of its 7.875% senior notes due 2017. Windstream used the net proceeds of this offering, together with cash on hand, to finance the cash component of the purchase price of the D&E Communications and Lexcom acquisitions, to refinance certain indebtedness of D&E in connection with the acquisition, to pay related transaction fees and expenses and for general corporate purposes.

On October 19, 2009, the amendment and restatement of the credit agreement governing Windstream’s senior secured credit facilities became effective. Under the amendment and restatement, the maturity date of a substantial portion of Windstream’s revolving loans was extended from July 17, 2011 to July 17, 2013, the maturity date of a substantial portion of Windstream’s term loan A loans was extended from July 17, 2011 to July 17, 2013 and the maturity date of a substantial portion of Windstream’s term loan B loans was extended from July 17, 2013 to December 17, 2015. The amendment and restatement, among other things, also increased the interest rate for extended maturity revolving loans, term loan A loans and term loan B loans and revised certain covenants and definitions.

On December 30, 2009, Windstream completed the private placement of $700.0 million aggregate principal amount of Senior Notes due 2017. The notes were issued as additional securities under an existing indenture of Windstream pursuant to which Windstream previously issued $400.0 million aggregate principal amount of 7.875% Senior Notes due 2017. Windstream used the net proceeds of this offering to finance the cash portion of the purchase price of the NuVox acquisition, to repay outstanding indebtedness of NuVox and to pay related transaction fees and expenses. Remaining net proceeds of the offering will be used for general corporate purposes, which may include the funding of all or a portion of the cash payments required in connection with the acquisition of Iowa Telecom.

Buffalo Merger Sub, Inc.

Buffalo Merger Sub, Inc.

4001 Rodney Parham Road

Little Rock, Arkansas 72212

Telephone: (501) 748-7000

Merger Sub is a Delaware corporation and a direct wholly-owned subsidiary of Windstream. Merger Sub was organized on November 20, 2009 solely for the purpose of effecting the merger with Iowa Telecom. It has not carried on any activities other than in connection with the merger agreement.

Iowa Telecommunications Services, Inc.

Iowa Telecommunications Services, Inc.

403 W. Fourth Street North

Newton, Iowa 50208

Telephone: (641) 787-2000

Iowa Telecom is an Iowa corporation incorporated in 1999. Iowa Telecom and its subsidiaries principally provide wireline local exchange telecommunications services to residential and business customers in Iowa, Minnesota and Missouri. Iowa Telecom currently operates 298 telephone exchanges serving 428 communities as the incumbent or “historical” local exchange carrier and is the sole telecommunications company providing wireline services in approximately 67% of these communities. In addition, Iowa Telecom provides service to residential and business customers in Iowa and Minnesota as a competitive local exchange carrier. In total, Iowa Telecom provides services to approximately 255,600 access lines. Iowa Telecom’s core business is the provision of local telephone service and network access to other telecommunications carriers for calls originated or terminated on Iowa Telecom’s network. In addition to these core activities, Iowa Telecom provides long distance service, dial-up and DSL Internet access, and other communications services.

Of Iowa Telecom’s approximately 800 employees, approximately 625 are Iowa-based, with the remaining employees based in Minnesota, Missouri and Nebraska.

Iowa Telecom’s website is located at www.iowatelecom.com. Information on Iowa Telecom’s website is not incorporated into this proxy statement/prospectus. Additional information about Iowa Telecom and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 104.

Iowa Telecom’s common stock is listed on the NYSE under the trading symbol “IWA.”

THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

We are sending you this proxy statement/prospectus as part of a solicitation of proxies by the Iowa Telecom board of directors for use at the special meeting of Iowa Telecom shareholders. We are first mailing this proxy statement/prospectus, including a notice of the special meeting and a form of proxy, on or about February 22, 2010.

The special meeting is scheduled to be held at Iowa Telecom’s headquarters located at 403 W. Fourth Street North in Newton, Iowa, on March 25, 2010, at 10:00 a.m., local time.

Purpose of the Special Meeting

The purpose of the special meeting is to vote on a proposal to approve and adopt the merger agreement. Iowa Telecom is not proposing any matters other than approval and adoption of the merger agreement at the Iowa Telecom special meeting.

Recommendation of the Iowa Telecom Board of Directors

The Iowa Telecom board of directors has unanimously approved and adopted the merger agreement. The Iowa Telecom board has also unanimously determined that the merger agreement is advisable and in the best interests of Iowa Telecom and its shareholders and unanimously recommends that Iowa Telecom’s shareholders vote “FOR” the approval and adoption of the merger agreement. See “The Merger—Recommendation of the Iowa Telecom Board; Iowa Telecom’s Reasons for the Merger” beginning on page 48.

Required Vote

Approval and adoption of the merger agreement requires that the number of votes cast in favor of the proposal to approve and adopt the merger agreement at the special meeting exceeds the number of votes cast in opposition to the proposal to approve and adopt the merger agreement. Each share of outstanding Iowa Telecom common stock entitles its holder to one vote.

If you hold your shares in an account with a broker or other intermediary, you must instruct the broker or other intermediary on how to vote your shares. If an executed proxy card returned by a broker or other intermediary holding shares indicates that the broker or other intermediary does not have authority to vote on the proposal to approve and adopt the merger agreement, the shares will be considered present at the meeting for purposes of determining the presence of a quorum but will not be voted on the proposal to approve and adopt the merger agreement. This is called a “broker non-vote” and has the same effect as an abstention, meaning that it will not affect the outcome of the vote. Your broker or other intermediary will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker or other intermediary.

Beneficial Ownership of Iowa Telecom Stock by Directors and Executive Officers

As of the record date, directors and executive officers of Iowa Telecom as a group beneficially owned and had the right to vote 1,049,657 shares of Iowa Telecom common stock, entitling them to collectively cast approximately 3.2% of the votes entitled to be cast at the special meeting.

Record Date

The Iowa Telecom board of directors has fixed the close of business on February 18, 2010 as the record date for the special meeting. At that date, there were 32,940,111 shares of Iowa Telecom common stock outstanding.

Only shareholders of record on the record date will receive notice of and be entitled to vote at the special meeting. No other voting securities of Iowa Telecom are outstanding.

Quorum

A majority of the shares of Iowa Telecom common stock entitled to vote at the special meeting must be present at the special meeting, either in person or by proxy, in order for there to be a quorum at the special meeting. There must be a quorum in order for the vote on the merger agreement to be taken.

We will count the following shares of Iowa Telecom common stock as present at the special meeting for purposes of determining whether or not there is a quorum:

•	shares held by persons who attend or are represented at the Iowa Telecom special meeting, whether or not the shares are voted;

•	shares for which Iowa Telecom received properly executed proxies; and

•

shares held by brokers or other intermediaries in nominee or street name for beneficial owners if those brokers or other intermediaries return an executed proxy card indicating that the beneficial owner has not given the broker or other intermediary specific instructions on how to vote those shares.

Proxies

Whether or not you plan to attend the special meeting in person, you should submit your proxy as soon as possible. Shareholders whose shares of Iowa Telecom common stock are registered in their own name may submit their proxies by filling out and signing the proxy card, and then mailing their signed proxy card in the enclosed envelope. Shareholders whose shares are held in “street name” must follow the instructions provided by their broker or other intermediary to vote their shares.

All properly submitted proxies received by Iowa Telecom before the special meeting that are not revoked prior to being voted at the special meeting will be voted at the special meeting in accordance with the instructions indicated on the proxies or, if no instructions were provided, FOR approval and adoption of the merger agreement.

Proxies marked “Abstain” will not be voted at the special meeting. Once a quorum is established, the proposal will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition to the proposal, and, therefore, abstentions and broker non-votes will have no impact on the outcome of the vote. Accordingly, the Iowa Telecom board of directors urges you to promptly submit your proxy.

Other Matters

There are no matters that will be presented for consideration at the special meeting other than as set forth in the notice of the special meeting. Under Iowa Telecom’s bylaws, the business to be transacted at a special meeting must be limited to the purposes stated in the notice of the meeting.

Revocation

Your grant of a proxy on the enclosed proxy card does not prevent you from voting in person or otherwise revoking your proxy at any time before it is voted at the special meeting. If your shares of Iowa Telecom common stock are registered in your own name, you can revoke your proxy, by:

•	delivering a notice of revocation or delivering a later-dated proxy to Iowa Telecommunications Services, Inc., 403 W. Fourth Street North, Newton, Iowa 50208, Attn: Donald G. Henry, Secretary;

•	submitting a proxy card with a later date at the special meeting; or

•

appearing at the special meeting and voting in person; but please note that simply attending the meeting will not revoke your proxy, as you must deliver a notice of revocation or vote at the special meeting in order to revoke a prior proxy.

Your last vote is the vote that will be counted. Attendance at the special meeting will not, in and of itself, revoke a proxy.

If you have instructed a broker or other intermediary to vote your shares, you must follow the instructions received from your broker or other intermediary if you wish to change those instructions.

Solicitation of Proxies

In addition to soliciting proxies by mail, officers, directors and employees of Iowa Telecom, without receiving additional compensation, may solicit proxies by telephone, in person or by other means. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of Iowa Telecom common stock held of record by those persons, and Iowa Telecom will reimburse these brokerage firms, custodians, nominees and fiduciaries for related, reasonable out-of-pocket expenses they incur. Iowa Telecom has also made arrangements with Georgeson Inc. to assist in its solicitation of proxies and in communicating with shareholders regarding the merger agreement and the merger. Iowa Telecom has agreed to pay Georgeson Inc. a fee of approximately $8,500 plus reasonable out-of-pocket expenses for its services. The costs of the solicitation will be borne by Iowa Telecom. Windstream and Iowa Telecom will pay their respective expenses incurred in connection with the merger agreement and have each agreed to pay one-half of the cash and expenses incurred in connection with the filing, printing and mailing of this proxy statement/prospectus.

THE MERGER

General

On November 23, 2009, Iowa Telecom’s board of directors unanimously approved and adopted the merger agreement that provides for the acquisition by Windstream of Iowa Telecom through a merger of Iowa Telecom with and into Merger Sub, a newly formed and wholly-owned subsidiary of Windstream. After the merger, Merger Sub will be the surviving entity and the separate corporate existence of Iowa Telecom will cease. At the effective time of the merger, each share of Iowa Telecom common stock (other than shares owned by Iowa Telecom, Windstream and Merger Sub) will be converted into the right to receive a combination of $7.90 in cash, without interest, and 0.804 shares of Windstream common stock. For information regarding the treatment of stock options and restricted stock, see “The Merger Agreement—Restricted Stock and Stock Options” beginning on page 77. The merger agreement provides that the merger consideration and any other amounts payable in conjunction with the merger consideration will be adjusted appropriately if, prior to the effective time of the merger, the outstanding shares of Iowa Telecom common stock or Windstream common stock are changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares and the record date for such transaction is between the date of the merger agreement and the effective time of the merger.

Background of the Merger

The following is a summary of the meetings, negotiations, material contacts and discussions between Iowa Telecom and Windstream that preceded the execution of the merger agreement, as well as the material contacts Iowa Telecom had with third parties concerning a potential strategic transaction with Iowa Telecom.

Since Iowa Telecom’s initial public offering in November 2004, the Iowa Telecom board of directors has regularly focused on the company’s strategic plan and alternatives. During this period, the Iowa Telecom board of directors has monitored the company’s continued loss of access lines and the associated loss of revenues and opportunities for selling other services due to challenging economic conditions and increased competition. Deterioration in general economic conditions in the markets served by Iowa Telecom has resulted in lower demand for Iowa Telecom’s services, and Iowa Telecom serves many rural communities in which the populations have been declining, which can result in customer losses. In addition, competition in the telecommunications industry has continued to increase. In general, when Iowa Telecom loses a customer to a competitor for local service it also loses that customer for all related retail services, such as long distance and Internet service, and Iowa Telecom may also lose the access charge revenues for that customer. Iowa Telecom’s board of directors identified the need for Iowa Telecom to expand its business in order to offset access line losses.

Before 2008, Iowa Telecom acquired all or portions of three smaller telecommunications and related businesses. After consummating these transactions, the board of directors sought to further grow the size and scope of Iowa Telecom, either through acquisitions or a merger with another company, and, in order to protect Iowa Telecom’s ability to pay dividends, the board of directors concluded that all such transactions should be accretive to Iowa Telecom’s cash flow. Iowa Telecom evaluated acquisition opportunities that were brought to its attention, and also actively sought out potential acquisitions of smaller companies. As a result of these efforts, in July 2008, Iowa Telecom acquired Bishop Communications Corporation, and in November 2008 Iowa Telecom agreed to acquire the assets of Sherburne Tele Systems, Inc.

In addition, prior to 2008, Iowa Telecom separately discussed a potential merger with each of two mid-sized rural telecommunications companies, referred to in this proxy statement as “Party A” and “Party B,” each of which was larger than the companies Iowa Telecom had previously acquired. Iowa Telecom began discussions with Party A in January 2005 and with Party B in October 2006. Through December 2008, however, Iowa Telecom was unable to reach agreement on the terms and conditions of a merger with either Party A or Party B.

The discussions with Party B involved a “merger of equals” transaction and were more extensive than with Party A. The open issues resulting from the discussions with Party B included financial issues such as the respective ownership percentages in the combined company of the shareholders of Iowa Telecom and Party B and whether the combined company would attempt to engage in a sale or other strategic transactions within a reasonable period of time, and also a variety of non-financial issues relating to the combined company, including the methodology for selecting the board of directors and management team of the combined company, how synergies would be obtained, and where the headquarters and other operations facilities would be located.

At its strategic planning session on December 8 and 9, 2008, the Iowa Telecom board of directors reviewed the company’s financial forecasts and considered trends and uncertainties in the telecommunications industry. The board discussed various alternatives to maintain the company’s competitive position in its industry and to maximize shareholder value. To assist the board in this process, an industry analyst presented information regarding market trends and conditions, and representatives from two investment banking firms discussed opportunities for the company to make acquisitions, merge with a similarly-sized company, or sell the company. Iowa Telecom did not incur any financial obligations to these investment banking firms as a result of their participation in this strategic planning session. The board determined that the company’s future would be challenging, primarily due to a continuing trend of access line losses. The board concluded that the trend toward consolidation in the telecommunications industry was likely to continue and that, as a result, the company was likely to face increasingly difficult competition. The board also expected the trend toward consolidation to decrease the number of potential partners for a “merger of equals” transaction and the number of potential acquirers for the company. In addition, the board recognized Iowa Telecom’s need to refinance its credit facility before its scheduled maturity in November 2011 and believed that, in light of the severely distressed global credit markets, extraordinary levels of equity market volatility and general deterioration of the economy at the time, which was expected to continue for the near future, current and future market conditions were likely to make such a refinancing difficult and costly. It was also noted that these adverse economic conditions were having a chilling effect on mergers and acquisitions activity. The consensus of the board was that the company should continue to explore additional acquisitions to partially offset the company’s access line losses, and to again explore possible combinations with Party A and Party B. The board recognized that continuing to operate Iowa Telecom as an independent entity would be challenging in the absence of significant acquisitions or a merger with another similarly-sized company.

On February 3, 2009, Alan Wells, the Chief Executive Officer of Iowa Telecom, met with Party B’s Chief Executive Officer to discuss a possible transaction. Party B’s Chief Executive Officer stated that he would discuss the matter again with Party B’s board of directors, but expected that reaching an agreement would be difficult.

In early February 2009, Mr. Wells also had discussions with the Chief Executive Officer of Party A about a potential combination of Party A and Iowa Telecom. During a meeting on February 18, 2009, the Chief Executive Officer of Party A informed Mr. Wells that the board of directors of Party A was interested in evaluating a transaction and asked Iowa Telecom to submit a preliminary indication of interest.

At its regular meeting on February 26, 2009, the Iowa Telecom board of directors reviewed the discussions with Party A and Party B. The Iowa Telecom board of directors agreed that the company should formulate and submit a preliminary indication of interest to Party A within certain parameters. To assist in formulating this preliminary indication, Iowa Telecom obtained the assistance of a financial advisory firm (which was not J.P. Morgan) to prepare a financial analysis of Party A. Iowa Telecom did not incur any financial obligations to the financial advisory firm in connection with its financial analysis of Party A. The Iowa Telecom board also discussed several smaller acquisition opportunities, including the assets of WH Comm, which Iowa Telecom subsequently acquired on June 23, 2009 for $1.1 million; New Ulm Telecom Inc.’s ownership interests in EN-TEL, SHAL, LLC and SHAL Networks, Inc., which Iowa Telecom subsequently acquired on September 24, 2009 for $1.9 million; and two other small opportunities that were not pursued.

Following input from its financial advisors, on March 18, 2009, Iowa Telecom submitted an indication of interest to Party A consistent with the terms authorized by Iowa Telecom’s board on February 26. On April 10, 2009, members of Iowa Telecom’s management, representatives of Party A and their respective financial advisors held a telephone conference to discuss the indication of interest.

At its regular meeting on April 28, 2009, the Iowa Telecom board of directors reviewed the status of the discussions with Party A and Party B. There had been no response from Party A to the indication of interest since the April 10 telephone conference or from Party B since the February 3 meeting between Mr. Wells and Party B’s Chief Executive Officer. The Iowa Telecom board also discussed several smaller acquisition opportunities.

Between April 29 and July 27, 2009, Mr. Wells had several communications with the Chief Executive Officer of Party B regarding a potential transaction. However, as a result of these discussions, Iowa Telecom’s management concluded that Party B was unlikely to change its previous positions on the unresolved financial and non-financial issues.

On May 1, 2009, Mr. Wells met with the Chief Executive Officer of Party A, who indicated that the valuation of Party A in Iowa Telecom’s March 18 indication of interest was too low. The two also discussed other aspects of a possible transaction and agreed to meet again, together with their financial advisors. On May 29, 2009, Mr. Wells and another member of Iowa Telecom’s management met with representatives of Party A and the parties’ financial advisors to discuss valuation, financing, synergies of the combined companies and other issues. Party A asked for a refined indication of interest.

On May 21, 2009, Jeffery Gardner, the Chief Executive Officer of Windstream, contacted Mr. Wells and requested a meeting. On July 15, 2009, Mr. Wells and Mr. Gardner met in Des Moines, Iowa. Mr. Gardner expressed an interest in an acquisition of Iowa Telecom and presented a preliminary term sheet for such a transaction. The preliminary term sheet proposed a merger in which Windstream would acquire Iowa Telecom for a per share consideration equal to $7.50 in cash and 0.800 shares of Windstream common stock. The term sheet also indicated that the transaction would not be subject to a financing contingency and that Iowa Telecom might have the potential to appoint a director to Windstream’s board following the acquisition, to replace a director scheduled to retire in 2010. The term sheet proposed that the parties enter into a non-disclosure agreement, commence detailed due diligence and move expeditiously to agreement on key terms of a transaction. Mr. Wells indicated that he would consult with Iowa Telecom’s board of directors concerning the proposal.

At its regular meeting on July 28, 2009, the Iowa Telecom board of directors reviewed the discussions with Party A. The board determined that, due to a significant increase in the stock price of Party A from February to July, an accretive transaction could not be reached with Party A, and the board agreed that discussions with Party A should cease unless there was a change in the relative stock prices of the parties. The board also reviewed Mr. Wells’ discussions with Party B. Based on those discussions, Iowa Telecom’s board determined it was unlikely that a transaction with Party B could be accomplished on terms that would be acceptable to Iowa Telecom. Mr. Wells also reviewed with the board his discussions with Mr. Gardner, including the preliminary term sheet. Based on Windstream’s closing stock price on the trading day before the meeting, the value of the initial Windstream proposal was considered to be approximately $14.24 per share. The board determined to hold a special meeting on August 31, 2009 to evaluate Windstream’s indication of interest and other strategic alternatives.

After the board meeting on July 28, 2009, Mr. Wells called the Chief Executive Officer of Party B and informed him that a transaction with Party B seemed unlikely. On August 12, 2009, the Chief Executive Officer of Party B called Mr. Wells. They discussed a potential transaction, and the Chief Executive Officer of Party B indicated possible flexibility on some of the unresolved non-financial issues. The parties agreed to resume discussions.

Prior to August 31, 2009, Mr. Wells had various communications with Mr. Gardner regarding Iowa Telecom’s consideration of Windstream’s proposal. In addition, during this period, Iowa Telecom contacted J.P. Morgan about acting as Iowa Telecom’s financial advisor with regard to possible transactions and began to update its financial forecasts.

At a special meeting on August 31, 2009, the Iowa Telecom board of directors reviewed the company’s updated financial forecast. The board of directors determined that industry trends continued toward consolidation and that a refinancing of the company’s credit facility would be difficult, would involve higher interest rates and would likely subject the company to more restrictive covenants than its current facility. Such higher interest rates and covenants would likely result in a decrease in Iowa Telecom’s quarterly dividend rate, which could negatively impact the market price of the company’s stock. In addition, Iowa Telecom had not been able to identify acceptable acquisition candidates at prices that the Iowa Telecom board of directors believed were appropriate. The board believed that, taken together, these factors would present a challenge to Iowa Telecom’s ability to remain an independent company over the long term. A representative of Fredrikson & Byron, P.A., Iowa Telecom’s outside legal counsel, reviewed with the board the fiduciary duties of directors and matters for the board to consider in connection with a change of control transaction. Representatives of J.P. Morgan discussed with the board of directors financial and strategic considerations relating to Iowa Telecom remaining an independent company or engaging in a change of control transaction, including considerations relating to several potential merger partners. Mr. Wells reported on his recent contacts with the Chief Executive Officer of Party B and with Mr. Gardner. Mr. Wells indicated that, while he believed certain issues relating to a potential transaction with Party B likely could be resolved, the financial issues and some of the non-financial issues remained as significant barriers to completing a transaction. The board also discussed Windstream’s interest in a transaction. The board decided the company should continue discussions with Windstream and should also determine whether other parties were interested in acquiring the company. The board approved J.P. Morgan being retained as Iowa Telecom’s financial advisor and authorized J.P. Morgan to solicit interest from potential purchasers of the company, including Windstream, and simultaneously to attempt to assess the potential for a mutually acceptable transaction with Party B. J.P. Morgan was chosen from a selected group of investment banking firms on the basis of its experience, capabilities and familiarity with Iowa Telecom, Windstream and other telecommunications companies, among other factors.

Following this meeting, Iowa Telecom formally engaged J.P. Morgan as its financial advisor, and J.P. Morgan solicited interest in an acquisition of Iowa Telecom from Windstream and three other telecommunications companies that Iowa Telecom, after discussions with J.P. Morgan, believed were the most likely candidates to be both interested in and capable of completing an acquisition. Each of these companies was identified based upon its size, potential ability to finance and complete an acquisition of Iowa Telecom, potential strategic fit and synergies with Iowa Telecom, and the knowledge of Iowa Telecom and J.P. Morgan of the telecommunications industry. None of these parties was a private equity firm. These companies are referred to in this proxy statement as “Party C,” “Party D” and “Party E.” In addition, J.P. Morgan contacted Party B and its financial advisors about a possible combination of the two companies. Iowa Telecom decided to conduct a limited strategic process among the most qualified buyers in order to preserve the confidentiality of the process, which would avoid the potential harm to Iowa Telecom’s business that might result from the actions of its competitors if the possibility of a sale became public before a definitive agreement was signed.

On September 14, 2009, the Chief Executive Officer of Party B called Mr. Wells to discuss a possible transaction. He indicated a willingness to compromise on some of the non-financial issues, but unresolved issues still remained.

Iowa Telecom signed a confidentiality agreement with Windstream on September 16, 2009. Parties C, D and E also signed confidentiality agreements with Iowa Telecom, and Party B signed a new confidentiality agreement, since its previous agreement had expired. Iowa Telecom subsequently provided confidential information to Windstream and Parties C, D and E.

In July 2009, in light of the industry trend toward consolidation and the possibility that Iowa Telecom might begin a strategic transaction process, the compensation committee of the Iowa Telecom board of directors discussed the possibility of a change in control of the company and the uncertainty that this might cause, which might result in the departure or distraction of key management employees to the significant detriment of the company. As a result, the compensation committee decided, upon the recommendation of Mr. Wells, to consider adopting change in control agreements for key employees other than Mr. Wells. The compensation committee engaged a compensation consultant to advise it on such matters. During the course of those discussions, the compensation committee also decided, upon the recommendation of the chair of the committee, to review Mr. Wells’ employment agreement in order to potentially modify the change of control provisions and extend the term, which at the time was to expire on December 31, 2010. The committee also retained the compensation consultant to advise it with regard to Mr. Wells’ employment agreement. Upon the recommendation of the compensation committee, on September 21, 2009, Iowa Telecom entered into change of control agreements with its executive officers, other than Mr. Wells, and on September 24, 2009, Iowa Telecom entered into a new employment agreement with Mr. Wells. In connection with the new employment agreement, Iowa Telecom granted Mr. Wells 100,000 shares of restricted stock, which was the same number of shares of restricted stock granted to Mr. Wells upon the execution of his previous employment agreement. For descriptions of these agreements, see “Interests of Certain Persons in the Merger” beginning on page 59.

Mr. Wells and other members of Iowa Telecom’s management met with representatives of Windstream on October 9, 2009 and during October 2009 also met with representatives of Party C. During October 2009, Mr. Wells also had further communications with Windstream and with the Chief Executive Officer of Party B, and J.P. Morgan held discussions with Windstream and representatives of Parties C, D and E to gauge their interest in a potential strategic transaction with Iowa Telecom.

On October 13, 2009, following a telephone conversation regarding the potential transaction between Messrs. Wells and Gardner, Windstream provided Iowa Telecom a revised term sheet, reflecting a proposed per share consideration equal to $5.50 in cash and 1.020 shares of Windstream common stock. Based on Windstream’s closing stock price on October 12, 2009, Iowa Telecom valued the revised Windstream proposal at approximately $15.79 per share. The term sheet also indicated that both companies would maintain their current dividend practices between signing a definitive agreement and closing a transaction and that Iowa Telecom would appoint one director to Windstream’s board following the acquisition. The term sheet proposed that the parties execute an exclusivity agreement, commence detailed due diligence and move expeditiously to agreement on key terms of a transaction.

During October 2009, Parties D and E indicated that they were not interested in submitting an indicative proposal to acquire the company. Party D indicated to J.P. Morgan that an acquisition of Iowa Telecom would not be a strategic fit for Party D. Party E indicated to J.P. Morgan that Iowa Telecom’s then current stock price was too high to justify an acquisition of Iowa Telecom, and therefore it would not be prepared to offer any higher price. In a telephone conversation with Mr. Wells on October 23, a representative of Party C indicated that, although it was interested in pursuing a transaction, it would not be able to participate in such a process for approximately six to nine months. Party C also indicated that, if a transaction were to be pursued, it would consider paying a premium of between 10% and 25% above the current stock price, in an all cash transaction. Iowa Telecom’s closing stock price on October 23 was $12.11, and therefore a 25% premium to this price would equal approximately $15.14. Party B did not submit an indicative proposal but indicated a willingness to explore a possible transaction.

Also during October 2009, Fredrikson & Byron began to prepare a draft merger agreement, and Iowa Telecom collected and organized due diligence materials.

On October 23, 2009, Mr. Wells had a telephone conference with Party B’s Chief Executive Officer. No agreement was reached, but Party B indicated flexibility on most of the unresolved issues.

At a board meeting held on October 27, 2009, the Iowa Telecom board of directors reviewed the activities since the August 31 meeting. J.P. Morgan detailed the discussions with and levels of interest from the five parties. At that point, it appeared to the board of directors that only Windstream and Party B remained as viable candidates for a transaction in the near term. Compared to the possible combination with Party B, a transaction with Windstream would provide substantial closing certainty and likely a higher return for Iowa Telecom’s shareholders, if acceptable terms could be negotiated. The board of directors also considered whether to wait six to nine months in order to explore a potential transaction with Party C, but determined that uncertainty related to the six to nine month delay and the potentially smaller premium indicated by Party C made waiting for Party C less attractive than the possibility of a near-term transaction with Windstream. The board authorized management to proceed with negotiations with Windstream but to make those negotiations exclusive only if Windstream increased its indicative offer to $17.00 per share, which the board felt was a sufficiently high price to justify entering into exclusive negotiations. If Windstream was unwilling to increase its indicative offer to $17.00 per share, then management was to continue discussions with Party B in order to explore whether the economics of a transaction could be improved and whether a transaction would be possible. The board also reviewed several alternatives for structuring a transaction between Iowa Telecom and Party B that could provide value to Iowa Telecom’s shareholders in an amount roughly equivalent to the value reflected in the Windstream proposal and that would address the outstanding non-financial issues, and directed Mr. Wells to discuss those alternatives with Party B.

Based on the prevailing stock prices prior to the October 27 meeting, Iowa Telecom valued the October 13 Windstream proposal at approximately $15.66 per share. Following the October 27 meeting, J.P. Morgan informed Windstream’s financial advisors that Iowa Telecom would only grant Windstream exclusivity in negotiations if Windstream increased its indicative offer to $17.00 per share. Windstream declined to do so, and therefore Iowa Telecom did not enter into an exclusivity agreement with Windstream. However, the parties continued to discuss a possible combination because Iowa Telecom desired to explore whether the economics of a transaction with Windstream could be improved and Windstream was willing to continue discussions on a non-exclusive basis. Accordingly, Iowa Telecom preserved its ability to continue discussions with Party B.

From October 27 to November 6, Iowa Telecom and Windstream negotiated and agreed upon key terms of a transaction, including the merger consideration reflected in the merger agreement, treatment of Iowa Telecom’s dividend prior to the closing of the transaction, and certain closing conditions and covenants, subject to the negotiation of a definitive agreement and approval by the respective boards of directors. On October 31, 2009, Windstream revised its proposed per share consideration to $7.65 in cash and 0.80 shares of Windstream common stock, and on November 4, 2009, further revised its proposal to $7.90 in cash and 0.804 shares of Windstream common stock. Based on Windstream’s closing stock price on the trading day before the November 4th proposal, Iowa Telecom valued that proposal at approximately $15.80. Iowa Telecom and its financial advisors also continued discussions with Party B. Mr. Wells continued to update the members of the Iowa Telecom board of directors on the progress of negotiations with Windstream and Party B throughout this process.

On November 7, 2009, Windstream was granted access to additional confidential information of Iowa Telecom and began its formal due diligence review. Iowa Telecom and its legal and financial advisors also began a formal due diligence review of Windstream, including a review of Windstream’s filings with the SEC, a review of reports on Windstream issued by securities analysts, meetings with Windstream management, and a review of financial information provided by Windstream.

On November 9, 2009, Iowa Telecom provided an initial draft of the merger agreement to Windstream. Iowa Telecom, Windstream and their respective legal and financial advisors subsequently negotiated the terms of the merger agreement.

On November 16, 2009, Mr. Gardner met with Mr. Wells and Craig Lang, the lead director of Iowa Telecom’s board of directors, at Iowa Telecom’s headquarters in Newton, Iowa, and discussed several terms of the proposed transaction, including the impact of the transaction on the Newton area and the State of Iowa and which member of the Iowa Telecom board of directors would be designated by Iowa Telecom to join the Windstream board of directors.

Following the board of directors meeting on October 27, 2009, Mr. Wells provided Party B the document considered by the board of directors at the October 27th meeting that outlined alternatives for structuring a transaction between Iowa Telecom and Party B. Iowa Telecom believed the division of ownership of the combined company between the shareholders of Iowa Telecom and Party B contained in this proposal represented the minimum necessary to provide value to Iowa Telecom’s shareholders in an amount roughly equivalent to the value reflected in the Windstream proposal. Between October 27 and November 20, 2009, Iowa Telecom and its financial advisors also had multiple conversations with Party B and its financial advisors about a possible transaction. On November 20, 2009, Party B indicated that it was unlikely that it would agree to the ownership division suggested by Iowa Telecom and expressed reservations about other aspects of the proposals.

On November 22, 2009, the compensation committee of Iowa Telecom’s board of directors met by telephone conference call to discuss compensation-related aspects of the proposed transaction with Windstream. Mr. Wells also participated in that meeting because he had participated in the discussions and negotiations with Windstream with respect to these compensation matters and the compensation committee felt that he was in the best position to inform the compensation committee of the relevant issues, address their questions and provide input on behalf of Iowa Telecom’s management team. The committee reviewed a draft of the compensation-related provisions of the merger agreement and a summary of the compensation-related provisions of the agreement prepared by Fredrikson & Byron. Following a discussion, the committee unanimously approved the compensation-related provisions of the merger agreement, subject to the board’s approval of the merger agreement and the merger.

In the morning of November 23, 2009, the Windstream board held a special meeting and approved the merger agreement.

In the afternoon of November 23, 2009, the Iowa Telecom board of directors held a special meeting to discuss the potential merger with Windstream. Members of Iowa Telecom management and representatives of Fredrikson & Byron and J.P. Morgan also attended the meeting. Mr. Wells reviewed the company’s consideration of strategic alternatives since the December 2008 strategic planning session, the results of the company’s discussions with Parties A, C, D and E and the progress of the negotiations with Windstream and Party B. The board of directors, with the assistance of J.P. Morgan, considered the advantages and disadvantages of a transaction with Windstream under the merger agreement, a potential transaction with Party B on terms to be negotiated, a potential transaction with Party C in no less than six months, and remaining an independent company. With respect to remaining an independent company, the board of directors considered whether to delay the consideration of any transaction to see if additional companies interested in acquiring Iowa Telecom might potentially surface with the possibility of more value than offered by Windstream, but the board of directors recognized that such a delay would provide no immediate value to shareholders, that industry dynamics would likely continue to deteriorate and it was therefore unlikely that the valuation of Iowa Telecom as potentially proposed by other parties could be improved, and that it was likely that Iowa Telecom’s share price would continue to decline given the near-term maturity of its credit facility. J.P. Morgan discussed with the board that there would be significant financing uncertainties in a transaction with Party B because of the terms of Party B’s existing credit facilities, and, based on this discussion, it appeared to the board of directors that it might be several months before any agreement could be reached with Party B, if at all, on terms as attractive as those offered by Windstream. At the request of the board of directors, J.P. Morgan had prepared for the board an illustrative value creation analysis based on discounted cash flow equity value for a hypothetical Party B transaction using methods similar to the value creation analysis with respect to the Windstream transaction described under “Opinion of Financial Advisor to Iowa Telecom” below, with such differences in assumptions appropriate to reflect the different potential counterparties, and compared such hypothetical Party B value creation analysis to the comparable Windstream value creation analysis. The hypothetical Party B analysis was not a part of J.P. Morgan’s fairness opinion discussed below or the presentation underlying such opinion, was based on a hypothetical transaction that had never been agreed to between the parties (as opposed to the proposed Windstream transaction, which had been substantially negotiated), was based on Party B projections that were in turn based on verbal guidance for 2010, Wall Street growth rates and Iowa Telecom management estimates, and no due diligence on such projections or synergy assumptions was performed by Iowa Telecom or its advisors because they determined that it was premature given the uncertain and early stage of the transaction discussions with Party B. J.P Morgan observed to the board of directors that, even if Party B were to accept the ownership division proposed by Mr. Wells on October 27 (which Party B had indicated it was unlikely to accept), the pro forma implied equity value accretion per Iowa Telecom share indicated by the hypothetical Party B value creation analysis was less than that indicated by the comparable Windstream value creation analysis. Fredrikson & Byron reviewed with the board the terms of the proposed merger agreement with Windstream and the fiduciary duties of the directors with respect to the matters under consideration. J.P. Morgan reviewed with the board its financial analysis of the merger consideration in the Windstream merger agreement and rendered to the board of directors an oral opinion, subsequently confirmed by delivery of a written opinion dated November 23, 2009, to the effect that, as of that date and based upon and subject to the various factors, assumptions and limitations set forth in the opinion, the merger consideration to be paid to the holders of Iowa Telecom common stock was fair, from a financial point of view, to such holders. The board considered that the value of the merger consideration implied a per share price of $15.98 and a premium of 28.3% to Iowa Telecom’s closing share price on November 20, 2009 and a per share price of $16.04 and a premium of 26.4% to Iowa Telecom’s closing price on November 23, 2009. After extensive discussion, the Iowa Telecom board of directors voted unanimously to approve and adopt the merger agreement with Windstream and to recommend that Iowa Telecom shareholders vote to approve and adopt the merger agreement. The board of directors also approved the designation of Mr. Wells as the director to be appointed to the Windstream board of directors.

Following the meeting, Iowa Telecom and Windstream executed the merger agreement.

Prior to the opening of the U.S. financial markets on November 24, 2009, Iowa Telecom and Windstream announced the execution of the merger agreement.

Recommendation of the Iowa Telecom Board; Iowa Telecom’s Reasons for the Merger

At the special meeting of the Iowa Telecom board of directors held on November 23, 2009, the board of directors determined that the merger was advisable and in the best interests of Iowa Telecom and its shareholders and unanimously approved and adopted the merger agreement. Accordingly, the Iowa Telecom board of directors recommends that Iowa Telecom shareholders vote “FOR” approval and adoption of the merger agreement at the special meeting.

In evaluating the proposed merger, the Iowa Telecom board of directors consulted with Iowa Telecom’s management and legal and financial advisors. In reaching its decision to approve and adopt the merger agreement, and to recommend that Iowa Telecom shareholders vote to approve and adopt the merger agreement, the board of directors considered a variety of factors weighing in favor of the merger, including the factors listed below:

•	the potential impact on Iowa Telecom of increasing competition, uncertain conditions in the telecommunications industry and the required refinancing of its indebtedness;

•

the regular evaluation of strategic alternatives by the board of directors since Iowa Telecom’s initial public offering in 2004 and the board’s familiarity with the company’s business, operations, financial condition, competitive position, business strategy and prospects, and general industry, economic and market conditions, including the inherent risks and uncertainties in Iowa Telecom’s business, in each case on a historical, current and prospective basis;

•	the strategic alternatives process conducted by Iowa Telecom and the possible alternatives to the merger (including the possibility of continuing to operate Iowa Telecom as an independent company),

the range of possible benefits to Iowa Telecom shareholders of such alternatives relative to Iowa Telecom’s prospects as an independent company, and the timing and likelihood of accomplishing the goal of any such alternatives;

•	the fact that J.P. Morgan, a qualified and independent financial advisor, assisted the board of directors in its process of exploring strategic alternatives;

•	the judgment of the board of directors, based upon the process leading to the merger agreement, that Windstream’s offer was the best available alternative to Iowa Telecom’s shareholders;

•

the implied value of $15.98 per share of the merger consideration (based on the closing price of Windstream common stock on November 20, 2009) and the implied value of $16.04 per share of merger consideration (based on the closing price of Windstream common stock on November 23, 2009), with each outstanding share of Iowa Telecom common stock to be exchanged for $7.90 in cash and 0.804 shares of Windstream common stock. The Iowa Telecom board of directors noted that the sales price of Iowa Telecom common stock ranged from $9.94 to $16.45 in the 52 weeks prior to November 20, 2009 and that the closing price of Iowa Telecom common stock had ranged from a high of $23.54 to a low of $10.16 since the company’s initial public offering in November 2004 and was $12.46 on November 20, 2009 and $12.69 on November 23, 2009;

•	the value of the merger consideration, which implied a premium of 28.3% to Iowa Telecom’s closing share price on November 20, 2009 and 26.4% to Iowa Telecom’s closing price on November 23, 2009;

•

the opinion and presentation of J.P. Morgan on November 23, 2009 to the Iowa Telecom board of directors as to the fairness, from a financial point of view, of the merger consideration to be paid to the holders of Iowa Telecom common stock, as more fully described below under the caption “—Opinion of Financial Advisor to Iowa Telecom”;

•	the fact that the per share merger consideration includes $7.90 in cash, providing a level of certainty as to a portion of the merger consideration;

•

the fact that the average daily trading volume for Windstream’s common stock had been much higher than Iowa Telecom’s, which would allow shareholders who wish to do so to convert the stock portion of the merger consideration into cash and would be likely to provide greater liquidity in the future for shareholders who retain the Windstream stock they receive in the merger;

•	the ability of Iowa Telecom shareholders to receive the Windstream common stock portion of the merger consideration on a “tax-free” basis;

•

the fact that the stock portion of the merger consideration would allow Iowa Telecom shareholders to maintain a portion of their investment in a telecommunications company and to continue to receive a dividend;

•	the fact that the merger is not subject to a financing condition;

•

the recent successful acquisitions completed by Windstream and the view of the Iowa Telecom board of directors, based on such information, that there was a high likelihood that Windstream would be able to consummate the merger and pay the merger consideration;

•

the expected benefits for Iowa Telecom shareholders of the combined company after the merger, including the reduced leverage ratio of the combined company and the greater liquidity of the combined company’s common stock;

•

Windstream’s willingness to agree to certain compensation and benefit levels for employees who continue to be employed by the combined company and Windstream’s willingness to agree to certain severance benefits for employees who are terminated following the combination of the companies;

•

Windstream’s willingness to retain a strong local presence in Iowa, as reflected in its expressed expectation that the merger will not result in material staffing changes in local operations, local technicians or local sales personnel, and to expand the call center in Newton, Iowa; and

•

the terms of the merger agreement that provide that, under certain circumstances and subject to certain conditions, Iowa Telecom can furnish information to and conduct negotiations with a third party in connection with an unsolicited potential superior proposal for a business combination or acquisition of Iowa Telecom.

The Iowa Telecom board of directors also considered potential risks relating to the merger, including the following:

•

the risks and costs to Iowa Telecom if the merger does not close, the significant distractions that Iowa Telecom’s employees will experience during the pendency of the merger, and the transaction costs that will be incurred even if the merger is not consummated;

•	the value of the Windstream common stock portion of the merger consideration could decline prior to consummation of the merger, thereby causing the value of the merger consideration to decline;

•

the fact that the Windstream stock component of the merger agreement will continue to subject Iowa Telecom shareholders to the risks inherent in the telecommunications industry and the public stock markets;

•

the fact that the cash portion of the merger consideration may be taxable to Iowa Telecom shareholders for United States federal income tax purposes, as explained in “—Material United States Federal Income Tax Consequences”;

•	the possibility that the expected benefits of the combined company may not be realized by Windstream;

•

the customary restrictions on the conduct of Iowa Telecom’s business prior to the completion of the merger, requiring Iowa Telecom to conduct its business in all material respects only in the ordinary course, subject to specific limitations, which may delay or prevent Iowa Telecom from undertaking business opportunities that may arise pending completion of the merger;

•	the provision in the merger agreement requiring Iowa Telecom to pay a termination fee in the amount of $25.0 million if the merger agreement is terminated under certain circumstances;

•

the potential payments Iowa Telecom or Windstream may be required to make under the transition award and severance programs as described below under the captions “—Interests of Certain Persons in the Merger” and “The Merger Agreement—Covenants—Employee Matters,” although the Iowa Telecom board of directors believes that such payments are reasonable and appropriate in relation to the benefits to Iowa Telecom in connection with the merger;

•	the impact on the employees of Iowa Telecom due to reductions in force that will be necessary for Windstream to achieve its projected synergies associated with the merger; and

•

the possibility that, notwithstanding the provisions of the merger agreement permitting Iowa Telecom to change its recommendation to support a superior proposal, the termination fee payable upon Iowa Telecom’s execution of a definitive agreement for an alternative transaction or the consummation of an alternative transaction, or the requirement that Iowa Telecom submit the merger to a shareholder vote even if its board of directors has changed its recommendation, might discourage other parties that might have an interest in a business combination with, or an acquisition of, Iowa Telecom.

The foregoing discussion addresses the material factors considered by the Iowa Telecom board of directors in its consideration to approve and adopt the merger agreement, including factors that support the merger as well as those that may weigh against it. In view of the variety of factors and the amount of information considered, the Iowa Telecom board of directors did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching its determination. The determination to approve and adopt the merger agreement was made after consideration of all of the factors as a whole and the foregoing discussion does not necessarily contain all of the factors considered by the Iowa

Telecom board of directors as a whole or by individual directors. In addition, individual members of the Iowa Telecom board of directors may have given different weights to different factors.

Opinion of Financial Advisor to Iowa Telecom

Iowa Telecom retained J.P. Morgan as its financial advisor for the purpose of advising Iowa Telecom in connection with a potential transaction such as the merger and to evaluate whether the consideration in the merger was fair, from a financial point of view, to the holders of common stock of Iowa Telecom. At the meeting of the board of directors of Iowa Telecom on November 23, 2009, J.P. Morgan rendered its oral opinion, subsequently confirmed in writing to the board of directors of Iowa Telecom, that, as of such date and on the basis of and subject to the various factors, assumptions and limitations set forth in such written opinion, the consideration of $7.90 in cash and 0.804 of a share of Windstream common stock for each share of Iowa Telecom common stock in the proposed merger was fair, from a financial point of view, to the holders of common stock of Iowa Telecom. The J.P. Morgan written opinion, dated November 23, 2009, is sometimes referred to herein as the J.P. Morgan opinion.

The full text of the written opinion of J.P. Morgan, dated November 23, 2009, which sets forth, among other things, the assumptions made, procedures followed, matters considered and any limitations on the review undertaken in rendering its opinion, is attached as Annex B. The summary of J.P. Morgan’s opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion. Shareholders should read this opinion carefully and in its entirety. J.P. Morgan’s opinion is directed to the board of directors of Iowa Telecom, addresses only the fairness, from a financial point of view, of the consideration to be paid to the holders of common stock of Iowa Telecom in the proposed merger, and does not address any other aspect of the merger. The issuance of the J.P. Morgan opinion was approved by a fairness opinion committee of J.P. Morgan. J.P. Morgan provided its advisory services and opinion for the information and assistance of the board of directors of Iowa Telecom in connection with its consideration of the proposed merger. The opinion of J.P. Morgan does not constitute a recommendation as to how any shareholder should vote with respect to the proposed merger. In addition, the J.P. Morgan opinion does not in any manner address the prices at which Iowa Telecom or Windstream common stock will trade following the date of the opinion.

In arriving at its opinion, J.P. Morgan, among other things:

•	Reviewed a draft dated November 22, 2009 of the merger agreement;

•	Reviewed certain publicly available business and financial information concerning Iowa Telecom and Windstream and the industries in which they operate;

•

Compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•

Compared the financial and operating performance of Iowa Telecom and Windstream with publicly available information concerning certain other companies J.P. Morgan deemed relevant, and reviewed the current and historical market prices of Iowa Telecom common stock and Windstream common stock and certain publicly traded securities of such other companies;

•

Reviewed certain internal financial analyses and forecasts prepared by or at the direction of the managements of Iowa Telecom and Windstream relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the merger, referred to as the “Synergies”;

•	Reviewed certain of the tax attributes of Iowa Telecom and Windstream as provided to J.P. Morgan by the managements of Iowa Telecom and Windstream; and

•	Performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

J.P. Morgan also held discussions with certain members of the management of Iowa Telecom and Windstream with respect to certain aspects of the merger, and the past and current business operations of Iowa Telecom and Windstream, the financial condition and future prospects and operations of Iowa Telecom and Windstream, the effects of the merger (including the Synergies) on the financial condition and future prospects of Iowa Telecom and Windstream, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Iowa Telecom and Windstream or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (nor did it assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Iowa Telecom and Windstream under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the Synergies, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best then available estimates and judgments by management as to the expected future results of operations and financial condition of Iowa Telecom and Windstream to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the merger and the other transactions contemplated by the merger agreement will qualify as a tax-free reorganization for U.S. federal income tax purposes, and will be consummated as described in the merger agreement, and that the definitive merger agreement would not differ in any material respects from the draft thereof reviewed by J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by Iowa Telecom and Windstream in the merger agreement are true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by Iowa Telecom and its advisors (and with respect to the Windstream’s tax attributes, the advisors to Windstream on behalf of Windstream) with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents, authorizations and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Iowa Telecom and Windstream or on the contemplated benefits of the merger.

The J.P. Morgan opinion is necessarily based on economic, market, regulatory and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of the JP. Morgan opinion. Subsequent developments may affect the J.P. Morgan opinion, and J.P. Morgan does not have any obligation to update, revise or reaffirm the J.P. Morgan opinion. The J.P. Morgan opinion is limited to the fairness, from a financial point of view, of the consideration to be paid to the holders of Iowa Telecom common stock in the proposed merger. J.P. Morgan has expressed no opinion as to the fairness of the merger to any person or entity, or as to the fairness of any consideration to be received by the holders of any other class of securities, creditors or other constituencies of Iowa Telecom or as to the underlying decision by Iowa Telecom to engage in the merger. Furthermore, J.P. Morgan has expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the merger, or any class of such persons relative to the consideration to be paid to the holders of Iowa Telecom common stock in the merger or with respect to the fairness of any such compensation. J.P. Morgan has also expressed no opinion as to the price at which shares of Iowa Telecom or Windstream common stock will trade at any future time.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses undertaken by J.P. Morgan in connection with rendering the J.P. Morgan opinion delivered to the Iowa Telecom board of directors on November 23, 2009 and contained in the presentation delivered to the Iowa Telecom board of directors on November 23, 2009 in connection with the rendering of such opinion. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s financial analyses.

Estimates

In performing its analysis of Iowa Telecom, J.P. Morgan (1) relied upon estimates provided by the management of Iowa Telecom prepared in connection with the proposed merger for the period beginning 2009 and ending 2012, plus an extrapolation of such estimates for the period beginning 2013 and ending 2014 based on and approved by the management of Iowa Telecom, which are referred to in this document as the “Iowa Telecom Management Estimates”, and (2) reviewed Wall Street analyst projections for the period beginning 2009 and ending 2010, plus an extrapolation of such estimates for the period beginning 2011 and ending 2014 approved by the management of Iowa Telecom, which are referred to in this document as the “Iowa Telecom Street Estimates”. Iowa Telecom management also provided J.P. Morgan with the then-current level of Iowa Telecom tax attributes. The present value of Iowa Telecom tax attributes at that time was determined to be $104 million to $123 million, depending on the valuation date, whether Iowa Telecom Management Estimates or Iowa Telecom Street Estimates were used, the discount rate, and in which analysis such present value was being utilized. In performing its analysis as it applies to Windstream, J.P. Morgan (1) relied upon estimates prepared by the management of Windstream prepared in connection with the proposed merger (both without giving effect to and pro forma for completion of Windstream’s expected acquisition of NuVox, Inc., referred to as the “NuVox transaction”) for the period beginning 2009 and ending 2012, plus an extrapolation of such estimates for the period beginning 2013 and ending 2014 based on and approved by the management of Iowa Telecom, which are referred to in this document as the Windstream Management Estimates, and (2) reviewed Wall Street analyst projections for the period 2009 and 2010, plus an extrapolation of such estimates for the period beginning 2011 and ending 2014 approved by the management of Iowa Telecom, which are referred to in this document as the Windstream Street Estimates.

The forecasts furnished to J.P. Morgan for Iowa Telecom and Windstream were prepared by the managements of Iowa Telecom and Windstream, respectively, in connection with the proposed merger. Neither Iowa Telecom nor Windstream publicly discloses internal management forecasts of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the merger, and such forecasts were prepared in connection with the proposed merger and were not prepared with a view toward public disclosure. These forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such forecasts.

Historical Share Price Exchange Ratio Analysis; 52-Week Range; Analyst Price Targets

J.P. Morgan reviewed the per share daily closing market price of Iowa Telecom common stock and Windstream common stock over the 52 weeks ended November 20, 2009 and calculated the implied historical exchange ratios during this period by dividing the daily closing prices per share of Iowa Telecom common stock by those of Windstream common stock and the average of those implied historical exchange ratios for the one-month, three-month, six-month and twelve-month periods ended November 20, 2009. The price implied by the offer was $15.98 per share of Iowa Telecom common stock (based on market data as of November 20, 2009). The exchange ratio implied by $15.98 was 1.590x based on Windstream’s closing share price of $10.05 as of November 20, 2009 (“Implied Merger Exchange Ratio”). J.P. Morgan compared this implied exchange ratio to the implied historical exchange ratios. The results of the implied exchange ratios analysis (rounded to the nearest thousandth) is set forth in the table below.

Implied Exchange Ratio Analysis—Historical Period	Implied Exchange Ratio	Implied Premium (Discount) of Implied Merger Exchange Ratio
Current (11/20/09)	1.240x	28.3%
1-month average	1.208x	31.6%
3-month average	1.267x	25.5%
6-month average	1.365x	16.5%
12-month average	1.460x	8.9%

J.P. Morgan reviewed the 52-week trading range of Iowa Telecom’s stock price. Specifically, the reference range was $9.94 to $16.45 for the 52-week trading range preceding November 20, 2009, as compared to the implied price per share in the proposed merger of $15.98 (based on market data as of November 20, 2009).

J.P. Morgan also reviewed Wall Street analyst price targets for Iowa Telecom’s stock price. Specifically, the reference range was $11.00 to $14.00, as compared to the implied price per share in the proposed merger of $15.98 (based on market data as of November 20, 2009).

J.P. Morgan noted that all of the foregoing analyses are not valuation methodologies and that such analyses were presented merely for reference purposes.

Selected Publicly Traded Companies

Using publicly available information, J.P. Morgan compared the financial and operating performance of Iowa Telecom with publicly available information of selected publicly traded companies engaged in businesses which J.P. Morgan deemed relevant to Iowa Telecom’s business. The companies were as follows:

•	Windstream;

•	CenturyLink, Inc. (formerly CenturyTel, Inc.);

•	Consolidated Communications Holdings Inc.;

•	Cincinnati Bell Inc.;

•	Qwest Communications International Inc.; and

•	Frontier Communications Corporation.

These companies were selected, among other reasons, because they compete primarily in the rural local exchange carrier (RLEC) sector with competitive dynamics and growth potential similar to Iowa Telecom.

In all instances, multiples were based on closing stock prices on November 20, 2009. For each of the following analyses performed by J.P. Morgan, estimated financial data for selected companies were based on the selected companies’ filings with the Securities and Exchange Commission and publicly available Wall Street research analysts’ estimates.

J.P. Morgan reviewed, among other information, the particular company’s firm value, or FV (calculated as the market value of the particular company’s common equity, or EV, plus total debt, plus non-controlling interest, less cash and cash equivalents) compared to calendar year 2010 estimated EBITDA (“CY2010 estimated EBITDA”) (calculated as earnings before interest, taxes, depreciation and amortization) to determine a range of multiples of the ratio of FV to 2010 estimated EBITDA for the selected companies. J.P. Morgan also reviewed the particular company’s FV, as adjusted for 100% of the present value of any tax attributes as publicly reported, if any (“Adjusted FV”), compared to calendar year 2010 estimated EBITDA to determine a range of multiples of the ratio of Adjusted FV to 2010 estimated EBITDA for the selected companies. The analyses indicated that the multiples for FV/CY2010 estimated EBITDA ranged from a low of 4.5x to a high of 6.9x and the multiples for Adjusted FV/CY2010 estimated EBITDA ranged from a low of 4.1x to a high of 6.9x. J.P. Morgan applied a range of 5.0x to 7.0x (derived from such analyses) for both FV/CY2010 estimated EBITDA and Adjusted FV/CY2010 estimated EBITDA to Iowa Telecom and calculated an implied per share equity value of common stock using estimated EBITDA provided by the management of Iowa Telecom for calendar year 2010 and in the case of Adjusted FV/CY2010 estimated EBITDA, taking into account the present value of estimated tax attributes and book value of spectrum assets of Iowa Telecom provided by the management of Iowa Telecom ($21.2 million).

The results of such analyses are set forth in the chart below, as compared to the implied price per share in the proposed merger of $15.98 (based on market data as of November 20, 2009):

Trading Multiple	Implied Valuation Range for Iowa Telecom Common Stock
FV/CY2010 estimated EBITDA	$2.15 to $10.11
Adjusted FV/CY2010 estimated EBITDA	$6.49 to $14.46

J.P. Morgan also reviewed, among other information, the particular company’s Adjusted EV (calculated as the market value of the particular company’s common equity, or EV, less 100% of the present value of any tax attributes as publicly reported) compared to calendar year 2010 estimated normalized levered free cash flow (“CY2010 estimated normalized LFCF”) (calculated as EBITDA less capital expenditures, net cash interest expense, change in working capital and cash taxes normalized to exclude the effect of net operating losses (NOLs) and other one time and non-cash items) to determine a range of multiples of the ratio of Adjusted EV to CY2010 estimated normalized LFCF for the selected companies. J.P. Morgan also reviewed the particular company’s Adjusted EV, as adjusted for 0% of the present value of any tax attributes as publicly reported on a fully taxed basis, compared to CY2010 estimated normalized LFCF to determine a range of multiples of the ratio of Adjusted EV to CY2010 estimated normalized LFCF for the selected companies. The analyses indicated that the multiples for 0% Adjusted EV/CY2010 estimated normalized LFCF ranged from a low of 5.2x to a high of 7.8x and the multiples for 100% Adjusted EV/CY2010 estimated normalized LFCF ranged from a low of 3.5x to a high of 7.1x. J.P. Morgan applied a range of 6.0x to 8.0x (derived from such analysis) for 0% Adjusted EV/CY2010 estimated normalized LFCF and a range of 4.0x to 7.0x (derived from such analysis) for 100% Adjusted EV/CY2010 estimated normalized LFCF to Iowa Telecom and calculated an implied per share equity value of common stock using CY2010 estimated normalized LFCF provided by the management of Iowa Telecom for calendar year 2010 and in the case of 100% Adjusted EV/CY2010 estimated normalized LFCF, taking into account the present value of estimated tax attributes and book value of spectrum assets of Iowa Telecom provided by the management of Iowa Telecom.

The results of such analyses are set forth in the chart below, as compared to the implied price per share in the proposed merger of $15.98 (based on market data as of November 20, 2009):

Trading Multiple	Implied Valuation Range for Iowa Telecom Common Stock
0% Adjusted EV/CY2010 estimated LFCF	$9.30 to $12.40
100% Adjusted EV/CY2010 estimated LFCF	$10.54 to $15.20

Precedent Transaction Multiples Analysis

Using publicly available information, J.P. Morgan examined the following selected transactions involving companies in the RLEC sector. J.P. Morgan only focused on transactions in the RLEC sector in the past two years because these transactions were executed in a capital markets environment similar to the one existing at the time the merger agreement was executed. J.P Morgan also provided the Iowa Telecom board of directors with information on similar transactions from periods earlier than the previous two years that reflected higher multiples, but J.P. Morgan informed the board of directors that, because of the time frame, such transactions were not material to the J.P. Morgan analysis for the reasons set forth above.

Acquiror	Target	Announcement Date
Frontier Communications Corp.	Verizon Communications Inc. assets	05/13/09
Windstream	D&E Communications, Inc.	05/11/09
CenturyTel, Inc.	Embarq Corporation	10/27/08

For each of the selected transactions, J.P. Morgan calculated and, to the extent information was publicly available, compared the target’s firm value to the target’s one-year forward EBITDA and the target’s equity value to the target’s one-year forward LFCF as estimated in published Wall Street equity research. The following table reflects the results of the analyses as of November 20, 2009:

Precedent Transaction Analysis	Low-to-High Range
FV / CY 2010 estimated EBITDA	4.5x to 5.1x
EV / CY 2010 estimated LFCF	5.8x to 6.0x

J.P. Morgan applied the range of multiples derived from the FV/CY2010 estimated EBITDA analysis to Iowa Telecom’s CY2010 estimated EBITDA without taking into account the present value of estimated tax attributes and book value of spectrum assets of Iowa Telecom provided by the management of Iowa Telecom, and arrived at an implied estimated range of price per share as of November 20, 2009 of $0.16 to $2.54 per share. J.P. Morgan added to these per share values the present value of estimated tax attributes and book value of spectrum assets of Iowa Telecom per share provided by the management of Iowa Telecom, and arrived at an implied estimated range of price per share as of November 20, 2009 of $4.50 to $6.89 per share, as compared to the implied price per share in the proposed merger of $15.98 (based on market data as of November 20, 2009).

J.P. Morgan then applied the range of multiples derived from the EV/CY2010 estimated LFCF analysis to Iowa Telecom’s CY2010 estimated normalized LFCF without taking into account the present value of estimated tax attributes and book value of spectrum assets of Iowa Telecom provided by the management of Iowa Telecom, and arrived at an implied estimated range of price per share of $8.99 to $9.30 per share. J.P. Morgan added to these per share values the present value of estimated tax attributes and book value of spectrum assets of Iowa Telecom per share provided by the management of Iowa Telecom, and arrived at an implied estimated range of price per share of $13.34 to $13.65, as compared to the implied price per share in the proposed merger of $15.98 (based on market data as of November 20, 2009).

Discounted Cash Flow Analysis

J.P. Morgan conducted a discounted cash flow analysis for Iowa Telecom for the purpose of determining an implied fully diluted equity value per share for Iowa Telecom common stock on a stand-alone basis (i.e., without Synergies). A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by assets and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” “Present value” refers to the current value of one or more future unlevered free cash flows from the asset, which we refer to as that asset’s cash flows, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, capitalized returns and other appropriate factors. “Terminal value” refers to the capitalized value of all cash flows from an asset for periods beyond the final forecast period.

J.P. Morgan calculated the value of the unlevered free cash flows that Iowa Telecom is expected to generate for the second half of fiscal year 2010 through 2014 implied by the Iowa Telecom Management Estimates and implied by the Iowa Telecom Street Estimates. The unlevered free cash flows and range of terminal values were then discounted to present value using a range of discount rates from 8.0% to 9.0%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Iowa Telecom. J.P. Morgan also calculated a range of terminal values for Iowa Telecom at the end of the 4.5-year period ending 2014 by applying a perpetual revenue growth rate ranging from (0.50%) to 0.50%.

As part of the total implied equity value calculated for Iowa Telecom, J.P. Morgan also calculated the present value of (a) tax-deductible amortization of intangibles, (b) tax benefit from Iowa Telecom’s estimated net operating loss carry-forwards balance as of June 30, 2010 (“NOLs”), such estimates provided by Iowa Telecom management, and (c) depreciation in excess of capital expenditures from 2015 to 2018. J.P. Morgan also, as part of the total implied equity value calculated for Iowa Telecom, included the book value of the Iowa Telecom’s spectrum assets, as provided by the management of Iowa Telecom.

A summary of the implied valuation ranges of Iowa Telecom’s common stock that J.P. Morgan derived from such analyses, as compared to the implied price per share in the proposed merger of $15.98 (based on market data as of November 20, 2009) is set forth below:

DCF	Implied Valuation Range for Iowa Telecom Common Stock
Iowa Telecom Management Estimates	$5.34 to $10.31
Iowa Telecom Management Estimates (including the present value of the estimated tax attributes and book value of spectrum assets)	$9.38 to $14.44
Iowa Telecom Street Estimates	$4.66 to $9.42
Iowa Telecom Street Estimates (including the present value of the estimated tax attributes and book value of spectrum assets)	$8.42 to $13.28

J.P. Morgan noted that the discounted cash flow analyses based upon the Iowa Telecom Street Estimates were presented merely for reference purposes.

Value Creation Analysis

J.P. Morgan calculated the value of the unlevered free cash flows that Windstream is expected to generate for the second half of fiscal year 2010 through 2014 implied by the Windstream Management Estimates (pro forma for the consummation of the NuVox transaction). The unlevered free cash flows and range of terminal values were then discounted to present value using a range of discount rates from 7.5% to 8.5%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Windstream. J.P. Morgan also calculated a range of terminal values for Windstream at the end of the 4.5-year period ending 2014 by applying a perpetual revenue growth rate ranging from (0.50%) to 0.50%. The implied DCF valuation range was $10.32 to $15.67 per Windstream share.

Based on discounted cash flow equity value: J.P. Morgan conducted a value creation analysis that compared the implied equity value per share of Iowa Telecom common stock derived from the midpoint of the discounted cash flow analysis on a stand-alone basis using the Iowa Telecom Management Estimates to the implied equity value per share of Iowa Telecom common stock pro forma for the merger. The pro forma implied equity value per Iowa Telecom share was equal to Iowa Telecom’s pro forma ownership (based on a 5.5%/94.5% Iowa Telecom/Windstream ownership split) of: (1) (a) the midpoint of Windstream’s stand-alone discounted cash flow implied equity value based on the Windstream Management Estimates (assuming consummation of the NuVox transaction), plus (b) the midpoint of Iowa Telecom’s stand-alone discounted cash flow implied equity value based on the Iowa Telecom Management Estimates, plus (c) the present value of the Synergies, plus (d) the present value of Iowa Telecom’s NOLs usage acceleration as a result of the merger, less (e) cash consideration paid to Iowa Telecom shareholders, less (f) transaction expenses, divided by (2) pro forma diluted shares outstanding. J.P. Morgan also calculated the implied equity value per share of Iowa Telecom common stock pro forma for the merger (as described above) including the benefit resulting from a 0.5% decrease in the discount rate used to calculate Iowa Telecom’s stand-alone discounted cash flow implied equity value described in clause (1)(b) above. The reduction in the discount rate was based upon the discount rate chosen by J.P. Morgan for Windstream. J.P. Morgan noted orally that the analysis using the benefit of the decreased discount rate was for reference purposes only.

The value creation analysis yielded the following pro forma implied equity value accretion per Iowa Telecom share:

Implied Iowa Telecom Pro Forma Value Accretion
Management Estimates DCF equity value	55.4%
Management Estimates DCF equity value, including benefit from lower pro forma discount rate	56.1%

J.P. Morgan noted that the implied Iowa Telecom pro form value creation was 53.3% using the Windstream Management Estimates without giving effect to the completion of the NuVox transaction.

Based on current publicly traded equity values: J.P. Morgan conducted a value creation analysis that compared the publicly traded equity value per share of Iowa Telecom common stock to the implied equity value per share of Iowa Telecom common stock pro forma for the merger. The pro forma implied equity value per Iowa Telecom share was equal to Iowa Telecom’s pro forma ownership (based on a 5.5%/94.5% Iowa Telecom/Windstream ownership split) of: (1) (a) Windstream’s publicly traded equity value plus (b) Iowa Telecom’s publicly traded equity value, plus (c) the present value of the Synergies, plus (d) the present value of Iowa Telecom’s NOLs usage acceleration as a result of the merger, less (e) cash consideration paid to Iowa Telecom shareholders, less (f) transaction expenses, divided by (2) pro forma diluted shares outstanding. J.P. Morgan also calculated the implied equity value per share of Iowa Telecom common stock pro forma for the merger (as described above) assuming an increase in Iowa Telecom’s contribution to the pro forma value equal to the benefit from a 0.5% decrease in the discount rate used to calculate Iowa Telecom’s stand-alone discounted cash flow implied equity value described in clause (1)(b) of the foregoing paragraph. The reduction in the discount rate was based upon the discount rate chosen by J.P. Morgan for Windstream. J.P. Morgan noted orally that the analysis using the benefit of the decreased discount rate was for reference purposes only.

The value creation analysis yielded the following pro forma implied equity value accretion per Iowa Telecom share:

Implied Iowa Telecom Pro Forma Value Accretion
Publicly traded equity value	30.3%
Publicly traded equity value, including benefit from lower pro forma discount rate	31.0%

The foregoing summary of the material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of

Iowa Telecom. In arriving at its opinion, J.P. Morgan reviewed various financial and operational metrics for both Iowa Telecom and Windstream, including forecasts with respect to Iowa Telecom and Windstream which were made available to J.P. Morgan by or on behalf of Iowa Telecom. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. The consideration and other terms of the merger were determined through arm’s-length negotiations between Iowa Telecom and Windstream.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected on the basis of such experience and its capabilities and familiarity with Iowa Telecom, Windstream and other companies in the industries in which they operate to advise Iowa Telecom in connection with a potential transaction such as the merger and to potentially deliver a fairness opinion to the board of directors of Iowa Telecom addressing the fairness from a financial point of view of the consideration in such a transaction to the holders of common stock of Iowa Telecom as of the date of such opinion.

For services rendered in connection with the merger (including the delivery of its opinion), Iowa Telecom has agreed to pay J.P. Morgan a fee estimated to be approximately $9.0 million, all but $2 million of which will become payable only if the proposed merger is consummated. In addition, J.P. Morgan may also be entitled to receive a discretionary fee of up to $1.2 million in an amount to be determined by Iowa Telecom in its sole discretion and payable only if the proposed merger is consummated. Finally, Iowa Telecom has agreed to reimburse J.P. Morgan for certain expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the federal securities laws.

J.P. Morgan and its affiliates have performed in the past, and may continue to perform, certain services for Iowa Telecom, Windstream and their respective affiliates, all for customary compensation or other financial benefits including, during the last two years, (a) acting as lead initial purchaser on Windstream’s $400,000,000 7.875% notes offering in October 2009, (b) acting as lead arranger on Windstream’s amendment and restatement of its senior secured credit facilities and (c) acting as an agent bank and a lender under the outstanding credit facilities of Windstream. In the ordinary course of its businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of Iowa Telecom or Windstream for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Interests of Certain Persons in the Merger

In considering the recommendation of the Iowa Telecom board of directors with respect to the merger, Iowa Telecom’s shareholders should be aware that certain of Iowa Telecom’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of Iowa Telecom’s shareholders generally. Iowa Telecom’s board of directors was aware of these interests, the plans and arrangements giving rise to which had been reviewed and recommended to the board by the Iowa Telecom compensation committee in conjunction with their adoption by the board, and considered them in approving and adopting the merger agreement.

Treatment of Restricted Stock. At the effective time of the merger, each restricted stock award granted by Iowa Telecom subject to vesting or other lapse restrictions that is outstanding as of immediately prior to the effective time will be converted into the merger consideration, as described below under “The Merger Agreement—Merger Consideration.” Such merger consideration will be subject to the same vesting schedule, forfeiture provisions and other terms and conditions as set forth in the Iowa Telecom 2005 Stock Incentive Plan (“2005 Plan”) and the agreement granting such restricted stock, and the holders of the restricted stock will not receive any merger consideration (including either the cash consideration or stock consideration components) except in accordance with such terms and conditions (and shall receive the merger consideration, without interest and net of withholding for applicable taxes, only once vested in accordance with such terms and conditions).

Under the 2005 Plan and the applicable award agreements, if a participant’s employment is terminated by Iowa Telecom other than for “Cause” or by the executive for “Good Reason” (as such terms are defined in the award agreements under the 2005 Plan and described below) within 12 months following the merger, all shares underlying each restricted stock award will vest as of such termination.

Under the 2005 Plan, “Cause” is generally deemed to exist where an individual: (i) has been convicted of, or pleaded guilty or nolo contendere to, a felony or crime of moral turpitude or is prohibited from serving as a director, officer or employee of a publicly traded company; (ii) commits an act of dishonesty that is harmful to Iowa Telecom, its affiliates or its employees; (iii) fails to materially comply with any agreement between the individual and Iowa Telecom; or (iv) acts or fails to act in such a way that causes material harm to Iowa Telecom’s reputation or business. “Good Reason” generally will exist if: (i) Iowa Telecom fails to pay any amount that is due or fails to take any action that is required under any agreement between it and the individual; (ii) an individual’s position, authority, duties or responsibilities are materially diminished; (iii) Iowa Telecom requires the individual to change the location at which he performs services to a location that is greater than 45 miles from Newton, Iowa; or (iv) the aggregate value of an individual’s base salary, bonus and other benefits is substantially reduced.

However, with respect to certain of Mr. Wells’ restricted stock awards, the definitions of “Cause” and “Good Reason” are incorporated from his employment agreement for the purpose of determining the treatment of his restricted stock awards. These definitions are described below under “Wells Employment Agreement.”

In addition, it is anticipated that, prior to the closing, certain of the executive officers may receive additional grants of restricted stock in Iowa Telecom. Subject to approval of the Iowa Telecom’s compensation committee (which is comprised solely of independent directors), Iowa Telecom may grant an aggregate of 260,000 shares of restricted stock prior to the closing to employees, including executive officers. These grants will generally be subject to the same terms and conditions described above, except that vesting will accelerate if the executive’s employment terminates for the reasons described above at any time within 48 months following the merger. As of the date of this proxy statement/prospectus, neither the recipients of these shares of restricted stock nor the allocations of these shares have been determined. Iowa Telecom negotiated with Windstream for the right to grant these shares of restricted stock in order to encourage the continuity of management during the pendency of the merger by continuing Iowa Telecom’s historical compensation practice of making equity grants in the first quarter of each year, since the closing of the merger is not expected to occur until mid-2010.

Based on the number of shares of unvested restricted stock outstanding for each executive officer as of February 12, 2010, the latest practicable date prior to the date of this proxy statement/prospectus, assuming the executive simultaneously terminates his employment for Good Reason or is terminated by Iowa Telecom without Cause at the effective time of the merger, and assuming that the effective time of the merger occurs on May 31, 2010, the following table sets forth for each of Iowa Telecom’s executive officers the number of unvested restricted stock awards that would become fully vested and the amount that such individual would receive in respect of the accelerated vesting of unvested restricted stock.

Executive Officer	Position	Shares of Restricted Stock (1)	Estimated Total Resulting Merger Consideration
Alan L. Wells	President, Chief Executive Officer and Chairman of the Board	195,750	$3,148,584
David M. Anderson	Vice President, External Affairs	19,000	305,610
Charles Bruggemann	Vice President, Operations	24,750	398,097
Donald G. Henry	Vice President, General Counsel and Secretary	43,750	703,707
Lon M. Hopkey	Vice President, Corporate Development	29,250	470,478
Dennis R. Kilburg	Vice President, Engineering	18,500	297,567
Craig A. Knock	Vice President, Chief Financial Officer and Treasurer	68,375	1,099,793
Timothy D. Lockhart	Vice President, Customer Services & Human Resources	18,500	297,567
Brian T. Naaden	Vice President, Chief Information Officer	30,500	490,584
Michael A. Struck	Vice President, Sales	19,250	309,631

(1)	Assumed numbers of shares of restricted stock that will remain subject to restrictions and risk of forfeiture on May 31, 2010, based upon shares of restricted stock held as of February 12, 2010, which represents the latest practicable date prior to this proxy statement/prospectus. Accordingly, the table does not reflect any grants that may be made from the aggregate 260,000 shares reserved for issuance to employees prior to the closing as described above, which shares have a estimated value of $4,182,027.

These estimated amounts of merger consideration are based on a price per share of Windstream common stock of $10.18 (the closing price on February 12, 2010), and a conversion ratio of 0.804 shares of Windstream common stock and $7.90 cash consideration per share of Iowa Telecom common stock. Actual amounts may be higher or lower depending on the value of Windstream common stock on the date the merger consideration is received.

None of Iowa Telecom’s non-employee directors holds restricted stock.

Treatment of Stock Options. At the effective time of the merger, all outstanding Iowa Telecom stock options, whether or not then exercisable, will be cancelled and exchanged for the merger consideration, as described below under “The Merger Agreement—Merger Consideration,” reduced by the exercise price applicable to the option and any applicable withholding taxes. Thus, at the effective time, each holder of stock options will receive for each share subject to such option that is outstanding as of immediately prior to the effective time, a combination of $7.90 in cash, without interest and less the exercise price applicable to the option, and 0.804 shares of Windstream common stock, with cash paid in lieu of fractional shares.

The value of the options held by Iowa Telecom executive officers are as follows, calculated on the basis described above as of February 12, 2010, which represents the latest practicable date prior to this proxy statement/prospectus:

Executive Officer	Number of Outstanding Stock Options	Value of Options
Timothy D. Lockhart	38,141	$604,486

None of Iowa Telecom’s non-employee directors holds stock options.

Issuance of Stock to Directors. Subject to the approval of the compensation committee of Iowa Telecom’s board of directors, Iowa Telecom may issue up to 6,000 shares to the non-executive directors in 2010 under the 2005 Stock Incentive Plan, as part of the established board compensation plan. These shares will not be subject to any restrictions or risks of forfeiture.

2010 Annual Bonus Program. Prior to the effective time of the merger, Iowa Telecom will establish for its executive officers a short-term incentive program applicable to the 2010 performance period. The performance target for each executive officer under the program will be based fifty percent (50%) on Iowa Telecom’s adjusted Earnings Before Interest, Tax, Depreciation and Amortization (“EBITDA”), as determined consistent with past practice, and fifty percent (50%) on individual goals for such executive officer. The EBITDA portion of the bonus will be based upon the year-to-date performance of Iowa Telecom for the period ending with the last full month prior to the month in which the closing occurs, subject to (i) the reasonable discretion of the compensation committee of the Iowa Telecom board of directors, (ii) appropriate adjustments including, but not limited to, elimination of any decrease in adjusted EBITDA due to the reasonable expenses or other payments associated with the merger, and (iii) Windstream’s reasonable approval of the calculation based upon such financial statements and adjustments. The individual goal portion of the bonus will equal the lesser of (i) the executive’s actual level of achievement with respect to the individual goal portion or (ii) the target level of such individual goal portion. Payments under this program will be pro rated for the number of days from the beginning of the year in which closing occurs through the closing date, and will be paid as soon as practicable following the closing. The following table illustrates the potential value of such bonus at target, assuming the effective time of the merger occurs on May 31, 2010:

Executive Officer	Target Bonus as a Percentage of Base Salary (1)	Estimated 2010 Bonus (2)
Alan L. Wells	100%	$172,603
David M. Anderson	25%	20,034
Charles J. Bruggemann	25%	20,240
Donald G. Henry	25%	23,116
Lon M. Hopkey	25%	18,493
Dennis R. Kilburg	25%	19,007
Craig A. Knock	30%	33,288
Timothy D. Lockhart	25%	18,493
Brian T. Naaden	25%	22,192
Michael A. Struck	40%	28,767

(1)	Based upon 2009 levels.
(2)	Assumes bonuses will be paid at target based upon salaries in effect on February 12, 2010 and assuming the effective time of the merger occurs on May 31, 2010.

Severance Benefits.

Wells Employment Agreement. Mr. Wells is a party to an employment agreement with Iowa Telecom that provides for certain severance and change in control benefits. Specifically, if Mr. Wells’ employment is terminated by Iowa Telecom other than for “Cause” (as defined in the agreement and as described below), death or disability or Mr. Wells terminates his employment for “Good Reason” (as defined in the agreement and as described below), he will receive (i) any earned and unpaid bonus for a prior completed year and (ii) a prorated bonus for the year of termination based on actual performance results. In addition, in the event of such termination of employment, provided that Mr. Wells executes a release of claims, he also will receive (a) two times the sum of his base salary and target bonus (payable in monthly installments) and (b) continuation of group health plan coverage for himself, his spouse and his dependents for up to 24 months (or a payment sufficient to purchase such coverage).

If Mr. Wells’ employment terminates for the reasons described above either prior to the date the merger is consummated or upon or within two years following the merger, then Mr. Wells will receive (in addition to the amounts described in the paragraph above and also subject to his executing a release of claims): (i) a lump sum payment equal to one times the sum of his then current base salary and target bonus for the year in which his termination occurs, (ii) continuation of group health plan coverage for himself, his spouse and his dependents for up to an additional 12 months (or a payment sufficient to purchase such coverage), and (iii) the title to the company vehicle he is then using.

Under Mr. Wells’ employment agreement, “Cause” will be deemed to exist if he: (i) is convicted of, or pleads guilty or nolo contendere to, a felony or crime of moral turpitude or is prohibited from serving as a director, officer or employee of a publicly traded company; (ii) commits an act of dishonesty that is harmful to Iowa Telecom, any of its subsidiaries or its employees; (iii) fails to materially comply with the employment agreement or with reasonable policies, regulations and directives of Iowa Telecom; (iv) acts or fails to act in such a way that causes material harm to Iowa Telecom’s reputation or business; (v) materially violates any confidentiality or non-compete agreement; or (vi) willfully fails to perform the duties described in his employment agreement (unless by reason of illness, injury or disability). “Good Reason” generally will exist if: (i) Iowa Telecom materially breaches the employment agreement, including failure to pay any amount that is due or fails to take any action that is required under the employment agreement or reduces the base salary or the bonus plan described in the agreement; (ii) Mr. Wells’ position, authority, duties or responsibilities as Chief Executive Officer of Iowa Telecom are materially diminished (which includes a requirement that he report to anyone other than the board of directors of Iowa Telecom or, where Iowa Telecom becomes a subsidiary or a parent company, Mr. Wells is not the Chief Executive Officer of such parent company or is required to report to anyone other than the board of directors of such parent company); (iii) Iowa Telecom requires Mr. Wells to change the location at which he performs services to a location that is greater than 45 miles from Newton, Iowa; (iv) Mr. Wells’ non-stock related benefits are substantially reduced; or (v) the board of directors fails to re-nominate Mr. Wells to the board of directors. We expect that Mr. Wells will be entitled to terminate his employment for Good Reason upon consummation of the merger.

Mr. Wells’ employment agreement also prohibits Mr. Wells from competing with Iowa Telecom or soliciting Iowa Telecom customers or employees for a period of 24 months after termination of Mr. Wells’ employment (which period is shortened to six months if the employment agreement expires without being renewed).

The employment agreement does not entitle Mr. Wells to a tax gross up, and Mr. Wells is liable for any applicable excise taxes on amounts paid to him pursuant to the employment agreement. However, if any payments or benefits provided to Mr. Wells (under the agreement or otherwise) result in a “parachute payment” (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)), then such payments or benefits will be reduced to the minimum extent necessary to avoid the excise tax that otherwise would apply under Section 4999 of the Code, but only if applying the cutback would cause Mr. Wells to retain a larger after-tax amount.

Iowa Telecom entered into a written employment agreement with Mr. Wells to provide both Iowa Telecom and Mr. Wells with protections, incentives and rights that would otherwise not be memorialized, and to express the commitment on the part of Iowa Telecom and Mr. Wells to the employment relationship.

Change of Control Agreements. Each of Messrs. Anderson, Bruggemann, Henry, Hopkey, Kilburg, Knock, Lockhart, Naaden and Struck is a party to a Change of Control Agreement with Iowa Telecom. Under these agreements, if the executive’s employment is terminated by Iowa Telecom other than for “Cause” (as defined in the agreements and as described below), death or disability or the executive terminates his employment for “Good Reason” (as defined in the agreements and as described below) either prior to the effective date of the merger or upon or within two years following the merger, then the executive will receive certain change of control severance benefits, subject to his execution of a release of claims. These benefits include: (i) a bonus for the year in which termination occurs, based on actual results but prorated for the number of days the executive was employed during the year; (ii) a cash severance payment equal to the multiple specified in the table below, multiplied by the sum of the executive’s then-current base salary and target bonus for the year in which the merger occurs; (iii) continuation of benefits for the executive, his spouse and his dependents under Iowa Telecom’s group health plan for a period up to the number of months specified in the chart below; (iv) the title to the company vehicle the executive was using immediately prior to the merger; and (v) if such termination occurs after the expiration of 12 months, but prior to the expiration of 24 months, after the merger, a cash payment equal to the fair market value of all then-unvested restricted stock.

Executive Officer	Severance Multiplier	Benefits Continuation Period
David M. Anderson	1.0	12 months
Charles J. Bruggemann	1.5	18 months
Donald G. Henry	2.0	24 months
Lon M. Hopkey	1.5	18 months
Dennis R. Kilburg	1.0	12 months
Craig A. Knock	2.0	24 months
Timothy D. Lockhart	1.0	12 months
Brian T. Naaden	1.5	18 months
Michael A. Struck	1.0	12 months

Similar to Mr. Wells’ agreement, while the change of control agreements do not entitle the executives to a tax gross up and each executive is liable for any applicable excise taxes on amounts paid to him pursuant to the change of control agreement, each of the change of control agreements provides that if any payments or benefits provided to the executive (under the agreement or otherwise) result in a “parachute payment” (within the meaning of Section 280G of the Code), then such payments or benefits will be reduced to the minimum extent necessary to avoid the excise tax that otherwise would apply under Section 4999 of the Code, but only if applying the cutback would cause the executive to retain a larger after-tax amount.

Under the change of control agreements, “Cause” is generally deemed to exist where an individual: (i) has been convicted of, or pleaded guilty or nolo contendere to, a felony or crime of moral turpitude or is prohibited from serving as a director, officer or employee of a publicly traded company; (ii) commits an act of dishonesty that is harmful to Iowa Telecom, any of its subsidiaries or its employees; (iii) fails to materially comply with the reasonable policies, regulations and directives of Iowa Telecom; (iv) acts or fails to act in such a way that causes material harm to Iowa Telecom’s reputation or business; (v) materially violates any confidentiality agreement or the non-compete provisions of the change of control agreement; or (vi) willfully fails to perform the duties and responsibilities of his position (unless by reason of illness, injury or disability). “Good Reason” generally will exist if: (i) Iowa Telecom fails to pay the executive any portion of his compensation or reduces the executive’s base salary or bonus eligibility; (ii) the executive’s position, authority, duties or responsibilities are materially diminished; (iii) the executive is required to change the location at which he performs services to a location that is greater than 45 miles from Newton, Iowa; or (iv) the aggregate value of the executive’s non-stock related benefits are materially reduced.

Based on compensation and benefit levels in effect on November 23, 2009, the date the merger agreement was signed, and assuming the executive simultaneously terminates his employment for Good Reason or experiences a termination of employment other than for Cause, death or disability at the effective time of the merger, each executive officer will be entitled to receive the following cash severance payments and other benefits in connection with the termination of his employment (excluding the value of equity compensation awards described above and the payment of a pro rated bonus for 2010 under the bonus program described above).

Executive Officer	Cash Severance Payments	Estimated Value of Other Benefits
Alan L. Wells	$2,520,000	$72,380
David M. Anderson	243,750	26,996
Charles J. Bruggemann	369,375	48,994
Donald G. Henry	562,500	45,920
Lon M. Hopkey	337,500	37,490
Dennis R. Kilburg	231,250	28,496
Craig A. Knock	702,000	60,920
Timothy D. Lockhart	225,000	20,460
Brian T. Naaden	405,000	31,690
Michael A. Struck	245,000	20,996

The change of control agreements also prohibit Messrs. Anderson, Bruggemann, Henry, Hopkey, Kilburg, Knock, Lockhart, Naaden and Struck from competing with Iowa Telecom or soliciting Iowa Telecom customers or employees for a period of 24 months after termination of such executive’s employment with Iowa Telecom.

Deferred Compensation Benefits.

Certain of Iowa Telecom’s executive officers participate in a deferred compensation plan, which allows them to defer into a deferred compensation account for distribution at a later date (or dates), as elected by the executive, certain portions of their compensation and certain additional amounts credited by Iowa Telecom into their accounts. Earnings on the amounts in the executives’ accounts are credited based on certain selected investments. Pursuant to each executive’s specific election, the executive will be eligible to receive distribution of his account, in the event of either the merger alone or a combination of the merger and the executive’s subsequent termination of employment.

Based on the executives’ elections and the amounts contained in their deferred compensation accounts under the plan as of February 12, 2010, and assuming the executive’s employment simultaneously terminates at the time of the merger (if applicable to the particular executive’s election), the following amounts will be paid.

Executive Officer	Distribution Event and Form of Payment	Aggregate Amount Payable
Alan L. Wells	5 annual installments following termination of employment after the merger	$694,847
Lon M. Hopkey	Lump sum following the merger	5,623
Dennis R. Kilburg	Lump sum following the merger	8,920
Craig A. Knock	3 annual installments following the merger	197,926

Summary of Payments. The following table combines the information set forth in the tables set forth above with respect to the payments described above to the executive officers of Iowa Telecom, subject in each case to the limitations and assumptions described above, including, without limitation, the assumption that each executive simultaneously terminates his employment for Good Reason or experiences a termination of employment other than for Cause, death or disability at the effective time of the merger:

Executive Officer	Estimated Total Resulting Merger Consideration from Shares of Restricted Stock	Value of Options	Estimated 2010 Bonus	Cash Severance Payments	Estimated Value of Other Benefits	Aggregate Amount Payable Under Deferred Compensation Accounts	Total
Alan L. Wells	$3,148,584	—	$172,603	$2,520,000	$72,380	$694,847	$6,608,414
David M. Anderson	305,610	—	20,034	243,750	26,996	—	596,390
Charles Bruggemann	398,097	—	20,240	369,375	48,994	—	836,706
Donald G. Henry	703,707	—	23,116	562,500	45,920	—	1,335,243
Lon M. Hopkey	470,478	—	18,493	337,500	37,490	5,623	869,584
Dennis R. Kilburg	297,567	—	19,007	231,250	28,496	8,920	585,240
Craig A. Knock	1,099,793	—	33,288	702,000	60,920	197,926	2,093,926
Timothy D. Lockhart	297,567	$604,486	18,493	225,000	20,460	—	1,166,007
Brian T. Naaden	490,584	—	22,192	405,000	31,690	—	949,466
Michael A. Struck	309,631	—	28,767	245,000	20,996	—	604,394

Consulting Agreements. If Windstream and certain select senior management personnel of Iowa Telecom, including, potentially, certain executive officers, cannot agree to mutually acceptable terms of continuing employment, Windstream has agreed, at the option of each such person, to enter into consulting agreements with such individuals as of the effective time. As part of any consulting agreement, Windstream agreed to pay each such person a consulting fee for their services equal to the amount of each such person’s annual base compensation as in effect on the day immediately preceding the closing date for the merger for a period of one year in exchange for services totaling approximately 40 hours per month. In the aggregate, the value of such consulting arrangements will not exceed $1,400,000. The entry into the aforementioned employment and consulting agreements, as applicable, is not a condition to closing the merger. As of the date of this proxy statement/prospectus, neither the parties to, nor the specific terms and conditions of, these consulting agreements have been determined.

Board of Directors. Windstream has agreed to cause Alan L. Wells to be appointed to its board of directors effective as of the closing of the merger. Under Windstream’s director compensation program, if Mr. Wells is not an employee of Windstream, he will be entitled to the same compensation and benefits as Windstream’s other non-employee directors, which in 2009 included: (1) an annual cash retainer of $60,000 (prorated in the first year), (2) a cash fee of $1,750 for each board and committee meeting attended, and (3) an initial, one-time grant of $60,000 in restricted stock and an annual grant of $60,000 (prorated in the first year) in restricted stock under the Windstream 2006 Equity Incentive Plan. Mr. Wells will receive pro-rated amounts of the annual cash retainer and the annual restricted stock grant for the portion of the first year in which he is appointed to serve as a board member. Because Mr. Wells will not qualify as an independent director, he will not serve on any of Windstream’s existing board committees.

Director and Officer Indemnification. Under the terms of the merger agreement, Windstream and Merger Sub have agreed that directors and officers are entitled to certain continuing rights to indemnification. For more information, see “The Merger Agreement – Covenants – Indemnification of Directors and Officers” beginning on page 84.

Pension Plan. Mr. Anderson and Mr. Bruggemann participate in the Iowa Telecom Pension Plan for Transferred Salaried and Hourly Employees (the “Pension Plan”). Pension benefits for Mr. Anderson and Mr. Bruggemann, as well as other salaried employees who are covered under the Pension Plan, were frozen effective June 30, 2005. Mr. Anderson’s frozen normal retirement benefit at age 65, paid in the form of a single life annuity, is $4,827 per month or $57,924 annually. Mr. Bruggemann’s frozen normal retirement benefit at age 65, paid in the form of a single life annuity, is $5,625 per month or $67,500 annually. Mr. Anderson and Mr. Bruggemann may elect to commence receiving benefits upon termination of employment with Iowa Telecom.

Postretirement Welfare Benefits. Iowa Telecom provides postretirement medical and life insurance benefits to a select group of employees. Mr. Bruggemann is the only executive officer who qualifies for postretirement medical and life insurance benefits. At retirement, Mr. Bruggemann may elect to have his spouse and himself covered under a medical plan administered by Verizon. To participate, Mr. Bruggemann would be required to pay Verizon 20% of the expected annual cost for the coverage, in addition to any deductibles, copayments or other cost sharing required under the terms of the Verizon retiree medical plan. Verizon also provides a $5,000 death benefit. Iowa Telecom would be required to pay Verizon, in respect of Mr. Bruggemann and his spouse, $4,500 per year per person for coverage before age 65 and $2,000 per year per person for coverage on or after age 65.

Windstream’s Reasons for the Merger

Windstream’s board of directors has unanimously approved and adopted the merger agreement. In evaluating the merger, Windstream’s board of directors consulted with Windstream’s management, as well as with Windstream’s legal and financial advisors, and, in reaching its conclusions, Windstream’s board of directors considered, among other things, the following material factors:

•	the merger will provide Windstream with the ability to add attractive rural markets and to expand Windstream’s existing presence in the upper Midwest portion of the United States;

•

the complementary nature of the respective customer bases, services and skills of Windstream and Iowa Telecom is expected to result in increased opportunities to enhance the capabilities of both companies, as the merger provides Windstream with a sizable operating presence in Iowa with the addition of approximately 256,000 access lines, about 95,000 high-speed Internet customers and about 26,000 digital TV customers;

•	the opportunity to grow Iowa Telecom’s product suite, increase penetration and improve customer retention;

•

the expectation that the merger will have a positive impact on Windstream’s free cash flow per share beginning in the first full year of operations (defined as net cash provided from operations less net cash used in the procurement of property, plant and equipment);

•	the expectation that the merger will improve Windstream’s dividend payout ratio in the first full year of operations (defined as dividends paid on common shares divided by free cash flow); and

•

the expectation that the combined company will achieve approximately $31 million in annual operating expense savings and $4 million in annual capital expenditure savings as a result of the merger, coming from, among other things, network and operational efficiencies, consolidating administrative activities, sharing support infrastructure and best practices, and improved broadband penetration.

Windstream’s board of directors considered the above reasons together with various other reasons for approving and adopting the merger agreement. Windstream’s board of directors did not assign relative weights to the above reasons or the other reasons considered by it. Further, individual members of Windstream’s board of directors may have given different weight to different reasons.

Litigation

On November 24, 2009, a purported shareholder of Iowa Telecom filed a petition styled as a class action lawsuit in the Iowa District Court for Jasper County. The case caption is: Stephen Smigel on behalf of himself and all others similarly situated v. Iowa Telecommunications Services, Inc., Alan L. Wells, Kenneth R. Cole, Norman C. Frost, Brian G. Hart, H. Lynn Horak, Craig A. Lang, Kendrik A. Packer and Windstream Corporation. The petition alleges that Iowa Telecom’s board members breached their fiduciary duties in agreeing to the merger and that Windstream aided and abetted in the breaches of fiduciary duties. The petition asserts, among other things, that the consideration to be paid to Iowa Telecom’s shareholders is insufficient. The lawsuit seeks to enjoin the merger. On December 15, 2009, Iowa Telecom moved to dismiss this petition. Windstream moved to dismiss the petition on January 4, 2010. Those motions remain pending. The plaintiff filed a motion for expedited discovery on December 22, 2009. A hearing was held on the plaintiff’s motion for expedited discovery on January 15, 2010. The Court decided that it would defer a decision on the motion for expedited discovery until it decided Iowa Telecom’s and Windstream’s motions to dismiss.

On December 4, 2009, a second purported shareholder of Iowa Telecom filed a petition styled as a class action lawsuit in the Iowa District Court for Jasper County. The case caption is: Francine Gerendasy, individually and on behalf of all others similarly situated v. Alan L. Wells, Kenneth R. Cole, Norman C. Frost, Brian G. Hart, H. Lynn Horak, Craig A. Lang, Kendrik E. Packer, Iowa Telecommunications Services, Inc., Windstream Corporation, and Buffalo Merger Sub, Inc. Two additional substantially similar petitions were filed in the Iowa District Court for Jasper County on December 23 and December 29, 2009, respectively. Each of these petitions contains substantially similar allegations to the above-described petition.

On December 11, 2009, a purported shareholder filed a complaint in the United States District Court for the Southern District of Iowa. This complaint names Iowa Telecom’s individual board members, Iowa Telecom and Windstream as defendants and asserts that Iowa Telecom’s board members breached their fiduciary duties in agreeing to the merger. It also seeks to enjoin the merger. On December 17, 2009, the plaintiff in this action moved for expedited discovery. Windstream and Iowa Telecom both responded in opposition to this motion. A hearing was held on the plaintiff’s motion for expedited discovery on January 12, 2010. On January 21, 2010, the Court granted in part and denied in part the plaintiff’s motion for expedited discovery, ordering that Windstream’s and Iowa Telecom’s motions to dismiss would be heard before any discovery would begin, but that production of documents would occur on an expedited basis if the Court denies the motions to dismiss.

On December 16, 2009, another complaint was filed in the United States District Court for the Southern District of Iowa by a purported shareholder, seeking to enjoin the merger. It contains allegations substantially similar to the petitions filed in the Iowa District Court for Jasper County, alleging that the individual board members of Iowa Telecom’s board of directors breached their fiduciary duties in agreeing to the merger and that Windstream aided and abetted in the breaches of fiduciary duties.

On January 4, 2010, Iowa Telecom and Windstream moved to dismiss both complaints in the United States District Court. Those motions remain pending. On December 18, 2009, the plaintiffs in the two United States District Court cases moved to consolidate those two actions and for the appointment of their attorneys as co-lead class counsel. The motion to consolidate the two cases was granted on January 12, 2010.

Iowa Telecom, its directors and Windstream believe each of these lawsuits is without merit. However, in order to eliminate the uncertainty, distraction, burden and expense of further litigation and to permit the merger to proceed without possible delays from litigation, Iowa Telecom and Windstream have entered into a memorandum of understanding with counsel to the various plaintiffs to settle the aforementioned actions in exchange for including additional disclosures in this proxy statement. This memorandum of understanding is subject to the terms and conditions set forth therein, including satisfactory confirmatory discovery by plaintiffs and approval of the settlement by the Iowa District Court for Jasper County. The settlement would result in all the above actions being dismissed with prejudice and would become effective only upon consummation of the merger.

Accounting Treatment

The merger will be accounted for by applying the acquisition method with Iowa Telecom considered the acquiree and Windstream the acquirer for accounting and financial reporting purposes. Iowa Telecom’s assets, liabilities and other items will be adjusted to their estimated fair value on the closing date of the merger and combined with the historical book values of the assets and liabilities of Windstream. Applicable income tax effects of these adjustments will be included as a component of the combined company’s deferred tax asset or liability. The difference between the estimated fair value of the assets, liabilities and other items (adjusted as discussed above) and the purchase price will be recorded as goodwill. Financial statements of Windstream issued after the merger will reflect the values and will not be restated retroactively to reflect the historical financial position or results of operations of Iowa Telecom.

Financial Forecasts

In connection with the merger discussions between Iowa Telecom and Windstream, Iowa Telecom’s management provided to Windstream, as well as to Iowa Telecom’s and Windstream’s respective financial advisors, non-public, internal financial forecasts regarding Iowa Telecom’s anticipated future operations for the 2009, 2010, 2011 and 2012 fiscal years. Iowa Telecom has included below a subset of these internal financial forecasts to give its shareholders access to certain non-public information because such information was furnished to Windstream and was considered by the board of directors of Iowa Telecom for purposes of evaluating the merger and by Iowa Telecom’s financial advisor, J.P. Morgan Securities, Inc., for purposes of rendering its opinion. The summary of these internal financial forecasts is not being included in this document to influence your decision whether to vote for the merger.

Iowa Telecom does not as a matter of course make public projections as to future revenues, earnings, or other results. However, the management of Iowa Telecom has included the prospective financial information set forth below to give its shareholders access to certain non-public information because such information was furnished to Windstream and was considered by the board of directors of Iowa Telecom for the purposes of evaluating the merger and by Iowa Telecom’s financial advisor, J.P. Morgan Securities, Inc., for the purposes of rendering its opinion. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. Furthermore, this information should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information.

Neither Iowa Telecom’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The assumptions and estimates underlying the prospective financial information are inherently uncertain and are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information, including, among others, risks and uncertainties, including the matters set forth under “Risk Factors” beginning on page 21 and the matters set forth under “Risk Factors” in Iowa Telecom’s Annual Report on Form 10-K for the year ended December 31, 2008. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of Iowa Telecom or that actual results will not differ materially from those presented in the prospective financial information. Inclusion of the prospective financial information in this proxy statement/ prospectus should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved. In light of the foregoing, and considering that the Iowa Telecom special meeting will be held months after the date the latest financial forecasts referenced above were prepared, as well as the uncertainties inherent in any forecasted information, shareholders are cautioned not to rely on the financial forecasts. This information constitutes “forward-looking statements” and actual results may differ materially and adversely from them. See “Special Note Concerning Forward-Looking Statements” on page 33.

Iowa Telecom does not generally publish its business plans and strategies or make external disclosures of its anticipated financial position or results of operations. Accordingly, Iowa Telecom has not updated, and does not intend to update or otherwise revise, the prospective financial information to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, Iowa Telecom has not updated, and does not intend to update or revise, the prospective financial information to reflect any changes in general economic or industry conditions since its preparation.

Iowa Telecom Summary Internal Financial Forecast

(dollar amounts are in millions; all amounts are approximate)

	2009E	2010E	2011E	2012E
Revenue and Sales	$261.7	$276.4	$282.3	$285.4
Adjusted EBITDA (1)	$128.0	$132.5	$132.9	$133.6
Capex	$(26.5)	$(26.5)	$(25.0)	$(24.0)

(1)	Adjusted EBITDA is defined in Iowa Telecom’s credit facilities as: (I) consolidated net income; plus (II) the following items, to the extent deducted from consolidated net income: (a) interest expense; (b) provision for income taxes; (c) depreciation and amortization; (d) transaction expenses related to the Iowa Telecom’s initial public offering (the “IPO”) and the related debt refinancing and other limited expenses related to permitted securities offerings, investments and acquisitions incurred after the closing date of the IPO, to the extent not exceeding $5.0 million; (e) unrealized losses on financial derivatives recognized in accordance with SFAS No. 133; (f) non-cash stock-based compensation expense; (g) extraordinary or unusual losses (including extraordinary or unusual losses on permitted sales of assets and casualty events); (h) losses on sales of assets other than in the ordinary course of business; and (i) all other non-cash charges that represent an accrual for which no cash is expected to be paid in the next twelve months; minus (3) the following items, to the extent any of them increases consolidated net income; (w) extraordinary or unusual gains (including extraordinary or unusual gains on permitted sales of assets and casualty events); (x) gains on asset disposals not in the ordinary course; (y) unrealized gains on financial derivatives recognized in accordance with SFAS No. 133; and (z) all other non-cash income (including non-cash portion of any RTFC patronage capital allocation.)

Material United States Federal Income Tax Consequences

The following is a summary of material United States federal income tax consequences of the merger to United States holders of Iowa Telecom common stock who hold their stock as a capital asset. The summary is based on the Code, the Treasury regulations issued under the Code, and administrative rulings and court decisions in effect as of the date of this proxy statement/prospectus, all of which are subject to change at any time, possibly with retroactive effect.

For purposes of this discussion, the term “United States holder” means:

•	a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States or any of its political subdivisions;

•

a trust that (i) is subject to the supervision of a court within the United States and the control of one or more United States persons or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or

•	an estate the income of which is subject to United States federal income tax regardless of its source.

If a partnership holds Iowa Telecom common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. If a United States holder is a partner in a partnership holding Iowa Telecom common stock, the United States holder should consult its tax advisors.

This summary is not a complete description of all the tax consequences of the merger and, in particular, may not address United States federal income tax considerations applicable to holders of Iowa Telecom common stock who are subject to special treatment under United States federal income tax law (including, for example, non-United States persons, financial institutions, dealers in securities, insurance companies or tax-exempt entities, holders who acquired Iowa Telecom common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, and holders who hold Iowa Telecom common stock as part of a hedge, straddle or conversion transaction). This summary does not address the tax consequences of any transaction other than the merger. Also, this summary does not address United States federal income tax considerations applicable to holders of options to purchase Iowa Telecom common stock, or holders of Iowa Telecom restricted stock. In addition, no information is provided with respect to the tax consequences of the merger under applicable state, local or non-United States laws.

General. It is a condition to closing of the merger that Windstream receive an opinion of its counsel, Skadden Arps Slate Meagher & Flom LLP, and that Iowa Telecom receive an opinion of its counsel, Fredrikson & Byron, P.A., in each case dated as of the effective date of the merger, to the effect that for U.S. federal income tax purposes the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and each of Windstream, Merger Sub and Iowa Telecom will be treated as a party to the reorganization within the meaning of Section 368(b) of the Code. The opinions of counsel will assume (1) that the statements and facts concerning the merger set forth in the merger agreement and described in this proxy statement/prospectus are true, correct and complete, (2) that the merger will be consummated in the manner contemplated by, and in accordance with the terms set forth in, the merger agreement and described in this proxy statement/prospectus, and (3) certain customary factual assumptions, including assumptions regarding the absence of changes in existing facts. In addition, the tax opinions will be based on representations and covenants made in representation letters provided by Windstream and Iowa Telecom and will assume that these representations are true, correct and complete without regard to any knowledge limitation, and that these covenants will be complied with. If any of these assumptions or representations is inaccurate in any way, or the covenants are not complied with, the tax consequences of the merger could differ from those described here. The opinions of counsel to be delivered in connection with the merger represent the best legal judgment of counsel to Windstream and counsel to Iowa Telecom and are not binding on the Internal Revenue Service or the courts. Neither Windstream nor Iowa Telecom has requested or will request a ruling from the Internal Revenue Service as to the tax consequences of the merger, and there can be no assurance that the Internal Revenue Service will agree with the conclusions in the above-described opinions or in the discussion below.

The following discussion assumes that the merger will constitute a reorganization within the meaning of Section 368(a) of the Code and that each of Windstream, Merger Sub and Iowa Telecom will be treated as a party to the reorganization within the meaning of Section 368(b) of the Code.

Tax Consequences of the Merger to United States Holders of Common Stock of Iowa Telecom. United States holders of Iowa Telecom will recognize neither gain nor loss with respect to the stock portion of the merger consideration, while with respect to the cash portion of the merger consideration, United States holders of Iowa Telecom generally will recognize gain (but not loss) in an amount equal to the lesser of:

•	the amount of cash received pursuant to the merger (excluding any cash received in lieu of fractional shares of Windstream); or

•

the amount, if any, by which the sum of the cash and the fair market value of the shares of Windstream (as of the effective time of the merger) received for the Iowa Telecom shares pursuant to the merger exceeds the adjusted tax basis of the United States holder in these shares of Iowa Telecom.

Gain or loss for purposes of determining the recognized gain, if any, generally must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares.

Gain recognized upon the exchange generally will be capital gain, unless the receipt of cash by a United States holder has the effect of a distribution of a dividend, in which case the gain will be treated as dividend income to the extent of the United States holder’s ratable share of the accumulated earnings and profits for Iowa Telecom, as calculated for U.S. federal income tax purposes. In general, the determination as to whether the receipt of cash has the effect of a distribution of a dividend depends upon whether and to what extent the transactions related to the merger will be deemed to reduce the percentage ownership of a United States holder in Iowa Telecom following the merger. For purposes of that determination, a United States holder will be treated as if he or she first exchanged all of the common stock of Iowa Telecom held by the United States holder solely for common stock of Windstream, and then a portion of that common stock of Windstream was immediately redeemed by Windstream for the cash that the United States holder actually received in the merger. The Internal Revenue Service has indicated that a reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely-held corporation and that exercises no control over corporate affairs would result in capital gain (as opposed to dividend) treatment. In determining whether or not the receipt of cash has the effect of a distribution of a dividend, certain constructive ownership rules must be taken into account. Any recognized capital gain will be long-term capital gain if the United States holder has held the shares of Iowa Telecom for more than one year.

If a United States holder receives cash in lieu of a fractional share of common stock of Windstream, subject to the discussion above regarding possible dividend treatment, he or she generally will recognize capital gain or loss equal to the difference between the cash received in lieu of this fractional share and the portion of his or her adjusted tax basis in shares of Iowa Telecom surrendered that is allocable to this fractional share. The capital gain or loss will be long-term capital gain or loss if the holding period for shares of Iowa Telecom exchanged for cash in lieu of the fractional share of common stock of Windstream is more than one year as of the date of the merger.

A United States holder will have an aggregate tax basis in the shares of common stock of Windstream received in the merger equal to the aggregate adjusted tax basis in the shares of common stock of Iowa Telecom surrendered in the merger, increased by the amount of gain (including any portion of this gain that is treated as a dividend as described above) recognized by him or her in the exchange (but not by any gain recognized upon the receipt of cash in lieu of a fractional share of the common stock of Windstream pursuant to the merger), and reduced by:

•	the portion of his or her adjusted tax basis in those shares of common stock of Iowa Telecom that is allocable to a fractional share of the common stock of Windstream for which cash is received; and

•	the amount of cash received by him or her for shares of common stock of Iowa Telecom in the merger.

The holding period of the shares of common stock of Windstream received by a United States holder of Iowa Telecom pursuant to the merger will include the holding period of the shares of common stock of Iowa Telecom surrendered in exchange for the shares of common stock of Windstream, if these shares of common stock of Iowa Telecom are held as capital assets as of the effective time of the merger.

United States holders who hold shares of Iowa Telecom with differing bases or holding periods are urged to consult their tax advisors with regard to identifying the bases or holding periods of the particular shares of common stock of Windstream received in the merger.

Backup Withholding; Information Reporting. The cash payments in the merger may be subject to “backup withholding” for U.S. federal income tax purposes unless certain requirements are met. Payments will not be subject to backup withholding if the holder (1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (2) provides Windstream or the third-party paying agent, as appropriate, with the holder’s correct taxpayer identification number and completes a form in which the holder certifies that the holder is not subject to backup withholding. The taxpayer identification number of a United States holder who is an individual is his or her Social Security number. Any amount paid as backup withholding will be credited against the holder’s U.S. federal income tax liability provided the holder furnishes the required information to the Internal Revenue Service. Holders must also comply with the information reporting requirements of the Treasury regulations under the tax-free reorganization provisions of the Code. Appropriate documentation for the foregoing purposes will be provided to holders by the exchange agent and must be completed, signed and returned to the exchange agent.

THE FOREGOING DISCUSSION OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE MERGER. TAX MATTERS ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND UPON THE FACTS OF YOUR PARTICULAR SITUATION. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE APPLICABILITY TO YOU OF THE RULES DISCUSSED ABOVE AND THE PARTICULAR TAX EFFECTS TO YOU OF THE MERGER, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS.

Regulatory/Third Party Matters

Federal Communications Commission. In order to obtain required FCC approvals, Iowa Telecom, each of Iowa Telecom’ subsidiaries that holds authorizations from the FCC that need to be transferred, and Windstream are required to file applications with the FCC seeking approval of the transfer of control to Windstream of the FCC licenses and authorizations held by Iowa Telecom and its subsidiaries. On December 21, 2009, Iowa Telecom and Windstream jointly filed such applications seeking the requisite FCC approvals. A condition to the obligation of Windstream and Iowa Telecom to complete the merger is that the requisite FCC consents be granted without any conditions other than conditions of the sort that the parties are required to fulfill (if imposed) by the merger agreement, and that all FCC consents be in full force and effect as of the date of completion of the merger.

Iowa Utilities Board. The consent or approval of the IUB will be required to be obtained prior to the effective time of the merger. Pursuant to the merger agreement, on December 21, 2009, Windstream and Iowa Telecom filed the applications required for the transfer of control of the relevant franchises, licenses and similar instruments issued under the rules and regulations of the IUB. The IUB has scheduled a hearing to consider the applications on May 4, 2010.

Minnesota Public Utilities Commission. The consent or approval of the MPUC will be required to be obtained prior to the effective time of the merger. Pursuant to the merger agreement, on December 18, 2009, Windstream and Iowa Telecom filed the applications required for the transfer of control of the relevant franchises, licenses and similar instruments issued under the rules and regulations of the MPUC.

Missouri Public Service Commission. The consent or approval of the MPSC will be required to be obtained prior to the effective time of the merger. Pursuant to the merger agreement, on December 18, 2009, Windstream and Iowa Telecom filed the applications required for the transfer of control of the relevant franchises, licenses and similar instruments issued under the rules and regulations of the MPSC.

Antitrust Authorities. As a condition to the merger, the HSR Act requires Iowa Telecom and Windstream to observe the HSR Act’s notification and waiting period. The HSR Act provides for an initial 30-calendar-day waiting period following the necessary filings by the parties to the merger which were completed on December 30, 2009 by filing of notification and report forms with the DOJ and the FTC. On January 8, 2010, the DOJ and FTC granted early termination of the waiting period under the HSR Act.

Commitment to Obtain Approvals. Iowa Telecom and Windstream have agreed to use commercially reasonable efforts to obtain all consents and approvals of any governmental entity or third party required in connection with the merger. Any regulator could object to the merger and/or impose conditions or restrictions on their approvals that are materially adverse to Windstream and Iowa Telecom. Under the terms of the merger agreement, Iowa Telecom and Windstream are obligated to use reasonable efforts to avoid or eliminate any impediments under any applicable law that may be asserted by any governmental entity with respect to the merger so as to enable the closing to occur, including, proposing, negotiating or effecting any consent decree or authorization with respect to the divestiture or disposition of any of its or its subsidiaries’ assets or businesses. However, Windstream is not required to agree to any term, condition or restriction in order to obtain any regulatory approvals if such term, condition or restriction (i) would have or would reasonably be expected to have a material adverse effect on Windstream or Iowa Telecom, (ii) would prevent Windstream from consummating the merger on the material terms set forth in the merger agreement, or (iii) would constitute a breach of or a default under any credit agreement to which Windstream is a party in connection with its outstanding indebtedness.

Certain Anticipated Third Party Impacts. While consolidation of corporate functions is anticipated after the merger, Iowa Telecom expects that there will be no material changes in the staffing of local operations, local technicians or local sales personnel as a result of the merger, as Windstream has a tradition of maintaining a strong local presence in its communities. Likewise, the services, rates, terms or conditions currently experienced by Iowa Telecom retail customers should not change immediately or significantly after the merger. If changes do occur at some point, it will be through the normal regulatory process that governs Iowa Telecom now or in the future.

Windstream Stock Exchange Listing

Windstream has agreed to use commercially reasonable efforts to cause the shares of Windstream common stock issuable pursuant to the merger in exchange for Iowa Telecom common stock to be authorized for stock exchange listing before completion of the merger. The trading symbol for Windstream common stock on the NASDAQ is “WIN.”

Delisting and Deregistration of Iowa Telecom Common Stock

If the merger is completed, shares of Iowa Telecom common stock will be delisted from the NYSE and deregistered under the Securities and Exchange Act of 1934 (the “Exchange Act”). Consequently, following completion of the merger, Iowa Telecom shareholders will no longer be able to trade shares of Iowa Telecom common stock on the NYSE or on any other exchange.

THE MERGER AGREEMENT

The following is a summary of selected material provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, which is incorporated by reference in its entirety and attached to this proxy statement/prospectus as Annex A. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this document. Iowa Telecom shareholders are urged to read the merger agreement carefully and in its entirety as well as this document before making any decisions regarding the merger. In reviewing the merger agreement, please remember that it is included to provide you with information regarding its terms and is not intended to provide any other factual information about Windstream or Iowa Telecom.

The merger agreement contains representations and warranties by each of the parties to the merger agreement. These representations and warranties were made solely for the benefit of the other parties to the merger agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate, (ii) may have been qualified by disclosures that were made to the other party in connection with the negotiation of the merger agreement, (iii) may apply standards of “materiality” that are different from “materiality” under applicable securities laws, and (iv) were made only as of the date of the merger agreement or such other date or dates as may be specified in the merger agreement.

Windstream and Iowa Telecom acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, they are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this document not misleading. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this document and in the documents incorporated by reference into this document. See “Where You Can Find More Information” on page 104.

Form of the Merger

If the holders of Iowa Telecom common stock approve and adopt the merger agreement and all other conditions to the merger are satisfied or waived, Iowa Telecom will be merged with and into Merger Sub, a newly formed and wholly-owned subsidiary of Windstream. Merger Sub will survive the merger as a direct, wholly-owned subsidiary of Windstream. Immediately following the merger, Merger Sub will change its name to “Windstream Iowa Communications, Inc.” Windstream and Iowa Telecom anticipate that the closing of the merger will occur as promptly as practicable after the approval and adoption of the merger agreement by the Iowa Telecom shareholders at the special meeting and after the satisfaction or waiver of all other conditions described below under the heading “The Merger Agreement—Conditions to the Merger” beginning on page 87.

Merger Consideration

At the effective time of the merger, each share of Iowa Telecom common stock (other than shares owned by Iowa Telecom, Windstream, Merger Sub or their respective subsidiaries) will be converted into the right to receive a combination of $7.90 in cash, without interest, and 0.804 shares of Windstream common stock. For information regarding the treatment of stock options and restricted shares, see “The Merger Agreement— Restricted Stock and Stock Options” beginning on page 77.

Explanation of Potential Adjustment to Merger Consideration

The amount and form of the merger consideration will be adjusted in the event that before the completion of the merger the outstanding shares of Iowa Telecom common stock or Windstream common stock are changed into a different number or class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares and the record date for such transaction is between the date of the merger agreement and the effective time of the merger. However, there will be no adjustment to the merger consideration as a result of the issuance of additional shares of Windstream’s common stock for value prior to the effective time of the merger.

Dividend-Related Payments

While not part of the merger consideration, pursuant to the merger agreement, Windstream will deposit with Iowa Telecom’s transfer agent an amount equal to certain dividends declared by the Iowa Telecom board of directors prior to the closing of the merger that have not yet been paid to shareholders of Iowa Telecom as of the closing of the merger. This will consist of an amount equal to any dividends declared and not paid by Iowa Telecom with respect to prior calendar quarters and a “Final Interim Dividend” with respect to the quarter in which the effective time of the merger occurs in an aggregate amount per share of Iowa Telecom common stock not to exceed (A) (1) Iowa Telecom’s regular quarterly cash dividend of $0.405 per share multiplied by (2) a fraction, the numerator of which is the number of days elapsed from and including the first day of the quarter in which the effective time of the merger occurs through and including the day on which the effective time of the merger occurs, and the denominator of which is the number of days in the quarter in which the effective time of the merger occurs, minus (B) (1) 0.804, multiplied by (2) a fraction, the numerator of which is the number of days elapsed from and including the first day of the quarter in which the effective time of the merger occurs through and including the day on which the effective time of the merger occurs and the denominator of which is the number of days in the quarter in which the effective time of the merger occurs, multiplied by (3) the per share amount of Windstream’s regular quarterly cash dividend (currently, $0.25).

As an example, if there is no change in the current quarterly dividend practices of Windstream and Iowa Telecom and if the effective time of the merger occurs on June 30, 2010, then the amount of the Final Interim Dividend would be $0.204 per share (being the result of (A)(1) $0.405 multiplied by (2) 91/91, minus (B)(1) 0.804, multiplied by (2) 91/91, multiplied by (3) $0.25).

This payment will permit Iowa Telecom shareholders effectively to continue to receive the regular Iowa Telecom dividend for all periods through the effective time of the merger, assuming that Windstream pays its regular dividend for the quarter in which the closing occurs.

After the merger, former Iowa Telecom shareholders will receive the same per share dividends with respect to the portion of the merger consideration payable in Windstream common stock as other Windstream stockholders, including for the quarter in which the merger occurs.

Conversion of Shares; Exchange Agent; Procedures for Exchange of Certificates; Fractional Shares

At the effective time of the merger, each outstanding share of Iowa Telecom common stock (other than shares held by Iowa Telecom, Windstream, Merger Sub or their respective subsidiaries) will automatically convert into the right to receive the merger consideration. At or prior to the effective time of the merger, Windstream will cause the merger consideration (together with an amount equal to Iowa Telecom’s declared and unpaid dividends) to be provided to the exchange agent. Windstream has appointed Computershare Investor Services, LLC, to act as exchange agent for the merger.

The merger agreement provides that as promptly as practicable after the effective time of the merger, the exchange agent will mail a letter of transmittal to each holder of record of shares of the common stock of Iowa Telecom. The letter of transmittal will contain instructions on how to surrender shares of Iowa Telecom common stock in exchange for the merger consideration the holder is entitled to receive under the merger agreement.

After receiving the letter of transmittal, each holder of certificates formerly representing shares of Iowa Telecom’s common stock will be able to surrender the certificates to the exchange agent and receive the merger consideration and cash in lieu of fractional shares.

After the effective time of the merger, each certificate that previously represented shares of Iowa Telecom common stock (other than certificates held by Iowa Telecom, Windstream, Merger Sub or their respective subsidiaries) will represent only the right to receive the merger consideration. Windstream will not issue any fractional shares of Windstream common stock to any Iowa Telecom shareholder upon surrender of its certificates. Each holder of Iowa Telecom common stock who would have otherwise been entitled to receive a fraction of a share of Windstream common stock will receive cash in lieu of a fractional share of Windstream common stock. The amount of cash will be equal to the relevant fraction multiplied by the sum of (i) $7.90 and (ii) the product of 0.804 and the average of the per share closing prices of Windstream common stock on the ten (10) consecutive trading days immediately preceding the date that is two (2) business days before the date of the effective time of the merger.

Those certificates previously representing Iowa Telecom common stock may only be paid whole shares of Windstream common stock, dividends or other distributions payable on whole shares of Windstream common stock, and the cash consideration to be received pursuant to the merger (including any cash in lieu of any fractional shares) after surrender of those certificates to the exchange agent. No interest will be paid or will accrue on the cash payable upon surrender of those certificates.

If there is a transfer of ownership of Iowa Telecom common stock that is not registered in the transfer records of Iowa Telecom, exchange and payment may be made to the transferee if the certificate representing those shares of Iowa Telecom common stock is presented to the exchange agent, accompanied by all documents required to evidence and effect the transfer and to evidence that any applicable stock transfer and other taxes have been paid.

Shares of Iowa Telecom common stock owned by Iowa Telecom, Windstream, Merger Sub or their respective subsidiaries will be cancelled in the merger without payment of any merger consideration.

Restricted Stock and Stock Options

At the effective time of the merger, each restricted stock award issued by Iowa Telecom granted subject to vesting or other lapse restrictions that is outstanding as of immediately prior to the effective time will be converted into the merger consideration, as described above under “The Merger Agreement—Merger Consideration.” Such merger consideration will be subject to the same vesting schedule, forfeiture provisions and other terms and conditions as set forth in the Iowa Telecom 2005 Stock Incentive Plan and the agreement granting such restricted stock, and the holders of the restricted stock will receive the merger consideration, without interest and net of withholding for applicable taxes, only once vested in accordance with such terms and conditions.

At the effective time of the merger, all outstanding Iowa Telecom stock options, whether or not then exercisable, will be cancelled and exchanged for the merger consideration, as described above under “The Merger Agreement—Merger Consideration,” reduced by the exercise price applicable to the option and any applicable withholding taxes.

Effective Time of the Merger

The merger will become effective at the time the articles of merger and the certificate of merger relating to the merger are filed with the Secretary of State of the State of Iowa and the Secretary of State of the State of Delaware, respectively, or such later time as is agreed upon by the parties and specified in the articles of merger and the certificate of merger. The filing of the articles of merger and the certificate of merger will take place only after the fulfillment or waiver of the conditions described below under the heading “The Merger Agreement—Conditions to the Merger.”

Management and Organizational Documents after the Merger

Management. The directors and the officers of Merger Sub immediately prior to the merger will become the initial directors and officers of the surviving company immediately following the merger. Each such individual will hold office in accordance with the bylaws of the surviving company.

Organizational Documents. The certificate of incorporation of Merger Sub immediately prior to the merger will be the certificate of incorporation of the surviving company immediately following the merger. The bylaws of Merger Sub immediately prior to the merger will be the bylaws of the surviving company immediately following the merger.

Representations and Warranties

The merger agreement contains a number of representations and warranties made by the parties to each other, including those regarding:

•	due organization, good standing and qualification;

•	capital structure;

•	authority to enter into the merger agreement and to consummate the transactions thereunder;

•	no conflicts with or violations of governance documents, contracts or laws;

•	accuracy of documents filed with the SEC and financial statements;

•	conduct of business in the ordinary course since December 31, 2008, and no events having occurred which would have a material adverse effect;

•	no litigation or investigations;

•	accuracy of information supplied in connection with this proxy statement/prospectus and the registration statement of which it is a part;

•	tax matters;

•	no undisclosed liabilities;

•	compliance with laws and orders; and

•	finders’ or brokers’ fees.

In addition, Iowa Telecom made representations and warranties to Windstream as to:

•	employee benefit plan matters and other employment matters;

•	compliance with environmental laws;

•	title and condition of assets;

•	intellectual property;

•	material contracts;

•	affiliate transactions;

•	possession of required licenses and regulatory approvals;

•	insurance;

•	no swap agreements;

•	no rights plan;

•	its ownership of no Windstream common stock;

•	state takeover statutes; and

•	the receipt of an opinion from J.P. Morgan.

Windstream also represented and warranted to Iowa Telecom as to:

•	no vote of Windstream stockholders is required in connection with the merger;

•	the interim operations of Merger Sub;

•	its ownership of no Iowa Telecom common stock; and

•	the existence of sufficient cash resources at closing in order to make payments under the merger agreement.

In addition, the merger agreement contains representations and warranties made by Merger Sub to Iowa Telecom regarding certain of the matters listed above.

Certain of Iowa Telecom’s representations and warranties are qualified as to materiality or “material adverse effect.” When used with respect to Iowa Telecom, “material adverse effect” means any change or effect that either individually or in the aggregate is materially adverse to the condition (financial and otherwise), business, properties or results of operations of Iowa Telecom and its subsidiaries, taken as a whole.

Changes, effects, events or occurrences or a particular state of facts will not be deemed a “material adverse effect” with respect to Iowa Telecom, if such changes, effects, events or occurrences or state of facts relate to:

•	general changes in economic, geographic, market, financial or capital market, regulatory or political conditions;

•	terrorism, war or the outbreak of hostilities, or natural disasters;

•	changes in conditions generally applicable to the industries in which Iowa Telecom and its subsidiaries are involved;

•	changes in law or accounting regulations or principles or interpretations thereof;

•

any change in Iowa Telecom’s stock price or trading volume, or any failure, in and of itself, by Iowa Telecom to meet any internal or published (by Iowa Telecom or otherwise) projections, forecasts or revenue or earnings predictions (although the facts or occurrences giving rise or contributing to such change in stock price or trading volume or such failure to meet projections, forecasts or predictions may be deemed to constitute, or be taken into account in determining whether there has been or will be, a material adverse effect with respect to Iowa Telecom);

•	changes as a result of any action consented to in writing by Windstream; or

•	the taking of any action expressly contemplated or required by the merger agreement, or the consummation of the transactions contemplated thereby;

unless, in the case of the first four bullets above, such changes would reasonably be expected to have a materially disproportionate impact on the condition (financial or otherwise), business, properties or results of operations of Iowa Telecom and its subsidiaries, taken as a whole, relative to other affected persons in the industries in which Iowa Telecom and its subsidiaries are involved.

Certain of Windstream’s representations and warranties are qualified as to materiality or “material adverse effect.” When used with respect to Windstream, “material adverse effect” means any change or effect that either individually or in the aggregate is materially adverse to the condition (financial or otherwise), business, properties or results of operations of Windstream and its subsidiaries, taken as a whole.

Changes, effects, events or occurrences or a particular state of facts will not be deemed a “material adverse effect” with respect to Windstream, if such changes, effects, events or occurrences or state of facts relate to:

•	general changes in economic, geographic, market, financial or capital market, regulatory or political conditions;

•	terrorism, war or the outbreak of hostilities, or natural disasters;

•	changes in conditions generally applicable to the industries in which Windstream and its subsidiaries are involved;

•	changes in law or accounting regulations or principles or interpretations thereof;

•

any change in Windstream’s stock price or trading volume, or any failure, in and of itself, by Windstream to meet any internal or published (by Windstream or otherwise) projections, forecasts or revenue or earnings predictions (although the facts or occurrences giving rise or contributing to such change in stock price or trading volume or such failure to meet projections, forecasts or predictions may be deemed to constitute, or be taken into account in determining whether there has been or will be, a material adverse effect with respect to Windstream); or

•	the taking of any action expressly contemplated or required by the merger agreement, or the consummation of the transactions contemplated thereby;

unless, in the case of the first four bullets above, such changes would reasonably be expected to have a materially disproportionate impact on the condition (financial or otherwise), business, properties or results of operations of Windstream and its subsidiaries taken as a whole, relative to other affected persons in the industries in which Windstream and its subsidiaries are involved.

Covenants

Conduct of Business Pending Merger. Iowa Telecom has agreed that until the effective time of the merger, unless Windstream otherwise consents in writing, it will, and will cause each of its subsidiaries to, conduct their respective businesses in the ordinary course of business and seek to preserve intact their current business organizations, and keep available the services of their officers and employees and preserve their relationships with customers, suppliers and other persons with whom they have business relations.

In addition, Iowa Telecom has agreed that until the merger is completed, Iowa Telecom and its subsidiaries will not take the following actions (each as more fully described, and subject to the exceptions set forth in, the merger agreement), without Windstream’s prior written consent:

•

issue, deliver, sell, dispose of, pledge or otherwise encumber its capital stock, or any securities or rights convertible into or exchangeable for any such shares or ownership interests or permit or authorize any of the above;

•	redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, its capital stock;

•	split, combine, subdivide or reclassify any of its capital stock;

•

except for regular quarterly cash dividend of $0.405 per share of its common stock and for the Final Interim Dividend, declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of its capital stock, or otherwise make any payments to its shareholders in such capacity;

•

adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of it or any of its subsidiaries or alter through merger, liquidation, reorganization or restructuring the corporate structure of any of its subsidiaries;

•	amend its articles of incorporation or bylaws;

•

grant to any current or former director or officer any increase in compensation, bonus or fringe or other benefits or grant any type of compensation or benefit to any such person not previously receiving or entitled to receive such compensation;

•

grant to any current or former employee (other than directors or officers) any increase in compensation, bonus or fringe or other benefits or grant any type of compensation or benefit to any such person not previously receiving or entitled to receive such compensation, except to employees in the ordinary course of business, or to the extent expressly required under any benefit plan as in effect on November 23, 2009;

•

grant to any person any severance, retention, change in control or termination compensation or benefits or any increase therein, except with respect to new hires, in the ordinary course of business, or to the extent expressly required under any benefit plan as in effect on November 23, 2009;

•	enter into or adopt any benefit plan or amend in any respect any benefit plan;

•	amend, change or modify the terms of any existing equity grants;

•	enter into or make any loans to any of its officers, directors, employees, affiliates, agents or consultants;

•	make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP after November 23, 2009;

•	directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any entity if the aggregate amount of the consideration paid would exceed $500,000;

•

(A) acquire any tangible properties or assets if the aggregate amount of the consideration paid would exceed $500,000, or (B) sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise dispose of, tangible properties or assets or any interests therein, if the aggregate amount of the consideration paid would exceed $500,000;

•	encumber any tangible properties or assets or any interests therein;

•	make or change any material tax election or settle or compromise any material tax liability, or change its fiscal year;

•	grant or acquire, or dispose of or permit to lapse, any rights to any material intellectual property;

•

incur any indebtedness, except for indebtedness incurred in the ordinary course of business under the revolving credit agreements to which Iowa Telecom was a party on November 23, 2009, guarantees by Iowa Telecom of indebtedness of any of its subsidiaries, or indebtedness of Iowa Telecom to any of its subsidiaries;

•

make, or agree or commit to make, any capital expenditure except in accordance with the capital plans for 2009 and 2010 disclosed to Windstream plus a 15% variance on an aggregate and cumulative basis;

•

enter into or amend any contract or take any other action if such contract, amendment of a contract or action would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the merger or any of the other transactions contemplated by the merger agreement;

•

enter into any material contract not in the ordinary course of business or enter into or amend any material contract to the extent consummation of the merger or compliance by Iowa Telecom or its subsidiaries with the provisions of the merger agreement would reasonably be expected to conflict with such contract;

•	enter into, modify, amend or terminate any collective bargaining agreement;

•	voluntarily contribute or commit cash or funds to any of Iowa Telecom’s pension plans or any administrator thereof for purposes of funding shortfalls in any of Iowa Telecom’s pension plans;

•	enter into a new line of business or engage in the conduct of any business in any new state which would require the receipt or transfer of governmental approval;

•

file for any permit or approval outside of the ordinary course of business, or the receipt of which would reasonably be likely to prevent or materially impair or delay the consummation of the transactions contemplated hereby;

•	settle, compromise, dismiss, discharge or otherwise dispose of litigation or proceedings;

•

take any action that would reasonably be expected to materially restrict or impede the consummation of the transactions contemplated by the merger agreement or cause any of the conditions to the closing of the merger as set forth in the merger agreement to fail to be satisfied as of the closing date;

•

except as described below under “The Merger Agreement—Covenants—No Solicitation,” approve or authorize any action to be submitted to the shareholders of Iowa Telecom for approval that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the merger agreement;

•	make any change in its dividend policies other than as permitted by the merger agreement; or

•	authorize any of, or commit, resolve or agree to take any of the foregoing actions.

No Solicitation. The merger agreement precludes Iowa Telecom, its subsidiaries, officers, directors, employees, investment bankers, attorneys or other advisors or other representatives from:

•	soliciting, initiating, encouraging, facilitating or inducing, directly or indirectly, a competing transaction;

•

participating in discussions or negotiations concerning, or furnishing any information or data, or access to its or its subsidiaries’ properties, to any person in connection with, or taking any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, a competing transaction; or

•	entering into any agreement, arrangement or understanding with respect to a competing transaction or requiring Iowa Telecom to abandon, terminate or fail to consummate the merger.

However, prior to the adoption by Iowa Telecom shareholders of the merger agreement, Iowa Telecom’s board of directors may furnish information to, or participate in discussions or negotiations with, any person regarding a bona fide unsolicited competing transaction if:

•

the board of directors of Iowa Telecom determines in good faith, after consultation with Iowa Telecom’s independent financial advisor and outside legal counsel, that such acquisition proposal is, or is reasonably likely to lead to, a superior competing transaction;

•

prior to taking these actions, Iowa Telecom receives an executed confidentiality agreement from the person with terms as to confidentiality no more favorable to the third party than those contained in the confidentiality agreement between Windstream and Iowa Telecom; and

•	any non-public information provided to the third party is first provided to Windstream.

Iowa Telecom’s board of directors also may respond to any tender offer that may be made in order to comply with the requirements of Rule 14e-2 or Rule 14d-9 under the Exchange Act and make any disclosure to its shareholders if required by law or if, in the good judgment of the board of directors, after consultation with counsel, making such disclosure is required in order for the board to comply with its fiduciary duties under applicable law.

Iowa Telecom is also required to notify Windstream orally and in writing promptly after receipt of any proposal for a competing transaction. The notice must detail the identity of the offeror and the material terms of the proposal and must include a copy of the proposal if such proposal is in writing. Iowa Telecom must also keep Windstream informed in a timely manner of the status of, and material changes to, any competing transaction and all discussions and negotiations with respect thereto.

“Competing transaction” is defined in the merger agreement as any proposal or offer made by any person, for:

•	the acquisition by any person of beneficial ownership of more than fifteen percent (15%) of the assets of Iowa Telecom and its subsidiaries, taken as a whole; or

•	the acquisition by any person of fifteen percent (15%) or more of any class of equity securities of Iowa Telecom or any if its subsidiaries.

“Superior competing transaction” is defined in the merger agreement as a bona fide, written proposal or offer for a competing transaction (for these purposes the references to “15%” in the definition thereof are deemed to be references to “50%”) made by a third person, which Iowa Telecom’s board of directors determines in good faith (after consultation with Iowa Telecom’s independent financial advisor and outside legal counsel) is reasonably likely to result in terms more favorable from a financial point of view to the shareholders of Iowa Telecom than a merger with Windstream and that is reasonably capable of being consummated.

Change of Recommendation. Iowa Telecom’s board of directors may not (i) withdraw, modify or change its approval or recommendation of the merger agreement or the merger, or (ii) approve or authorize any action to be submitted to the shareholders of Iowa Telecom for approval that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated in the merger agreement, except in the case where each of the following is satisfied:

•	the shareholders of Iowa Telecom have not yet adopted the merger agreement;

•	Iowa Telecom receives an unsolicited proposal for a competing transaction that the board of directors determines constitutes a proposal for a superior competing transaction;

•

the board of directors determines in good faith (after consultation with its outside legal advisors) that, in light of such superior competing transaction, taking the following actions is necessary in order for the board of directors to comply with its fiduciary duties under applicable law;

•

Iowa Telecom has notified Windstream in writing that the Iowa Telecom board of directors intends to take such actions and specifying the reasons therefor, including the terms and conditions of any superior competing transaction that is the basis of the proposed action by Iowa Telecom and the Iowa Telecom board of directors;

•

during the 72 hour period following delivery of the foregoing notice, Iowa Telecom and its financial advisors and outside legal counsel have negotiated with Windstream in good faith (to the extent Windstream desires to negotiate) to make such adjustments in the terms and conditions of the merger agreement so that the competing transaction ceases to constitute (in the judgment of the Iowa Telecom board of directors after consultation with its financial advisors and outside legal counsel) a superior competing transaction; and

•

the Iowa Telecom board of directors has determined in good faith, after considering the results of the negotiations and giving effect to the proposals made by Windstream, that the competing transaction continues to constitute a superior competing transaction.

Notwithstanding any such change of recommendation, Iowa Telecom is required to submit the merger agreement to its shareholders for approval at the special meeting.

Proxy Material; Registration Statement. Windstream and Iowa Telecom agreed to prepare this proxy statement/prospectus and the registration statement on Form S-4 of which it is a part, and to file them with the SEC and use commercially reasonable efforts to have the proxy statement cleared by the SEC and the registration statement declared effective by the SEC. The parties are also required to take actions as may be required under state “blue sky” or securities laws and Windstream is required to file listing applications covering the shares of Windstream common stock to be issued in the merger with the NASDAQ.

Iowa Telecom was required under the terms of the merger agreement to mail this proxy statement/prospectus to its shareholders as promptly as practicable after the registration statement was declared effective. The merger agreement also requires Iowa Telecom to call and hold a meeting of its shareholders as soon as practicable following the effectiveness of the registration statement and, in any event, within 45 days thereafter. Additionally, subject to the limitations discussed above, Iowa Telecom has agreed to recommend that Iowa Telecom shareholders vote in favor of approval of the merger agreement and the merger. Except as described above under “The Merger Agreement—Covenants—Change of Recommendation,” Iowa Telecom’s board of directors may not withdraw, modify or change the recommendation of its board of directors that Iowa Telecom shareholders approve the merger agreement and the merger.

Efforts to Complete Transactions. Both Windstream and Iowa Telecom will use commercially reasonable efforts to take all actions, and do all things necessary, proper or advisable under applicable laws to consummate and make effective the merger in the most expeditious manner possible, including, without limitation, obtaining all necessary or appropriate waivers, consents and approvals, and effecting all necessary registrations, filings and submissions (including, without limitation, filings pursuant to the HSR Act and any filings required by the FCC, the IUB, the MPUC and the MPSC). Windstream and Iowa Telecom are to use commercially reasonable efforts to lift any injunction or other legal bar to the merger and to proceed with the merger as expeditiously as possible; provided, that, Windstream will not be required to agree to any term, condition or restriction in order to obtain any regulatory approvals if such term, condition or restriction (i) would have or would reasonably be expected to have a material adverse effect on Windstream or Iowa Telecom, (ii) would prevent Windstream from consummating the merger on the material terms set forth in the merger agreement, or (iii) would constitute a breach of or a default under any credit agreement to which Windstream is a party in connection with its outstanding indebtedness.

Iowa Telecom and Windstream will have joint responsibility with respect to the applications required for the transfer of control of such licenses, and all filings with the FCC, IUB, MPUC and MPSC will, to the extent possible or required, be joint filings.

Access to Information. The merger agreement requires Iowa Telecom to provide Windstream reasonable access to its officers, employees, accountants, consultants, representatives, plants, properties, contracts, books and records and to promptly furnish to Windstream additional information regarding its business, properties and personnel as reasonably requested by Windstream. Iowa Telecom will furnish to Windstream unaudited interim consolidated statements of operations of Iowa Telecom and its subsidiaries and all statistical and financial reports regularly provided to executive management in the ordinary course of business, subject to the aggregation or omission of competitively sensitive information to the extent necessary or advisable under antitrust laws. Any such information received by either party will be treated in accordance with a confidentiality agreement executed between Windstream and Iowa Telecom.

Publicity. Both Windstream and Iowa Telecom will, subject to certain exceptions, consult with each other and will mutually agree upon any press release or public announcement pertaining to the merger before the issuance of such press release or public announcement, subject to certain limited exceptions.

Indemnification of Directors and Officers. Under the terms of the merger agreement, Windstream has agreed that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the effective time as provided in the articles of incorporation or bylaws (or comparable organizational documents) of

Iowa Telecom or any of its subsidiaries in favor of persons who are or were directors or officers of Iowa Telecom or its subsidiaries or otherwise agreed to (collectively, the “Indemnified Parties”), will survive for a period of six (6) years following the merger and that Windstream will cause Merger Sub to maintain these current provisions regarding indemnification in effect for six (6) years. Windstream also agreed that for a period of six (6) years following the merger, it will cause Merger Sub to indemnify the Indemnified Parties to the fullest extent permitted by applicable law. The merger agreement further requires that, for six (6) years following the effective time of the merger, subject to certain limitations, Windstream and Merger Sub will maintain coverage under the existing directors’ and officers’ liability insurance policy and fiduciary insurance policies in an amount not less than 100% of the amount of existing coverage, or substitute policies or tail policies that are no less favorable to the Indemnified Parties, with respect to claims arising from facts or events that occurred on or before the effective time, except that for any policy year, neither Windstream nor Merger Sub will be required to pay more than $897,912.50 for the annual premium of such insurance policies.

Employee Matters. For a period of one (1) year following the effective time of the merger, Windstream has agreed to:

•

provide to all Iowa Telecom employees who continue in employment with the surviving company and who are not employed pursuant to the terms of a collective bargaining agreement (“Continuing Employees”) base salaries (or wage rate levels) and bonus opportunities that are not less favorable in the aggregate than those provided to Iowa Telecom employees before the effective time and benefit plans and arrangements that are not less favorable in the aggregate than the benefit plans and arrangements of similarly situated Windstream employees; and

•	permit Continuing Employees to use the amounts, if any, in their flexible spending accounts held by Iowa Telecom in accordance with the terms of such accounts and applicable plans.

Prior to the effective time of the merger, Iowa Telecom will establish certain short term incentive arrangements applicable to the 2010 performance period as well as a transition award program and, to the extent amounts under such programs are not paid as of the effective time of the merger, Windstream and Merger Sub agree to satisfy and honor the terms of each program. The short term incentive plan applicable to executives will be based fifty percent (50%) on Iowa Telecom’s adjusted EBITDA, as determined consistent with past practice, and fifty percent (50%) on individual goals applicable to each executive. The short term incentive plan applicable to employees other than executives will be based one hundred percent (100%) on Iowa Telecom’s adjusted EBITDA. Bonus amounts to both executives and non-executives will be determined prior to the closing of the merger on a pro-rata basis from the beginning of 2010 through the closing date of the merger and will be paid as soon as practicable following the closing. In addition, bonus amounts not yet paid under Iowa Telecom’s 2009 short term incentive plans as of the closing date of the merger will be determined consistent with past practice and declared and/or paid on the closing date of the merger. Such 2009 bonus amounts may include discretionary bonuses accrued and payable to employees who are not executive officers that do not in the aggregate exceed $250,000.

Under the transition award program, certain key employees of Iowa Telecom who are not executive officers will be eligible to receive transition cash awards. Each participant under the transition award program will be eligible to receive a cash award, of which fifty percent (50%) is payable on the date that is thirty (30) days after the closing date of the merger and the remaining fifty percent (50%) of which is payable at the earlier of (i) termination of employment other than for cause and (ii) 12 months after the closing date of the merger (subject generally in each case to the employee’s continued employment to the applicable date).

If, on or within one (1) year following the effective time of the merger, Windstream terminates the employment (other than as a result of unsatisfactory performance of their respective duties) of any Continuing Employee who is not a party to an employment agreement or change of control agreement, Windstream will:

•	give at least sixty (60) days’ written notice to any such employee prior to termination of such employee’s employment;

•

pay severance benefits to any such employee in an amount equal to the greater of (i) eight (8) weeks’ base salary or (ii) two (2) weeks salary for each year of service with Iowa Telecom or any of its subsidiaries, up to a maximum of twenty-six (26) weeks’ salary (the “Severance Period”), provided that the employee executes a waiver and release;

•

offer to any such employee during the applicable Severance Period access to group health plan coverage under COBRA at the prevailing rate, inclusive of the American Recovery and Reinvestment Act credit in effect as of the date of the merger agreement, provided that after the Severance Period, such employees will be offered coverage under COBRA at the then-prevailing rate;

•	pay all accrued and unused but unpaid vacation of such employee;

•

pay any such employee an amount with respect to such employee’s target short-term incentive award, pro-rated based on the number of days elapsed for the period beginning on the closing date of the merger and continuing through the termination date; and

•	allow any such employee to use amounts, if any, in the employee’s flexible spending accounts in accordance with the terms of such accounts and applicable laws.

All employees’ account balances in Iowa Telecom’s 401(k) plans will fully vest at the effective time of the merger. Either Windstream, Merger Sub or Iowa Telecom will contribute to employees’ 401(k) accounts the pro rata portion of the non-elective contribution under the 401(k) plans, and eligible employees will receive a fixed profit sharing contribution equal to 3% of their “eligible compensation” (as defined under the 401(k) plans) for the period beginning with the first day of the calendar year in which the closing of the merger occurs and continuing through the closing date of the merger.

For purposes of satisfying or determining any waiting period, vesting, eligibility or benefit entitlement, Windstream will recognize the service of Continuing Employees with Iowa Telecom prior to the effective time of the merger as service with Windstream in connection with any qualified retirement plan and welfare plan or policy maintained by Windstream.

With respect to any welfare benefit plan maintained by Windstream in which Continuing Employees are eligible to participate following the effective time of the merger, Windstream will use reasonable best efforts to (i) waive all limitations as to preexisting conditions, exclusions and waiting periods and actively-at-work requirements with respect to participation and coverage requirements applicable to the Continuing Employees and their dependents and beneficiaries under such plan to the extent waived under the applicable corresponding Iowa Telecom plan prior to the effective time of the merger, and (ii) provide each Continuing Employee and his or her eligible dependents and beneficiaries with credit under such Windstream plan for any co-payments and deductibles paid under a corresponding Iowa Telecom plan prior to the effective time of the merger in the calendar year in which the effective time of the merger occurs for purposes of satisfying any applicable deductible or out-of-pocket requirements and any annual and lifetime maximums.

Under the terms of the merger agreement, Windstream has agreed to satisfy and honor the terms of various of Iowa Telecom’s benefit plans and programs and agreements, including its employment agreement with Mr. Wells, the change of control agreements to which certain executives are a party, collective bargaining agreements, the 2005 Plan, the transition award program and the short-term incentive programs.

Windstream Board. Prior to the effective time of the merger, Windstream is required to take all necessary action to appoint Alan L. Wells to the Windstream board of directors.

Dividend Matters. From November 23, 2009 to the earlier of the effective time of the merger or the date the merger agreement is terminated in accordance with its terms, Windstream and Iowa Telecom will: (i) exercise commercially reasonable efforts to cause the record dates for their respective regular quarterly cash dividends to correspond to the record dates for regular quarterly cash dividends paid by the other, and (ii) exercise commercially reasonable efforts to cause the dates upon which their respective regular quarterly cash dividends are paid to correspond to the days on which regular quarterly cash dividends are payable by the other. Other than in accordance with the preceding sentence, neither Windstream nor Iowa Telecom may make any change in the policies regarding the record date or payment date for dividends. Pursuant to the merger agreement, Windstream is required to promptly inform Iowa Telecom if, prior to the closing date of the merger, it changes or intends to change its practice of paying a dividend on a calendar-quarter basis, declaring its quarterly dividend between 45 and 60 days prior to the end of the calendar quarter, establishing the last trading day of the calendar quarter as the record date for its quarterly dividend, paying the quarterly dividend on or about the 15th day of the month following the end of the calendar quarter to which the dividend relates, and/or paying a dividend of $0.25 per share each quarter.

Termination of Iowa Telecom’s Employee Stock Purchase Plan. Iowa Telecom has agreed not to commence any new offering periods or phases under its employee stock purchase plan on or after November 23, 2009. Iowa Telecom will terminate the employee stock purchase plan at the effective time.

Tax Matters. Both Windstream and Iowa Telecom are required to use all reasonable efforts to cause the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and neither party may permit, take or cause to be taken any action that would result in the merger failing to qualify as such a reorganization. Windstream and Iowa Telecom are also required to cooperate with each other to obtain written opinions from their respective legal counsel to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.

SEC Filings. From November 23, 2009 to the earlier of the effective time of the merger or the date the merger agreement is terminated in accordance with its terms, each of Windstream and Iowa Telecom will file in a timely manner all reports, schedules, forms and registration statements with the SEC required to be filed by it pursuant to the Securities Act of 1933 (the “Securities Act”) or the Exchange Act and the rules and regulations of the SEC promulgated thereunder, which filings (including all financial statements included therein) at the time of such filing shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Disclosure Schedule Updates. Each of Windstream and Iowa Telecom are required to notify the other party if any representation or warranty made by it in the merger agreement becomes untrue or inaccurate or the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the merger agreement. No such notice shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the notifying party contained in the merger agreement or the disclosures thereunder for purposes of the conditions to closing set forth therein.

Conditions to the Merger

Conditions to the obligations of each party. The obligations of each party to complete the merger are subject to the satisfaction of the following conditions:

•	the approval and adoption of the merger agreement by Iowa Telecom shareholders;

•	the absence of any statute, rule, regulation, executive order, decree, ruling, injunction or other order prohibiting the consummation of the merger;

•	the termination or expiration of the applicable waiting periods pursuant to the HSR Act;

•	the receipt of approvals from the FCC, IUB, MPUC and MPSC;

•	the approval of the shares of Windstream common stock to be issued in connection with the merger for listing on the NASDAQ;

•	the continuing effectiveness of the registration statement of which this proxy statement/prospectus forms a part;

•	all material permits, approvals and consents of securities or “blue sky” authorities being obtained; and

•

the receipt by Iowa Telecom, from its legal counsel, and by Windstream, from its legal counsel, of a written opinion to the effect that the merger will qualify as a reorganization under section 368(a) of the Code and that each of Windstream, Merger Sub and Iowa Telecom will be a party to such reorganization under section 368(b) of the Code.

Conditions to the obligations of Iowa Telecom. The obligations of Iowa Telecom to consummate the merger are subject to the satisfaction of the following further conditions:

•	the representations and warranties of Windstream and Merger Sub relating to:

•	corporate authority, and due authorization and enforceability of the merger agreement; and

•	capitalization of Windstream and its subsidiaries (other than certain representations and warranties relating to rights or commitments with respect to Windstream’s capital stock);

are true and correct in all material respects both when made and at and as of the effective time as if made at and as of such time, or if such representations and warranties are made as of a specific date, then at and as of such date;

•

all the other representations and warranties of Windstream and Merger Sub contained in the merger agreement are true and correct (disregarding all exceptions for materiality or material adverse effect) at and as of the effective time as if made at and as of such date except for changes permitted by the merger agreement, and those representations made as of a specific date, then at and as of such date, or where the failure of the representations and warranties to be true and correct would not reasonably be expected to have a material adverse effect on Windstream;

•

Windstream and Merger Sub have performed and complied with, in all material respects, their obligations under the merger agreement to be performed or complied with on or prior to the effective time; and

•	Windstream will have not experienced a material adverse effect.

Conditions to the obligations of Windstream and Merger Sub. The obligations of Windstream and Merger Sub to consummate the merger are subject to the satisfaction of the following further conditions:

•	the representations and warranties of Iowa Telecom relating to:

•	corporate authority, and due authorization and enforceability of the merger agreement;

•	the capitalization of Iowa Telecom and its subsidiaries; and

•	the subsidiaries of Iowa Telecom holding permits;

are true and correct in all material respects both when made and at and as of the effective time as if made at and as of such time, or if such representations and warranties are made as of a specific date, then at and as of such date;

•

all the other representations and warranties of Iowa Telecom contained in the merger agreement are true and correct (disregarding all exceptions for materiality or material adverse effect) at and as of the effective time as if made at and as of such date except for changes permitted by the merger agreement, and those representations made as of a specific date, then at and as of such date, or where the failure of the representations and warranties in the aggregate to be true and correct would not reasonably be expected to have a material adverse effect on Iowa Telecom;

•	Iowa Telecom having performed and complied with, in all material respects, its material obligations under the merger agreement to be performed or complied with on or prior to the effective time;

•	Iowa Telecom will have not experienced a material adverse effect;

•	the receipt of approval from the Nebraska Public Service Commission (which Windstream has determined not to be applicable); and

•

each consent of the FCC, the IUB, the MPUC and the MPSC having been issued without any condition that precludes Windstream from fulfilling its obligations to make certain pledges and guarantees pursuant to the credit agreement relating to its current indebtedness.

Termination

Termination by the parties. The merger agreement may be terminated by the mutual written consent of Windstream and Iowa Telecom. Additionally, either Windstream or Iowa Telecom may terminate the merger agreement if:

•

a court of competent jurisdiction has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger, and such order, decree, ruling or other action shall have become final and non-appealable;

•	Iowa Telecom shareholders fail to approve and adopt the merger agreement at the special meeting; or

•

the merger is not consummated by June 23, 2010 (which date can be extended by Windstream or Iowa Telecom to September 23, 2010, if the closing has not occurred because of failure to obtain approval from one or more regulatory authorities), provided that neither Windstream nor Iowa Telecom may (i) so extend the termination date if it is then in breach of the merger agreement such that the closing conditions are incapable of being satisfied by the termination date as then in effect or (ii) so terminate the merger agreement if the failure to fulfill any of its obligations under the merger agreement results in such failure to close.

Termination by Windstream. Provided that it is not then in breach of its representations, covenants or agreements such that the conditions to closing are incapable of being satisfied by the termination date, the merger agreement may be terminated by Windstream if:

•

a breach of any representation, warranty, covenant or agreement on the part of Iowa Telecom set forth in the merger agreement has occurred that would cause any of the conditions described under “The Merger Agreement—Conditions to the Merger—Conditions to the obligations of Windstream and Merger Sub” not to be satisfied, and either such condition is not cured, or is incapable of being cured, within thirty (30) days of written notice of such breach or inaccuracy and provided, in the case of a representation or warranty, that the failure of such representation or warranty to be true or correct would reasonably be expected to have a material adverse effect on Iowa Telecom; or

•

Iowa Telecom’s board of directors withdraws or materially modifies or changes its recommendation, as described above under “The Merger Agreement—Covenants—Change of Recommendation;” in a manner adverse to Windstream or Merger Sub.

Termination by Iowa Telecom. Provided that it is not then in breach of its representations, covenants or agreements such that the conditions to closing are incapable of being satisfied by the termination date, the merger agreement may be terminated by Iowa Telecom if a breach of any representation, warranty, covenant or agreement on the part of Windstream or Merger Sub set forth in the merger agreement has occurred that would cause any of the conditions described under “The Merger Agreement—Conditions to the Merger—Conditions to the obligations of Iowa Telecom” not to be satisfied, and either such condition is not cured, or is incapable of being cured, within thirty (30) days of written notice of such breach or inaccuracy and provided, in the case of a representation or warranty, that the failure of such representation or warranty to be true or correct would reasonably be expected to have a material adverse effect on Windstream.

Termination Fee

Iowa Telecom is required to pay to Windstream a termination fee of $25 million if:

•

Windstream terminates the merger agreement because the Iowa Telecom board of directors makes a change of recommendation, as described above under “The Merger Agreement—Covenants—Change of Recommendation”; or

•

either Windstream or Iowa Telecom terminates the merger agreement because Iowa Telecom’s shareholders fail to approve and adopt the merger agreement at the special meeting or the merger is not consummated by June 23, 2010 (subject to extension to September 23, 2010 as described above), if prior to such termination any proposal for a competing transaction has been publicly announced or otherwise disclosed and, within twelve (12) months after such termination, Iowa Telecom enters into a definitive agreement to consummate or consummates a competing transaction (for purposes of this bullet point, the term “competing transaction” has the same meaning as described above under “The Merger Agreement—Covenants—No Solicitation”, except that references to 15% are replaced by 50%).

Modification or Amendment; Waiver

Modification or Amendment. The merger agreement may be amended or supplemented by the written agreement of Iowa Telecom and Windstream at any time prior to the effective time of the merger, whether before or after adoption of the merger agreement by Iowa Telecom shareholders. However, following such adoption, no amendment of the merger agreement will be made which changes the consideration payable in the merger or adversely affects the rights of the Iowa Telecom shareholders under the merger agreement, or which requires further approval of Iowa Telecom’s shareholders under any applicable laws without such further approval.

Waiver. At any time prior to the effective time of the merger, Windstream or Iowa Telecom may waive compliance with any of the conditions to its obligation to consummate the merger which may be legally waived.

Fees and Expenses

Other than as described above under “The Merger Agreement—Termination Fee,” the merger agreement provides that each party will pay its own fees and expenses in connection with the merger agreement, except that (i) the fees and expenses related to any filing made pursuant to the HSR Act or any competition, merger control, antitrust or similar law shall be paid by Windstream and (ii) Windstream and Iowa Telecom will share equally the fees and expenses incurred in relation to the printing, filing and mailing of this proxy statement/prospectus.

DESCRIPTION OF WINDSTREAM CAPITAL STOCK

The following summary is qualified in its entirety by the Delaware General Corporation Law (the “DGCL”) and the Amended and Restated Certificate of Incorporation of Windstream, as amended (the “Windstream Certificate”). The Windstream Certificate is included as an exhibit to Windstream’s Annual Report on Form 10-K (where it is incorporated by reference to Windstream’s Amendment No. 3 to the Registration Statement on Form S-4 filed May 23, 2006), each of which are on file with the SEC. See “Where You Can Find More Information” beginning on page 104.

General

Under the Windstream Certificate, the total authorized capital stock of Windstream consists of 200,000,000 shares of preferred stock, par value $.0001 per share, and 1,000,000,000 shares of common stock, par value $.0001 per share.

Preferred Stock

The Windstream Certificate provides that Windstream’s board of directors is authorized, without further stockholder approval, to issue from time to time up to a total of 200,000,000 shares of preferred stock in one or more series and to fix or alter the powers, preferences and rights, and any qualifications, limitations or restrictions thereof, of the shares of each series. The Windstream board of directors may fix the number of shares of any series of preferred stock, and it may increase or decrease the number of shares of any series of preferred stock, as long as it acts within the limitations or restrictions stated in the original resolution or resolutions that fixed the number of shares in the series and as long as it does not decrease the number of shares of any series below the number then outstanding. If the number of shares of any series of preferred stock is decreased, the shares constituting the decrease will resume the status they had prior to the adoption of the resolution that originally fixed the number of shares of the series, subject to the requirements of applicable law.

Common Stock

Under the Windstream Certificate, the holders of Windstream common stock have one vote per share on matters submitted to a vote of stockholders. Holders of the common stock will be entitled to receive dividends ratably, if any, as may be declared by the Windstream board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock. Upon Windstream’s liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably Windstream’s net assets available after the payment or provision for payment of all debts and subject to the prior rights of any outstanding preferred stock. The Windstream common stock has no preemptive rights, no cumulative voting rights and no redemption, sinking fund or conversion provisions.

To the greatest extent permitted by applicable Delaware law, the shares of common stock will be uncertificated, and transfer is reflected by book entry.

All rights, preferences and privileges of holders of Windstream common stock stated in this summary are subject to the rights of holders of shares of any series of preferred stock which Windstream may designate and issue in the future without further stockholder approval.

Anti-Takeover Effects of the Delaware General Corporation Law and Windstream’s Certificate of Incorporation and Bylaws

The DGCL, the Windstream Certificate and Windstream’s bylaws contain a number of provisions which could have the effect of discouraging transactions that involve an actual or threatened change of control of Windstream. In addition, provisions of the Windstream Certificate and Windstream’s bylaws may be deemed to have anti-takeover effects and could delay, defer or prevent a tender offer or takeover attempts that a stockholder might consider in his, her or its best interest, including those attempts that might result in a premium over the market price of the shares held by Windstream’s stockholders.

Delaware Section 203

Section 203 of the DGCL, which restricts business combinations with certain interested stockholders (defined generally under the DGCL to include persons who beneficially own or acquire 15% or more of a Delaware corporation’s voting stock and their affiliates and associates, and hereinafter as a “Section 203 Interested Stockholder”). Section 203 prohibits business combination transactions between a publicly-held Delaware corporation and any Section 203 Interested Stockholder for a period of three (3) years after the time at which the Section 203 Interested Stockholder became an interested stockholder unless: (a) prior to the time that such entity became a Section 203 Interested Stockholder, the corporation’s board of directors approved either the proposed business combination or the transaction which resulted in the Section 203 Interested Stockholder becoming an interested stockholder; (b) upon consummation of the transaction which resulted in the Section 203 Interested Stockholder becoming an interested stockholder, the Section 203 Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers; and (ii) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (c) on or subsequent to the time that such entity became a Section 203 Interested Stockholder, the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/ 3% the outstanding voting stock which is not owned by the Section 203 Interested Stockholder.

Under certain circumstances, Section 203 makes it more difficult for a person who is a Section 203 Interested Stockholder to effect various business combinations with a corporation for a period of three (3) years. The provisions of Section 203 are intended to encourage third parties interested in acquiring Windstream to negotiate in advance with the Windstream board of directors. Section 203 also may make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Windstream’s bylaws provide that in order for a stockholder to nominate any person for election as a director or proposed business at a meeting of stockholders, the stockholder must give timely notice to Windstream’s Secretary. To be timely:

•

in the case of an annual meeting, a stockholder’s notice must be delivered to or mailed and received at Windstream’s principal executive offices not less than ninety (90) days nor more than one-hundred-twenty (120) days before the first anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is changed by more than twenty-five (25) days (or thirty (30) days in the case of director nominations) from such anniversary date, notice by the stockholder must be received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made; and

•

in the case of a special meeting at which directors are to be elected, a stockholder’s notice of nominations must be delivered to or mailed and received at Windstream’s principal executive offices not later than the close of business on the tenth (10th ) day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made.

These provisions could preclude stockholders from bringing matters before a meeting of stockholders or from making nominations for directors by limiting the window of time available to present such matters to Windstream for presentation at such meeting.

Calling a Special Meeting; Action by Written Consent of Stockholders

Under Delaware law, a special meeting of the stockholders may be called by the board of directors of the corporation or by any other person authorized to do so in the certificate of incorporation or bylaws. The Windstream Certificate states that as long as any security of the company is registered under Section 12 of the Exchange Act, special meetings of stockholders of Windstream may be called only by a resolution of the Board of Directors.

The Windstream Certificate provides that as long as any security of Windstream is registered under Section 12 of the Exchange Act, no stockholder action may be taken without a meeting.

The inability of the stockholders of Windstream to take action by written consent and to call a special meeting could make it more difficult for stockholders to initiate actions that are opposed by the Windstream board of directors. In addition, the inability of stockholders to call a special meeting of stockholders could make it more difficult to change Windstream’s existing board of directors and management.

Authorized but Unissued Shares

Windstream’s authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to NASDAQ Listing Rule 5635, which sets forth the circumstances under which an issuer is required to obtain approval from its stockholders prior to an issuance of securities in connection with: (i) the acquisition of the stock or assets of another company; (ii) equity-based compensation of officers, directors, employees or consultants; (iii) a change of control; and (iv) private placements. In connection with an acquisition of the stock or assets of another company, NASDAQ Listing Rule 5635 would require stockholder approval prior to the issuance of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the outstanding common stock or 20% or more of the voting power of the outstanding common stock before the issuance, or if any director, officer or substantial shareholder of the issuing company has a 5% or greater interest (or such persons collectively have a 10% or greater interest) in the company or assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock, or securities convertible into or exercisable for common stock, could result in an increase in outstanding common shares or voting power of 5% or more.

These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares could render it more difficult or discourage an attempt to obtain control of Windstream by means of a proxy contest, tender offer, merger or otherwise. In addition, the authorization of undesignated preferred stock makes it possible for the Windstream board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to effect a change of control of Windstream.

Supermajority Vote to Amend Charter and Bylaws

Under Delaware law, unless a higher vote is required in the certificate of incorporation of a corporation, an amendment to such certificate of incorporation generally may be approved by a majority of the outstanding shares entitled to vote on the proposed amendment. Notwithstanding any provision of a corporation’s certificate of incorporation to the contrary, under Delaware law, holders of a class of a corporation’s stock are entitled to vote as a class on the approval of any amendment to the corporation’s certificate of incorporation which would:

•	increase or decrease the aggregate number of authorized shares of such class (subject to certain exceptions);

•	increase or decrease the par value of the shares of such class; or

•	alter or change the powers, preferences or rights of such class so as to affect them adversely.

Under the Windstream Certificate, the affirmative vote of the holders of at least two-thirds of the combined voting power of all of the then-outstanding shares of Windstream stock eligible to be cast in the election of directors is required in order to amend, alter, change or repeal the sections of the Windstream Certificate related to the limitation of liability of directors and indemnification of directors and officers, the prohibition of stockholder action by written consent, the calling of special meetings of stockholders, the election to be covered by Section 203 of the DGCL, and the procedures required to amend the Windstream Certificate.

Under the Windstream Certificate, the Board of Directors is expressly authorized to amend, alter, change or repeal Windstream’s bylaws. The stockholders also have the ability to amend, alter, change or repeal Windstream’s bylaws by the affirmative vote of a majority of the then outstanding shares entitled to vote, except that a two-thirds vote is required for the stockholders to amend sections of Windstream’s bylaws related to bringing matters before an annual stockholder meeting, nominating and electing directors and filling vacancies on the Board, and the procedures required to amend Windstream’s bylaws.

Transfer Agent and Registrar

The transfer agent and registrar for the Windstream common stock is ComputerShare Investor Services, LLC.

Certificate of Incorporation of Merger Sub

The certificate of incorporation of Merger Sub provides that (i) Merger Sub may engage in any lawful act or activity for which a corporation may be formed under the DGCL; (ii) Merger Sub may issue up to 1,000 shares of common stock, par value $.01 per share; (iii) the business and affairs of Merger Sub shall be managed by or under the direction of a board of managers; (iv) to the fullest extent permitted by the DGCL, the directors of Merger Sub shall not be liable for monetary damages for breaches of fiduciary duty; (v) the directors and officers of Merger Sub shall be indemnified to the fullest extent permitted by applicable law; and (vi) meetings of the stockholders of Merger Sub may be held within or without the State of Delaware.

Because the shareholders of Iowa Telecom will be receiving stock of Windstream, and not of Merger Sub, in connection with the merger, after the closing date of the merger the former shareholders of Iowa Telecom will not hold a direct equity interest in Merger Sub. Accordingly, shareholders are urged to review the provisions above under “Description of Windstream Capital Stock” and below under “Comparison of Rights of Common Stockholders of Windstream and Common Shareholders of Iowa Telecom” for a description of their rights as holders of Windstream stock.

COMPARISON OF RIGHTS OF COMMON STOCKHOLDERS OF WINDSTREAM AND COMMON SHAREHOLDERS OF IOWA TELECOM

Windstream is a Delaware corporation subject to the provisions of the DGCL. Iowa Telecom is an Iowa corporation subject to the provisions of the IBCA. Iowa Telecom shareholders, whose rights are currently governed by the Iowa Telecom articles of incorporation, the Iowa Telecom bylaws and the IBCA, will, if the merger is completed, become stockholders of Windstream and their rights will be governed by the Windstream Certificate, the Windstream bylaws and the DGCL. The following description summarizes the material differences that may affect the rights of Windstream stockholders and Iowa Telecom shareholders but does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. Shareholders should read carefully the relevant provisions of the DGCL, the IBCA, the Windstream Certificate, the Windstream bylaws, the Iowa Telecom articles of incorporation and the Iowa Telecom bylaws.

Capitalization

Windstream

Windstream’s authorized capital stock is described under “Description of Windstream Capital Stock.”

Iowa Telecom

The total authorized shares of capital stock of Iowa Telecom consist of (1) 100,000,000 shares of common stock, par value $0.01 per share, and (2) 50,000,000 shares of preferred stock, par value $0.01 per share. On the close of business on February 18, 2010, approximately 32,940,111 shares of Iowa Telecom common stock were issued and outstanding (including shares of restricted stock issued pursuant to Iowa Telecom’s 2005 Stock Incentive Plan for which the restrictions had not yet lapsed), and no shares of Iowa Telecom preferred stock were issued and outstanding.

Number, Election, Vacancy and Removal of Directors

Windstream

The Windstream bylaws provide that the total number of Windstream directors will be not less than three and not more than fifteen, as fixed by the board of directors of Windstream from time to time. Windstream currently has nine directors, which is expected to be increased to ten directors upon the closing of the merger.

Nominations of persons for election to the Windstream board of directors may be made at a meeting of stockholders by or at the direction of the board of directors. In addition, any stockholder may nominate persons for election to the Windstream board of directors by giving timely notice to Windstream’s Secretary. Directors will be elected at a stockholders’ meeting by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote.

Any vacancy on the Windstream board of directors that results from an increase in the number of directors may be filled by the majority vote of the directors then in office as long as a quorum is present. Any other vacancy may be filled by a majority of the board of directors then in office, even if less than a quorum, or by a sole remaining director.

Any or all directors may be removed, with or without cause, by the affirmative vote of at least a majority of the total voting power of Windstream’s outstanding voting securities entitled to vote generally in the election of directors.

Iowa Telecom

Iowa Telecom’s articles of incorporation provide for seven directors. The board of directors of Iowa Telecom is divided into three classes with approximately one-third of the directors standing for election each year for three-year terms.

Nominations of persons for election to the Iowa Telecom board of directors may be made at any meeting of shareholders by the board of directors or a committee appointed by the board of directors. In addition, a shareholder may nominate persons for election to the Iowa Telecom board of directors by giving timely notice to Iowa Telecom’s Secretary. Directors will be elected at a shareholders’ meeting by a plurality of the votes cast by the shares present in person or represented by proxy at the meeting and entitled to vote. Vacancies on the board of directors of Iowa Telecom may be filled by appointment made by a majority vote of the directors then in office or by a sole remaining director.

A director may only be removed with cause, and only if the removal is approved by the affirmative vote of at least a majority of the total voting power of Iowa Telecom’s outstanding shares entitled to vote for the election of directors, voting together as a single class at a meeting specifically called for such purpose.

Amendments to Charter Documents

Windstream

Under the DGCL, a proposed amendment to a corporation’s certificate of incorporation requires approval by its board of directors and adoption by an affirmative vote of a majority of the outstanding stock entitled to vote on the amendment. The Windstream Certificate provides that the affirmative vote of the holders of at least two-thirds of the combined voting power of all of the then-outstanding shares of Windstream eligible to be cast in the election of directors is required in order to amend, alter, change or repeal the sections of the Windstream Certificate related to the limitation of liability of directors and indemnification of directors and officers, the prohibition of stockholder action by written consent, the calling of special meetings of stockholders, the election to be covered by the DGCL Section 203, and the procedures required to amend the Windstream Certificate.

Iowa Telecom

Under the IBCA, an amendment to a corporation’s articles of incorporation must be adopted by the corporation’s board of directors and, subject to limited exceptions, submitted to the shareholders for approval. The board must also transmit to the shareholders a recommendation that the shareholders approve the amendment, unless the board determines that because of conflicts of interest or other special circumstances it should not make a recommendation. Approval of the amendment requires the approval of the shareholders by a majority of the votes cast at a meeting at which a quorum consisting of at least a majority of the votes entitled to be cast on the amendment exists.

Amendments to Bylaws

Windstream

Under the Windstream Certificate, the board of directors is expressly authorized to amend, alter, change or repeal the Windstream bylaws. The stockholders will also have the ability to amend, alter, change or repeal the Windstream bylaws by the affirmative vote of a majority of the outstanding shares, except that a two-thirds vote is required for the stockholders to amend the bylaws sections related to bringing matters before an annual stockholder meeting, nominating and electing directors and filling vacancies on the board of directors, and the procedures required to amend the Windstream bylaws.

Iowa Telecom

Under the IBCA, a corporation’s shareholders may amend or repeal a corporation’s bylaws. A corporation’s board of directors may also amend or repeal the bylaws unless (1) the corporation’s articles of incorporation reserves that power, in whole or in part, to the corporation’s shareholders, (2) the shareholders amending, repealing or adopting a bylaw expressly provide that the board of directors shall not amend, repeal, or reinstate that bylaw, or (3) the shareholders adopt a bylaw increasing the quorum or voting requirement for the board of directors and the bylaws do not otherwise authorize the board of directors to amend or repeal such bylaw. Iowa Telecom’s articles of incorporation and bylaws are silent regarding the manner in which Iowa Telecom’s bylaws may be amended, altered, changed or repealed.

Action by Written Consent

Windstream

Under the DGCL, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, upon the written consent of stockholders who would have been entitled to cast the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted unless such action by written consent is prohibited by the certificate of incorporation.

The Windstream Certificate states that action by written consent in lieu of a meeting of the stockholders is prohibited.

Iowa Telecom

Under the IBCA, any action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting by written consent signed by holders of outstanding shares having not less than ninety percent of the votes entitled to be cast at a meeting at which all shares entitled to vote on the action were present and voted. Shareholders who do not sign the written consent must be notified promptly following the effectiveness of the written consent. Neither the Iowa Telecom articles of incorporation nor its bylaws contain provisions with respect to shareholder action by written consent.

Notice of Stockholder/Shareholder Actions

Windstream

The DGCL and the Windstream bylaws provide that written notice of the time, place and purpose or purposes of every meeting of stockholders must be given not less than 10 days and not more than 60 days before the date of the meeting to each stockholder of record entitled to vote at the meeting. The Windstream bylaws further provide that the only matters that may be considered and acted upon at an annual meeting of stockholders are those matters brought before the meeting:

•	through the notice of meeting;

•	by the board of directors of Windstream; or

•	by a stockholder of record entitled to vote at such meeting.

Generally, the Windstream bylaws require a stockholder who intends to bring matters before an annual meeting to provide advance notice of such intended action not less than 90 days nor more than 120 days prior to the date of the proxy statement relating to the prior year’s annual meeting of stockholders. The notice must contain, among other things, a brief description of the business desired to be brought before the meeting, the reason for conducting such business and any material interest of the stockholder and any person associated with the stockholder, individually or in the aggregate, in such business. The person presiding at the meeting will have the discretion to determine whether any item of business proposed by a stockholder was properly brought before such meeting.

Iowa Telecom

The IBCA and Iowa Telecom’s bylaws provide that written notice of the time, place and date of a meeting of shareholders must be given not less than 10 days and not more than 60 days before the date of the meeting to each shareholder of record entitled to vote at the meeting. Pursuant to the Iowa Telecom bylaws, the business to be conducted at a special meeting of the shareholders is limited to the purposes stated in the notice of the meeting. The Iowa Telecom bylaws require a shareholder who intends to bring matters before an annual meeting to provide advance notice of such intended action not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the date of Iowa Telecom’s proxy statement in connection with its last annual meeting of shareholders. The notice must contain, among other things, a brief description of the business desired to be brought before the meeting and must identify any material interest of the shareholder in such proposed business.

Special Stockholder/Shareholder Meetings

Windstream

Under the Windstream bylaws, a special meeting of the stockholders may only be called by resolution of a majority of the board of directors.

Iowa Telecom

Under the Iowa Telecom bylaws, a special meeting of shareholders may be called at any time by a majority of the board of directors of Iowa Telecom, the chairman of the board of directors, the president of the corporation or by the holders of at least 50% of the shares entitled to vote on any issue proposed to be considered at any special meeting.

Stockholder/Shareholder Inspection Rights; Stockholder/Shareholder Lists

Windstream

Under the DGCL, a stockholder of a corporation has the right, for any proper purpose and upon written demand under oath stating the purpose for such demand, to inspect and make copies and extracts from the corporation’s stock ledger, a list of its stockholders, and its other books and records. A proper purpose is any purpose reasonably related to such person’s interest as a stockholder.

Iowa Telecom

Under the IBCA, a shareholder of a corporation is entitled to inspect and copy the corporation’s articles of incorporation, bylaws and certain other corporate documents. In addition, a shareholder is entitled to inspect and copy minutes or records of action by the board of directors, committees of the board of directors or the shareholders, accounting records of the corporation and a list of its shareholders if the demand is made in good faith and for a proper purpose and certain other requirements are satisfied. A proper purpose is any purpose reasonably related to such person’s interest as a shareholder.

Limitation of Personal Liability and Indemnification of Directors and Officers

Windstream

The Windstream Certificate requires the corporation to indemnify its directors and officers to the fullest extent permitted by the DGCL. Under the DGCL, a corporation may indemnify any directors, officers, employees and agents of the corporation against liabilities and expenses actually and reasonably incurred by such person in connection with any proceeding involving such person by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, provided that such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful.

The Windstream Certificate provides that, to the fullest extent permitted by the DGCL, a director will not be personally liable to Windstream or to its stockholders for monetary damages for a breach of fiduciary duty as a director.

Iowa Telecom

Iowa Telecom’s articles of incorporation require the corporation to indemnify its directors and officers to the fullest extent permitted by the IBCA. This requires Iowa Telecom to indemnify a director for all liabilities, including reasonable expenses, to any person for any action or inaction as a director, except for receipt of a financial benefit to which the director is not entitled, an intentional infliction of harm on the corporation or its shareholders, approval of distributions that exceed the amount permitted by the IBCA or an intentional violation of criminal law. This provision also requires Iowa Telecom to indemnify an officer for all liabilities, including reasonable expenses, to any person for any action or inaction as an officer, except for receipt of a financial benefit to which the officer is not entitled, an intentional infliction of harm on the corporation or its shareholders, an intentional violation of criminal law or liability (other than reasonable expenses) in a proceeding by or in the right of the corporation. The IBCA also has other provisions that require or permit indemnification of directors or officers under certain circumstances.

The Iowa Telecom articles of incorporation provide that, to the fullest extent permitted by the IBCA, a director will not be personally liable to Iowa Telecom or its shareholders for monetary damages for any action taken, or any failure to take action, as a director.

Dividends

Windstream

Under the DGCL, dividends may be declared by the board of directors and paid out of surplus, and, if no surplus is available, out of any net profits for the then current fiscal year or the preceding fiscal year, or both, provided that such payment would not reduce capital below the amount of capital represented by all classes of outstanding stock having a preference as to the distribution of assets upon liquidation of a corporation.

The Windstream bylaws provide that the board of directors of Windstream may declare dividends on its outstanding shares in accordance with the DGCL and the Windstream Certificate.

Iowa Telecom

Under the IBCA, a corporation may pay a dividend if its board of directors determines that the corporation will be able to pay its debts in the ordinary course of business after paying the dividend and if, among other things, the dividend payment does not reduce the remaining assets of the corporation below the sum of the corporation’s liabilities and the aggregate preferential amount payable in the event the corporation were to be dissolved at the time of the dividend to the holders of any shares having superior rights to those receiving the dividend.

The Iowa Telecom bylaws authorize the board of directors of Iowa Telecom to declare and pay dividends on the shares of capital stock of Iowa Telecom in accordance with the IBCA and Iowa Telecom’s articles of incorporation.

Dividend Practices

Windstream

Windstream’s board of directors has adopted a current dividend practice for the payment of quarterly cash dividends at a rate of $0.25 per share of Windstream’s common stock. This practice can be changed at any time at the discretion of Windstream’s board of directors and Windstream’s common stockholders have no contractual or other legal right to dividends.

Iowa Telecom

Iowa Telecom also currently declares and pays regular quarterly dividends to its shareholders. The current dividend practice of Iowa Telecom’s board of directors is to declare quarterly cash dividends on Iowa Telecom common stock at a rate of $0.405 per share. Dividends are paid on Iowa Telecom common stock at the discretion of its board of directors and Iowa Telecom shareholders have no contractual or other legal rights to dividends.

Conversion

Windstream

Holders of Windstream common stock have no rights to convert their shares into any other securities.

Iowa Telecom

Holders of Iowa Telecom common stock have no rights to convert their shares into any other securities.

Voting Rights; Required Vote for Authorization of Certain Actions

Windstream

General. Each holder of Windstream common stock is entitled to one vote for each share held of record and may not cumulate votes for the election of directors.

Merger or Consolidation. Under the DGCL, the consummation of a merger or consolidation requires the approval of the board of directors of the corporation which desires to merge or consolidate and requires that the agreement and plan of merger be adopted by the affirmative vote of a majority of the stock of the corporation entitled to vote thereon at an annual or special meeting for the purpose of acting on the agreement. However, no such approval and vote are required if such corporation is the surviving corporation and:

•	such corporation’s certificate of incorporation is not amended;

•

the stockholders of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and rights, immediately after; and

•

either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger do not exceed 20% of the shares of common stock of such corporation outstanding immediately prior to the effective date of the merger.

Asset Sale. Under the DGCL, a sale of all or substantially all of such corporation’s assets requires the approval of such corporation’s board of directors and the affirmative vote of a majority of the outstanding stock of the corporation entitled to vote thereon.

Business Combinations. As discussed in more detail above under “Description of Windstream Capital Stock—Anti-Takeover Effects of the Delaware General Corporation Law and Windstream’s Certificate of Incorporation and Bylaws”, Windstream is subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” with an “interested stockholder” for a period of three (3) years following the time that such stockholder became an interested stockholder. See “Description of Windstream Capital Stock—Anti-Takeover Effects of the Delaware General Corporation Law and Windstream’s Certificate of Incorporation and Bylaws” beginning on page 91.

Iowa Telecom

General. Each holder of Iowa Telecom common stock is entitled to one vote for each share held of record and may not cumulate votes for the election of directors.

Merger. Under the IBCA, the consummation of a merger requires approval by the board of directors and the affirmative vote of a majority of the votes cast at a meeting at which a quorum consisting of at least a majority of the votes entitled to be cast on the merger exists. Under the IBCA, approval of the shareholders of a constituent Iowa corporation is not required if:

•	the corporation will survive the merger;

•	the corporation’s articles of incorporation will not be changed;

•

each shareholder of the corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical preferences, limitations, and relative rights, immediately after the effective date of the merger; and

•

no shares, other securities, or rights are issued for consideration by the corporation other than cash or cash equivalents and the voting power of shares that are issued and issuable by the corporation under the plan of merger will not comprise more than 20% of the voting power of the shares of the corporation that were outstanding immediately prior to the effective time of the merger.

Asset Sale. Under the IBCA, a sale of all or substantially all of Iowa Telecom’s assets requires the approval of the board of directors and the affirmative vote of a majority of the votes cast at a meeting at which a quorum consisting of at least a majority of the votes entitled to be cast on the transaction exists.

Business Combinations. Iowa Telecom is subject to Section 1110 of the IBCA (“Section 1110”), which, subject to certain exceptions, prohibits an Iowa corporation from engaging in any “business combination” with an “interested shareholder” for a period of three (3) years following the time that such shareholder became an interested shareholder, unless:

•

the board of directors of the corporation approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder, prior to the time the interested shareholder attained that status;

•

upon the consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (1) persons who are directors and also officers, and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the time the shareholder became an interested shareholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested shareholder.

Subject to certain exceptions, an “interested shareholder” is any person, other than the corporation and any direct or indirect majority-owned subsidiary of the corporation, that is the owner of ten percent or more of the corporation’s outstanding voting stock, or is an affiliate or associate of the corporation and was owner of ten percent or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested shareholder and the affiliates and associates of such person.

In general, Section 1110 defines a “business combination” to include:

•	any merger or consolidation involving the corporation and the interested shareholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% of the assets of the corporation involving the interested shareholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested shareholder;

•

any transaction involving the corporation that has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series of the corporation that is beneficially owned by the interested shareholder; or

•

subject to certain exceptions, the receipt by the interested shareholder of the benefit, directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

An Iowa corporation may “opt out” of Section 1110 with an express provision in its original articles of incorporation or an express provision in its articles of incorporation or bylaws resulting from a shareholders’ amendment approved by at least a majority of the outstanding voting shares. Iowa Telecom has not “opted out” of this provision.

Other Corporate Constituencies

Windstream

The DGCL does not have an “other constituency” statute similar to that described in “—Other Corporate Constituencies—Iowa Telecom.”

Iowa Telecom

Under the IBCA, a director may, in determining the best interests of the corporation when considering a tender offer, merger or similar proposal, consider the effects of any action on employees, suppliers, customers, creditors, the communities in which the corporation operates and the long-term and short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation, in addition to the effects of any action on the shareholders.

Appraisal Rights

Windstream

Under the DGCL, stockholders have the right to dissent from any plan of merger or consolidation to which the corporation is a party, and to demand payment for the fair value of their shares. However, unless the certificate of incorporation otherwise provides, the DGCL states that stockholders do not have a right to dissent from any plan of merger or consolidation with respect to shares:

•	listed on a national securities exchange or held of record by more than 2,000 holders; and

•

for which, pursuant to the plan of merger or consolidation, stockholders will receive only (1) shares or depository receipts of another corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders, (2) shares of stock or depositary receipts of the surviving corporation in the merger or consolidation, (3) cash for fractional shares or (4) any combination of (1) – (3).

In addition, the DGCL provides that, unless the certificate of incorporation provides otherwise, stockholders of a surviving corporation do not have the right to dissent from a plan of merger if the merger did not require for its approval the vote of the stockholders.

The Windstream Certificate and Windstream bylaws are silent as to appraisal rights.

Iowa Telecom

Under the IBCA, unless the articles of incorporation or bylaws provide otherwise, and subject to certain exceptions not applicable to the merger, appraisal rights are not available for holders of shares that are either (1) listed on a national securities exchange or (2) held of record by more than 2,000 shareholders and the outstanding shares of such class or series has a market value of at least twenty million dollars (excluding the market value of the shares held by affiliates of the corporation). Iowa Telecom’s articles of incorporation and bylaws contain no provisions with regard to the appraisal rights.

Right to Receive Stock Certificate

Windstream

Windstream’s stockholders do not have the right to receive certificates representing the shares of the capital stock of Windstream they own. To the fullest extent permitted by applicable Delaware law, shares of Windstream common stock are uncertificated and transfers of Windstream common stock are reflected by book entry.

Iowa Telecom

Iowa Telecom shareholders have the right to receive certificates representing the shares of the capital stock of Iowa Telecom they own.

EXPERTS

The consolidated financial statements, financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2008 of Windstream Corporation have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements incorporated in this proxy statement/prospectus by reference from Iowa Telecommunications Services, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of Iowa Telecommunications Services, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Skadden Arps Slate Meagher & Flom LLP has provided to Windstream a legal opinion regarding the validity of the Windstream common stock to be issued in connection with the merger and a legal opinion regarding certain federal income tax matters relating to the merger. Fredrikson & Byron, P.A. has provided to Iowa Telecom a legal opinion regarding certain federal income tax matters relating to the merger.

OTHER MATTERS

As of the date of this proxy statement/prospectus, Iowa Telecom’s board of directors does not anticipate a vote on any other matters at the special meeting of Iowa Telecom shareholders other than as described in this proxy statement/prospectus. If any other matters properly come before the special meeting of Iowa Telecom shareholders or any adjournments or postponements of the special meeting and are voted upon, the enclosed proxies will confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxies as to any other matters. The individuals named as proxies intend to vote or not to vote in accordance with the recommendation of the board of directors of Iowa Telecom.

WHERE YOU CAN FIND MORE INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Iowa Telecom and Windstream from documents filed with the SEC that are not included in or delivered with this proxy statement/prospectus.

Iowa Telecom and Windstream file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Windstream or Iowa Telecom at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC maintains a website that contains reports, proxy statements and other information, including those filed by Windstream and Iowa Telecom, at www.sec.gov. You may also access the SEC filings and obtain other information about Windstream and Iowa Telecom through the websites maintained by Windstream and Iowa Telecom, which are www.windstream.com and www.iowatelecom.com. The information contained in such websites is not incorporated by reference into this proxy statement/prospectus.

INCORPORATION BY REFERENCE

As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement on Form S-4 filed by Windstream to register the shares of stock to be issued pursuant to the merger and the exhibits to the registration statement. The SEC allows Windstream and Iowa Telecom to “incorporate by reference” information into this proxy statement/prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that Windstream and Iowa Telecom have previously filed with the SEC, excluding any information furnished in a Current Report on Form 8-K. These documents contain important information about the companies and their financial condition.

The following Windstream and Iowa Telecom documents are incorporated by reference into this proxy statement/prospectus and are deemed to be a part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus:

Windstream filings with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2008;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009;

•	Proxy Statement on Schedule 14A filed March 23, 2009;

•

Current Reports on Form 8-K filed with the SEC on February 6, 2009, May 11, 2009 (as to item 8.01 only), August 6, 2009 (as to item 8.01 only), August 14, 2009, September 29, 2009, September 30, 2009, October 14, 2009, October 22, 2009, November 3, 2009 (as to item 8.01 only), November 24, 2009, December 1, 2009, December 15, 2009 (as to item 8.01 only), December 16, 2009 (as to item 8.01 only), December 22, 2009 and December 30, 2009; and

•	Description of the common stock of Windstream Corporation contained in the Registration Statement on Form S-4, filed with the SEC on February 28, 2006.

Iowa Telecom filings with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2008;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009;

•	Proxy Statement on Schedule 14A filed April 29, 2009; and

•	Current Reports on Form 8-K filed with the SEC on March 16, 2009, June 15, 2009, July 1, 2009, September 15, 2009, September 25, 2009, November 24, 2009, December 15, 2009 and February 8, 2010.

All documents filed by Windstream and Iowa Telecom with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the initial filing date of this document and (i) in the case of Windstream, prior to the date the offering is terminated, and (ii) in the case of Iowa Telecom, prior to the date of the special meeting of Iowa Telecom shareholders to consider and vote on the merger agreement, are incorporated by reference into this proxy statement/prospectus and are part of this document from the date of filing.

You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing, by telephone or by e-mail from the appropriate company with the following contact information:

Iowa Telecommunications Services, Inc.:	Windstream Corporation:

Investor Relations 403 W. Fourth Street North Newton, Iowa 50208 (641) 787-2089 InvestorRelations@iowatelecom.com	Investor Relations 4001 Rodney Parham Road Little Rock, Arkansas 72212 (866) 320-7922 windstream.investor.relations@windstream.com

If you would like to request any documents, please do so by March 18, 2010 in order to receive them before the special meeting.

Neither Windstream nor Iowa Telecom has authorized anyone to give any information or make any representation about the merger that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that are incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date and neither the mailing of this proxy statement/prospectus nor the issuance of Windstream common stock pursuant to the merger will create an implication to the contrary. All information contained in or incorporated by reference in this proxy statement/prospectus with respect to Iowa Telecom and its subsidiaries has been provided by Iowa Telecom. All information contained or incorporated by reference in this proxy statement/prospectus with respect to Windstream and its subsidiaries has been provided by Windstream. Neither Windstream nor Iowa Telecom warrants the accuracy of the information provided by the other party.

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

WINDSTREAM CORPORATION,

BUFFALO MERGER SUB, INC.

AND

IOWA TELECOMMUNICATIONS SERVICES, INC.

Dated as of November 23, 2009

i

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		22
5.1	Corporate Organization and Qualification	22
5.2	Capitalization	22
5.3	Authority Relative to This Agreement	23
5.4	Consents and Approvals; No Violation	24
5.5	SEC Reports; Financial Statements; Controls	24
5.6	Absence of Certain Changes or Events	25
5.7	Litigation	26
5.8	Proxy Statement; Registration Statement	26
5.9	Taxes	26
5.10	No Undisclosed Liabilities	27
5.11	Compliance with Laws and Orders	27
5.12	Cash Consideration	27
5.13	Voting Requirements	28
5.14	Interim Operations of Merger Sub	28
5.15	Brokers and Finders	28
5.16	Share Ownership; Interested Shareholder	28

ARTICLE VI. COVENANTS AND AGREEMENTS		28
6.1	Conduct of Business of the Company	28
6.2	No Solicitation of Transactions	32
6.3	Shareholders Meeting; Proxy Statement; Registration Statement	33
6.4	Efforts to Complete Transactions	35
6.5	Access to Information	36
6.6	Publicity	37
6.7	Indemnification of Directors and Officers	38
6.8	Employee Matters	39
6.9	Parent Board	41
6.10	Dividend Matters	41
6.11	Termination of ESPP	42
6.12	Tax Matters	42
6.13	SEC Filings	42
6.14	Disclosure Letter Updates	42

ARTICLE VII. CONDITIONS TO CONSUMMATION OF THE MERGER		43
7.1	Conditions to Each Party’s Obligations to Effect the Merger	43
7.2	Conditions to the Company’s Obligations to Effect the Merger	44
7.3	Conditions to Parent’s and Merger Sub’s Obligations to Effect the Merger	44

ARTICLE VIII. TERMINATION; WAIVER		45
8.1	Termination by Mutual Consent	45
8.2	Termination by Either Parent or the Company	45
8.3	Termination by Parent	45
8.4	Termination by the Company	46
8.5	Effect of Termination	46
8.6	Extension; Waiver	46

ARTICLE IX. ADDITIONAL DEFINITIONS		47
9.1	Certain Definitions	47

ii

ARTICLE X. MISCELLANEOUS		54
10.1	Payment of Expenses	54
10.2	Survival of Representations and Warranties; Survival of Confidentiality	54
10.3	Modification or Amendment	54
10.4	Waiver of Conditions	54
10.5	Counterparts	54
10.6	Governing Law	55
10.7	Jurisdiction; Enforcement; Waiver of Jury Trial	55
10.8	Notices	55
10.9	Entire Agreement; Assignment	56
10.10	Parties in Interest	56
10.11	Obligation of Parent	56
10.12	Severability	56
10.13	Certain Interpretations	56

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 23, 2009, is entered into by and among Windstream Corporation, a Delaware corporation (“Parent”), Buffalo Merger Sub, Inc., a Delaware corporation and a direct wholly-owned Subsidiary of Parent (“Merger Sub”), and Iowa Telecommunications Services, Inc., an Iowa corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 9.1.

RECITALS

WHEREAS, each of Parent and the Company has determined that it is in its best interests for Parent to acquire the Company, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”) has determined that this Agreement and the transactions contemplated hereby, including the Merger (as defined in Section 1.1), are in the best interests of the Company, has approved and adopted this Agreement and the transactions contemplated hereby in accordance with the Iowa Business Corporation Act, Chapter 490 of the Iowa Code (the “IBCA”), and has resolved to recommend that the shareholders of the Company adopt this Agreement and approve the Merger;

WHEREAS, the board of directors of each of Parent (the “Parent Board”) and Merger Sub has approved this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, for federal income tax purposes, the parties intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I.

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.4), the Company and Merger Sub shall consummate a merger (the “Merger”) in which (a) the Company shall be merged with and into Merger Sub and the separate corporate existence of the Company shall thereupon cease, (b) Merger Sub shall be the surviving corporation in the Merger and shall continue to be governed by the Laws (as defined in Section 4.15) of the State of Delaware, and (c) the separate corporate existence of Merger Sub shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Corporation.” Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers, immunities and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of Merger Sub and the Company shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

1.2 Effects of the Merger. The Merger will have the effects set forth in this Agreement, Section 1107 of the IBCA and Section 259 of the Delaware General Corporation Law (the “DGCL”).

1.3 Closing. The closing of the Merger (the “Closing”) shall take place (a) at the offices of Fredrikson & Byron, P.A., 200 South Sixth Street, Suite 4000, Minneapolis, MN 55402-1425, on the first Business Day that is at least twelve (12) days after the date on which the last of the conditions set forth in Article VII hereof shall be fulfilled or waived (to the extent permitted by Law) in accordance with this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by Law) of those conditions), or (b) at such other place, time and date as Parent and the Company may agree. The date on which the Closing takes place is referred to herein as the “Closing Date.”

1.4 Effective Time. Subject to the provisions of this Agreement, as promptly as practicable on the Closing Date, the appropriate parties hereto shall execute in the manner required by the IBCA and the DGCL and file with the Iowa Secretary of State and the Secretary of State of the State of Delaware appropriate articles or certificates of merger relating to the Merger (collectively, the “Articles of Merger”), and the parties hereto shall take such other and further actions as may be required by Law to make the Merger effective. The Merger shall become effective at such date and time as Parent and the Company shall agree and shall specify in the Articles of Merger (the date and time that the Merger becomes effective being hereinafter referred to as the “Effective Time”).

ARTICLE II.

SURVIVING CORPORATION

2.1 Certificate of Incorporation. The Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, except that such Certificate of Incorporation shall be amended so as to change the name of Merger Sub to a name to be identified by Parent no later than ten (10) Business Days prior to the Closing Date, until thereafter further amended in accordance with the DGCL and the provisions of such Certificate of Incorporation.

2.2 Bylaws. The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter amended in accordance with the DGCL and the provisions of Merger Sub’s Certificate of Incorporation and such Bylaws.

2.3 Directors. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal, in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws.

2.4 Officers. The officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal, in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws.

ARTICLE III.

MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF SHARES IN

THE MERGER

3.1 Share Consideration for the Merger; Conversion or Cancellation of Shares in the Merger.

(a) Merger Consideration.

(i) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the Surviving Corporation or the holders of any shares of Company Capital Stock or the holders of any capital stock of Merger Sub, each issued and outstanding share of Company Common Stock (other than Excluded Shares (as defined in Section 3.1(b)) shall, by virtue of the Merger, be converted into the right to receive, pursuant to Section 3.2, upon the surrender of the certificates evidencing the Company

2

Common Stock (or evidence of shares in book entry form), the Parent Stock Consideration and the Cash Consideration (together, the “Merger Consideration”), without interest thereon, and shall be automatically cancelled and extinguished, in accordance with Section 3.2. Notwithstanding the foregoing and subject to Section 6.1(c), if prior to the Effective Time the outstanding shares of Company Common Stock or Parent Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, and, in each such case, the record date for such transaction is between the date of this Agreement and the Effective Time, then any number or amount contained herein that is based upon the number of shares of Company Common Stock or Parent Common Stock, as the case may be, will be appropriately adjusted to provide to Parent and the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event. As provided in Section 3.4, the right of any holder of Company Common Stock to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding under applicable tax Law.

(ii) Definitions. For purposes hereof, the following terms have the following respective meanings:

“Cash Consideration” means an amount per share of Company Common Stock in cash equal to $7.90.

“Conversion Ratio” means 0.804.

“Parent Stock Consideration” means that number of shares of Parent Common Stock payable in the Merger for each share of Company Common Stock at a rate of one share of Company Common Stock multiplied by the Conversion Ratio.

(iii) No Fractional Shares. No fractional shares of Parent Common Stock shall be issued in connection with the Merger. In lieu of the issuance of any fractional share to which it would otherwise be entitled (taking into account all shares of Company Common Stock exchanged by such holder), each former holder of Company Common Stock shall receive in cash an amount equal to the fair market value of its fractional interest, which fair market value shall be determined by multiplying such fraction by the sum of (A) the Cash Consideration and (B) the product of (I) the Conversion Ratio and (II) the Closing Market Price (as defined below) (the “Per Share Amount”). The “Closing Market Price” shall be the average of the per share closing prices for Parent Common Stock, calculated to two decimal places, for the ten (10) consecutive trading days immediately preceding the date that is two (2) Business Days before the Effective Time, as reported on the NYSE.

(b) At the Effective Time, each share of Company Common Stock issued and outstanding and owned by Parent, Merger Sub or any other Subsidiary of Parent, or held in the treasury of the Company or owned by any Subsidiary of the Company immediately prior to the Effective Time (collectively, the “Excluded Shares”) shall cease to be outstanding, and shall be automatically cancelled and retired without payment of any consideration therefor and shall cease to exist.

(c) At the Effective Time, each share of Merger Sub Capital Stock outstanding immediately prior to the Effective Time shall be unchanged and remain one issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

3.2 Exchange of Stock Certificates. Certificates (or evidence of shares in book entry form) for shares of Company Common Stock shall be exchanged for certificates (or evidence of shares in book entry form) evidencing the Parent Stock Consideration and for the Cash Consideration in accordance with the following procedures:

(a) Parent shall appoint an agent reasonably acceptable to the Company to act as exchange agent under this Agreement (the “Exchange Agent”) and who shall serve pursuant to an agreement between Parent and the Exchange Agent (the “Exchange Agent Agreement”). At or prior to the Effective Time, Parent shall deliver to the Exchange Agent, in trust for the benefit of the holders of Company Common Stock, (i) certificates (or evidence

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of shares in book entry form) representing, as nearly as practicable, the number of shares of Parent Common Stock into which all shares of Company Common Stock are to be converted in the Merger, (ii) an amount in cash equal to the Cash Consideration multiplied by the number of shares of Company Common Stock to be converted in the Merger, and (iii) unless the Company has already paid such amount to its transfer agent for distribution to shareholders, an amount equal to any Final Quarterly Dividend and/or any Final Interim Dividend for which Parent is responsible under Section 6.10.

(b) As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of Company Common Stock a form of letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon delivery of the certificates to the Exchange Agent and shall be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as Parent may specify, subject to the Company’s reasonable approval), together with instructions thereto. Upon (i) in the case of shares of Company Common Stock represented by a certificate, the surrender of such certificate for cancellation to the Exchange Agent, or (ii) in the case of shares of Company Common Stock held in book-entry form, the receipt of an “agent’s message” by the Exchange Agent, in each case together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such shares shall be entitled to receive (and the Exchange Agent shall deliver) (A) certificates (or electronic equivalents) representing the number of shares of Parent Common Stock into which such shares of Company Common Stock shall have been converted in the Merger, and (B) a bank check for an amount equal to the Cash Consideration multiplied by the number of shares of Company Common Stock to be converted plus any cash due in lieu of fractional shares pursuant to Section 3.1(a)(iii).

(c) No dividends or distributions that have been declared, if any, with respect to Parent Common Stock with a record date after the Effective Time will be paid to Persons entitled to receive certificates (or electronic equivalents) for shares of Parent Common Stock until such Persons surrender their certificates (or electronic equivalents) for Company Common Stock in accordance with the procedure described in Section 3.2(b), at which time all such dividends and distributions with a record date after the Effective Time shall be paid. In no event shall the Persons entitled to receive such dividends be entitled to receive interest on such dividends.

(d) In no event shall the holder of any surrendered certificates (or evidence of shares in book entry form) be entitled to receive interest on any of the Cash Consideration to be received in the Merger.

(e) If any certificate (or electronic equivalents) for such Parent Common Stock or check for the Cash Consideration is to be issued in the name of a Person other than the Person in whose name the certificates (or electronic equivalents) surrendered for exchange therefor are registered, it shall be a condition of the exchange that the certificate so surrendered shall be endorsed or shall otherwise be in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of issuance of such check to a Person other than the registered holder of the certificates (or electronic equivalents) surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

(f) Any funds deposited with the Exchange Agent (including any interest received with respect thereto) that remains undistributed to the holders of Company Common Stock for twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article III shall thereafter look only to Parent for payment of its claim for Merger Consideration, any cash in lieu of fractional shares and any dividends and distributions to which such holder is entitled pursuant to this Article III, in each case without any interest thereon.

(g) If any certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by the Exchange

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Agent, the posting by such Person of a bond, in such amount as Parent or the Exchange Agent may reasonably direct, as indemnity against any claim that may be made against it with respect to such certificate, Parent shall direct the Exchange Agent to issue, in exchange for such lost, stolen or destroyed certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such certificate, as contemplated by this Article III.

(h) None of the Company, Parent, Merger Sub, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund, in each case, delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interests of any person previously entitled thereto.

(i) The Exchange Agent shall invest any of the funds deposited with the Exchange Agent as directed by Parent. Any interest and other income resulting from such investments shall be paid to Parent.

(j) Except for (i) the right to surrender of the certificate(s) (or evidence of shares in book entry form) representing the Company Common Stock in exchange for the right to receive the Merger Consideration with respect to each share of Company Common Stock and any cash in lieu of fractional shares of Parent Common Stock, and (ii) the right to receive the dividends as required by Section 6.10, at and after the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist at the Effective Time and each holder of Company Common Stock shall cease to have any rights as a shareholder of the Company, and no transfer of Company Common Stock shall thereafter be made on the stock transfer books of the Surviving Corporation.

3.3 Stock Options; Restricted Stock.

(a) Prior to the Effective Time, the Company Board shall adopt such resolutions or shall take such other actions as are required to effect the measures contemplated by this Section 3.3.

(b) As of the Effective Time, each option to purchase Company Common Stock (a “Company Option”) that has been granted under the Company’s 2002 Stock Incentive Plan (the “2002 Plan”) and is outstanding at the Effective Time, whether or not then exercisable, will be cancelled and exchanged for, and the holder of each such Company Option will be entitled to receive, upon surrender of the Company Option, for each share of Company Common Stock purchasable thereunder, the Parent Stock Consideration (provided, that any resulting fractional shares shall be rounded down to the nearest whole number) plus cash equal to the Cash Consideration, less the exercise price per share of such Company Option (the “Net Cash Payment”). Parent shall cause the Surviving Corporation to deduct and withhold from the Net Cash Payment such amounts as Parent and the Surviving Corporation reasonably and in good faith determine are required to be deducted and withheld with respect to the Company Option, including, but not limited to, Social Security, Medicare, federal or state income tax, or any other taxes required to be withheld pursuant to federal, state, local or foreign tax Law (the “Withholding Taxes”). If the Net Cash Payment is insufficient to cover the Withholding Taxes, the Surviving Corporation shall withhold shares of Parent Common Stock having a fair market value equal to the amount of such remaining Withholding Taxes. For purposes of this Section 3.3(b), “fair market value” shall be determined in accordance with Section 2.20 of the 2002 Plan. To the extent that amounts or shares are so withheld by the Surviving Corporation, such withheld amounts or withheld shares shall be treated for all purposes of this Agreement as having been paid to the holder of a Company Option in respect of which such deduction and withholding was made by the Surviving Corporation.

(c) As of the Effective Time, the 2002 Plan shall be terminated and cancelled (without any liability on the part of Parent or the Surviving Corporation other than as expressly set forth in this Section 3.3).

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(d) Each share of restricted stock (“Company Restricted Stock”) outstanding under the Company’s 2005 Stock Incentive Plan (the “2005 Plan”) shall be treated the same as all other outstanding shares of Company Common Stock and shall be subject to the notice, exchange and other provisions of this Article III, and, in accordance therewith, shall be converted at the Effective Time into the Merger Consideration (the “Restricted Stock Merger Consideration”); provided, however, that, notwithstanding any other provision of this Agreement, the 2005 Plan or the agreement granting such Company Restricted Stock, the Cash Consideration portion of the Restricted Stock Merger Consideration and the Parent Stock Consideration portion of the Restricted Stock Merger Consideration shall be subject to the same vesting schedule, forfeiture provisions and other terms and conditions, with appropriate adjustments for performance-based conditions, if any, as set forth in the 2005 Plan or the agreement granting such Company Restricted Stock, including accelerated vesting in the event of termination of employment without cause or for good reason (as such terms are defined in the 2005 Plan or such agreement) within the period after the Effective Time specified in the 2005 Plan or such agreement, and the holders of Company Restricted Stock will not receive any Cash Consideration or Parent Stock Consideration except in accordance with such terms and conditions (and shall receive the Cash Consideration portion of the Restricted Stock Merger Consideration, without interest and net of withholding in accordance with Section 3.4, only once vested in accordance with such terms and conditions).

(e) Parent shall take such actions as are necessary for the assumption of the Company Restricted Stock Awards and the 2005 Plan pursuant to this Section 3.3, including the reservation, issuance and listing of Parent Common Stock as is necessary to effectuate the transactions contemplated by this Section 3.3. Parent shall prepare and file with the SEC a registration statement on an appropriate form with respect to the shares of Parent Common Stock promptly following the Effective Time and shall use its reasonable efforts to maintain the effectiveness of such registration statement for so long as such awards remain outstanding.

3.4 Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Surviving Corporation, Parent and their respective agents shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any federal, state, local or foreign tax Law. If the Exchange Agent, the Surviving Corporation, Parent or any of their respective agents, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which the Exchange Agent, the Surviving Corporation, Parent or the agent, as the case may be, made such deduction and withholding.

3.5 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations.

3.6 Reservation of Shares. Parent agrees that (i) prior to the Effective Time, it will take appropriate action to reserve a sufficient number of authorized but unissued shares of Parent Common Stock to be issued in accordance with this Agreement, and (ii) at the Effective Time, Parent will issue shares of Parent Common Stock to the extent set forth in, and in accordance with, this Agreement.

3.7 Certain Company Actions. Prior to the Effective Time, each of the Company and Parent shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of shares of Company Common Stock (including derivative securities with respect to shares of Company Common Stock) resulting from the transactions contemplated by this Article III by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

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ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby makes the representations and warranties in this Article IV to Parent and Merger Sub, except as qualified or supplemented by (i) the Company SEC Reports filed prior to the date hereof (excluding any disclosures set forth in any section of a Company SEC Report entitled “Risk Factors” or “Forward-Looking Statements” or any other disclosures included in such filings to the extent that they are forward-looking in nature) or (ii) sections in a separate Company Disclosure Letter that has been delivered to Parent by the Company at or prior to the execution of this Agreement. Each such section of the Company Disclosure Letter is numbered by reference to representations and warranties in a specific section of this Agreement; provided, however, that an exception or qualification to, or supplemental information regarding representations or warranties in, one section shall also be deemed disclosed with respect to each other warranty or representation to which it is readily apparent on its face that the exception, qualification or supplemental disclosure relates. The inclusion of any exception, qualification or supplemental disclosure in such Company Disclosure Letter shall not be deemed to be an admission that such item is a material fact, event or circumstance or an admission of any liability, or that such item has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.1 Corporate Organization and Qualification. Each of the Company and its Subsidiaries is a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation or organization and is qualified and in good standing as a foreign corporation or limited liability company in each jurisdiction where the properties owned, leased or operated or the business conducted by it require such qualification, except where failure to so qualify or be in good standing would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries has all requisite corporate or limited liability company power and authority to own its material properties and to carry on its business in substantially the manner as it is now being conducted. The Company has previously made available to Parent complete and correct copies of the Company’s Third Amended and Restated Articles of Incorporation (the “Company Articles”) and Amended and Restated Bylaws (the “Company Bylaws”), and the equivalent organizational documents of each of the Company’s Subsidiaries.

4.2 Capitalization.

(a) The authorized capital stock of the Company (the “Company Capital Stock”) consists of 150,000,000 shares, par value $0.01 per share, 100,000,000 shares of which are designated as Company Common Stock, and 50,000,000 shares of which are designated as preferred stock (the “Company Preferred Stock”). As of November 23, 2009, 32,802,162 shares of Company Common Stock were issued and outstanding (including shares of Company Restricted Stock issued pursuant to the 2005 Plan for which the restrictions have not yet lapsed), and no shares of Company Preferred Stock were issued and outstanding. All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the IBCA, the Company Articles, the Company Bylaws or any Contract to which the Company is a party or otherwise bound. No shares of Company Common Stock or Company Preferred Stock are held in the treasury of the Company and no shares of Company Common Stock or Company Preferred Stock are held by Subsidiaries of the Company.

(b) (i) As of November 23, 2009, 207,036 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding Company Options pursuant to the 2002 Plan, and 32,354 were available for issuance pursuant to additional grants of Company Options under the 2002 Plan. Section 4.2 of the Company Disclosure Letter lists, as of the close of business on November 23, 2009, all outstanding Company Options, the number of shares of Company Common Stock subject to each Company Option, the grant dates and exercise prices of each Company Option, the vesting schedule of each Company Option, and the names of the holders thereof. All Company Options were issued prior to November 17, 2004.

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(ii) As of November 23, 2009, 751,075 shares of Company Restricted Stock were issued and outstanding under the 2005 Plan, and 550,916 shares were available for issuance under the 2005 Plan. Section 4.2 of the Company Disclosure Letter lists, as of the close of business on November 23, 2009, all outstanding shares of Company Restricted Stock, the grant dates of each award of Company Restricted Stock, the forfeiture provisions of each award of Company Restricted Stock, and the names of the holders thereof. Each Contract pursuant to which the Company has granted Company Restricted Stock is in a form substantially similar to the form set forth in Section 6.1(a) to the Company Disclosure Letter, except as to variable information regarding vesting and the paragraph therein regarding the effects of a change of control.

(iii) As of November 23, 2009, 5,089 shares of Company Common Stock were issued and outstanding under the Company’s 2007 Employee Stock Purchase Plan (the “ESPP”), and 494,911 shares of Company Common Stock were available for issuance under the ESPP.

(c) Except as set forth above and in Section 4.2 of the Company Disclosure Letter, there are not any outstanding or authorized options, warrants, convertible securities, calls, rights (including preemptive rights), commitments or any other agreements of any character to which the Company or any of its Subsidiaries is a party, or by which it may be bound, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of Company Capital Stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of Company Capital Stock or any shares of the capital stock of any of its Subsidiaries. All outstanding shares of Company Common Stock, Company Options, and Company Restricted Stock have been issued in compliance with and not in violation of any applicable federal or state securities laws (other than state “blue sky” laws). There are no bonds, debentures, notes or other indebtedness or debt securities of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or such Subsidiary may vote (“Voting Company Debt”). Except as set forth above, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound (i) obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any of its Subsidiaries or any Voting Company Debt, (ii) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, unit, commitment, contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Company Common Stock. There are no outstanding rights, commitments, agreements, arrangements or undertakings of any kind obligating the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other voting securities of the Company or any of its Subsidiaries.

(d) Except as set forth in Section 4.2 of the Company Disclosure Letter, all outstanding shares of capital stock or other equity interests of the Company’s Subsidiaries are owned by the Company or a direct or indirect wholly-owned Subsidiary of the Company, free and clear of all liens, security interests, charges, encumbrances, claims and options of any nature (“Liens”), except for Company Permitted Liens.

(e) Section 4.2(e) of the Company Disclosure Letter sets forth a complete and accurate list of (i) each Subsidiary of the Company or any of its Subsidiaries and the record ownership of all issued and outstanding shares thereof, and (ii) the percentage and type of ownership interest thereof held by the Company or its Subsidiaries.

(f) Section 4.2(f)(i) of the Company Disclosure Letter sets forth a complete and accurate list of each Person, other than a Subsidiary of the Company, in which the Company or the Company’s Subsidiaries own any equity interest (each, a “Non-Controlled Entity”), and the type of ownership interest thereof held by the Company or its Subsidiaries. The Company and its Subsidiaries are under no contractual obligation to make any mandatory capital contribution from and after the date of this Agreement to any Non-Controlled Entity, except as set forth in Section 4.2(f)(ii) of the Company Disclosure Letter.

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4.3 Authority Relative to This Agreement. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Company Board and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the approval of the Merger and this Agreement by holders of the shares of Company Capital Stock in accordance with the IBCA and the Company Articles. This Agreement has been duly and validly executed and delivered by the Company and, assuming that this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

4.4 Consents and Approvals; No Violation.

(a) Neither the execution and delivery of this Agreement, nor the consummation by the Company of the transactions contemplated hereby, will:

(i) conflict with or result in any breach of any provision of the Company Articles or Company Bylaws or the respective organizational documents of any of the Company’s Subsidiaries;

(ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (A) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (B) the filings and consents listed in Section 4.4(a)(ii) of the Company Disclosure Letter with the Federal Communications Commission (the “FCC”), the Iowa Utilities Board (the “IUB”), the Minnesota Public Utilities Commission (the “MPUC”), the Missouri Public Service Commission (the “MPSC”), and the Nebraska Public Service Commission (the “NPSC”); (C) pursuant to the applicable requirements of the Exchange Act; (D) the filing of the Articles of Merger pursuant to the IBCA and the DGCL and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is authorized to do business; (E) as may be required by any applicable state securities or “blue sky” Laws or state takeover Laws; (F) such filings and consents as may be required under any environmental, health or safety Law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement; (G) pursuant to the rules and regulations of the NYSE; (H) except with regard to clauses (A), (B), (C), (G) and (I), where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; or (I) such filings, consents, approvals, orders, registrations and declarations as may be required as a result of the status or identity of Parent and/or Merger Sub;

(iii) except as set forth in Section 4.4(a)(iii) of the Company Disclosure Letter, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or Lien), or require any consent or notice, under any of the terms, conditions or provisions of (i) any Company Contract or (ii) any note, license, agreement or other instrument or obligation to which the Company or any of its Subsidiaries or any of their assets may be bound, except in the case of clause (i) or (ii), for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or Liens) as to which requisite waivers or consents have been obtained or notices have been given or, in the case of clause (ii) only, for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or Liens) which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; or

(iv) assuming that the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 4.4 are duly and timely obtained or made and the approval of the Merger and this Agreement by the Company’s shareholders has been obtained, (A) violate any rule or regulation applicable to the Company or any of its Subsidiaries, or to any of their respective assets, except for violations which

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would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, or (B) violate any material order, writ, injunction, decree or statute applicable to the Company or any of its Subsidiaries, or to any of their respective assets.

(b) The affirmative vote of a majority of the voting power of the shares of Company Common Stock represented at a meeting at which a quorum of the shares of Company Common Stock is present in favor of the approval of this Agreement (the “Company Shareholder Approval”) is the only vote of the holders of any class or series of the Company’s or its Subsidiaries’ securities necessary to approve this Agreement and the Merger.

4.5 SEC Reports; Financial Statements; Controls.

(a) Except as set forth in Section 4.5 of the Company Disclosure Letter, the Company has timely filed or furnished all forms, reports and documents required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2007, pursuant to the federal securities Laws and the SEC rules and regulations thereunder, all of which, as of their respective dates, complied in all material respects with all applicable requirements of the Exchange Act (collectively, the “Company SEC Reports”). None of the Company SEC Reports, including, without limitation, any financial statements or schedules included therein, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports. To the Knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review. None of the Subsidiaries of the Company is required to file or furnish reports with the SEC pursuant to the Exchange Act.

(b) The consolidated balance sheets and the related consolidated statements of income and cash flows (including the related notes thereto) of the Company included in the Company SEC Reports, as of their respective dates, (i) complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a basis consistent with prior periods (except as otherwise noted therein and, subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and the lack of footnotes), and (iii) present fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments), all in accordance with GAAP. Since January 1, 2007, the Company has not made any material change in the accounting policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law and as disclosed in the Company SEC Reports filed prior to the date hereof.

(c) The Company is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act, and the provisions of the Exchange Act and the Securities Act relating thereto, which are applicable to the Company. The Company maintains internal control over financial reporting that provide assurance that (i) records are maintained in reasonable detail and accurately and fairly reflect the transactions and dispositions of the Company’s assets, (ii) transactions are executed with management’s authorization, and (iii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for the Company’s consolidated assets.

(d) The Company has delivered to Parent complete and accurate copies of notices received from its independent auditor of any significant deficiencies or material weaknesses in the Company’s internal control over financial reporting since January 1, 2007 and any other management letter or similar correspondence from any independent auditor of the Company or any of its Subsidiaries received since January 1, 2007. The Company has implemented such programs and taken such steps as it believes are necessary to effect compliance with all provisions of Section 404 of the Sarbanes-Oxley Act that are applicable to the Company and has not received,

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orally or in writing, any notification that its independent auditor (i) believes that the Company will not be able to complete its assessment before the reporting deadline, or, if completed, that it will not be completed in sufficient time for the independent auditor to complete its assessment or (ii) will not be able to issue unqualified attestation reports with respect thereto.

(e) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Documents. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

4.6 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date hereof, as set forth in Section 4.6 of the Company Disclosure Letter or as contemplated by this Agreement, since December 31, 2008, the Company has not suffered any Company Material Adverse Effect, and to the Knowledge of the Company as of the date of this Agreement, no fact or condition exists which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. Except as disclosed in the Company SEC Reports filed prior to the date hereof or as set forth in Section 4.6 of the Company Disclosure Letter, since December 31, 2008, the Company has not (A) granted to any current or former director or executive officer of the Company any increase in base compensation, (B) granted to any executive officer of the Company any severance, retention, change in control or termination compensation or benefits or any increase therein, except to the extent expressly required under any benefit plan as in effect at such time, (C) amended, changed or modified the terms of any existing equity grants to any director or executive officer of the Company, or (D) granted any material increase in the aggregate in the base salary or base wage levels (including commissions) or bonus opportunities for employees other than directors or officers of the Company, except (i) in the ordinary course of business, (ii) as a result of employee promotions, or (iii) as a result of the hiring of new employees (including, without limitation, as a result of acquisitions of other companies or businesses). Since December 31, 2008, the Company has not taken any action that would, pursuant to Section 6.1(d), (g), (h), (i), (k), (l), (r), (s), (v) or (y) hereof, be prohibited to be taken without the consent of Parent if it were taken between the date of this Agreement and the Closing Date.

4.7 Litigation. Except as disclosed in the Company SEC Reports filed prior to the date hereof, as of the date of this Agreement there are no material actions, claims, suits, proceedings or governmental investigations pending or, to the Knowledge of the Company, threatened, that (i) individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect, or (ii) arise from, are based upon or challenge the validity of this Agreement or the consummation of the transactions contemplated hereby or seek to prevent the consummation of the transactions contemplated hereby.

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4.8 Proxy Statement; Registration Statement.

(a) The Proxy Statement and other materials prepared by the Company and distributed to the Company’s shareholders in connection with the Merger, including any amendments or supplements thereto, will comply in all material respects with applicable federal securities Laws, and the Proxy Statement will not, at the time that it or any amendment or supplement thereto is mailed to the Company’s shareholders, at the time of the Shareholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Merger Sub or Parent for inclusion in the Proxy Statement.

(b) None of the information supplied by the Company in writing for inclusion in the Registration Statement will, at the time that it or any amendment or supplement thereto is filed with the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.9 Taxes. Except as set forth on Section 4.9 of the Company Disclosure Letter:

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each of the Company and its Subsidiaries has timely filed (or caused to be filed), taking into account any extensions, all Tax Returns required to have been filed and such Tax Returns are true, correct and complete; (ii) each of the Company and its Subsidiaries has paid (or caused to be paid) all Taxes required to have been paid by it other than Taxes that (x) are not yet due and payable or (y) are being contested in good faith in appropriate proceedings and for which adequate reserves have been established in the most recent financial statements contained in the Company SEC Reports in accordance with GAAP; and (iii) no deficiency for any Tax has been asserted or assessed in writing by a Taxing Authority against the Company or any of its Subsidiaries which deficiency has not been paid or is not being contested in good faith in appropriate proceedings.

(b) There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or material Tax deficiencies against the Company or any of its Subsidiaries, and no power of attorney granted by either the Company or any of its Subsidiaries with respect to any material Taxes will be effective after the Closing Date.

(c) There are no Liens for Taxes upon any property or assets of the Company or any of its Subsidiaries, except for Liens for Taxes not yet due and payable or for which adequate reserves have been established in the most recent financial statements contained in the Company SEC Reports in accordance with GAAP or other Company Permitted Liens.

(d) The Company and each of its Subsidiaries is in material compliance with all applicable information reporting and Tax withholding requirements under state, local or foreign Laws regarding Taxes.

(e) The most recent financial statements contained in the Company SEC Reports reflect, in accordance with GAAP, an adequate reserve, in all material respects, for all Taxes payable by the Company or its Subsidiaries for all taxable periods through the date of such financial statements.

(f) Neither the Company nor or any of its Subsidiaries has received notice in writing of any claim made by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries, as applicable, does not file a Tax Return, that the Company or such Subsidiary is or may be subject to material taxation by that jurisdiction, where such claim has not been resolved favorably to the Company or such Subsidiary.

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(g) Neither the Company nor any of its Subsidiaries has agreed to make or is required to make any adjustment for a taxable period ending after the Effective Time under Section 481(a) of the Code by reason of a change in accounting method or otherwise, except for such adjustments which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing as a result of any “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Laws regarding income Taxes) executed on or prior to the date of this Agreement.

(i) There is no contract, agreement, plan or arrangement to which the Company is a party, including, but not limited to, the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G or 162(m) of the Code.

(j) During the three (3)-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code.

(k) Neither the Company nor any of its Subsidiaries has been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code and Treasury Regulations promulgated thereunder (or a similar provision of state Law).

(l) Neither the Company nor any of its Subsidiaries has, or will as of the Closing Date have, any material deferred gain or loss arising from deferred intercompany transactions, within the meaning of Treasury Regulations Section 1.1502-13.

(m) Neither the Company nor any of its Subsidiaries is a party to any Tax Sharing Agreement other than a Tax Sharing Agreement exclusively between or among the Company and any of its Subsidiaries, and neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a material consolidated income Tax Return (other than a group the common parent of which is the Company or Parent) or (B) has any potential liability (including as a result of, or pursuant to, any agreement or obligation to reimburse or indemnify) for the Taxes of any other Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, by contract or otherwise.

(n) Neither the Company nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

4.10 Employee Benefit Plans; Labor Matters.

(a) Section 4.10(a) of the Company Disclosure Letter lists all written and, to the Knowledge of the Company, unwritten, employee benefit plans, programs, arrangements, funds, policies, practices, or contracts and employment agreements with respect to which, through which, or under which the Company or any trade or business (whether or not incorporated) which together with the Company is treated as a single employer under Section 414(b), (c), (m), or (o) of the Code (“Company ERISA Affiliate”) has any material liability to provide benefits or compensation to or on behalf of employees or former employees of the Company or any of its Subsidiaries, whether formal or informal, including any employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), any multiemployer plan (as defined in Section 3(37) and Section 4001(a)(3) of ERISA), and any stock purchase,

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stock option, severance, employment, change in control, fringe benefit, collective bargaining, bonus, incentive, or deferred compensation arrangement (collectively, the “Company Benefit Plans”). The Company has made available to Parent a true and complete copy of the following documents, if applicable, with respect to each Company Benefit Plan: (i) all documents setting forth the terms of the Company Benefit Plan, or if there are no such documents evidencing the Company Benefit Plan, a full description of the Company Benefit Plan, (ii) the ERISA summary plan description and any other written summary of plan provisions provided to participants or beneficiaries for each such Company Benefit Plan, (iii) the annual report (Form 5500 series), required under ERISA or the Code, filed for the most recent plan year and most recent financial statements or periodic accounting of related plan assets with respect to each Company Benefit Plan, and (iv) the most recent favorable determination letter, opinion, or ruling from the Internal Revenue Service for each Company Benefit Plan, the assets of which are held in trust, to the effect that such trust is exempt from federal income tax.

(b) Each Company Benefit Plan has at all times been maintained, by its terms and in operation in all material respects, in accordance with the Code, ERISA, and other applicable Law. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and any related trust that is intended to be tax-exempt under Section 501(a) of the Code, has received a favorable determination letter from the Internal Revenue Service to the effect that such plan is qualified under the Code and such trust is tax-exempt, and any such determination letter remains in effect and has not been revoked. The Company is not aware of any reason why any such determination should be revoked or not reissued. All contributions required to be made prior to the Closing under the terms of each Company Benefit Plan, the Code, ERISA, or other applicable Law have been or will be timely made, and all material liabilities with respect to any accrued benefits are reflected on the Company Balance Sheet.

(c) Except as set forth in Section 4.10(c) of the Company Disclosure Letter, each Company Benefit Plan may be amended or terminated at any time without any obligation or liability other than for benefits accrued prior to such amendment or termination, or as required to be vested pursuant to applicable Law as a result of such amendment or termination. There are no actions, audits, suits, or claims which are pending or, to the Knowledge of the Company threatened, against any Company Benefit Plan, except claims for benefits made in the ordinary course of the operation of such plans that, if adversely determined, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is subject to any material liability, tax, or penalty whatsoever to any Person whomsoever as a result of the Company or any of its Subsidiaries engaging in a prohibited transaction under ERISA or the Code. To the Knowledge of the Company, no event has occurred and no condition exists that would subject the Company or any Company ERISA Affiliate to any material liability, tax, or penalty imposed by ERISA, the Code, or other applicable Law.

(d) Except as set forth in Section 4.10(d) of the Company Disclosure Letter, neither the Company nor any Company ERISA Affiliate maintains, nor has at any time established or maintained, nor has at any time been obligated to make, or made, contributions to or under any plan subject to Title IV of ERISA (a “Title IV Plan”). No “accumulated funding deficiency,” as defined in Section 412 of the Code, has been incurred with respect to any Title IV Plan or Company Benefit Plan subject to such Section 412, whether or not waived. No “reportable event,” within the meaning of Section 4043 of ERISA, and no event described in Sections 4062 or 4063 of ERISA, has occurred in connection with any Company Benefit Plan. Neither the Company nor any Company ERISA Affiliate thereof has (i) engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA or (ii) incurred, or reasonably expects to incur prior to the Effective Time (A) any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any Title IV Plan or (B) any liability under Section 4971 of the Code that in either case could become a liability of Parent or any of its Affiliates after the Effective Time. None of the Company or any of the Company ERISA Affiliates make contributions or has any obligation to make contributions to any multiemployer plan (as defined in Section 3(37) of ERISA).

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(e) Except as set forth in Section 4.10(e) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or director of the Company or any its Subsidiaries to severance pay or compensation payments or any other benefits or rights, except as expressly provided in this Agreement or as required by applicable Law, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefits due any such employee or director, except as expressly provided in this Agreement. Except as set forth in Section 4.10(e) of the Company Disclosure Letter, there is no contract, agreement, plan or arrangement with any current or former employee or director of the Company or its Subsidiaries to which the Company or any of its Subsidiaries is a party that, individually or collectively and as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events) would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G of the Code.

(f) Except as set forth in Section 4.10(f) of the Company Disclosure Letter, no Company Benefit Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or its Subsidiaries beyond their retirement or other termination of service, other than (i) coverage mandated solely by applicable Law, (ii) death benefits or retirement benefits under any “employee pension benefit plan” (as defined in section 3(2) of ERISA), (iii) deferred compensation benefits accrued as liabilities in the consolidated balance sheets included in the Company SEC Reports, or (iv) benefits the full costs of which are borne by the current or former employee or director or his or her beneficiary.

(g) Neither the Company nor any of its Subsidiaries has used the services of workers provided by third party contract labor suppliers, temporary employees, “leased employees” (within the meaning of Section 414(n) of the Code) or individuals who have provided services as independent contractors to an extent that would reasonably be expected to result in the disqualification of any Company Benefit Plan or the imposition of penalties or excise taxes with respect to any Company Benefit Plan by the Internal Revenue Service, the Department of Labor, or any other Governmental Entity.

(h) All outstanding Company Options were issued and fully vested prior to December 31, 2004.

(i) Except as set forth in Section 4.10(i) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any written or, to the Knowledge of the Company, unwritten collective bargaining or other labor union contracts as of the date of this Agreement. As of the date of this Agreement, there is no pending or, to the Knowledge of the Company, threatened labor dispute, strike or work stoppage against the Company or any of its Subsidiaries which would materially interfere with the respective business activities of the Company or its Subsidiaries.

4.11 Environmental Laws and Regulations. As of the date of this Agreement, except as set forth in the Company SEC Reports filed prior to the date hereof:

(a) the Company and each of its Subsidiaries is, and has been since January 1, 2007, in compliance in all material respects with all applicable federal, state and local Laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) and including, without limitation, Laws relating to the exposure to, disposal or releases or threatened releases of Hazardous Material (as defined below) (collectively, “Environmental Laws”), with “Hazardous Material” meaning, collectively, all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5, or defined as such by, or regulated as such under, any applicable Environmental Laws;

(b) there are no pending or, to the Knowledge of the Company, threatened claims for material liability under any Environmental Laws against the Company or any of its Subsidiaries, and neither the Company nor any

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of its Subsidiaries has received written notice of, or, to the Knowledge of the Company, is the subject of, any action, cause of action, claim, investigation, demand or notice by any Person alleging, liability under or noncompliance with any Environmental Law;

(c) there have been no releases of any Hazardous Materials by either the Company or any of its Subsidiaries that have had or that could reasonably be expected to form the basis of any material claim for violation of any Environmental Laws against the Company or any of its Subsidiaries or against any Person whose liabilities for such claims the Company or any of its Subsidiaries has, or may have, retained or assumed, either contractually or by operation of Law;

(d) except as set forth in Section 4.11 of the Company Disclosure Letter, to the Knowledge of the Company, there is no condition on, at, under or related to any Company Real Property (including any release of a Hazardous Material into the air, soil, surface water, sediment or ground water at, under or migrating to or from such property) or created by the Company’s or any of its Subsidiaries’ operations that would give rise to any material liability for the Company or any of its Subsidiaries under applicable Environmental Laws; and

(e) the Company and its Subsidiaries have obtained and are in compliance, in all material respects, with all permits issued pursuant to any Environmental Laws applicable to the Company, its Subsidiaries and the properties used by the Company and its Subsidiaries in the operation of their business and all such permits are valid and in good standing.

4.12 Property and Assets.

(a) The Company or a Subsidiary of the Company has good and valid title to, or a valid leasehold interest in, all the material properties and assets which it purports to own or lease (real, tangible, personal and mixed), including all the properties and assets reflected in the balance sheet contained in the most recent Form 10-Q or Form 10-K of the Company filed with the SEC (the “Company Balance Sheet”) (except for personal property sold since the date of the Company Balance Sheet in the ordinary course of business). All Company Real Property (as defined in Section 4.12(b)) and all such assets are free and clear of all Liens, except for Company Permitted Liens.

(b) Section 4.12(b) of the Company Disclosure Letter sets forth a true, complete and correct list of all material real property owned, leased or subleased by the Company and its Subsidiaries and the location of such premises (the “Company Real Property”). The Company Real Property includes all of the material real property owned by the Company or a Subsidiary of the Company and used in connection with, held for use in connection with, or necessary for the operation of the businesses of the Company.

(c) To the Knowledge of the Company, all of the material real property leases to which the Company is a party (collectively, the “Company Real Property Leases”) are in full force and effect, except that such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). There is no existing material default by the Company under any of the Company Real Property Leases, and no event has occurred with respect to the Company which, with notice or lapse of time or both, would constitute a default of any of the Company Real Property Leases. To the Knowledge of the Company, there are no defaults of any material obligations of any other party under any Company Real Property Lease.

4.13 No Undisclosed Liabilities.

(a) Except as reflected in the Company Balance Sheet, the Company has no liabilities (absolute, accrued, contingent or otherwise) that are required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated Subsidiaries or in the notes thereto, other than any liabilities and obligations

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(i) incurred since the date of the Company Balance Sheet in the ordinary course of business, (ii) incurred in connection with the transactions contemplated by this Agreement and (iii) that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company is not a party to, and has no commitment to become a party to, any joint venture, partnership agreement or any similar contract (including any contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand) where the purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving the Company in the Company’s consolidated financial statements.

4.14 Intellectual Property.

(a) Section 4.14(a) of the Company Disclosure Letter sets forth, to the Knowledge of the Company, a true and substantially complete list of patents and patent applications, trademarks (including common law marks, registrations and applications), and Internet domain names, in each case owned or co-owned by the Company or any of its Subsidiaries.

(b) To the Knowledge of the Company: (1) all of the Intellectual Property which is listed as active (e.g., not abandoned, inactive, lapsed, cancelled, expired, and/or terminated) in Section 4.14(a) of the Company Disclosure Letter which is material to the Company or any of its Subsidiaries taken as a whole (“Material Intellectual Property”) is in full force and effect; (2) such Material Intellectual Property has not been deemed by any Governmental Entity to be invalid or unenforceable; (3) such Material Intellectual Property has not been cancelled, abandoned or dedicated to the public domain; and (4) all registration, maintenance and renewal fees necessary to preserve the rights of the Company or its Subsidiaries in connection with such Material Intellectual Property have been paid in a timely manner.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) The Company or a Subsidiary of the Company owns, free and clear of any Liens (which, for the avoidance of doubt, shall not be deemed to include license agreements), other than Company Permitted Liens, or has a valid and enforceable license (free and clear of any Liens, other than Company Permitted Liens) or otherwise possesses legally enforceable rights to use and practice, all Material Intellectual Property as currently used in their respective businesses as currently conducted;

(ii) to the Knowledge of the Company, the conduct of the businesses of the Company or its Subsidiaries, as currently conducted, does not infringe upon or otherwise violate any Intellectual Property of any third person; and neither the Company nor any of its Subsidiaries (nor any of their respective predecessors) has received any written notice since January 1, 2007 from any third person, and there are no pending, or unresolved claims, (1) asserting the infringement or other violation of any Intellectual Property by the Company or any of its Subsidiaries or (2) pertaining to or challenging the validity, enforceability, priority or registrability of, or any right, title or interest of Company or any of its Subsidiaries with respect to, any Material Intellectual Property;

(iii) neither the Company nor any of its Subsidiaries (nor any of their respective predecessors) has sent any written notice since January 1, 2007, to any third person, and there are no pending or unresolved claims by the Company or any of its Subsidiaries, (1) asserting the infringement or other violation of any Material Intellectual Property, or (2) pertaining to or challenging the validity, enforceability, priority or registrability of, or any right, title or interest of any third person’s Intellectual Property; and

(iv) there are no consents, judgments, judicial or governmental orders, or settlement agreements (including any settlements that include licenses) restricting the rights of the Company or its Subsidiaries with respect to any of the Material Intellectual Property owned or co-owned by the Company or any of its Subsidiaries, or restricting the conduct of any the businesses of the Company or any of its Subsidiaries as presently conducted in order to accommodate a third person’s Intellectual Property.

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(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and/or its Subsidiaries have implemented commercially reasonable measures to maintain the confidentiality of their trade secrets and other proprietary information; and, to the Knowledge of the Company, there has not been any disclosure or other compromise of any confidential or proprietary information of the Company or its Subsidiaries (including any such information of any other person disclosed in confidence to the Company or its Subsidiaries) to any third person in a manner that has resulted or is likely to result in the loss of trade secrets or other rights in and to such information.

4.15 Compliance with Laws and Orders. Except with respect to the matters described in Sections 4.5, 4.9, 4.10, 4.11 and 4.17 or as set forth in Section 4.15 of the Company Disclosure Letter, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is in violation of or in default under any law, statute, rule or regulation having the effect of law of the United States or any state, county, city or other political subdivision thereof or of any government or regulatory authority (“Laws”) material to the Company, or writ, judgment, decree, injunction or similar order of any Governmental Entity, in each case, whether preliminary or final (an “Order”), applicable to the Company or any of its Subsidiaries or any of their respective assets and properties.

4.16 Company Contracts.

(a) Except for this Agreement or as set forth in the Company SEC Reports filed prior to the date hereof or in Section 4.16 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any contract constituting a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or:

(i) any written or oral contracts, agreements, leases, instruments or legally binding contractual commitments (“Contracts”) with a customer of the Company or its Subsidiaries or with any entity that purchases goods or services from the Company or its Subsidiaries for consideration paid to the Company or its Subsidiaries of $500,000 or more in any fiscal year;

(ii) any Contract for capital expenditures or the acquisition or construction of fixed assets in excess of $500,000 in any fiscal year;

(iii) any Contract for the purchase or lease of goods or services (including, without limitation, equipment, materials, software, hardware, supplies, merchandise, parts or other property, assets or services), requiring aggregate future payments by the Company or any of its Subsidiaries in excess of $500,000 in any fiscal year, other than standard inventory purchase orders executed in the ordinary course of business;

(iv) any loan and credit agreement, Contract, note, debenture, bond, indenture, mortgage, security agreement, pledge or other similar agreement pursuant to which any material Indebtedness of the Company or any of its Subsidiaries is outstanding or may be incurred;

(v) any Contract that constitutes a written collective bargaining or other labor union contract;

(vi) any Contract granting a first refusal, first offer or similar preferential right to purchase or acquire any of the Company Capital Stock or any material portion of any of the Company’s material assets;

(vii) any Contract containing covenants binding upon the Company or any of its Subsidiaries that materially restrict the ability of the Company or any of its Subsidiaries (or that, following the consummation of the Merger would materially restrict the ability of the Surviving Corporation or its Affiliates) to compete in any business that is material to the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement, or that materially restricts the ability of the Company or any of its Subsidiaries (or that, following the consummation of the Merger, would restrict the ability of the Surviving Corporation or its Affiliates) to compete with any Person or in any geographic area in a business that is material to the Company and its Subsidiaries;

(viii) any Contract creating any material partnership, joint venture, alliance, or joint development agreement;

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(ix) any Contracts requiring future payments by the Company or any of its Subsidiaries of $500,000 or more in any fiscal year;

(x) any written employment Contract, severance agreement or other similar binding agreement or policy with any officers of the Company or any member of the Company Board, or any Contract that would otherwise obligate or commit the Company, the Surviving Corporation or their respective Subsidiaries to retain, or not to terminate, any employees;

(xi) any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries, with obligations remaining to be performed or liabilities continuing after the date of this Agreement, of any material business or any material amount of assets other than in the ordinary course of business;

(xii) any material hedge, collar, option, forward purchasing, swap, derivative or similar Contract, understanding or undertaking;

(xiii) any interconnection and related commercial Contracts between incumbent local exchange carriers (“ILECs”) and the Company’s competitive local exchange carrier (“CLEC”) and the CLEC affiliates, including any such Contract that includes the general terms, conditions and pricing for any unbundled network elements (“UNEs”), collocation or other network facilities or services needed to provide CLEC service in the Company’s CLEC markets;

(xiv) any interconnection and related commercial Contracts with NuVox;

(xv) any Contracts relating to wholesale long-distance telephone service arrangements in excess of $500,000 in any fiscal year;

(xvi) any Contracts relating to the resale of satellite television services; or

(xvii) any Contracts under which the Company or a Subsidiary of the Company is the beneficiary of an ongoing indemnification or guaranty with respect to alleged or potential material violations of Environmental Laws or the material disposal or material release of Hazardous Material.

All Contracts described in this Section 4.16(a) are hereinafter referred as “Company Contracts”.

(b) Except as set forth in Section 4.16(b) of the Company Disclosure Letter, all Company Contracts are valid and binding agreements of the Company or a Subsidiary of the Company and are in full force and effect. To the Knowledge of the Company, none of the parties to such Company Contracts is in any material respect in breach thereof or default thereunder or will be as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

(c) Except as set forth in Section 4.16(c) of the Company Disclosure Letter, no benefits under any Company Contract will be increased, and no vesting of any benefits under any Company Contract will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, nor will the value of any of the benefits under any Company Contract be calculated on the basis of any of the transactions contemplated by this Agreement. Except as set forth in Section 4.16(c) of the Company Disclosure Letter, there are no Company Contracts that require amounts payable by the Company or its Subsidiaries to any officers of the Company or its Subsidiaries (in their capacity as officers) as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination.

(d) Except as set forth in Section 4.16(d) of the Company Disclosure Letter, the Company represents and warrants that all interconnection and related commercial Contracts between ILECs and the Company’s CLEC or affiliates thereof, including the Company’s CLEC and applicable CLEC vendors, network providers other than ILECs and CLEC customers, are transferable or assignable to Parent or Merger Sub under the same general terms, conditions and pricing. To the Knowledge of the Company, there are no material pricing increases planned by the underlying incumbent local exchange carriers that would significantly change the economics of its competitive local exchange carrier operations.

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4.17 Permits.

(a) To the Knowledge of the Company, the Company and its Subsidiaries hold all material permits, licenses, variances, exemptions, orders, registrations, certificates and approvals of all Governmental Entities that are required from them to own, lease or operate their assets and to carry on their businesses (the “Company Permits”). Except as set forth in Section 4.17 of the Company Disclosure Letter, (i) the Merger, in and of itself, would not cause the revocation or cancellation of any Company Permit, and (ii) since January 1, 2007, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Entity that it is in violation of any of the Company Permits.

(b) Each Company Permit is valid and in full force and effect and has not been suspended, revoked, canceled or adversely modified, except where the failure to be in full force and effect, or the suspension, revocation, cancellation or modification of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no Company Permit is subject to (i) any conditions or requirements that have not been imposed generally upon licenses for the same classification of service issued to similarly situated providers as the Company and its Subsidiaries, unless such conditions or requirements have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or (ii) any pending regulatory proceeding or judicial review before a Governmental Entity, unless such pending regulatory proceeding or judicial review has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no event, condition or circumstance has occurred that would preclude any Company Permit from being renewed in the ordinary course (to the extent that such Company Permit is renewable by its terms), except where the failure to be renewed has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The licensee of each Company Permit is in compliance with each Company Permit and has fulfilled and performed all of its obligations with respect thereto, including all reports, notifications and applications required by the Communications Act of 1934, as amended (the “Communications Act”) or the rules, regulations and orders of the FCC or similar rules, regulations and orders of the IUB, the MPUC, the MPSC and the NPSC, and the payment of all regulatory fees and contributions, except (i) for exemptions, waivers or similar concessions or allowances and (ii) where such failure to be in compliance, fulfill or perform its obligations or pay such fees or contributions has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Section 4.17(d) of the Company Disclosure Letter sets forth a list of all Company Permits (including, without limitation, wireless spectrums), together with the name of the entity holding such Company Permits and the record owner of its capital stock. Except as set forth in Section 4.17(d) of the Company Disclosure Letter, the Company or a wholly-owned Subsidiary of the Company owns one hundred percent (100%) of the equity and controls one hundred percent (100%) of the voting power and decision-making authority of each licensee of the Company Permits and each owner of the wireless spectrums, except where the failure to own such equity or control such voting power and decision making authority of such licensees has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) To the Knowledge of the Company, no Company Permit or order or other agreement obtained from, issued by or reached with the IUB in connection with any proceeding to which the Company or any of its Subsidiaries was a party imposes restrictions on the ability of the Company or any of its Subsidiaries to make payments, dividends or other distributions to the Company or any of its Subsidiaries in a manner that limits, or would reasonably be expected to limit, the cash funding and cash management alternatives of the Company on a consolidated basis in a manner more restrictive that the limitations imposed on such payments, dividends or other distributions under the general corporate laws of Iowa applicable to the Company and such Subsidiaries.

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4.18 Insurance. The Company has previously made available to Parent all material policies of insurance maintained by the Company or any of its Subsidiaries. Such policies are in full force and effect and all premiums due with respect to such policies have either been paid or adequate provisions for the payment by the Company or one of its Subsidiaries thereof has been made, except for such failures to be in full force and effect or to pay such premiums as would not have a Company Material Adverse Effect. The Company believes that the amounts and scope of risks covered by such policies are customary for companies of its size, its geographic region and in the businesses in which the Company and its Subsidiaries operate.

4.19 Transactions with Affiliates. Except as set forth in the Company SEC Reports filed prior to the date hereof, as of the date of this Agreement, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company (other than any Subsidiaries of the Company), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

4.20 Brokers and Finders. Except for the fees and expenses payable to J.P. Morgan Securities Inc., which fees and expenses are reflected in its agreement with the Company, a copy of which has previously been provided to Parent, the Company has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement that would be entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

4.21 Opinion of Financial Advisor. The Company has received the opinion of J.P. Morgan Securities Inc. dated November 23, 2009, to the effect that, as of such date, the Merger Consideration to be received by the shareholders of the Company pursuant to the Merger is fair to such shareholders from a financial point of view, a copy of which has previously been provided to Parent.

4.22 No Rights Plan. There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect, to which the Company is a party or otherwise bound.

4.23 Share Ownership. As of the date hereof, none of the Company or its Subsidiaries (i) beneficially owns (within the meaning of Section 13 of the Exchange Act or the rules and regulations thereunder), directly or indirectly, any shares of Parent Capital Stock, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of Parent Capital Stock.

4.24 Takeover Provisions; Appraisal Rights. Assuming the accuracy of Parent’s and Merger Sub’s representations and warranties in Section 5.16 hereof, to the Knowledge of the Company, no state takeover statute (including Section 490.1110 of the IBCA) is applicable to the Merger or the other transactions contemplated hereby. The shareholders of the Company will not be entitled to appraisal rights under Section 490.1302 of the IBCA in connection with the Merger or the other transactions contemplated hereby.

4.25 Swap Agreements. Except as set forth in Section 4.25 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is party to any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

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ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, hereby make the representations and warranties in this Article V to the Company, except as qualified or supplemented by (i) the Parent SEC Reports filed prior to the date hereof (excluding any disclosures set forth in any section of a Parent SEC Report entitled “Risk Factors” or “Forward-Looking Statements” or any other disclosures included in such filings to the extent that they are forward-looking in nature) or (ii) sections in a separate Parent Disclosure Letter that has been delivered to the Company by Parent at or prior to the execution of this Agreement. Each such section of the Parent Disclosure Letter is numbered by reference to representations and warranties in a specific section of this Agreement; provided, however, that an exception or qualification to, or supplemental information regarding representations or warranties in, one section shall also be deemed disclosed with respect to each other warranty or representation to which it is readily apparent on its face that the exception, qualification or supplemental disclosure relates. The inclusion of any exception, qualification or supplemental disclosure in such Parent Disclosure Letter shall not be deemed to be an admission that such item is a material fact, event or circumstance or an admission of any liability, or that such item has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.1 Corporate Organization and Qualification. Each of Parent and its Subsidiaries and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where the failure to so qualify or be in good standing would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and its Subsidiaries has all requisite corporate power and authority to own its material properties and to carry on its business in substantially the manner as it is now being conducted. Parent and Merger Sub have each previously made available to the Company complete and correct copies of their respective Certificates of Incorporation and Bylaws.

5.2 Capitalization.

(a) The authorized capital stock of Parent (the “Parent Capital Stock”) consists of 1,000,000,000 shares, par value $0.0001 per share, 1,000,000,000 shares of which are designated as Parent Common Stock, and 0 shares of which are designated as preferred stock (the “Parent Preferred Stock”). As of September 30, 2009, 435,200,000 shares of Parent Common Stock were issued, 439,400,000 shares of Parent Common Stock were outstanding and no shares of Parent Preferred Stock were issued and outstanding. All of the outstanding shares of Parent Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL the Certificate of Incorporation and Bylaws of Parent or any contract to which Parent is a party or otherwise bound.

(b) As of September 30, 2009, 2,893,100 shares of Parent Common Stock were reserved for issuance upon the exercise of outstanding awards pursuant to Parent’s Stock-Based Compensation Plans.

(c) Except as set forth above and in Section 5.2 of the Parent Disclosure Letter, there are not as of the date hereof any outstanding or authorized options, warrants, convertible securities, calls, rights (including preemptive rights), commitments or any other agreements of any character to which Parent or any of its Subsidiaries is a party, or by which it may be bound, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of Parent Capital Stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of Parent Capital Stock or any shares of the capital stock of any of its Subsidiaries.

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(d) All outstanding shares of Parent Capital Stock and awards pursuant to Parent’s Stock-Based Compensation Plans have been issued in compliance with and not in violation of any applicable federal or state securities laws (other than state “blue sky” laws). There are no bonds, debentures, notes or other indebtedness or debt securities of Parent or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent or such Subsidiary may vote (“Voting Parent Debt”). Except as set forth above, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which Parent or any of its Subsidiaries is a party or by which any of them is bound (i) obligating Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Parent or any of its Subsidiaries or any Voting Parent Debt, (ii) obligating Parent or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, unit, commitment, contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Parent Capital Stock. There are no outstanding rights, commitments, agreements, arrangements or undertakings of any kind obligating Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other voting securities of Parent or any of its Subsidiaries.

(e) Except as set forth in Section 5.2 of the Parent Disclosure Letter, all outstanding shares of capital stock of Parent’s Subsidiaries are owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent, free and clear of all Liens, other than Parent Permitted Liens.

(f) The authorized capital stock of Merger Sub (the “Merger Sub Capital Stock”) consists of 1,000 shares, par value $0.01 per share, all of which are designated as common stock. All of the issued and outstanding shares of Merger Sub Capital Stock are held by Parent and have been duly authorized and validly issued and are fully paid and nonassessable. There are not as of the date hereof any outstanding or authorized options, warrants, convertible securities, calls, rights (including preemptive rights), commitments or any other agreements of any character to which Merger Sub is a party, or by which it may be bound, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of Merger Sub Capital Stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of Merger Sub Capital Stock. Merger Sub does not have any Subsidiaries.

(g) The shares of Parent Common Stock to be issued to the shareholders of the Company as part of the Merger Consideration in the Merger will be, when issued, duly authorized, validly issued, fully paid and nonassessable.

5.3 Authority Relative to This Agreement. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by the respective boards of directors of Parent and Merger Sub and by Parent as the sole shareholder of Merger Sub, and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming that this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

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5.4 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent and Merger Sub of the transactions contemplated hereby will:

(a) conflict with or result in any breach of any provision of the Certificates of Incorporation or Bylaws, respectively, of Parent or Merger Sub or of any of Parent’s Subsidiaries;

(b) require any consent, approval, authorization, permit or filing with or notification to, any Governmental Entity, except (i) in connection with the applicable requirements of the HSR Act; (ii) the filings and consents with the FCC, the IUB, the MPUC, the MPSC and the NPSC listed in Section 4.4(a)(ii) of Company Disclosure Letter; (iii) pursuant to the applicable requirements of the Exchange Act; (iv) the filing of the Articles of Merger pursuant to the IBCA and the DGCL; (v) as may be required by any applicable state securities or “blue sky” Laws or state takeover Laws; (vi) such filings, consents, approvals, orders, registrations, declarations and filings as may be required under the Laws of any foreign country in which Parent or any of its Subsidiaries conducts any business or owns any assets; (vii) such filings and consents as may be required under any environmental, health or safety Law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement; (viii) pursuant to the rules and regulations of the NYSE; or (vii) except with regard to clauses (i), (ii), (iii) and (iv), where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect;

(c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or Lien), or require any consent or notice, under any of the terms, conditions or provisions of (i) any note, license, agreement or other instrument or obligation to which Parent or any of its Subsidiaries may be bound and which is filed as an exhibit to Parent’s annual report on Form 10-K for the year ended December 31, 2008 or any of Parent’s subsequent quarterly reports on Form 10-Q and subsequent current reports on Form 8-K or (ii) any other note, license, agreement or other instrument or obligation to which Parent or any of its Subsidiaries or any of their assets may be bound, except in the case of clause (i) or (ii), for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or Liens) as to which requisite waivers or consents have been obtained or notices have been given or, in the case of clause (ii) only, for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or Liens) which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; or

(d) assuming that the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 5.4 are duly and timely obtained or made, (A) violate any rule or regulation applicable to Parent or any of its Subsidiaries, or to any of their respective assets, except for violations which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, or (B) violate any material order, writ, injunction, decree or statute applicable to Parent or any of its Subsidiaries, or to any of their respective assets.

5.5 SEC Reports; Financial Statements; Controls.

(a) Parent has timely filed or furnished all forms, reports and documents required to be filed or furnished by it with the SEC since January 1, 2007, pursuant to the federal securities Laws and the SEC rules and regulations thereunder, all of which, as of their respective dates, complied in all material respects with all applicable requirements of the Exchange Act (collectively, the “Parent SEC Reports”). None of the Parent SEC Reports, including, without limitation, any financial statements or schedules included therein, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Parent SEC Reports. To the Knowledge of Parent, none of the Parent SEC Reports is the subject of ongoing SEC review. None of the Subsidiaries of Parent is required to file or furnish reports with the SEC pursuant to the Exchange Act.

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(b) The consolidated balance sheets and the related consolidated statements of income and cash flows (including the related notes thereto) of Parent included in the Parent SEC Reports, as of their respective dates, (i) complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a basis consistent with prior periods (except as otherwise noted therein and, subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and the lack of footnotes), and (iii) present fairly, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments), all in accordance with GAAP. Since January 1, 2007, Parent has not made any material change in the accounting policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law and as disclosed in the Parent SEC Reports filed prior to the date hereof.

(c) Parent is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act, and the provisions of the Exchange Act and the Securities Act relating thereto, which are applicable to Parent. Parent maintains internal control over financial reporting that provide assurance that (i) records are maintained in reasonable detail and accurately and fairly reflect the transactions and dispositions of Parent’s assets, (ii) transactions are executed with management’s authorization, and (iii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Parent and to maintain accountability for Parent’s consolidated assets.

(d) Parent has delivered to the Company complete and accurate copies of notices received from its independent auditor of any significant deficiencies or material weaknesses in Parent’s internal control over financial reporting since January 1, 2007 and any other management letter or similar correspondence from any independent auditor of Parent or any of its Subsidiaries received since January 1, 2007. Parent has implemented such programs and taken such steps as it believes are necessary to effect compliance with all provisions of Section 404 of the Sarbanes-Oxley Act that are applicable to Parent and has not received, orally or in writing, any notification that its independent auditor (i) believes that Parent will not be able to complete its assessment before the reporting deadline, or, if completed, that it will not be completed in sufficient time for the independent auditor to complete its assessment or (ii) will not be able to issue unqualified attestation reports with respect thereto.

(e) Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Parent SEC Documents. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither Parent nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

5.6 Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Reports filed prior to the date hereof, as set forth in Section 5.6 of the Parent Disclosure Letter or as contemplated by this Agreement, since December 31, 2008, Parent has not suffered any Parent Material Adverse Effect, and to the Knowledge of Parent as of the date of this Agreement, no fact or condition exists which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

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5.7 Litigation. Except as disclosed in the Parent SEC Reports filed prior to the date hereof, as of the date of this Agreement there are no material actions, claims, suits, proceedings or governmental investigations pending or, to the Knowledge of Parent, threatened, that (i) individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect, or (ii) arise from, are based upon or challenge the validity of this Agreement or the consummation of the transactions contemplated hereby or seek to prevent the consummation of the transactions contemplated hereby.

5.8 Proxy Statement; Registration Statement.

(a) The Registration Statement and other materials prepared by Parent in connection with the Merger, including any amendments or supplements thereto, will comply in all material respects with applicable federal securities Laws, and the Registration Statement will not, at the time that it or any amendment or supplement thereto is declared effective by the SEC, at the time of the Shareholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Merger Sub with respect to information supplied by the Company for inclusion in the Registration Statement.

(b) None of the information supplied by Parent or Merger Sub in writing for inclusion in the Proxy Statement will, at the time that it or any amendment or supplement thereto is mailed to the Company’s shareholders, at the time of the Shareholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

5.9 Taxes. Except as set forth on Section 5.9 of the Parent Disclosure Letter:

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) each of the Parent and its Subsidiaries has timely filed (or caused to be filed), taking into account any extensions, all Tax Returns required to have been filed and such Tax Returns are true, correct and complete; (ii) each of the Parent and its Subsidiaries has paid (or caused to be paid) all Taxes required to have been paid by it other than Taxes that (x) are not yet due and payable or (y) are being contested in good faith in appropriate proceedings and for which adequate reserves have been established in the most recent financial statements contained in the Parent SEC Reports in accordance with GAAP; and (iii) no deficiency for any Tax has been asserted or assessed in writing by a Taxing Authority against the Parent or any of its Subsidiaries which deficiency has not been paid or is not being contested in good faith in appropriate proceedings.

(b) There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or material Tax deficiencies against the Parent or any of its Subsidiaries, and no power of attorney granted by either the Parent or any of its Subsidiaries with respect to any material Taxes will be effective after the Closing Date.

(c) There are no Liens for Taxes upon any property or assets of the Parent or any of its Subsidiaries, except for Liens for Taxes not yet due and payable or for which adequate reserves have been established in the most recent financial statements contained in the Parent SEC Reports in accordance with GAAP or other Parent Permitted Liens.

(d) The Parent and each of its Subsidiaries is in material compliance with all applicable information reporting and Tax withholding requirements under state, local or foreign Laws regarding Taxes.

(e) The most recent financial statements contained in the Parent SEC Reports reflect, in accordance with GAAP, an adequate reserve, in all material respects, for all Taxes payable by the Parent or its Subsidiaries for all taxable periods through the date of such financial statements.

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(f) Neither the Parent nor or any of its Subsidiaries has received notice in writing of any claim made by a Taxing Authority in a jurisdiction where the Parent or any of its Subsidiaries, as applicable, does not file a Tax Return, that the Parent or such Subsidiary is or may be subject to material taxation by that jurisdiction, where such claim has not been resolved favorably to the Parent or such Subsidiary.

(g) Neither the Parent nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Laws regarding income Taxes) executed on or prior to the date of this Agreement.

(h) During the three (3)-year period ending on the date of this Agreement, neither the Parent nor any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code.

(i) Neither the Parent nor any of its Subsidiaries has been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code and Treasury Regulations promulgated thereunder (or a similar provision of state Law).

(j) Neither the Parent nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

5.10 No Undisclosed Liabilities.

(a) Except as reflected in the balance sheet contained in the most recent Form 10-Q or Form 10-K of Parent filed with the SEC (the “Parent Balance Sheet”) or in Section 5.10(a) of the Parent Disclosure Letter, Parent has no liabilities (absolute, accrued, contingent or otherwise) that are required by GAAP to be set forth on a consolidated balance sheet of Parent and its consolidated Subsidiaries or in the notes thereto (assuming, for purposes of this paragraph, that Parent’s proposed acquisition of NuVox, Inc. had been consummated as of the date hereof), other than any liabilities and obligations (i) incurred since the date of the Parent Balance Sheet in the ordinary course of business, (ii) incurred in connection with the transactions contemplated by this Agreement and (iii) that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent is not a party to, and has no commitment to become a party to, any joint venture, partnership agreement or any similar contract (including any contract relating to any transaction, arrangement or relationship between or among Parent or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand) where the purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving Parent in Parent’s consolidated financial statements.

5.11 Compliance with Laws and Orders. Except with respect to the matters described in Sections 5.5 and 5.9, neither Parent nor any of its Subsidiaries is in violation of or in default under any Laws or Orders applicable to Parent or any of its Subsidiaries or any of their respective assets and properties the effect of which, individually or in the aggregate with other such violations and defaults, would reasonably be expected to have a Parent Material Adverse Effect.

5.12 Cash Consideration. Parent has available to it, or at the Closing will have available to it, sufficient cash resources necessary to make the payments for the shares of Company Common Stock contemplated by this Agreement and all associated costs and expenses. Parent understands and agrees that the availability or cost of financing is not a condition to the obligations of Parent and Merger Sub under this Agreement.

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5.13 Voting Requirements. No vote of the holders of any class or series of capital stock of Parent is necessary for Parent to adopt this Agreement or to approve the transactions contemplated hereby.

5.14 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations, other than in connection with the transactions contemplated hereby.

5.15 Brokers and Finders. Except for the fees and expenses payable to Stephens Inc., Goldman, Sachs & Co., and Merrill Lynch Pierce Fenner & Smith Incorporated, which fees and expenses are reflected in its agreement with Parent, Parent has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement that would be entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

5.16 Share Ownership; Interested Shareholder. As of the date hereof, none of Parent, Merger Sub or any of the other Subsidiaries of Parent (i) beneficially owns (within the meaning of Section 13 of the Exchange Act or the rules or regulations thereunder), directly or indirectly, any shares of Company Capital Stock, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of Company Capital Stock. Other than by reason of this Agreement, neither Parent nor Merger Sub is an “interested shareholder” of the Company for purposes of Section 1110 of the IBCA.

ARTICLE VI.

COVENANTS AND AGREEMENTS

6.1 Conduct of Business of the Company. The Company agrees that during the period from the date of this Agreement to the Effective Time (unless Parent shall otherwise agree in writing and except as otherwise expressly contemplated by this Agreement), the Company will, and will cause each of its Subsidiaries to, conduct its operations according to its ordinary course of business and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise permitted in this Agreement, as expressly required by Law, or as set forth in Section 6.1 or Section 6.8 of the Company Disclosure Letter, prior to the Effective Time, neither the Company nor any of its Subsidiaries will, without the prior written consent of Parent (which consent will not be unreasonably withheld or delayed with respect to clauses (h), (j), (l), (m), (o), (q), (r), (s), (t), (u), (v) or (z) below):

(a) except as set forth in Section 6.1 or Section 6.8 of the Company Disclosure Letter (none of which shares shall constitute Company Preferred Stock), issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (i) any additional shares of Company Capital Stock of any class, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock, or (ii) any other securities in respect of, in lieu of, or in substitution for, shares of Company Capital Stock outstanding on the date hereof;

(b) except as set forth in Section 6.1 of the Company Disclosure Letter, redeem, purchase or otherwise acquire, or propose or offer to redeem, purchase or otherwise acquire, any of its outstanding shares of Company Capital Stock;

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(c) split, combine, subdivide or reclassify any shares of Company Capital Stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of Company Capital Stock or otherwise make any payments to shareholders in their capacity as such, other than (i) the declaration and payment of regular quarterly cash dividends of $0.405 per share in accordance with past dividend policy and practice, (ii) “upstream” dividends paid by a Subsidiary to another Subsidiary or the Company, or (iii) the declaration of the Final Interim Dividend (as defined below), which shall be paid in accordance with Section 6.10. “Final Interim Dividend” means, as illustrated in Section 6.1 of the Parent Disclosure Letter, one or more pro-rated dividends to be declared and paid to the Company’s shareholders with respect to the quarter in which the Effective Time occurs in an aggregate amount per share of Company Capital Stock not to exceed (A) (1) the per share amount of the Company’s regular quarterly cash dividend of $0.405 per share occurs multiplied by (2) a fraction, the numerator of which is the number of days elapsed from and including the first day of the quarter in which the Effective Time occurs through and including the day on which the Effective Time occurs, and the denominator of which is the number of days in the quarter in which the Effective Time occurs, minus (B) (1) the Conversion Ratio, multiplied by (2) a fraction, the numerator of which is the number of days elapsed from and including the first day of the quarter in which the Effective Time occurs through and including the day on which the Effective Time occurs and the denominator of which is the number of days in the quarter in which the Effective Time occurs, multiplied by (3) the per share amount of Parent’s regular quarterly cash dividend paid with respect to the quarter immediately preceding the quarter in which the Effective Time occurs, increased or decreased, as applicable, by any change in Parent’s dividend policy that has been publicly announced by Parent or of which Parent has notified the Company pursuant to Section 6.10(b), in each case prior to the Company’s declaration (during the period contemplated in Section 1.3 between the satisfaction or waiver of conditions and the Closing Date) of the Final Interim Dividend;

(d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries or alter through merger, liquidation, reorganization or restructuring the corporate structure of any of its Subsidiaries (other than the Merger);

(e) (A) amend the Company Articles or the Company Bylaws or (B) amend the certificate of incorporation or by-laws or organizational documents of any Subsidiary of the Company in a manner which would limit the ability of the Surviving Corporation to remove or replace the directors and officers of such Subsidiary without cause or which would be reasonably likely to have a Company Material Adverse Effect or to prevent or materially impede, interfere with, hinder or delay the consummation by the Company of the Merger or any of the other transactions contemplated by this Agreement, except, in the case of each of the foregoing clauses (A) and (B), as may be required by the rules and regulations of the SEC or the NYSE;

(f) except as otherwise expressly provided in Section 6.1 or Section 6.8 of the Company Disclosure Letter, (A) (1) grant to any current or former director or officer of the Company or any Subsidiary of the Company any increase in compensation, bonus or fringe or other benefits or grant any type of compensation or benefit to any such person not previously receiving or entitled to receive such compensation, except to the extent expressly required under any benefit plan as in effect as of the date of this Agreement, and (2) grant to any current or former employee of the Company or any Subsidiary of the Company (other than directors or officers) any increase in compensation, bonus or fringe or other benefits or grant any type of compensation or benefit to any such person not previously receiving or entitled to receive such compensation, except to employees in the ordinary course of business, or to the extent expressly required under any benefit plan as in effect as of the date of this Agreement, (B) grant to any person any severance, retention, change in control or termination compensation or benefits or any increase therein, except (i) with respect to new hires, in the ordinary course of business, or (ii) to the extent expressly required under any benefit plan as in effect as of the date of this Agreement, (C) enter into or adopt any benefit plan or amend in any respect any benefit plan, or (D) amend, change or modify the terms of any existing equity grants;

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(g) enter into or make any loans to any of its officers, directors, employees, affiliates, agents or consultants (other than business expense advances in the ordinary course of business) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons, except as required by the terms of any equity plan or benefit plan maintained by the Company as of the date of this Agreement;

(h) make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (after the date of this Agreement);

(i) directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof if the aggregate amount of the consideration paid or transferred by the Company and its Subsidiaries in connection with all such transactions would exceed $500,000;

(j) other than purchases and sales of inventory and supplies in the ordinary course of business, (A) acquire or agree to acquire any tangible properties or assets if the aggregate amount of the consideration paid or transferred by the Company and its Subsidiaries in connection with such transactions would exceed $500,000, or (B) sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise dispose of, other than dispositions to the Company and its Subsidiaries, any tangible properties or assets or any interests therein, if the aggregate amount of the consideration paid or transferred to the Company and its Subsidiaries in connection with such transactions would exceed $500,000, other than leases of office space in the ordinary course of business;

(k) encumber or subject to any Lien any tangible properties or assets or any interests therein, other than Company Permitted Liens;

(l) (A) make or change any material Tax election or settle or compromise any material Tax liability, claim or assessment or agree to an extension or waiver of the limitation period to any material Tax claim or assessment or grant any power of attorney with respect to material Taxes or enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund or (B) change its fiscal year;

(m) except as necessary in the ordinary course of business, grant or acquire, agree to grant to or acquire from any person, or dispose of or permit to lapse any rights to any Material Intellectual Property, or disclose to any person, other than Parent Representatives, any material trade secrets;

(n) incur any (i) obligations for borrowed money, or with respect to deposits or advances of any kind, (ii) obligations evidenced by bonds, debentures, notes or similar instruments, (iii) capitalized lease obligations, (iv) guarantees and other arrangements having the economic effect of a guarantee of any Indebtedness of any other person, or (v) obligations or undertakings to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others (the items referenced in the foregoing clauses (i) through (v) being collectively hereinafter referred to as “Indebtedness”), including the procurement of additional funds pursuant to the terms of any revolving credit arrangement, except for (A) Indebtedness incurred in the ordinary course of business under the Company Credit Agreement, the EN-TEL Loan Documents or the SHAL Loan Documents, (B) guarantees by the Company of Indebtedness of the Company or any Subsidiary of the Company, or (C) Indebtedness of the Company to any Subsidiary of the Company;

(o) make, or agree or commit to make, any capital expenditure except in accordance with the capital plans for 2009 and 2010 set forth in Section 6.1(o) of the Company Disclosure Letter, provided, however, that a 15% variance from such plans on an aggregate and cumulative basis shall be permissible for these purposes;

(p) enter into or amend any contract or take any other action if such contract, amendment of a contract or action would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement;

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(q) (A) enter into or amend any Company Contract to the extent consummation of the Merger or compliance by the Company or its Subsidiaries with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the material properties or assets of the Company or any of its Subsidiaries under, or require Parent, the Company or any of their respective Subsidiaries to license or transfer any of its material properties or assets under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such contract or amendment or (B) enter into any Company Contract not in the ordinary course of business;

(r) enter into, modify, amend or terminate any collective bargaining agreement or other labor union contract applicable to the employees of the Company or any of its Subsidiaries, other than modifications, amendments or terminations of such contracts in the ordinary course of business;

(s) other than as expressly required by the terms of the Defined Benefit Plans, voluntarily contribute or commit cash or funds to any Defined Benefit Plan or any administrator thereof, or to any entity for purposes of funding shortfalls in any Defined Benefit Plan, in an aggregate amount in excess of $500,000 over the minimum amount(s) required to be contributed by Law or the terms of the Defined Benefit Plans;

(t) (A) enter into any line of business in any geographic area other than the current lines of business of the Company and its Subsidiaries and products and services reasonably ancillary thereto, including any current line of business and products and services reasonably ancillary thereto in any geographic area for which the Company or any of its Subsidiaries currently holds a Company Permit authorizing the conduct of such business, product or service in such geographic area or (B) except as currently conducted, engage in the conduct of any business in any state which would require the receipt or transfer of a Company Permit authorizing operation or provision of any communication services or in a foreign country;

(u) file for any Company Permit (A) outside of the ordinary course of business, or (B) the receipt of which would reasonably be likely to prevent or materially impair or delay the consummation of the transactions contemplated hereby;

(v) except as set forth in Section 6.1(v) of the Company Disclosure Letter, settle, compromise, dismiss, discharge or otherwise dispose of any litigation, investigation, arbitration or proceeding (legal, regulatory or otherwise) other than those that (A) do not involve the payment by the Company or any of its Subsidiaries of monetary damages in excess of $500,000 in any individual instance, or $1,500,000 in the aggregate, plus applicable reserves and any applicable insurance coverage and, other than in a manner consistent with industry custom, do not involve any material injunctive or other non-monetary relief or impose material restrictions on the business or operations of the Company or its Subsidiaries, and (B) provide for a complete release of the Company and its Subsidiaries from all claims and do not provide for any admission of liability by the Company or any of its Subsidiaries;

(w) take any action that would reasonably be expected to (A) materially restrict or impede the consummation of the transactions contemplated by this Agreement or (B) cause any of the conditions to the Closing set forth in Article VII hereof to fail to be satisfied as of the Closing Date;

(x) except as permitted by Section 6.2, approve or authorize any action to be submitted to the stockholders of the Company for approval that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by this Agreement;

(y) make any change in the policies of the Company regarding the record date or payment date for dividends other than in compliance with Section 6.10(c); or

(z) authorize any of, or commit, resolve or agree to take any of the foregoing actions.

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6.2 No Solicitation of Transactions

(a) The Company agrees that, as of the date of this Agreement, it has, and has caused each officer, director or employee of, or any investment banker, attorney or other advisor or representative of the Company, to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Third Party (as defined below) conducted prior to the date hereof with respect to any Competing Transaction (as defined below). The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its Subsidiaries to, (i) solicit or initiate, encourage, or facilitate or induce, directly or indirectly, any inquiries relating to, or the submission of, any proposal or offer, whether in writing or otherwise, from any Person other than Parent, Merger Sub or any Affiliates thereof (a “Third Party”) to acquire beneficial ownership (as determined under Rule 13d-3 of the Exchange Act) of all or more than fifteen percent (15%) of the assets of the Company and its Subsidiaries, taken as a whole, or fifteen percent (15%) or more of any class of equity securities of the Company or any of its Subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of stock, sale of assets, tender offer, exchange offer or similar transaction or series of related transactions, which is structured to permit such Third Party to acquire beneficial ownership of more than fifteen percent (15%) of the assets of the Company and its Subsidiaries, taken as a whole, or fifteen percent (15%) or more of any class of equity securities of the Company or any of its Subsidiaries (a “Competing Transaction”); (ii) participate in any discussions or negotiations regarding any Competing Transaction, or furnish to any Person any information or data with respect to or access to the properties of the Company or any of its Subsidiaries in connection with a Competing Transaction, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction; or (iii) enter into any agreement, arrangement or understanding with respect to any Competing Transaction, approve, endorse or recommend or resolve to approve or recommend any Competing Transaction, or enter into any agreement requiring it to abandon, terminate or fail to consummate the Merger and the other transactions contemplated by this Agreement. Notwithstanding the foregoing sentence, if, prior to the receipt of shareholder approval of this Agreement, the Company receives a bona fide, written proposal or offer for a Competing Transaction (for purposes of this sentence the references to “15%” in the definition of “Competing Transaction” shall be deemed to be references to “50%”) by a Third Party, which the Company Board determines in good faith (after consulting the Company Board’s independent financial advisor and outside legal counsel) (A) is reasonably likely to result in terms that are more favorable from a financial point of view to the holders of shares of Company Capital Stock than the Merger and the other transactions contemplated by this Agreement, and (B) is reasonably capable of being consummated (provided, that the Company, including the Company Board, and any of its advisors, shall be permitted to contact such Third Party and its advisors solely for the purpose of clarifying the proposal and any material contingencies and the capability of consummation) (a “Superior Competing Transaction”), then the Company may, in response to an unsolicited request therefor and subject to compliance with Section 6.2(b), furnish information with respect to the Company and its Subsidiaries to, and participate in discussions and negotiations directly or through its representatives with, such Third Party. Notwithstanding the foregoing, the Company shall not provide any non-public information to any such Third Party unless the Company provides such non-public information pursuant to a nondisclosure agreement and unless any such non-public information is first provided to Parent. With respect to any such nondisclosure agreement entered into after the date hereof, the terms shall be no more favorable to the Third Party than the Confidentiality Agreement is to Parent. The Company shall be permitted to waive the provisions of any “standstill” agreement between the Company and a Third Party to the extent necessary to permit such Third Party to submit a Competing Transaction that the Company Board believes, in its good faith judgment, is reasonably likely to result in a Superior Competing Transaction. Nothing contained in this Agreement shall prevent the Company Board from (i) complying with any applicable Law, rule or regulation, including, without limitation, Rule 14d-9 and Rule l4e-2 promulgated under the Exchange Act, (ii) making any disclosure to its shareholders required by applicable Law, rule or regulation or by the rules and regulations of the NYSE, or (iii) otherwise making such disclosure to the Company’s shareholders or otherwise that the Company Board (after consultation with counsel) concludes in good faith is necessary in order to comply with its fiduciary duties to the Company’s shareholders under applicable Law.

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(b) The Company shall advise Parent orally and in writing, promptly after receipt thereof, of (i) any proposal for a Competing Transaction received by any officer or director of the Company or, to the Knowledge of the Company, any financial advisor, attorney or other advisor, representative or employee of the Company, and (ii) the material terms of such Competing Transaction (including the identity of the entity proposing the Competing Transaction), and provide a copy of such proposal for a Competing Transaction to Parent if such proposal is in writing. The Company shall keep Parent reasonably informed of the status of, and any material changes to, the terms of any such Competing Transaction proposal and all discussions and negotiations with respect thereto in a timely manner.

(c) In the event that prior to receipt of shareholder approval of this Agreement, the Company Board determines that it has received a proposal for a Superior Competing Transaction and determines in good faith (after consultation with its outside legal advisor) that taking any or all of the following actions is necessary in order to comply with its fiduciary duties under applicable Law, and provided, that neither the Company nor any representative of the Company has breached any of the provisions of this Section 6.2, the Company and the Company Board may withdraw, modify or change the Company Board’s approval or recommendation of this Agreement or the Merger, provided, that, prior to doing so, (A) the Company shall deliver written notice to Parent (a “Competing Transaction Notice”) advising Parent that the Company and the Company Board intend to take such action(s) and specifying the reasons therefor, including the material terms and conditions of any Superior Competing Transaction that is the basis of the proposed action by the Company and the Company Board, (B) during the 72 hour period following delivery of the Competing Transaction Notice to Parent (the “Notice Period”), the Company shall, and shall direct its financial advisors and outside legal advisors to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that, if applicable, such Competing Transaction ceases to constitute (in the judgment of the Company Board, after consultation with its financial advisors and outside legal advisors), a Superior Competing Transaction, and (C) the Company Board shall have determined in good faith, after considering the results of such negotiations and giving effect to the proposals made by Parent, if any, that such Competing Transaction continues to constitute a Superior Competing Transaction; provided, further, that, (1) if during the Notice Period described in clause (B) of this paragraph any revisions are made to the Competing Transaction and the Company Board in its good faith judgment determines (after consultation with its financial advisors and outside legal advisors) that such revisions are material (it being understood that any change in the purchase price or form of consideration in such Competing Transaction shall be deemed a material revision), the Company shall deliver a new written notice to Parent and shall comply with the requirements of this Section 6.2(c) with respect to such new written notice and (2) in the event the Company Board does not make the determination referred to in clause (C) of this paragraph but thereafter determines to make change its recommendation pursuant to this Section 6.2(c), the procedures referred to in clauses (A), (B) and (C) above shall apply anew and shall also apply to any subsequent withdrawal, amendment or change

(d) Notwithstanding any change by the Company Board of its recommendation, the Company shall cause the approval and adoption of this Agreement to be submitted to a vote of the Company’s shareholders at the Shareholders Meeting.

6.3 Shareholders Meeting; Proxy Statement; Registration Statement.

(a) The Company, acting through the Company Board, shall:

(i) (A) use commercially reasonable efforts to promptly, and in any event within forty-five (45) days after the date of this Agreement, prepare (with the assistance of Parent and its representatives) and file with the SEC a proxy statement for the purposes of considering and taking action upon this Agreement (the “Proxy Statement”), (B) obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with Parent and Merger Sub, respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof, and (C) undertake to obtain the necessary approvals by its shareholders of this Agreement and the Merger and the other transactions contemplated hereby;

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(ii) include in the Proxy Statement the recommendation of the Company Board that the shareholders of the Company vote in favor of the approval of this Agreement and the Merger; provided, that, notwithstanding anything to the contrary set forth in this Agreement, the Company Board may withdraw, modify or change its recommendation in accordance with Section 6.2(c), in which case any such withdrawal, modification or change shall not constitute a breach of this Agreement; and

(iii) duly call, give notice of, convene and hold a special meeting of its shareholders for the purpose of considering and taking action upon this Agreement (the “Shareholders Meeting”), to be held as soon as practicable following filing of the Proxy Statement with the SEC and the completion of the SEC’s review of the Proxy Statement, and in any event within forty-five (45) days after the Registration Statement is declared effective, and the Company shall not adjourn or postpone the Shareholders Meeting if there are sufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Shareholders Meeting and the Company believes such shares will be voted in a number sufficient to approve and adopt this Agreement and the Merger (the Company’s obligation to call, give notice of and hold the Shareholders Meeting in accordance with this Section 6.3 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Competing Transaction or other Competing Transaction, or by any withdrawal, modification or change of the recommendation of the Company Board).

(b) Parent and Merger Sub shall each cause their respective representatives to fully cooperate with the Company in the preparation of the Proxy Statement, and shall, upon request, furnish the Company with all information concerning it and its Affiliates as the Company may deem reasonably necessary or advisable in connection with the preparation of the Proxy Statement. Parent and Merger Sub shall notify the Company as promptly as practicable upon becoming aware of any event or circumstance that should be described in the Proxy Statement or an amendment or supplement to the Proxy Statement.

(c) At the Shareholders Meeting, Parent, Merger Sub and their Affiliates shall vote all shares of Company Capital Stock, if any, owned by them in favor of approval of this Agreement, the Merger and the other transactions contemplated hereby.

(d) Parent shall use commercially reasonable efforts to promptly prepare (with the assistance of the Company and its representatives) and file with the SEC a registration statement on Form S-4 or other appropriate form under the Securities Act (the “Registration Statement”) for the purpose of registering under the Securities Act the shares of Parent Common Stock to be issued to shareholders of the Company under the provisions of this Agreement, and obtain and furnish the information required to be included by it in the Registration Statement and, after consultation with the Company, respond promptly to any comments made by the SEC with respect to the Registration Statement.

(e) The Company shall cause its representatives to fully cooperate with Parent in the preparation of the Registration Statement, and shall, upon request, furnish Parent with all information concerning it and its Affiliates as Parent may deem reasonably necessary or advisable in connection with the preparation of the Registration Statement. The Company shall notify Parent as promptly as practicable upon becoming aware of any event or circumstance that should be described in the Registration Statement or an amendment or supplement to the Registration Statement.

(f) Except as may be required by Law, no amendment or supplement to the Proxy Statement or the Registration Statement will be made by Parent or the Company without the approval of the other party, which will not be unreasonably withheld or delayed. Parent and the Company each will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon or requests for additional information by the SEC.

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(g) To the extent permitted or required under applicable Law, the Proxy Statement and the Registration Statement shall be filed with the SEC and mailed to the Company’s shareholders together or concurrently.

(h) Parent shall promptly prepare and submit to the NYSE a listing application covering the shares of Parent Common Stock issuable in the Merger, and shall use commercially reasonable efforts to obtain approval for the listing of such Parent Common Stock, subject to official notice of issuance, and the Company shall reasonably cooperate with Parent with respect to such listing.

6.4 Efforts to Complete Transactions.

(a) Subject to the terms and conditions herein provided, each of the parties hereto shall cooperate with the other and use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective, in the most expeditious manner possible, the Merger and the other transactions contemplated by this Agreement, including using its commercially reasonable efforts to (x) obtain all necessary or appropriate waivers, consents and approvals; provided, that neither the Company nor Parent shall have any obligation hereunder to pay any amounts to third parties in consideration of any such waivers, consents or approvals (other than filing, recordation or similar fees payable to any Governmental Entity and related legal fees), (y) effect all necessary registrations, filings and submissions (including, but not limited to, (i) filings under the HSR Act and any other information and documentary material that may be requested pursuant to the HSR Act by the Federal Trade Commission or Department of Justice, (ii) filings required by the FCC, the IUB, the MPUC, the MPSC and the NPSC, which shall be, to the extent possible or required, joint filings of Parent and the Company, (iii) the other filings referred to in Sections 4.4(a)(ii) and 5.4(b), (iv) filing of the Proxy Statement and the Registration Statement, and (v) such filings, consents, approvals, orders registrations and declarations as may be required under the Laws of any foreign country in which the Company or any of its Subsidiaries conducts any business or owns any assets), and (z) lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), subject, however, to the requisite approval of the shareholders of the Company. In furtherance of the foregoing, (i) Parent and the Company shall use their respective reasonable best efforts to make the required filings with the FCC, IUB, MPUC, MPSC and NPSC by December 18, 2009, (ii) filings under the HSR Act shall be made by December 31, 2009, and (iii) the required filings with the FCC, IUB, MPUC, MPSC and NPSC shall be made by December 31, 2009. The parties shall coordinate with each other prior to contacting any Governmental Entity in furtherance of obtaining any of the foregoing consents or making any necessary registration, filing or submission.

(b) Each of the parties hereto agrees to (i) use commercially reasonable efforts to have, as promptly as practicable, the Proxy Statement cleared by the SEC under the Exchange Act and the Registration Statement declared effective by the SEC under the Securities Act; and (ii) take all such commercially reasonable actions as shall be required under applicable state blue sky or securities Laws in connection with the transactions contemplated by this Agreement.

(c) Each of the parties hereto agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the NYSE and to terminate registration under the Exchange Act; provided, that such delisting and termination shall not be effective until after the Effective Time of the Merger.

(d) Each of the Company and Parent shall keep the other reasonably informed of the status of their respective efforts to consummate the transactions contemplated hereby, including by furnishing the other with such necessary information and reasonable assistance as it may reasonably request in connection with its preparation of necessary filings or submissions of information to any Governmental Entity. Each of the Company and Parent may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.4(d) as “outside counsel only” and, in such event, such material and the information contained therein shall be given only to the outside legal counsel of the recipient and shall not be disclosed by such counsel to non-legal directors, officers, employees or other advisors or representatives of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel.

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(e) Subject to the terms and conditions of this Agreement, Parent shall take any and all steps necessary to avoid or eliminate any impediments that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible, including, without limitation, proposing, negotiating, committing to and effecting, by consent decree or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent, Merger Sub or any of their respective Subsidiaries as may be required in order to avoid the entry, or to effect the dissolution, of any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of preventing, delaying or restricting the consummation of the Merger or any transactions contemplated in this Agreement; provided, that Parent will not be required to agree to any term, condition or restriction in order to obtain any such authorizations, consents, orders or approvals if such term, condition or restriction or amendment would (1) have or would reasonably be expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect, (2) prevent Parent from consummating the transactions contemplated by this Agreement on the material terms set forth in this Agreement, or (3) that would constitute a breach of or default under any credit agreement to which Parent is a party in connection with its outstanding Indebtedness.

(f) Notwithstanding anything to the contrary set forth in this Section 6.4 or elsewhere in this Agreement, if any Governmental Entity that has the authority to enforce any antitrust Law seeks, or authorizes its staff to seek, a preliminary injunction or restraining order to enjoin consummation of the Merger, none of the parties hereto shall be required to take or agree to take any action which such party reasonably believes would be prohibited or restricted under such preliminary injunction or restraining order.

(g) Prior to the Closing, the Company shall form a wholly-owned Subsidiary and shall assign or transfer to such Subsidiary, in such manner as shall be approved by Parent, each Company Permit issued by the FCC in relation to any wireless spectrum, such list of Company Permits to be approved in advance by Parent.

(h) The Company agrees to cooperate with Parent in taking all actions as Parent may deem reasonably necessary or appropriate to assist Parent in effecting all pledges required to be effected under the Parent Credit Agreement promptly following the Closing Date, including, without limitation, arranging for the prompt return of any collateral which has been physically pledged under any credit facility that is repaid in connection with the Closing.

(i) Parent and the Company will jointly evaluate and decide whether, and on what terms and conditions, to apply for and/or accept available government funds or incentives, including without limitation those relating the Company’s pending applications under the RUS Broadband Initiatives Program and the NTIA Broadband Technology Opportunity Program.

6.5 Access to Information.

(a) Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to officers, employees, counsel, accountants and other authorized representatives of Parent (“Parent Representatives”), in order to evaluate the transactions contemplated by this Agreement, reasonable access, during normal business hours and upon reasonable advance notice throughout the period prior to the Effective Time, to its officers, employees, accountants, consultants, representatives, plants, properties, contracts, books and records and, during such period, shall (and shall cause each of its Subsidiaries to) furnish or make available reasonably promptly to such Parent Representatives all information concerning its business, properties and personnel as may reasonably be requested (including customer billing and other data files for the purpose of planning for system integration and testing as well as compensation and payroll data files for the purpose of planning for payroll system integration and testing with respect to employees of the Company and its Subsidiaries); provided, however, that any such access shall be conducted under the supervision of personnel of the Company and in a manner that does not materially interfere with the normal operations of the Company.

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(b) The Company shall furnish to Parent (i) unaudited interim consolidated statements of operations of the Company and its Subsidiaries prepared on a basis consistent with past periods, in each case, as soon as practicable following the end of each fiscal month, but in any event no later than thirty (30) days following the end of such fiscal month and (ii) all statistical and financial reports regularly provided to executive management in the ordinary course of business (including in terms of level of information), promptly following the time such reports are made available to Company management; provided, that the Company may aggregate or omit any competitively sensitive information to the extent necessary or advisable under applicable antitrust Laws.

(c) Parent agrees that it shall not, and shall cause the Parent Representatives not to, use any information obtained pursuant to this Section 6.5 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

(d) Notwithstanding anything to the contrary set forth herein, nothing in this Section 6.5 shall require the Company to disclose any information that, in its sole and reasonable judgment, (i) it is not legally permitted to disclose or the disclosure of which would contravene any applicable Law or binding order, (ii) the disclosure of which would jeopardize any attorney-client or other legal privilege, or (iii) the disclosure of which would conflict with, violate or cause a default under any existing agreement to which it is a party.

(e) No information received pursuant to an investigation made under this Section 6.5 shall be deemed to (i) qualify, modify, amend or otherwise affect any representations, warranties, covenants or other agreements of the Company set forth in this Agreement or any certificate or other instrument delivered to Parent and Merger Sub in connection with the transactions contemplated hereby, (ii) amend or otherwise supplement the information set forth in the Company Disclosure Letter, (iii) limit or restrict the remedies available to the parties under applicable Law arising out of a breach of this Agreement, or (iv) limit or restrict the ability of either party to invoke or rely on the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement set forth in Article VII hereof.

(f) The Confidentiality Agreement, dated September 16, 2009 (the “Confidentiality Agreement”), by and between the Company and Parent shall continue to apply with respect to information furnished by the Company, its Subsidiaries and the Company’s officers, employees, counsel, accountants and other authorized representatives hereunder.

(g) Between the date of this Agreement and the Closing Date, the Company shall use commercially reasonable efforts to (i) provide to Parent a copy of each Contract set forth in Section 4.4(a)(ii) of the Company Disclosure Letter that has not been provided to Parent prior to the date hereof, and (ii) obtain and provide to Parent the number of shares or units held by the Company and its Subsidiaries in each Non-Controlled Entity, as well as the percentage of the outstanding equity of each such Non-Controlled Entity that is owned by the Company or its Subsidiaries.

6.6 Publicity. The parties shall consult with each other and shall mutually agree upon any press releases or public announcements pertaining to this Agreement and the Merger and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except (i) as may be required by applicable Law or by obligations pursuant to any agreement with any national securities exchange or automated quotation system, in which case the party proposing to issue such press release or make such public announcement shall use its commercially reasonable efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements; provided, that no such consultation shall be required to make any disclosure or otherwise take any action expressly permitted by Section 6.2; provided, further, that each of Parent and the Company may include disclosures relating to this Agreement, the Merger and the transactions contemplated herein in its periodic filings with the SEC without seeking approval from, or consulting with, the other party so long as such disclosures are substantially similar to the information contained in previous press releases, public disclosures or public statements made jointly by Parent and the

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Company (or individually, if approved by the other party), or (ii) each of Parent and the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as such statements are substantially similar to the information contained in previous press releases, public disclosures or public statements made jointly by Parent and the Company (or individually, if approved by the other party).

6.7 Indemnification of Directors and Officers.

(a) Parent agrees that all rights to indemnification and payment or reimbursement of fees and expenses incurred in advance of the final disposition of any claim, and all exculpations and limitations of personal liability, related to acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the negotiation, execution or performance of transactions contemplated by this Agreement), now existing in favor of the persons listed on Section 6.7(a) of the Company Disclosure Letter and the current or former directors or officers, as the case may be (such persons, directors or officers collectively, the “Indemnified Parties”), of the Company or its Subsidiaries as provided in their respective certificate of incorporation or by-laws (or comparable organizational documents) shall survive the Merger and shall continue in full force and effect for a period of six (6) years from and after the Effective Time; provided, however, that all rights to indemnification with respect to any claims asserted or made within such period shall continue until the disposition of such claim. For a period of six (6) years from and after the Effective Time, the Surviving Corporation shall and Parent shall cause the Surviving Corporation to (i) maintain in effect the current provisions regarding indemnification of the Indemnified Parties contained in the certificate of incorporation and by-laws (or provisions no less advantageous to the Indemnified Parties in comparable organizational documents) of each of the Company and its Subsidiaries and (ii) indemnify, defend and hold harmless the Indemnified Parties to the fullest extent permitted by applicable Law against any losses, claims, damages, liabilities, costs, expenses (including advances for reasonable fees and expenses as incurred to the fullest extent permitted under applicable Law, provided the person to whom expenses are advanced provides an undertaking to repay such advances if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that such person is not entitled to indemnification), judgments, fines and, subject to approval by the Surviving Corporation (which shall not be unreasonably withheld, delayed or conditioned), amounts paid in settlement in connection with any threatened or actual claim, suit or cause of action, whether civil, criminal or administrative, to which such Indemnified Party is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that such individual is or was a director or officer or employee of the Company or any of its Subsidiaries, or is or was serving at the request of the Company or any of its Subsidiaries as a director or officer or employee of another person or (ii) the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, whether asserted or arising before or after the Effective Time.

(b) For a period of six (6) years from and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company or its Subsidiaries, or provide substitute policies or purchase a “tail policy,” in either case, of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the Indemnified Parties with respect to claims arising from facts or events that occurred on or before the Effective Time, except that in no event shall the Surviving Corporation be required to pay, with respect to such insurance policies, in respect of any one policy year more than two hundred and fifty percent (250%) of the annual premium paid by the Company for such insurance under the current period ending November 17, 2010 (as set forth on Section 6.7(b) of the Company Disclosure Letter, the “Maximum Amount”), and if the Surviving Corporation is unable to obtain the insurance required by this Section 6.7(b) it shall obtain as much comparable insurance as possible for an annual premium equal to the Maximum Amount.

(c) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.7, upon learning of any such claim, suit or cause of action, shall promptly notify Parent thereof, but the failure to so

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notify shall not relieve the Surviving Corporation of any liability it may have to such Indemnified Party, except to the extent such failure materially prejudices the indemnifying party. In the event of any such claim, suit or cause of action, (arising after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof, with counsel reasonably acceptable to the Indemnified Parties (which acceptance shall not be unreasonably withheld, delayed or conditioned), and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, or between the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that the Surviving Corporation shall be obligated pursuant to this Section 6.7(c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; provided that the fewest number of counsels necessary to avoid conflicts of interest shall be used, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned; and provided, further, that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and to the extent that a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(d) This Section 6.7 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of Parent, the Company and the Surviving Corporation. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 6.7.

(e) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 6.7.

(f) Parent shall, and shall cause the Surviving Corporation to, honor and perform in accordance with their terms all indemnification agreements in effect as of the date of this Agreement between the Company, on the one hand, and any director or officer of the Company, on the other hand, that are listed in Section 6.7(f) of the Company Disclosure Letter.

6.8 Employee Matters.

(a) (i) During the period commencing with the Effective Time and ending on the first anniversary of the Closing Date, Parent and the Surviving Corporation agree that each employee and officer of the Company and its Subsidiaries who is employed by the Company immediately before the Effective Time and who is not employed pursuant to the terms of a collective bargaining agreement (each, a “Continuing Employee”) shall (A) receive a base salary or base wage level (including commissions) and bonus opportunity, to the extent applicable, not less favorable in the aggregate than that in effect immediately before the Effective Time, and (B) be provided employee benefit plans and arrangements that are no less favorable in the aggregate than those provided to similarly situated Parent employees; provided, that this Section 6.8(a) shall not be deemed to be a guarantee of employment to any employee or officer of the Company or its Subsidiaries or to impose any obligation on the Surviving Corporation or its Subsidiaries to continue the employment of any Person.

(ii) Prior to the Effective Time, the Company shall establish, enter into or honor such employment, compensation and related arrangements as described in Section 6.8(a)(ii) of the Company Disclosure Letter.

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To the extent that amounts under any such arrangement are not paid to the participants as of the Effective Time, Parent and the Surviving Corporation and its successors shall satisfy and honor each such arrangement and make such payment in accordance with its terms as provided in Section 6.8(d).

(iii) During the period commencing with the Effective Time and ending on the first anniversary of the Closing Date, Parent and the Surviving Corporation agree to provide Continuing Employees with severance as described in Section 6.8(a)(iii) of the Company Disclosure Letter.

(iv) The Company sponsors the Iowa Telecom Savings Plan and the Iowa Telecom Hourly Savings Plan (the “Qualified Plans”). Immediately prior to the Effective Time, the Company shall take any and all action necessary to fully vest the account balances of all Employees under such Qualified Plans as of the Effective Time. Additionally, the Company or Parent, the Surviving Corporation and their successors, shall take any and all actions necessary to contribute the pro rata portion of the nonelective contribution to the Qualified Plans. Consistent with past practice, all eligible employees will receive a fixed profit sharing contribution equal to 3.0% of eligible compensation (as such term is defined in the Qualified Plans) for the period beginning with the first day of the calendar year in which Closing occurs through the Closing Date.

(v) The Company sponsors the Executive Nonqualified Excess Plan (the “Deferred Compensation Plan”). Parent, the Surviving Corporation and their successors shall assume sponsorship of the Deferred Compensation Plan, including, but not limited to, all liabilities, all payment obligations, any “rabbi” trust and any administrative services agreements relating thereto, will not terminate or discontinue the Deferred Compensation Plan without the express written consent of the participants, and shall honor any and all elections made by participants under the Deferred Compensation Plan, including, but not limited to, elections relating to the timing of the distribution of benefits.

(vi) For a period of not less than one (1) year following the Effective Time, each Continuing Employee shall have the use of amounts, if any, in its flexible spending account held by the Company in accordance with the terms of such accounts and in accordance with the terms of the plan documents and applicable governing laws.

(vii) Prior to the Effective Time, Parent shall establish or enter into such consulting arrangements as described in Section 6.8(a)(vii) of the Company Disclosure Letter.

(b) Parent and its Subsidiaries shall recognize the service of Continuing Employees with the Company and its Subsidiaries prior to the Effective Time as service with Parent and its Subsidiaries in connection with any qualified retirement plan and welfare benefit plan or policy (including vacations and severance policies) maintained by Parent or one of its Subsidiaries that is made available following the Effective Time by Parent or one of its Subsidiaries for purposes of satisfying or determining any waiting period, vesting, eligibility or benefit entitlement (but excluding benefit accruals thereunder); provided, that nothing in this Section 6.8(b) shall create a right for any employee or officer of the Company and its Subsidiaries to participate in or receive benefits under any of Parent or any of its Subsidiaries’ severance plans, practices and policies until Parent’s obligation to honor the Company’s severance and retention plans, practices and policies pursuant to Section 6.8(a) has expired.

(c) With respect to any employee welfare benefit plan maintained by Parent, the Surviving Corporation or any of their respective Subsidiaries in which Continuing Employees are eligible to participate after the Effective Time, Parent shall use reasonable best efforts to, or shall cause the Surviving Corporation to use reasonable best efforts to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods and actively-at-work requirements with respect to participation and coverage requirements applicable to the Continuing Employees and their dependents and beneficiaries under such plan to the extent waived under the applicable corresponding Company Plan immediately prior to the Effective Time, and (ii) provide each Continuing Employee and his or her eligible dependents and beneficiaries with credit under such plan for any co-payments and deductibles paid under corresponding Company Plans prior to the Effective Time in the calendar year in which the Effective Time occurs for purposes of satisfying any applicable deductible or out-of-pocket requirements (and any annual and lifetime maximums).

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(d) From and after the Effective Time, Parent shall and shall cause the Surviving Corporation and its successors to satisfy and honor in accordance with their terms as in effect on the date hereof, or as adopted subsequent to the date hereof as expressly permitted by Sections 6.1 or 6.8 (including the Sections of the Company Disclosure Letter relating thereto), each of the employment agreements, executive termination agreements, bonus and awards plans and programs, individual benefit arrangements and collective bargaining agreements (the “Employment Obligations”) listed on Section 6.8(d) of the Company Disclosure Letter. Except as otherwise indicated in Section 6.8(d) of the Company Disclosure Letter, neither Parent nor the Surviving Corporation or any of its successors shall modify, terminate or otherwise change any such Employment Obligations without the express written consent of the recipient or participant. Parent, the Surviving Corporation and its successors shall pay when due any amount payable under such Employment Obligations to the extent not paid by the Company prior to or as of the Effective Time. Parent acknowledges that the consummation of the Merger constitutes a change in control or change of control, as the case may be, for all purposes under the Company Benefit Plans and the Employment Obligations.

(e) Notwithstanding anything to the contrary contained herein, (i) the provisions of this Section 6.8 shall not operate to require Parent to duplicate any payments or benefits payable pursuant to any compensation or benefits plans, policies, programs, agreements or other arrangements of the Company and its Subsidiaries; (ii) except as set forth in Section 6.8(a) and 6.8(b), nothing in this Agreement shall be deemed to limit or otherwise impair the Surviving Corporation’s ability to amend or terminate any Company Benefit Plan at any time without any obligation or liability; and (iii) nothing contained in this Section 6.8, whether express or implied, shall be deemed to create an obligation of Parent or any of its Subsidiaries to pay or otherwise issue equity awards to any employee or officer of the Company or otherwise create a right for such individuals to receive equity awards from Parent or any of its Subsidiaries, except for Restricted Stock Merger Consideration as expressly provided in Section 3.3(d).

(f) Following the Effective Time, Parent and its Subsidiaries shall be responsible for all obligations under and shall comply with the provisions of the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”) in the event they effectuate a “plant closing” or “mass layoff” (as those terms are defined in WARN), affecting in whole or in part any site of employment, facility, operating unit or employee of the Surviving Corporation or any Subsidiary thereof.

6.9 Parent Board. Prior to the Effective Time, Parent shall take all actions necessary to appoint Alan L. Wells to the Parent Board, effective as of the Effective Time. If Alan L. Wells shall, prior to the Effective Time, be unable or unwilling to hold such office beginning concurrently with the Effective Time, a majority of the directors of the Company shall designate another member of the Company Board to be appointed as a director in his or her place, subject to the reasonable approval of the Parent Board.

6.10 Dividend Matters.

(a) If the Company has declared and set a record date for a regular quarterly cash dividend payable to the Company’s shareholders for the quarter ended prior to the quarter in which the Effective Time occurs (the “Final Quarterly Dividend”), and the Effective Time occurs prior to the payment date for the Final Quarterly Dividend, then Parent or the Surviving Corporation will pay the Final Quarterly Dividend on behalf of the Company following the Closing on the scheduled payment date for such dividend.

(b) Parent will promptly inform the Company if, prior to the Closing Date, Parent changes or intends to change its practice of paying a dividend on a calendar-quarter basis, declaring its quarterly dividend between forty-five (45) and sixty (60) days prior to the end of the calendar quarter, establishing the last trading day of the calendar quarter as the record date for the quarterly dividend, paying the quarterly dividend on or about the 15th day of the month following the end of the calendar quarter to which the dividend relates, and/or paying a dividend of $0.25 per share each quarter.

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(c) Throughout the period from the date of this Agreement to the earlier of the Effective Time or the date this Agreement is terminated in accordance with its terms, the Company and Parent shall: (i) exercise commercially reasonable efforts to cause the record dates for their respective regular quarterly cash dividends to correspond to the record dates for regular quarterly cash dividends paid by the other, and (ii) exercise commercially reasonable efforts to cause the dates upon which their respective regular quarterly cash dividends are paid to correspond to the days on which regular quarterly cash dividends are payable by the other. Other than in accordance with the preceding sentence, neither the Company nor Parent shall make any change in the policies of the Company regarding the record date or payment date for dividends.

6.11 Termination of ESPP.

(a) The Company shall not commence any new “Phases” (as defined in the ESPP) under the ESPP on or after the date of this Agreement.

(b) As of the Effective Time, the ESPP shall terminate and all rights under any provision of any other plan, program or arrangement of the Company or any Subsidiary of the Company providing for the issuance or grant of any other interest in respect of the Capital Stock of the Company or any Subsidiary of the Company shall be cancelled. Prior to the Effective Time, the Company shall take all actions necessary in order to effectuate the provisions of this Section 6.11(b).

6.12 Tax Matters.

(a) Parent, Merger Sub and the Company each agree to use their respective commercially reasonable efforts to cause the Merger to qualify, and will not take any actions that to the Knowledge of Parent or the Knowledge of the Company, as applicable, could reasonably be expected to prevent the Merger from qualifying, as a “reorganization” under Section 368(a) of the Code.

(b) This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Parent, Merger Sub and the Company shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by applicable Law.

(c) The parties hereto shall cooperate and use their reasonable efforts in order for the Company to obtain the opinions of Fredrikson & Byron, P.A. and Skadden, Arps, Slate, Meagher & Flom LLP described in Section 7.1(g). In connection therewith, Parent, Merger Sub and the Company shall deliver to Fredrikson & Byron, P.A. and Skadden, Arps, Slate, Meagher & Flom LLP representation letters, dated and executed as of the dates of such opinions, containing customary factual statements, representations and covenants.

6.13 SEC Filings. During the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII hereof, each of the Company and Parent shall file in a timely manner all reports, schedules, forms and registration statements with the SEC required to be filed by it pursuant to the Securities Act or the Exchange Act and the rules and regulations of the SEC promulgated thereunder, which filings (including all financial statements included therein) at the time of such filing shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.14 Disclosure Letter Updates. Prior to the Effective Time, the Company, on the one hand, and Parent, on the other hand, shall promptly notify the other party in writing, by delivery of an updated Company Disclosure Letter or Parent Disclosure Letter, as the case may be, of: (i) the discovery by such party of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by such party in this Agreement;

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(ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by such party in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of such party; and (iv) any event, condition, fact or circumstance that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article VII hereof impossible or materially less likely. Without limiting the generality of the foregoing, the Company, on the one hand, and Parent, on the other hand, shall promptly advise the other party in writing of any actions, claims, suits, proceedings and governmental investigation or claim threatened, commenced or asserted against or with respect to, or otherwise affecting, such party. No notification given pursuant to this Section 6.14 shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the notifying party contained in this Agreement or its Disclosure Letter for purposes of Section 7.2, in the case of the Company, or Section 7.3, in the case of Parent.

ARTICLE VII.

CONDITIONS TO CONSUMMATION OF THE MERGER

7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a) Shareholder Approval. The Merger and this Agreement shall have been duly approved by the shareholders of the Company in accordance with applicable Law and the Company Articles and Company Bylaws.

(b) Injunction. There shall not be in effect any statute, rule, regulation, executive order, decree, ruling or injunction or other order of a court or Governmental Entity of competent jurisdiction directing that the transactions contemplated herein not be consummated; provided, however, that prior to invoking this condition each party shall use its commercially reasonable efforts to have any such decree, ruling, injunction or order vacated.

(c) Governmental Filings and Consents. (i) Any applicable waiting period under the HSR Act relating to the transactions contemplated hereunder shall have expired or been terminated, and (ii) each approval required by the FCC, the IUB, the MPUC and the MPSC that is listed in Section 4.4(a)(ii) of the Company Disclosure Letter shall have been obtained.

(d) Listing Approval. The shares of Parent Common Stock issuable in connection with the Merger shall have been approved for trading on the NYSE, subject to official notice of issuance.

(e) Effectiveness of Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been initiated.

(f) Blue Sky Laws. There shall have been obtained any and all material permits, approvals and consents of securities or “blue sky” authorities of any jurisdiction that are necessary so that the consummation of the Merger and the transactions contemplated thereby will be in compliance with applicable laws.

(g) Opinions. The Company shall have received from Fredrikson & Byron, P.A., counsel to the Company, and Parent shall have received from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Parent, a written opinion dated as of the date of the Closing based upon the representations of the parties contained in this Agreement and the representation letters described in Section 6.12 to the effect that, for federal income Tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and that each of Parent, Merger Sub and the Company will be a party to such reorganization within the meaning of Section 368(b) of the Code, and such opinion shall not have been withdrawn, revoked or modified.

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7.2 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to effect the Merger are subject to the satisfaction, at or prior to the Effective Time, of the following additional conditions (any of which may be waived by the Company, in whole or in part, at any time prior to the Effective Time):

(a) (i) The representations and warranties of Parent contained herein (other than the representation and warranties set forth in Section 5.2(a), (b), (c), (e), (f) and (g) and Section 5.3) shall be true and correct as of the Effective Time with the same effect as though made as of the Effective Time except (x) for changes specifically permitted by the terms of this Agreement, (y) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and not as of the Effective Time and (z) where any such failure of the representations and warranties in the aggregate to be true and correct would not reasonably be expected to have a Parent Material Adverse Effect (without giving effect to any “materiality” or “Parent Material Adverse Effect” qualifications contained therein); and (ii) the representations and warranties of Parent set forth in Section 5.2(a), (b), (c), (e), (f) and (g) and Section 5.3 shall be true and correct in all material respects both when made and at and as of the Effective Time except (x) for changes specifically permitted by the terms of this Agreement, and (y) the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date; and the Company shall have received a certificate of the Chief Executive Officer of Parent to the foregoing effect.

(b) Parent and Merger Sub shall have performed and complied with in all material respects their obligations under this Agreement to be performed or complied with on or prior to the Effective Time, and the Company shall have received a certificate of the Chief Executive Officer of Parent to the foregoing effect.

(c) Since the date of this Agreement, there shall not have occurred and be continuing any Parent Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Parent Material Adverse Effect.

7.3 Conditions to Parent’s and Merger Sub’s Obligations to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction, at or prior to the Effective Time, of the following additional conditions (any of which may be waived by Parent and Merger Sub, in whole or in part, at any time prior to the Effective Time):

(a) (i) The representations and warranties of the Company contained herein (other than the representations and warranties in Section 4.2, Section 4.3 and Section 4.17(d)) shall be true and correct as of the Effective Time with the same effect as though made as of the Effective Time, except (x) for changes specifically permitted by the terms of this Agreement, (y) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and (z) where any such failure of the representations and warranties in the aggregate to be true and correct would not reasonably be expected to have a Company Material Adverse Effect (without giving effect to any “materiality” or “Company Material Adverse Effect” qualifications contained therein); and (ii) the representations and warranties of the Company set forth in Section 4.2, Section 4.3 and Section 4.17(d) shall be true and correct in all material respects both when made and at and as of the Effective Time except (x) for changes specifically permitted by the terms of this Agreement, and (y) the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date; and Parent shall have received a certificate of the Chief Executive Officer of the Company to the foregoing effect.

(b) The Company shall have performed and complied with in all material respects its obligations under this Agreement to be performed or complied with on or prior to the Effective Time, and Parent shall have received a certificate of the Chief Executive Officer of the Company to the foregoing effect.

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(c) Since the date of this Agreement, there shall not have occurred and be continuing any Company Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Company Material Adverse Effect.

(d) Each approval required by the NPSC that is listed in Section 4.4(a)(ii) of the Company Disclosure Letter shall have been obtained.

(e) Each consent of the FCC, the IUB, the MPUC, the MPSC and the NPSC listed in Section 4.4(a)(ii) of the Company Disclosure Letter shall have been issued without any condition that precludes Parent from fulfilling its obligations under Section 5.10 of the Parent Credit Agreement.

ARTICLE VIII.

TERMINATION; WAIVER

8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by the mutual written consent of Parent and the Company.

8.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned by Parent or the Company if (i) any court of competent jurisdiction in the United States or some other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable, (ii) the Company Shareholder Approval shall not have been received at the Shareholders Meeting duly called and held, or (iii) the Effective Time shall not have occurred on or before June 23, 2010 (the “Termination Date”); provided, that the Termination Date may be extended for up to an additional ninety (90) days by either Parent or the Company by written notice to the other party if the Closing shall not have occurred because of failure to obtain approval from one or more regulatory authorities whose approval is required in connection with this Agreement; provided, further, that (i) the right to extend the Termination Date pursuant to Section 8.2(iii) shall not be available to any party if it is then in breach of its representations, covenants or agreements such that the conditions in Article VII hereof are incapable of being satisfied by the Termination Date as then in effect, and (ii) the right to terminate this Agreement pursuant to Section 8.2(iii) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement results in such failure to close.

8.3 Termination by Parent. This Agreement may be terminated by Parent prior to the Effective Time, if (i) the Company shall have failed to perform in any material respect any of its material obligations under this Agreement to be performed at or prior to such date of termination, which failure to perform is not cured, or is incapable of being cured, within thirty (30) days after the receipt by the Company of written notice of such failure, (ii) any representation or warranty of the Company contained in this Agreement shall not be true and correct (except for changes permitted by this Agreement and those representations which address matters only as of a particular date shall remain true and correct as of such date), except, in any case, such failures to be true and correct that would not reasonably be expected to have a Company Material Adverse Effect, if such failure to be true and correct is not cured, or is incapable of being cured, within thirty (30) days after the receipt by the Company of written notice of such failure, or (iii) the Company Board withdraws or materially modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Parent or Merger Sub, provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.3 if it is then in breach of its representations, covenants or agreements such that the conditions in Sections 7.2(a) and 7.2(b) are incapable of being satisfied by the Termination Date.

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8.4 Termination by the Company. This Agreement may be terminated by the Company and the Merger may be abandoned at any time prior to the Effective Time if (i) Merger Sub or Parent shall have failed to perform in any material respect any of their material obligations under this Agreement to be performed at or prior to such date of termination, which failure to perform is not cured, or is incapable of being cured, within thirty (30) days after the receipt by Parent of written notice of such failure, or (ii) any representation or warranty of Merger Sub or Parent contained in this Agreement shall not be true and correct (except for changes permitted by this Agreement and those representations which address matters only as of a particular date shall remain true and correct as of such date), except, in any case, such failures to be true and correct that are not reasonably likely to adversely effect Parent’s or Merger Sub’s ability to complete the Merger and would not reasonably be expected to have a Parent Material Adverse Effect, if such failure to be true and correct is not cured, or is incapable of being cured, within thirty (30) days after receipt by Parent of written notice of such failure; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.4 if it is then in breach of its representations, covenants or agreements such the conditions in Sections 7.3(a) and 7.3(b) are incapable of being satisfied by the Termination Date.

8.5 Effect of Termination.

(a) In the event of the termination and abandonment of this Agreement pursuant to this Article VIII, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its Affiliates, directors, officers or shareholders, other than the provisions of this Section 8.5 and the provisions of Sections 10.1 and 10.2 and Section 6.5(f). Nothing contained in this Section 8.5 shall relieve any party from liability following termination of this Agreement for any willful breach of any provision contained in this Agreement that occurs prior to termination of this Agreement.

(b) In the event of termination of this Agreement prior to consummation of the transactions contemplated hereby:

(i) by Parent pursuant to Section 8.3(iii); or

(ii) by either Parent or the Company pursuant to Section 8.2(ii) or 8.2(iii) if prior to such termination any proposal or offer for a Competing Transaction has been publicly announced or otherwise disclosed and within twelve (12) months after the termination of this Agreement the Company enters into a definitive agreement with respect to any Alternative Transaction or consummates any Alternative Transaction, then the Company shall make payment to Parent by wire transfer of immediately available funds of a fee in the amount equal to $25,000,000 (the “Termination Fee”), in the case of clause (i) above, within two (2) Business Days following such termination, or, in the case of clause (ii) above, within one (1) Business Day of the earlier of the execution of such definitive agreement or the consummation of such Alternative Transaction. In the event that this Agreement is terminated and pursuant to the terms of this Agreement Parent is entitled to receive the Termination Fee, the receipt of the Termination Fee by Parent pursuant to the provisions of this Section 8.5 shall be the exclusive remedy of Parent and Parent shall not be entitled to any further or other rights, claims or remedies at law or in equity, all of which further rights, claims and remedies Parent irrevocably waives; provided, that Parent shall not be precluded from exercising any remedies upon the failure of the Company to pay the Termination Fee when due. For the purposes of the foregoing clause 8.5(b)(ii) above, the term “Alternative Transaction” shall mean a transaction of a type described in the definition of “Competing Transaction” in Section 6.2 except that the references to “15%” in the definition of “Competing Transaction” in Section 6.2 shall be deemed to be references to “50%.”

8.6 Extension; Waiver. At any time prior to the Effective Time, each of Parent, Merger Sub and the Company may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in any instrument in writing signed on behalf of such party. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

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ARTICLE IX.

ADDITIONAL DEFINITIONS

9.1 Certain Definitions. As used herein:

(a) “2002 Plan” has the meaning set forth in Section 3.3(b).

(b) “2005 Plan” has the meaning set forth in Section 3.3(d).

(c) An “Affiliate” of, or a Person “affiliated” with, a specific Person is a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

(d) “Agreement” has the meaning set forth in the introductory paragraph of this Agreement and Plan of Merger.

(e) “Alternative Transaction” has the meaning set forth in Section 8.5(b).

(f) “Articles of Merger” has the meaning set forth in Section 1.4.

(g) “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings and on which the banks are not required or authorized to close in Iowa or New York, New York.

(h) “Cash Consideration” has the meaning set forth in Section 3.1(a)(ii).

(i) “Chancery Court” has the meaning set forth in Section 10.7.

(j) “Change of Control Agreement” means any agreement substantially in the form of any agreement between the Company and any employee of the Company that provides such employee the opportunity to receive retention payments and severance payments on the terms and conditions set forth therein and listed in Section 6.8 of the Company Disclosure Letter.

(k) “CLEC” has the meaning set forth in Section 4.16(a)(xiii).

(l) “Closing” has the meaning set forth in Section 1.3.

(m) “Closing Date” has the meaning set forth in Section 1.3.

(n) “Closing Market Price” has the meaning set forth in Section 3.1(a)(iii).

(o) “Code” means the Internal Revenue Code of 1986, as amended.

(p) “Communications Act” has the meaning set forth in Section 4.17(c).

(q) “Company” has the meaning set forth in the introductory paragraph of this Merger Agreement.

(r) “Company Articles” has the meaning set forth in Section 4.1.

(s) “Company Balance Sheet” has the meaning set forth in Section 4.12(a).

(t) “Company Benefit Plans” has the meaning set forth in Section 4.10(a).

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(u) “Company Board” has the meaning set forth in the Recitals to this Agreement.

(v) “Company Bylaws” has the meaning set forth in Section 4.1.

(w) “Company Capital Stock” has the meaning set forth in Section 4.2(a).

(x) “Company Common Stock” means the common stock, par value $0.01 per share, of the Company. “Company Common Stock” expressly includes the Company Restricted Stock (as defined in Section 3.3(d)), subject to Section 3.3.

(y) “Company Contracts” has the meaning set forth in Section 4.16.

(z) “Company Credit Agreement” means the Amended and Restated Credit Agreement, dated as of November 23, 2004, among the Company, the several lenders from time to time parties thereto, CIBC World Markets Corp. and Lehman Brothers Inc., as co-lead arrangers, National Rural Utilities Cooperative Finance Corporation, as co-arranger, CIBC World Markets Corp., as syndication agent, and the Rural Telephone Finance Cooperative, as administrative agent, as amended and supplemented from time to time.

(aa) “Company ERISA Affiliate” has the meaning set forth in Section 4.10(a).

(bb) “Company Material Adverse Effect” shall mean any adverse change in the condition (financial or otherwise), business, properties or results of operations of the Company or any of its Subsidiaries which is material to the Company and its Subsidiaries, taken as a whole, excluding any changes or effects resulting from (i) general changes in economic, geographic, market, financial or capital market, regulatory or political conditions, (ii) terrorism, war or the outbreak of hostilities, or natural disasters, (iii) changes in conditions generally applicable to the industries in which the Company and its Subsidiaries are involved, (iv) changes in the Law or accounting regulations or principles or interpretations thereof, (v) any change in the Company’s stock price or trading volume, or any failure, in and of itself, by the Company to meet any internal or published (by the Company or otherwise) projections, forecasts or revenue or earnings predictions (it being understood that the facts or occurrences giving rise or contributing to such change in stock price or trading volume or such failure to meet projections, forecasts or predictions may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect), (vi) changes as a result of any action consented to in writing by Parent or (vii) the taking of any action expressly contemplated or required by this Agreement, or the consummation of the transactions contemplated hereby, unless, in the case of clauses (i) through (iv) above, such changes would reasonably be expected to have a materially disproportionate impact on the condition (financial or otherwise), business, properties or results of operations of the Company and its Subsidiaries, taken as a whole, relative to other affected Persons in the industries in which the Company and its Subsidiaries are involved.

(cc) “Company Option” has the meaning set forth in Section 3.3(b).

(dd) “Company Permits” has the meaning set forth in Section 4.17(a).

(ee) “Company Permitted Liens” means (i) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, and other like Liens arising in the ordinary course of business, and deposits to obtain the release of such Liens, (ii) Liens imposed by applicable Laws for (A) taxes not yet due and payable or (B) taxes that the Company or any of its Subsidiaries is contesting in good faith through appropriate proceedings and for which adequate reserves, in accordance with GAAP, have been established, (iii) Liens disclosed on the Company Balance Sheet or the notes thereto, (iv) Liens granted under or in connection with the Company Credit Agreement, the EN-TEL Loan Documents or the SHAL Loan Documents, (v) Liens under or in connection with building and zoning laws, codes, ordinances, and state and federal regulations governing the use of land, (vi) other immaterial Liens, (vii) any other Liens that do not materially impair the use, value or operation of the property or assets subject thereto, and (viii) any Liens that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

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(ff) “Company Plans” has the meaning set forth in Section 4.10(a).

(gg) “Company Preferred Stock” has the meaning set forth in Section 4.2(a).

(hh) “Company Real Property” has the meaning set forth in Section 4.12(b).

(ii) “Company Real Property Leases” has the meaning set forth in Section 4.12(c).

(jj) “Company Restricted Stock” has the meaning set forth in Section 3.3(d).

(kk) “Company SEC Reports” has the meaning set forth in Section 4.5(a).

(ll) “Company Shareholder Approval” has the meaning set forth in Section 4.4(b).

(mm) “Competing Transaction” has the meaning set forth in Section 6.2(a).

(nn) “Competing Transaction Notice” has the meaning set forth in Section 6.2(c).

(oo) “Confidentiality Agreement” has the meaning set forth in Section 6.5(f).

(pp) “Continuing Employee” has the meaning set forth in Section 6.8(a)(i).

(qq) “Contracts” has the meaning set forth in Section 4.16(a)(i).

(rr) “Conversion Ratio” has the meaning set forth in Section 3.1(a)(ii).

(ss) “Deferred Compensation Plan” has the meaning set forth in Section 6.8(a)(v).

(tt) “Defined Benefit Plans” means the Pension Plan for Transferred Salaried Employees and the Pension Plan for Transferred Hourly Employees.

(uu) “DGCL” has the meaning set forth in Section 1.2.

(vv) “Effective Time” has the meaning set forth in Section 1.4.

(ww) “Employment Obligations” has the meaning set forth in Section 6.8(d).

(xx) “EN-TEL Loan Documents” means the Loan Agreements between EN-TEL Communications, LLC and Rural Telephone Finance Cooperative, dated November 21, 2000 and December 4, 2003, respectively, and all of the agreements and security documents relating thereto.

(yy) “Environmental Laws” has the meaning set forth in Section 4.11(a).

(zz) “ERISA” has the meaning set forth in Section 4.10(a).

(aaa) “ESPP” has the meaning set forth in Section 4.2(b)(iii).

(bbb) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(ccc) “Exchange Agent” has the meaning set forth in Section 3.2(a).

(ddd) “Exchange Agent Agreement” has the meaning set forth in Section 3.2(a).

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(eee) “Excluded Shares” has the meaning set forth in Section 3.1(b).

(fff) “FCC” has the meaning set forth in Section 4.4(a)(ii).

(ggg) “Final Interim Dividend” has the meaning set forth in Section 6.1(c).

(hhh) “Final Quarterly Dividend” has the meaning set forth in Section 6.10(a).

(iii) “GAAP” means U.S. generally accepted accounting principles.

(jjj) “Governmental Entity” means any federal, state or local court, executive, legislative, administrative or regulatory agency, commission, authority or other body or other governmental or quasi-governmental authority or instrumentality.

(kkk) “Hazardous Material” has the meaning set forth in Section 4.11(a).

(lll) “HSR Act” has the meaning set forth in Section 4.4(a)(ii).

(mmm) “IBCA” has the meaning set forth in the Recitals of the Agreement.

(nnn) “ILECs” has the meaning set forth in Section 4.16(a)(xiii).

(ooo) “Indebtedness” has the meaning set forth in Section 6.1(n).

(ppp) “Indemnified Parties” has the meaning set forth in Section 6.7(a).

(qqq) “Intellectual Property” means all intellectual property rights of any kind or nature, including all United States (i) trademarks, service marks, logos, trade names and corporate names, Internet domain names, designs, slogans and general intangibles of like nature, including, without limitation, all goodwill, common law rights, registrations and applications related to the foregoing, (ii) copyrights and mask works, including, without limitation, all registrations and applications related to the foregoing, (iii) patents, patent applications and industrial designs (and the inventions embodied by the foregoing), including, without limitation, all continuations, divisionals, continuations-in-part, renewals, reissues, re-examinations and applications related to the foregoing, (iv) computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing, and (v) trade secrets, technology, know-how, proprietary processes, formulas, algorithms, models and methodologies.

(rrr) “IRS” has the meaning set forth in Section 4.10(a).

(sss) “IUB” has the meaning set forth in Section 4.4(a)(ii).

(ttt) “Knowledge of the Company” shall mean the actual knowledge, after reasonable inquiry, of Alan L. Wells, Craig A. Knock or Donald G. Henry.

(uuu) “Knowledge of Parent” shall mean the actual knowledge, after reasonable inquiry, of the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer or General Counsel of Parent.

(vvv) “Laws” has the meaning set forth in Section 4.15.

(www) “Letter of Transmittal” has the meaning set forth in Section 3.2(b).

(xxx) “Liens” has the meaning set forth in Section 4.2(d).

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(yyy) “Material Intellectual Property” has the meaning set forth in Section 4.14(b).

(zzz) “Maximum Amount” has the meaning set forth in Section 6.7(b).

(aaaa) “Merger” has the meaning set forth in Section 1.1.

(bbbb) “Merger Consideration” has the meaning set forth in Section 3.1(a)(i).

(cccc) “Merger Sub” has the meaning set forth in the introductory paragraph of this Merger Agreement.

(dddd) “Merger Sub Capital Stock” has the meaning set forth in Section 5.2(f).

(eeee) “MPSC” has the meaning set forth in Section 4.4(a)(ii).

(ffff) “MPUC” has the meaning set forth in Section 4.4(a)(ii).

(gggg) “Net Cash Payment” has the meaning set forth in Section 3.3(b).

(hhhh) “Non-Controlled Entity” has the meaning set forth in Section 4.2(f).

(iiii) “Notice Period” has the meaning set forth in Section 6.2(c).

(jjjj) “NuVox” means NuVox, Inc. and its Subsidiaries, being Gabriel Communications Finance Company, NuVox Communications, Inc., NuVox Communications of Arkansas, Inc., NuVox Communications of Illinois, Inc., NuVox Communications of Indiana, Inc., NuVox Communications of Kansas, Inc., NuVox Communications of Missouri, Inc., NuVox Communications of Ohio, Inc., NuVox Communications of Oklahoma, Inc., NewSouth Communications of Virginia, Inc. and FDN Supra, LLC.

(kkkk) “NYSE” means the New York Stock Exchange.

(llll) “Order” has the meaning set forth in Section 4.15.

(mmmm) “ordinary course of business” means the ordinary course of business consistent with the past practices of the referenced entity.

(nnnn) “Parent” has the meaning set forth in the introductory paragraph of this Agreement.

(oooo) “Parent Balance Sheet” has the meaning set forth in Section 5.10(a).

(pppp) “Parent Board” has the meaning set forth in the Recitals of this Agreement.

(qqqq) “Parent Capital Stock” has the meaning set forth in Section 5.2(a).

(rrrr) “Parent Common Stock” means the common stock, par value $0.0001 per share, of Parent.

(ssss) “Parent Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of October 19, 2009, among the Parent, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, as amended from time to time.

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(tttt) “Parent Material Adverse Effect” shall mean any adverse change in the condition (financial or otherwise), business, properties or results of operations of Parent or any of its Subsidiaries which is material to Parent and its Subsidiaries, taken as a whole, excluding any changes or effects resulting from (i) general changes in economic, geographic, market, financial or capital market, regulatory or political conditions, (ii) terrorism, war or the outbreak of hostilities, or natural disasters, (iii) changes in conditions generally applicable to the industries in which Parent and its Subsidiaries are involved, (iv) changes in the Law or accounting regulations or principles or interpretations thereof, (v) any change in Parent’s stock price or trading volume, or any failure, in and of itself, by Parent to meet any internal or published (by Parent or otherwise) projections, forecasts or revenue or earnings predictions (it being understood that the facts or occurrences giving rise or contributing to such change in stock price or trading volume or such failure to meet projections, forecasts or predictions may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect), or (vi) the taking of any action expressly contemplated or required by this Agreement, or the consummation of the transactions contemplated hereby, unless, in the case of clauses (i) through (iv) above, such changes would reasonably be expected to have a materially disproportionate impact on the condition (financial or otherwise), business, properties, or results of operations of Parent and its Subsidiaries taken as a whole, relative to other affected Persons in the industries in which Parent and its Subsidiaries are involved.

(uuuu) “Parent Permitted Liens” means (i) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, and other like Liens arising in the ordinary course of business, and deposits to obtain the release of such Liens, (ii) Liens imposed by applicable Laws for (A) taxes not yet due and payable or (B) taxes that Parent or any of its Subsidiaries is contesting in good faith through appropriate proceedings and for which adequate reserves, in accordance with GAAP, have been established, (iii) Liens disclosed on the Parent Balance Sheet or the notes thereto, (iv) Liens granted under or in connection with the Parent Credit Agreement, (v) Liens under or in connection with building and zoning laws, codes, ordinances, and state and federal regulations governing the use of land, (vi) other immaterial Liens, (vii) any other Liens that do not materially impair the use, value or operation of the property or assets subject thereto, and (viii) any Liens that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(vvvv) “Parent Preferred Stock” has the meaning set forth in Section 5.2(a).

(wwww) “Parent Representatives” has the meaning set forth in Section 6.5(a).

(xxxx) “Parent SEC Reports” has the meaning set forth in Section 5.5(a).

(yyyy) “Parent’s Stock-Based Compensation Plans” means Parent’s 2006 Equity Incentive Plan.

(zzzz) “Parent Stock Consideration” has the meaning set forth in Section 3.1(a)(ii).

(aaaaa) “Per Share Amount” has the meaning set forth in Section 3.1(a)(iii).

(bbbbb) “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

(ccccc) “Proxy Statement” has the meaning set forth in Section 6.3(a)(i).

(ddddd) “Qualified Plans” has the meaning set forth in Section 6.8(a)(iv).

(eeeee) “Registration Statement” has the meaning set forth in Section 6.3(d).

(fffff) “Restricted Stock Merger Consideration” has the meaning set forth in Section 3.3(d).

(ggggg) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder.

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(hhhhh) “SEC” has the meaning set forth in Section 4.5(a).

(iiiii) “Section 490.1302” has the meaning set forth in Section 3.1(d).

(jjjjj) “Securities Act” means the Securities Act of 1933, as amended.

(kkkkk) “SHAL Loan Documents” means the Loan Agreements between Shal Networks, Inc., SHAL, LLC and Rural Telephone Finance Cooperative, dated September 10, 1999 and January 7, 2000, respectively, and all of the agreements and security documents relating thereto.

(lllll) “Shareholders Meeting” has the meaning set forth in Section 6.3(a)(iii).

(mmmmm) “Subsidiary” means, with respect to any party, any Person of which (i) such party or any Subsidiary of such party owns at least fifty percent (50%) of the outstanding equity or voting securities or interests of such Person, or (ii) such party or any Subsidiary of such party has the right to elect at least a majority of the board of directors or others performing similar functions with respect to such Person.

(nnnnn) “Superior Competing Transaction” has the meaning set forth in Section 6.2(a).

(ooooo) “Surviving Corporation” has the meaning set forth in Section 1.1.

(ppppp) “Tax” means any (i) tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) liability for the payment of any amount of the type described in clause (i) as a result of being or having been a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement).

(qqqqq) “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

(rrrrr) “Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding a party or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries).

(sssss) “Termination Date” has the meaning set forth in Section 8.2.

(ttttt) “Termination Fee” has the meaning set forth in Section 8.5(b).

(uuuuu) “Third Party” has the meaning set forth in Section 6.2(a).

(vvvvv) “Title IV Plans” has the meaning set forth in Section 4.10(d).

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(wwwww) “UNEs” has the meaning set forth in Section 4.16(a)(xiii).

(xxxxx) “Voting Company Debt” has the meaning set forth in Section 4.2(c).

(yyyyy) “Voting Parent Debt” has the meaning set forth in Section 5.2(d).

(zzzzz) “WARN” has the meaning set forth in Section 6.8(f).

(aaaaaa) “Withholding Taxes” has the meaning set forth in Section 3.3(b).

ARTICLE X.

MISCELLANEOUS

10.1 Payment of Expenses. Whether or not the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby; provided, however, that Parent and Company each shall bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Proxy Statement and the Registration Statement. The fees and expenses related to any filing made pursuant to the HSR Act or any competition, merger control, antitrust or similar Law shall be paid by Parent.

10.2 Survival of Representations and Warranties; Survival of Confidentiality. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive beyond the earlier of (i) termination of this Agreement, or (ii) the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and/or the provisions of this Article X, including without limitation Section 6.7 and Section 6.8. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, none of the Company, Parent or Merger Sub makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement, the documents and the instruments referred to herein, or the transactions contemplated hereby or thereby, notwithstanding the delivery or disclosure to the other party or the other party’s representatives of any documentation or other information with respect to any one or more of the foregoing. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and any termination of this Agreement, and the provisions of such Confidentiality Agreement shall apply to all information and material delivered by any party hereunder.

10.3 Modification or Amendment. Subject to the applicable provisions of the IBCA and the DGCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after approval of this Agreement by the shareholders of the Company, no amendment shall be made that changes the consideration payable in the Merger or adversely affects the rights of the Company’s shareholders hereunder, or which by Law requires further approval by the Company’s shareholders, without the approval of such shareholders.

10.4 Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

10.5 Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts (including by facsimile or electronic transmission), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

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10.6 Governing Law. Except to the extent that matters regarding the Merger or the internal governance of the Company are required to be governed by and construed in accordance with the IBCA, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflict of laws thereof.

10.7 Jurisdiction; Enforcement; Waiver of Jury Trial.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of actual damages, in the Court of Chancery of the State of Delaware in and for New Castle County (the “Chancery Court”) or, if the Chancery Court lacks subject matter jurisdiction, in any court of the United States located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Chancery Court or, if the Chancery Court lacks subject matter jurisdiction, any federal court located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Chancery Court or, if the Chancery Court lacks subject matter jurisdiction, a federal court sitting in the State of Delaware.

(b) EACH OF THE COMPANY AND PARENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

10.8 Notices. Unless otherwise set forth herein, any notice, request, instruction or other document to be given hereunder by any party to the other parties shall be in writing and shall be deemed duly given (i) upon delivery, when delivered personally, (ii) one (1) Business Day after being sent by overnight courier or when sent by facsimile transmission (with a confirming copy sent by overnight courier), and (iii) three (3) Business Days after being sent by registered or certified mail, postage prepaid, as follows:

If to Company:

Iowa Telecommunications Services, Inc.

403 W. Fourth Street North

Newton, Iowa 50208

Attn: Chief Executive Officer

Facsimile No.: (641) 787-2468

With a copy to:

Fredrikson & Byron, P.A.

200 South Sixth Street, Suite 4000

Minneapolis, MN 55402

Attn: Steven J. Dickinson, Esq.

Facsimile No.: (612) 492-7077

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If to Parent or Merger Sub:

Windstream Corporation

4001 Rodney Parham Road

Little Rock, AR 72212

Attn: General Counsel

Facsimile No.: (501) 748-7400

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Rodney Square, P.O. Box 636

Wilmington, DE 19899-0636

Attn: Robert B. Pincus, Esq.

Facsimile No.: (302) 434-3090

or to such other Persons or addresses as may be designated in writing by the party to receive such notice.

10.9 Entire Agreement; Assignment. This Agreement (including the documents and instruments referred to herein, including the Confidentiality Agreement) constitutes the entire agreement of the parties and supersedes all prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. This Agreement may not be assigned by any of the parties hereto by operation of law or otherwise.

10.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, other than the right to receive the consideration payable in the Merger pursuant to Article III hereof, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that (a) the provisions of Section 6.7 shall inure to the benefit of and be enforceable by the Indemnified Parties and (b) the Company shall have the right on behalf of its shareholders to pursue damages (including claims for damages based on loss of the economic benefits of the transaction to the Company’s shareholders) in the event of Parent’s or Merger Sub’s breach of this Agreement (whether or not the Agreement has been terminated pursuant to Article VIII) which right is hereby expressly acknowledged and agreed by Parent and Merger Sub.

10.11 Obligation of Parent. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action and a guarantee of the performance thereof.

10.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

10.13 Certain Interpretations. For purposes of this Agreement:

(a) Unless otherwise specified, all references in this Agreement to Articles, Sections, Schedules and Exhibits shall be deemed to refer to Articles, Sections, Schedules and Exhibits to this Agreement.

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(b) The table of contents and the Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(c) The words “include,” includes” and “including,” when used herein shall be deemed in each case to be followed by the words “without limitation.”

(d) The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

IOWA TELECOMMUNICATIONS SERVICES, INC.

By:	/s/ Alan C. Wells
Name:	Alan C. Wells
Title:	Chairman and CEO

WINDSTREAM CORPORATION

By:	/s/ Jeffery R. Gardner
Name:	Jeffery R. Gardner
Title:	President and CEO

BUFFALO MERGER SUB, INC.

By:	/s/ John Fletcher
Name:	John Fletcher
Title:	Executive Vice President, Secretary and General Counsel

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ANNEX B—OPINION OF J.P. MORGAN SECURITIES, INC.

November 23, 2009

The Board of Directors

Iowa Telecommunications Services, Inc.

403 W. Fourth Street North

Newton, Iowa 50208

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of Iowa Telecommunications Services, Inc. (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with a wholly-owned subsidiary of Windstream Corporation (the “Acquiror”). Pursuant to the Agreement and Plan of Merger (the “Agreement”), by and among the Company, the Acquiror and its wholly-owned subsidiary, Buffalo Merger Sub, Inc. (the “Merger Sub”), the Company will merge into Merger Sub and become a wholly-owned subsidiary of the Acquiror, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Acquiror and its affiliates, will be converted into the right to receive consideration per share equal to $7.90 in cash (the “Cash Consideration”) and 0.804 of a share (the “Stock Consideration”, and, together with the Cash Consideration, the “Consideration”) of the Acquiror’s common stock, par value $0.0001 per share (the “Acquiror Common Stock”).

In arriving at our opinion, we have (i) reviewed a draft dated November 22, 2009 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Acquiror and the industries in which they operate; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company and the Acquiror with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and the Acquiror Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the managements of the Company and the Acquiror relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the “Synergies”); (vi) reviewed certain of the tax attributes of the Company and the Acquiror as provided to us by the managements of the Company and the Acquiror; and (vii) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Acquiror with respect to certain aspects of the Transaction, and the past and current business operations of the Company and the Acquiror, the financial condition and future prospects and operations of the Company and the Acquiror, the effects of the Transaction on the financial condition and future prospects of the Company and the Acquiror, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Acquiror or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the

Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Acquiror to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by the Company and its advisors (and with respect to the Acquiror’s tax attributes, the advisors to the Acquiror) with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the Acquiror or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of the Transaction to any person or entity, or as to the fairness of any consideration to be received by the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or the Acquiror Common Stock will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Acquiror, for which we and such affiliates have received customary compensation. Such services during such period have included acting as Lead Initial Purchaser on the Acquiror’s $400,000,000 7.875% Notes Offering in October 2009 and as Lead Arranger on the Acquiror’s amendment and restatement of its senior secured credit facilities. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Acquiror, for which it receives customary compensation or other financial benefits. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities Inc. This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES INC.

/s/ J.P. Morgan Securities Inc.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

The DGCL permits a Delaware corporation to indemnify directors, officers, employees, and agents under some circumstances, and mandates indemnification under certain limited circumstances. The DGCL permits a corporation to indemnify a director, officer, employee, or agent for expenses actually and reasonably incurred, as well as fines, judgments and amounts paid in settlement in the context of actions other than derivative actions, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification against expenses incurred by a director, officer, employee or agent in connection with his defense of a proceeding against such person for actions in such capacity is mandatory to the extent that such person has been successful on the merits. If a director, officer, employee, or agent is determined to be liable to the corporation, indemnification for expenses is not allowable, subject to limited exceptions where a court deems the award of expenses appropriate. The DGCL grants express power to a Delaware corporation to purchase liability insurance for its directors, officers, employees, and agents, regardless of whether any such person is otherwise eligible for indemnification by the corporation. Advancement of expenses is permitted, but a person receiving such advances must repay those expenses if it is ultimately determined that he is not entitled to indemnification.

The Amended and Restated Certificate of Incorporation of Windstream (the “Certificate”) provides for indemnification to the fullest extent permitted by the DGCL, as amended from time to time. Under the Certificate, any expansion of the protection afforded directors, officers, employees, or agents by the DGCL will automatically extend to Windstream’s directors, officers, employees, or agents, as the case may be.

Article VII of the Certificate provides for the indemnification of directors, officers, agents, and employees for expenses incurred by them and judgments rendered against them in actions, suits or proceedings in relation to certain matters brought against them as such directors, officers, agents, and employees, respectively. Article VII of the Certificate also requires Windstream, to the fullest extent expressly authorized by Section 145 of the DGCL, to advance expenses incurred by a director or officer in a legal proceeding prior to final disposition of the proceeding.

In addition, as permitted under the DGCL, Windstream has entered into indemnity agreements with its directors and officers. Under the indemnity agreements, Windstream will indemnify its directors and officers to the fullest extent permitted or authorized by the DGCL, as it may from time to time be amended, or by any other statutory provisions authorizing or permitting such indemnification. Under the terms of Windstream’s directors and officers’ liability and company reimbursement insurance policy, directors and officers of Windstream are insured against certain liabilities, including liabilities arising under the Securities Act. Windstream will indemnify such directors and officers under the indemnity agreements from all losses arising out of claims made against them, except those based upon illegal personal profit, recovery of short-swing profits, or dishonesty; provided, however, that Windstream’s obligations will be satisfied to the extent of any reimbursement under such insurance.

Item 21.	Exhibits and Financial Statements

2.1	Agreement and Plan of Merger, dated as of November 23, 2009, by and among Windstream Corporation, Buffalo Merger Sub, Inc. and Iowa Telecommunications Services, Inc. (included as Annex A to the Proxy Statement/Prospectus forming a part of this Registration Statement).*†

3.1	Amended and Restated Certificate of Incorporation of Windstream Corporation, as amended (incorporated by reference to Exhibit 3.1 to Windstream’s Amendment No. 3 to the Registration Statement on Form S-4 filed May 23, 2006).

3.2	Amended and Restated Bylaws of Windstream Corporation, as amended (incorporated by reference to Exhibit 3.2 to Windstream’s Current Report on Form 8-K filed February 6, 2009).

5.1	Opinion of Skadden Arps Slate Meagher & Flom LLP as to the legality of the securities to be issued.*

8.1	Opinion of Skadden Arps Slate Meagher & Flom LLP regarding certain Federal income tax matters.**

8.2	Opinion of Fredrikson & Byron, P.A. regarding certain Federal income tax matters.**

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of Windstream Corporation.*

23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm of Iowa Telecommunications Services, Inc.*

23.3	Consent of Skadden Arps Slate Meagher & Flom LLP (included in Exhibits 5.1 and 8.1).

23.4	Consent of Fredrikson & Byron, P.A. (included in Exhibit 8.2).

24.1	Powers of Attorney**

99.1	Form of Proxy Card of Iowa Telecommunications Services, Inc.*

99.2	Opinion of J.P Morgan Securities, Inc. (included as Annex B to the Proxy Statement/Prospectus forming part of this registration statement)**

99.3	Consent of J.P. Morgan Securities, Inc.*

99.4	Consent of Alan L. Wells**

*	Filed herewith.

**	Previously filed.

†	Windstream will furnish to the Commission, upon request, a copy of each schedule and exhibit to this agreement

Item 22.	Undertakings.

The undersigned Registrant hereby undertakes:

(A)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) For purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement will be deemed to be new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(C) To respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(D) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(E) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(F) That every prospectus: (i) that is filed pursuant to paragraph (E) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(G) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification by the registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Rock, State of Arkansas, on the 18th day of February, 2010.

Windstream Corporation

By:	/S/ JEFFERY R. GARDNER
(Jeffery R. Gardner, President and Chief Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 18th day of February, 2010.

Signature	Title

/S/ FRANCIS X. FRANTZ (Francis X. Frantz)	Chairman of the Board

/S/ JEFFERY R. GARDNER (Jeffery R. Gardner)	President, Chief Executive Officer and Director

/S/ ANTHONY W. THOMAS (Anthony W. Thomas)	Chief Financial Officer (Principal Financial Officer)

/S/ JOHN C. EICHLER (John C. Eichler)	Controller (Principal Accounting Officer)

/S/ DENNIS E. FOSTER* (Dennis E. Foster)	Director

/S/ CAROL B. ARMITAGE* (Carol B. Armitage)	Director

/S/ JUDY K. JONES* (Judy K. Jones)	Director

/S/ FRANK E. REED* (Frank E. Reed)	Director

/S/ SAMUEL E. BEALL III* (Samuel E. Beall III)	Director

/S/ JEFFREY T. HINSON* (Jeffrey T. Hinson)	Director

/S/ WILLIAM A. MONTGOMERY* (William A. Montgomery)	Director

*By:	/S/ JOHN P. FLETCHER
(John P. Fletcher)
Attorney-in-fact

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